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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(1)
Registration No. 333-114224

PROSPECTUS

16,300,000 Shares

Kite Realty Group Trust

Common Shares

We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of neighborhood and community shopping centers. We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2004.

This is our initial public offering. No public market currently exists for our common shares. We are selling all of the common shares offered by this prospectus. Our common shares have been approved for listing on the New York Stock Exchange under the symbol "KRG."

Investing in our common shares involves risks. See "Risk Factors" beginning on page 18 of this prospectus for some risks regarding an investment in our common shares, including:

  •
  We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense;

  •
  We expect to have approximately $217 million of consolidated indebtedness outstanding on a pro forma basis as of March 31, 2004, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth;

  •
  Our future developments, acquisitions and investment opportunities may not yield the returns we expect;

  •
  Our estimated initial annual distribution represents approximately 132% of our estimated cash available for distribution to our common shareholders for the twelve months ending March 31, 2005. Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our revolving credit facility or to reduce such distributions. If our distributions exceed our earnings and profits as initially expected, approximately 80% of the distribution will constitute a return of capital during the tax period ending December 31, 2004;

  •
  Approximately $79 million of the gross proceeds of this offering will be used to repay loans made to us by affiliates of two of the underwriters in this offering, which creates a potential conflict of interest because these underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive;

  •
  Our charter documents contain provisions that generally would prohibit any person (other than members of the Kite family who, as a group, will currently be allowed to own up to 21.5% of our outstanding common shares) from beneficially owning more than 7% of our outstanding common shares (or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders; and

  •
  If we fail to qualify as a REIT, the value of our common shares and our ability to raise additional capital will be adversely affected because we will be required to pay corporate tax at applicable rates on our taxable income, our distributions to shareholders will not be deductible for federal income tax purposes and we will no longer be required to make distributions to shareholders.

	Per Share	Total
Public offering price	$13.00	$211,900,000
Underwriting discount	$0.8125	$13,243,750
Proceeds to us (before expenses)	$12.1875	$198,656,250

We have granted the underwriters a 30-day option to purchase up to an additional 2,445,000 common shares to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common shares on or about August 16, 2004.

LEHMAN BROTHERS	WACHOVIA SECURITIES

GOLDMAN, SACHS & CO.
UBS INVESTMENT BANK
KEYBANC CAPITAL MARKETS
RAYMOND JAMES

August 10, 2004.

Marshalls

Plaza at Cedar Hill*
Cedar Hill, TX (Dallas MSA)

Vertically Integrated Platform

Proven Development Track Record

International Speedway Square
Daytona Beach, FL

Traders Point
Indianapolis, IN

Strong Development Pipeline

Established Retailer Relationships

LOWE'S

Stoney Creek Commons
Noblesville, IN (Indianapolis MSA)

Publix

Centre at Panola*
Lithonia, GA (Atlanta MSA)

High Quality Operating Portfolio

Seasoned and Committed Management Team

Boulevard Crossing
Kokomo, IN

KITE REALTY GROUP

* Pending acquisition. There can be no assurance that this property will be acquired.

50th & 12th
Seattle, WA
Silver Glen Crossings
South Elgin, IL (Chicago MSA)
Thirty South
Indianapolis, IN
Hamilton Crossing*
Carmel, IN (Indianapolis MSA)
Plaza at Cedar Hill*
Cedar Hill, TX (Dallas MSA)
Ridge Plaza Shopping Center
Oak Ridge, NJ
Sunland Towne Centre*
El Paso, TX
Operating Property
Development Property
Kite's Current Markets
Kite's Previous Markets
Greyhound Commons
Carmel, IN (Indianapolis MSA)
International Speedway Square
Daytona Beach, FL
KITE
REALTY GROUP
King's Lake Square
Naples, FL
Circuit City Plaza
Coral Springs, FL (Ft. Lauderdale MSA)
Publix at Acworth*
Acworth, GA (Atlanta MSA)

* Pending acquisition. There can be no assurance that this property will be acquired.

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

TABLE OF CONTENTS

SUMMARY
Overview
Our Competitive Advantages
Our Business and Growth Strategy
Summary Risk Factors
Our Properties
Structure and Formation of Our Company and Benefits to Related Parties
Restrictions on Ownership of Our Common Shares
Our Distribution Policy
Our Principal Office
Tax Status
The Offering
Summary Financial Data
RISK FACTORS
Risks Related to Our Operations
Risks Related to Our Organization and Structure
Risks Related to This Offering
Tax Risks
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DEMOGRAPHIC DATA
USE OF PROCEEDS
DISTRIBUTION POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Summary of Critical Accounting Policies and Estimates
Results of Operations
Liquidity and Capital Resources
Funds from Operations
Quantitative and Qualitative Disclosures About Market Risk
OUR BUSINESS AND PROPERTIES
Overview
Our Competitive Advantages
Company History and Our Operating Units
Our Business and Growth Strategy
Investment and Market Selection Process
Property Management and Leasing Strategy
Industry Background
Our Retail Properties
Our Commercial Properties
Tenant Diversification
Geographic Diversification
Lease Expiration
Individual Property Information
Pending Retail Transactions
Option Properties
Excluded Assets
Outstanding Indebtedness
Debt Obtained and Refinanced Since March 31, 2004
Competition
Government Regulation
Insurance
Offices
Legal Proceedings
Employees
MANAGEMENT
Executive Officers and Trustees
Corporate Governance Profile
Committees of the Board of Trustees
Compensation of Trustees
Compensation Committee Interlocks and Insider Participation
Executive Compensation
Employment and Noncompetition Agreements
Equity and Benefit Plans
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Formation Transactions
Contribution Agreements and Tax Protection Agreement
Partnership Agreement
Employment and Noncompetition Agreements
Option Agreements
Registration Rights
Other Contracts with Affiliates
Other Benefits to Related Parties
STRUCTURE AND FORMATION OF OUR COMPANY
Our Operating Entities
Formation Transactions
Benefits to Related Parties
Determination of Offering Price
STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP
Management
Management Liability and Indemnification
Fiduciary Responsibilities
Transfers

i

Distributions
Allocation of Net Income and Net Loss
Redemption
Issuance of Additional Partnership Interests
Preemptive Rights
Amendment of Partnership Agreement
Tax Matters
Term
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
Investments in Real Estate or Interests in Real Estate
Investments in Mortgages
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
Dispositions
Financing Policies
Lending Policies
Equity Capital Policies
Conflict of Interest Policy
Reporting Policies
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SHARES
General
Voting Rights of Common Shares
Dividends, Liquidation and Other Rights
Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares
Restrictions on Ownership and Transfer
Transfer Agent and Registrar
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
SHARES ELIGIBLE FOR FUTURE SALE
Rule 144
Rule 701
Registration Rights
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Taxation and Qualification of Our Company as a REIT
Failure to Qualify as a REIT
Tax Aspects of Our Ownership of Interests in the Operating Partnership, Other Partnerships and Limited Liability Companies
Federal Income Tax Considerations for Holders of Our Common Shares
U.S. Taxation of Taxable U.S. Shareholders Generally
U.S. Taxation of Tax Exempt Shareholders
U.S. Taxation of Non-U.S. Shareholder's
Information Reporting and Backup Withholding Tax Applicable to Shareholders
Other Tax Consequences
Sunset of Reduced Tax Rate Provisions
Tax Shelter Reporting
Proposed Legislation
UNDERWRITING
Commissions and Expenses
Over-Allotment Option
Lock-up Agreements
Listing
Offering Price Determination
Relationships
NASD Conduct Rules
Discretionary Shares
Indemnification
Stabilization, Short Positions and Penalty Bids
Stamp Taxes
Directed Share Program
Electronic Distribution
Notice to Canadian Residents
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

        Until September 4, 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

ii

SUMMARY

        This is only a summary and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us," and "our" mean Kite Realty Group Trust, Kite Realty Group, L.P. and their subsidiaries, including their predecessor companies. References to Kite Companies mean our predecessor businesses. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional 2,445,000 common shares and that the initial value of an operating partnership unit is equal to the public offering price of the common shares as set forth on the front cover of this prospectus.

Overview

        We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. Upon the completion of this offering and our other formation transactions, we will own interests in a portfolio of 25 operating retail properties totaling approximately 4.1 million square feet of gross leasable area (including non-owned anchor space) and 12 retail properties under development that are expected to contain approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). We also will own interests in four operating commercial properties totaling approximately 545,000 square feet of net rentable area, a related parking garage and one commercial property under development. In addition, we will own interests in nine parcels of land at or near our properties that may be used for future development of retail or commercial properties. Our initial portfolio will consist of properties in Indiana, Texas, Florida, Illinois, New Jersey, Georgia, Washington and Oregon.

        Our strategy is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our development portfolio and identify additional growth opportunities in the form of new developments and acquisitions. We believe that we will continue to source a significant volume of growth opportunities through the extensive network of tenant, corporate and institutional relationships that we have established over the last four decades. We plan to focus our new investments in the shopping center sector, but also may selectively pursue commercial development opportunities in markets where we currently operate and where we believe we can leverage our existing infrastructure and relationships to generate attractive risk adjusted returns.

        Our operating portfolio was approximately 94% leased as of March 31, 2004 to a diversified tenant base, with no single tenant accounting for more than 5% of our annualized base rent. Our neighborhood and community shopping centers built before 2002 were approximately 97% leased as of March 31, 2004. Our seven development properties that are expected to open during the remainder of 2004 were approximately 75% pre-leased as of July 23, 2004. We also have begun development of six additional retail properties that are expected to be completed in 2005. We believe that our development pipeline will be a significant source of our future growth.

        We were formed in March 2004 to succeed to certain businesses of Kite Companies, a nationally recognized real estate owner and developer. Kite Companies was founded in 1960 by our Chairman, Al Kite, and since that time has grown from an interior construction company to a full-service real estate development, construction and management company. In addition to the states in which it currently operates, Kite Companies has owned and developed properties in Ohio, Kentucky, Wisconsin, Iowa and Virginia in the last five years. We are organized as a Maryland real estate investment trust. We will conduct substantially all of our business through Kite Realty Group, L.P., our operating partnership, which we will control as general partner. Upon completion of this offering and our other formation transactions, we will own an approximate 67% interest in our operating partnership.

Our Competitive Advantages

        We believe that we distinguish ourselves as a developer and owner of neighborhood and community shopping centers on the basis of the following:

  •
  Vertically Integrated Development and Operating Platform. We are a vertically integrated real estate company with in-house capabilities and expertise in project design, development, leasing, construction and property management. Vertical integration means that we control all aspects of the development process from design to operation, which improves our ability to deliver a quality product to our tenants on budget and on time. Since 1999, Kite Companies has developed or redeveloped 31 properties in nine states totaling approximately 3.1 million square feet of space. We are currently developing 12 retail properties in areas with favorable demographics that are projected to total approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). The successful completion and lease-up of these properties is expected to be a significant source of growth for us over the next several years.

  •
  Strong Retailer Relationships. Our business is driven by retailer relationships. We have established relationships with nationally recognized retailers. Lowe's, Circuit City and Publix are among our top ten tenants and we have completed multiple transactions with Kohl's, Bed Bath & Beyond, Target and Wal-Mart. It is our experience that strong retailer relationships improve tenant retention and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

  •
  High Quality Operating Portfolio. Our retail operating portfolio is concentrated in areas with favorable demographics. We have developed or redeveloped 15 of the 30 operating properties that will be in our initial portfolio. Our early stage involvement with these projects provides us with an in-depth knowledge of these properties that we believe enables us to maximize both the cash flow and value of these assets over the long term.

  •
  Seasoned and Committed Management Team. Each member of our senior management team has at least 15 years of experience in the real estate business, and the entire senior management team has worked together for five years. In the past five years, Kite Companies, through its affiliates, has acquired or developed approximately 5.7 million square feet and managed more than 16 million square feet. Our senior management team is expected to collectively own an approximate 27% aggregate equity interest in our company on a fully diluted basis, which strongly aligns management's interests with those of our shareholders.

Our Business and Growth Strategy

        Our primary business objectives are to generate increasing cash flow, achieve sustainable long-term growth and maximize shareholder value primarily through the development, acquisition and operation of well-located community and neighborhood shopping centers. Our business strategy to achieve these objectives consists of several elements:

  •
  Capitalize on our development pipeline. We believe our extensive development pipeline creates substantial opportunities to increase cash flow and create long-term shareholder value. We believe that our vertically integrated platform allows us to achieve attractive risk-adjusted returns on our development projects while substantially mitigating the risks associated with ground-up development.

  •
  Acquire well-located, high-quality retail properties. We will continue to pursue acquisitions of well-located, high-quality community and neighborhood shopping centers. Through our relationships with retailers and our extensive network of market contacts, we expect to continue to source attractive opportunities that meet our investment criteria. We believe our recent and pending acquisition transactions demonstrate our ability to leverage our proprietary relationships to locate and acquire high-quality retail centers.

  •
  Maximize cash flow from our properties. We believe that our disciplined expense control, hands-on property management and targeted leasing program will enable us to maximize the operating performance at each of our properties. Currently, our near-term lease expiration exposure is minimal, with only 2.8% of our portfolio's current annualized base rent expiring in 2004 and no more than 6.5% of our portfolio's current annualized base rent expiring in any year through 2010.

  •
  Sell assets and recycle capital. Kite Companies has a demonstrated history of selling assets and reinvesting the proceeds in higher return acquisition, development and redevelopment opportunities. We review each of our assets on a regular basis, weighing its future potential growth against its current market value to determine the appropriate capital strategy for the asset. We believe this discipline maximizes investment returns over time and will lead to higher shareholder returns.

Summary Risk Factors

        You should carefully consider the matters discussed in the section entitled "Risk Factors" beginning on page 18 prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense;

  •
  The consideration paid by us in exchange for the contribution of properties and other assets in our formation transactions may exceed their fair market value;

  •
  Our future developments, acquisitions and investment opportunities may not yield the returns we expect or may result in shareholder dilution;

  •
  Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for retail space generally;

  •
  We expect to have approximately $217 million of consolidated indebtedness outstanding on a pro forma basis as of March 31, 2004, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth;

  •
  Failure by any major tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, could seriously harm our performance;

  •
  We may not be successful in identifying suitable development projects or acquisitions that meet our criteria, which may impede our growth;

  •
  Our estimated initial annual distribution represents approximately 132% of our estimated cash available for distribution to our common shareholders for the twelve months ending March 31, 2005. Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our revolving credit facility or to reduce such distributions. If our distributions exceed our earnings and profits as initially expected, approximately 80% of the distribution will constitute a return of capital during the tax period ending December 31, 2004;

  •
  Approximately $79 million of the gross proceeds of this offering will be used to repay loans made to us by affiliates of two of the underwriters in this offering, which creates a potential conflict of interest because these underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive;

  •
  Our charter documents contain provisions that generally would prohibit any person (other than members of the Kite family who, as a group, will currently be allowed to own up to 21.5% of our outstanding common shares) from beneficially owning more than 7% of our outstanding common shares (or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders;

  •
  If we fail to qualify as a REIT, the value of our common shares and our ability to raise additional capital will be adversely affected because we will be required to pay corporate tax at applicable rates on our taxable income, our distributions to shareholders will not be deductible for federal income tax purposes and we will no longer be required to make distributions to shareholders; and

  •
  We may be unable to sell properties when market conditions are most favorable because of limitations under the Internal Revenue Code on property sales by REITs, and because, in connection with the formation transactions, we have agreed to reimburse certain property contributors for all or a portion of the tax they would be required to pay if we dispose of certain properties in taxable transactions prior to December 31, 2016.

Our Properties

        The table below sets forth relevant information with respect to our retail operating portfolio as of March 31, 2004.

Operating Retail Properties

Property	Year Built/Renovated	Total GLA (1)	Owned GLA(1)	% Leased (2)	Major Tenants (3)	Non-owned Anchors (4)
Florida:
Circuit City Plaza Coral Springs, FL (Ft. Lauderdale MSA)	2004	435,732	45,732	88.3%	Circuit City	Wal-Mart Lowe's
International Speedway Square (5) Daytona Beach, FL	1999	233,901	220,901	98.3%	Stein Mart Bed Bath & Beyond Circuit City
Wal-Mart Plaza (6)(7) Gainesville, FL	1970	177,766	177,766	100%	Wal-Mart Books A Million Save A Lot
King's Lake Square Naples, FL	1986	85,497	85,497	96.1%	Publix Walgreens
Waterford Lakes (8) Orlando, FL	1997	77,948	77,948	100%	Winn-Dixie
Shops at Eagle Creek Naples, FL	1998	75,944	75,944	95.2%	Winn-Dixie
Georgia:
Centre at Panola (8) Lithonia, GA (Atlanta MSA)	2001	73,079	73,079	98.6%	Publix
Publix at Acworth (8) Acworth, GA (Atlanta MSA)	1996	69,628	69,628	100%	Publix CVS
Illinois:
Silver Glen Crossings (7) South Elgin, IL (Chicago MSA)	2002	138,212	132,663	83.9%	Dominick's (Safeway Inc.) MC Sports
Indiana:
Glendale Mall (9) Indianapolis, IN	1958/2000	724,026	579,189	85.1%	L.S. Ayres Kerasotes Theatres Marion Co. Public Library	Lowe's
Boulevard Crossing Kokomo, IN	2004	207,625	112,625	73.3%	TJ Maxx Petco Shoe Carnival	Kohl's
Stoney Creek Commons Phase I (10) Noblesville, IN (Indianapolis MSA)	2000	149,282	(10)	(10)		Lowe's
Whitehall Pike Bloomington, IN	1999	128,997	128,997	100%	Lowe's
Fishers Station (7)(11) Fishers, IN (Indianapolis MSA)	1989	115,752	115,752	90.4%	Marsh Supermarket
Hamilton Crossing (8) Carmel, IN (Indianapolis MSA)	1999	87,374	82,374	100%	Office Depot
The Centre (12) Carmel, IN (Indianapolis MSA)	1986	80,689	80,689	97.5%	Osco
The Corner Carmel, IN (Indianapolis MSA)	1984/2003	42,545	42,545	92.1%	Hancock Fabrics
50 S. Morton Franklin, IN (Indianapolis MSA)	1999	2,000	2,000	100%

New Jersey:
Ridge Plaza Shopping Center Oak Ridge, NJ	2002	115,112	115,112	89.1%	A&P CVS
Texas:
Sunland Towne Centre (8) El Paso, TX	1996	312,571	307,595	99.0%	Kmart Circuit City Roomstore
Plaza at Cedar Hill (8) Cedar Hill, TX (Dallas MSA)	2000	299,783	299,783	100%	Hobby Lobby Linens N' Things Marshall's
Preston Commons Frisco, TX (Dallas MSA)	2002	142,564	27,564	100%		Lowe's
Cedar Hill Village (7) Cedar Hill, TX (Dallas MSA)	2002	139,144	44,314	100%	Ultimate Electronics	JC Penney
Burlington Coat (13) San Antonio, TX	1992/2000	107,400	107,400	100%	Burlington Coat Factory
Galleria Plaza (7)(13) Dallas, Texas	2002	44,306	44,306	100%	Ultimate Electronics

Total/Weighted Average		4,066,877	3,049,403	93.9%

(1)
Owned GLA represents gross leasable area at the property that is owned by us. Total GLA includes Owned GLA, plus square footage attributable to non-owned outlot structures and non-owned anchor space.

(2)
Percent of Owned GLA (including square footage of non-owned structures on outlots that we ground lease to tenants) leased as of March 31, 2004.

(3)
Represents the three largest tenants that occupy at least 10,000 square feet of GLA at the property, including non-owned anchors.

(4)
This retailer is an anchor of the center, but we do not own its improvements or the underlying land, and therefore we do not collect rent from this retailer. We refer to these retailers as "non-owned anchors." We believe identification of non-owned anchors is important because the anchor retailers at a property (whether or not we collect rent from the retailer) may significantly affect the leasing of owned space at the property.

(5)
This property is managed by our former joint venture partner, with whom we developed the property, pursuant to a management contract. We perform all leasing services at this property.

(6)
We own this property through a joint venture with a third party that manages the property. At the current time, we receive 85% of the cash flow from the property, which percentage may decrease under certain circumstances.

(7)
We acquired Silver Glen Crossings on April 1, 2004; Cedar Hill Village on June 28, 2004; our interest in Galleria Plaza on June 30, 2004; our interest in Wal-Mart Plaza on July 2, 2004; and our interest in the small shops at Fishers Station on July 23, 2004.

(8)
We have entered into agreements to acquire these properties. We expect to acquire these properties, concurrently with or shortly after completion of this offering. We cannot assure you that any of these transactions will be completed. We expect to use approximately $68 million of the net proceeds of this offering to acquire these properties.

(9)
Effective June 2004, this property is managed and leased by an affiliate of General Growth Properties pursuant to a management contract.

(10)
We own four outlots on this property, three of which were ground leased to tenants as of March 31, 2004.

(11)
This property is divided into two parcels: a grocery store and small shops. We acquired a 25% interest in the small shops on July 23, 2004 and have entered into an agreement to acquire 100% of the grocery store. We cannot assure you that this transaction will be completed.

(12)
We own a 60% interest in this property through a joint venture with a third party that manages the property.

(13)
We own a leasehold interest in this property.

        In addition to our retail properties, we also have developed, redeveloped and acquired selected commercial properties in the greater Indianapolis area. The table below sets forth relevant information with respect to our commercial operating portfolio as of March 31, 2004.

Operating Commercial Properties

Property	Type	Year Built/ Renovated	Net Rentable Area	% Leased (1)	Major Tenants (2)
Thirty South Indianapolis, IN	Office	1905/1929/2002	298,346	97.8%	Eli Lilly City Securities
Mid-America Clinical Labs Indianapolis, IN	Laboratory	1995/2002	100,000	100%	Mid-America Clinical Laboratories
PEN Products (3) Plainfield, IN (Indianapolis MSA)	Industrial	2003	85,875	100%	Indiana Dept. of Administration
Spring Mill Medical (4) Carmel, IN (Indianapolis MSA)	Office	1998/2002	61,452	100%	University Medical Diagnostic Associates Indiana Univ. Health Care Associates
Union Station Parking Garage Indianapolis, IN (5)	Garage	1986	(5)	(5)	(5)

Total/Weighted Average			545,673	98.8%

(1)
Percent of net rentable area, or NRA, leased as of March 31, 2004.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the NRA at the property.

(3)
We have a leasehold interest in this property.

(4)
We own a 50% interest in this property through a joint venture with one of the tenants at the property.

(5)
Union Station Parking Garage is a detached parking garage supporting Thirty South that includes 851 parking spaces. It is operated by Denison Parking, a third party, pursuant to a management agreement. We intend to convert the management agreement to a lease to Denison Parking concurrently with or immediately after completion of this offering.

        The table below sets forth relevant information with respect to our retail properties under development as of March 31, 2004, other than percent pre-leased, which is as of July 23, 2004.

Retail Properties Under Development

Property	Projected Total GLA (1)	Projected Owned GLA (1)	Projected Opening Date (2)	Total Estimated Project Cost	Cost Incurred	% Pre- Leased (3)	Major Tenants (4)	Non-owned Anchors (5)
				($ in thousands)
50th & 12th Seattle, WA	14,500	14,500	Jul-04	$5,275	$4,710	100%	Walgreens
176th & Meridian Puyallup, WA (Seattle MSA)	14,560	14,560	Aug-04	4,675	2,939	100%	Walgreens
82nd & Otty (5) Clackamas, OR (Portland MSA)	155,000	10,000	Oct-04	1,991	263	73.6%		Wal-Mart
Cool Creek Commons Westfield, IN (Indianapolis MSA)	138,200	126,000	Oct-04	20,013	7,836	65.2%	Stein Mart Fresh Market
Traders Point Indianapolis, IN	366,380	285,000	Nov-04	43,227	14,087	68.0%	Galyan's Marsh Bed Bath & Beyond
Weston Park Phase I (7) Carmel, IN (Indianapolis MSA)	12,200	(7)	Nov-04	1,963	914	(7)	(7)
Eagle Creek Phase II (8) Naples, FL	165,000	(8)	Jan-05	9,080	8,414	(8)	(8)
Greyhound Commons (9) Carmel, IN (Indianapolis MSA)	201,325	(9)	Feb-05	4,397	1,970	(9)		Lowe's
Red Bank Commons Evansville, IN	246,500	34,500	Mar-05	6,400	1,119	30.1%		Home Depot Wal-Mart
Martinsville Shops Martinsville, IN	11,000	11,000	Mar-05	1,197	800	0%
Geist Pavilion Fishers, IN (Indianapolis MSA)	38,000	38,000	Mar-05	7,747	1,414	3.2%
Traders Point II Indianapolis, IN	48,600	41,000	Apr-05	8,288	2,112	0%

Total	1,411,265	574,560		$114,253	$46,578

(1)
Projected Owned GLA represents gross leasable area at the property that is expected to be owned by us. Projected Total GLA includes Projected Owned GLA, plus square footage attributable to projected non-owned outlot structures, and non-owned anchor space that is existing or under construction.

(2)
Represents date that first tenant is projected to open for business.

(3)
Percent of Projected Owned GLA pre-leased as of July 23, 2004.

(4)
Represents the three largest retail tenants that will occupy at least 10,000 square feet of GLA at the property, including non-owned anchors.

(5)
This retailer is an anchor of the center, but we do not own its improvements or the underlying land, and therefore we do not collect rent from this retailer. We refer to these retailers as "non-owned anchors." We believe identification of non-owned anchors is important because the anchor retailers at a property (whether or not we collect rent from the retailer) may significantly affect the leasing of owned space at the property.

(6)
We have a leasehold interest in this property.

(7)
Weston Park Phase I consists of three outlots. As of July 23, 2004, one outlot was leased to Bank of Indianapolis and one outlot was leased to National City Bank.

(8)
We intend to enter into a ground lease for this entire property.

(9)
Greyhound Commons consists of four outlots, two of which were leased as of July 23, 2004.

        In addition to the projects described above, we also have six retail development projects in the planning stage and have placed the land for each of these projects under contract.

        The table below sets forth relevant information with respect to our commercial property under development as of March 31, 2004, other than percent pre-leased, which is as of July 23, 2004.

Commercial Property Under Development

Property	Type	Projected Owned NRA	Projected Opening Date	Total Est. Project Cost	Cost Incurred	% Pre- Leased (1)	Major Tenants (2)
				($ in thousands)
Indiana State Motor Pool (3) Indianapolis, IN	Industrial	115,000	Nov-04	$4,941	$951	100%	Indiana Dept. of Administration

(1)
Percent NRA pre-leased as of July 23, 2004.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the property's NRA.

(3)
We have a leasehold interest in this property.

Structure and Formation of Our Company and Benefits to Related Parties

  Our Operating Partnership

        Following the completion of this offering and our other formation transactions, substantially all of our assets will be held by, and our operations conducted by, our operating partnership. We will contribute the proceeds of this offering to our operating partnership in exchange for a number of operating partnership units equal to the number of common shares issued in this offering. We will acquire additional units in our operating partnership in exchange for the contribution of the interests in the service companies as described below that we acquire as part of the formation transactions. Messrs. Al Kite, our Chairman, John Kite, our Chief Executive Officer and President, Tom McGowan, our Executive Vice President of Development and Chief Operating Officer, and Paul Kite (whom we refer to herein as the Principals) and certain of our executive officers and other individuals and entities that will contribute interests in the properties or the property entities will own the remaining units and be limited partners of our operating partnership. We will control the operating partnership as general partner and as the owner of approximately 67% of the interests in the operating partnership.

  Our Service Companies

        Each of Kite Development Corporation, Kite Construction and KMI Realty Advisors, which we refer to as the Service Companies, will merge with and into newly formed companies that are wholly owned by us immediately prior to the completion of this offering, with certain of the Principals receiving our common shares in exchange for their interests in the Service Companies. We will contribute the interests in the successor Service Companies to our operating partnership in exchange for a number of units in our operating partnership equal to the number of common shares issued to the Principals in these merger transactions.

  Formation Transactions

        As part of our formation transactions:

  •
  We will sell 16,300,000 common shares in this offering and an additional 2,445,000 common shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for a number of units in the operating partnership equal to the total number of common shares sold.

  •
  Pursuant to separate contribution agreements, the Principals, certain of our executive officers and other individuals will contribute their direct or indirect interests in certain of the property entities to us or our operating partnership in exchange for an aggregate of approximately 35,000 common shares and approximately 8.3 million operating partnership units (with an initial aggregate value of approximately $108 million).

  •
  In connection with the foregoing contributions, we will enter into an agreement with the Principals and Ken Kite (brother of Al Kite and uncle of John Kite and Paul Kite) that indemnifies them with respect to certain tax liabilities as a result of a sale by us of specified properties or under certain circumstances a paydown of certain mortgage debt secured by certain properties.

  •
  Pursuant to separate merger agreements, the Service Companies will merge with and into our newly formed limited liability company subsidiaries and the shareholders of the Service Companies (each of whom is a Principal or an entity owned by the Principals) will receive an aggregate of approximately 800,000 common shares (with an initial aggregate value of approximately $10 million) in the mergers; we will contribute all of our interests in the successor Service Companies to our operating partnership in exchange for a number of operating partnership units equal to the number of common shares issued in these mergers.

  •
  Pursuant to purchase agreements with third parties, we will acquire additional interests in nine of the properties for an aggregate of approximately $13 million in cash, and as a result we will assume mortgage indebtedness secured by these properties of approximately $24 million.

  •
  In connection with the foregoing transactions, we will assume approximately $320 million of consolidated mortgage and other indebtedness, including approximately $9 million of debt owed to the Principals but excluding $68 million of proceeds required for the purchase of our seven pending acquisitions and the $13 million of proceeds required for the acquisition of additional interests from our joint venture and minority interest partners.

  •
  Our operating partnership intends to enter into a revolving credit facility concurrently with the completion of this offering, which will be used primarily to finance future property development and acquisition activities. We intend to borrow approximately $30.5 million under this facility to acquire properties as described in "Use of Proceeds" on page 34.

  •
  In connection with this offering, we intend to enter into a new loan secured by one of our properties in the amount of approximately $16.5 million.

  •
  We expect that our operating partnership will use a portion of the net proceeds of this offering to repay approximately $156 million of existing indebtedness, including prepayment penalties, exit fees and defeasance costs, consisting of the following:

  •
  $68.1 million to third party lenders (other than Lehman Brothers and Wachovia Securities and their affiliates);

  •
  $47.5 million to affiliates of Lehman Brothers;

  •
  $31.5 million to affiliates of Wachovia Securities; and

  •
  $9.0 million to the Principals.

  •
  Many of the current employees of Kite Companies will become employees of our operating partnership and/or our Service Companies.

  •
  We will enter into option agreements with certain of the Principals under which we will have the right to acquire from them four additional properties or their interests therein, subject to certain conditions. We also have entered into or will enter into development, construction, management and/or leasing agreements with respect to these properties.

  Benefits to Related Parties

        Under their respective contribution agreements and the Service Company merger agreements, as applicable:

  •
  Al Kite and related entities will receive approximately 497,000 shares and approximately 2.8 million operating partnership units (with a value of approximately $43 million, representing an approximate 13% beneficial interest in our company on a fully diluted basis);

  •
  John Kite and related entities will receive approximately 174,000 shares and approximately 1.8 million operating partnership units (with a value of approximately $26 million, representing an approximate 8% beneficial interest in our company on a fully diluted basis);

  •
  Paul Kite (son of Al Kite and brother of John Kite) and related entities will receive approximately 155,000 shares and approximately 1.8 million operating partnership units (with a value of approximately $26 million, representing an approximate 8% beneficial interest in our company on a fully diluted basis);

  •
  Tom McGowan and related entities will receive approximately 7,000 shares and approximately 1.4 million operating partnership units (with a value of approximately $19 million, representing an approximate 6% beneficial interest in our company on a fully diluted basis);

  •
  Dan Sink, our Senior Vice President and Chief Financial Officer, and related entities will receive approximately 62,000 operating partnership units (with a value of approximately $800,000, representing an approximate 0.2% beneficial interest in our company on a fully diluted basis);

  •
  Certain other members of our management team and related entities will receive approximately 85,000 operating partnership units (with a value of approximately $1.1 million, representing an approximate 0.3% beneficial interest in our company on a fully diluted basis); and

  •
  Ken Kite will receive approximately 158,000 operating partnership units (with a value of approximately $2.0 million, representing an approximate 0.6% beneficial interest in our company on a fully diluted basis).

        Each of the foregoing individuals will be granted certain registration rights that will enable them to sell shares received in the formation transactions or upon redemption of operating partnership units in market transactions, subject to certain limitations.

        In addition, we will assume and repay approximately $9.0 million of existing indebtedness due to the Principals.

        We expect to cause any personal guaranties previously made by the Principals in connection with mortgage loans secured by the properties and other assets being contributed to us to be released by lenders concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify the Principal(s) with respect to any loss incurred to the lenders pursuant to such guaranty.

        We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which our tax indemnity obligations relate represented approximately 32% of our annualized base rent in the aggregate as of March 31, 2004.

        We also have agreed with the Principals and Ken Kite to limit the aggregate gain that they would recognize with respect to certain other contributed properties through December 31, 2016 to not more than $48 million in total, with certain annual limits, unless we reimburse them for the taxes attributable to the excess gain (and any taxes imposed on the reimbursement payments), and to take certain other steps to help them avoid incurring taxes that are deferred in connection with the formation transactions.

        We intend to enter into employment agreements with our executive officers and certain other members of our senior management team providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. We also intend to enter into a consulting agreement with Paul Kite.

        The following diagram depicts our expected ownership structure upon completion of this offering and our other formation transactions:

Public Shareholders
Principals and Related Parties
95%
5%
Kite Realty Group Trust (REIT)
67%
Principals and Other Limited Partners
33%
Kite Realty Group, L.P. (Operating Partnership)
Real Estate Assets
Service Companies

        Upon completion of this offering and our other formation transactions, we expect to own an approximate 67% ownership interest in our operating partnership and the Principals and other limited partners will own an approximate 33% ownership interest in our operating partnership. The Principals also will own an approximate 5% ownership interest in us. If the underwriters' over-allotment option is exercised in full, we expect to own an approximate 70% ownership interest in our operating partnership, the Principals and other limited partners will own an approximate 30% ownership interest in our operating partnership, and the Principals will own an approximate 4% ownership interest in us.

Restrictions on Ownership of Our Common Shares

        Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and for strategic reasons, our declaration of trust generally prohibits any shareholder (other than an excepted holder or certain designated investment entities) from actually or constructively owning more than 7% of our outstanding common shares. Our declaration of trust provides an excepted holder limit that allows members of the Kite family, as a group, to own more than 7% of our outstanding common shares, so long as, under the applicable tax attribution rules, no one excepted holder treated as an individual would hold more than 21.5% of our common shares, no two excepted holders treated as individuals would own more than 28.5% of our common shares, no three excepted holders treated as individuals would own more than 35.5% of our common shares, no four excepted holders treated as individuals would own more than 42.5% of our common shares, and no five excepted holders treated as individuals would own more than 49.5% of our common shares. Currently, one of the excepted holders would be attributed all of the common shares owned by each other excepted holder and, accordingly, the excepted holders as a group would not be allowed to own in excess of 21.5% of our common shares. If at a later time, there were not one excepted holder that would be attributed all of the shares owned by the excepted holders as a group, the excepted holder limit would not permit each excepted holder to own 21.5% of our common shares. Rather, the excepted holder limit would prevent two or more excepted holders who are treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common shares than the maximum amount of common shares that could be owned by any one excepted holder (21.5%), plus the maximum amount of common shares that could be owned by any one or more other individual common shareholders who are not excepted holders (7%). Certain designated investment entities, as defined in our declaration of trust generally to include pension funds, mutual funds and certain investment management companies, will have an ownership limit of 9.8% of our common shares, provided that beneficial owners of the shares held by such entity would satisfy the 7% ownership limit after application of the relevant attribution rules. Any acquisition of our common shares in violation of this ownership restriction or certain other ownership restrictions contained in our declaration of trust will be void ab initio, will result in automatic transfers of our common shares to a charitable trust and the prohibited transferee will not acquire any right or interest in the common shares transferred. Our board may, in its discretion, waive the ownership limits and restrictions with respect to certain shareholders if, among other things, our board is presented with evidence satisfactory to it that the ownership in excess of the ownership limit will not then or in the future jeopardize our status as a REIT.

Our Distribution Policy

        To satisfy the requirements to qualify as a REIT and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including capital gains) to our shareholders. We intend to pay a pro rata initial distribution on our common shares with respect to the period commencing on the completion of this offering and ending September 30, 2004, based on a distribution of $0.1875 per share for a full quarter. On an annualized basis, this would be $0.75 per share, or an annual distribution rate of approximately 5.8% based on the initial public offering price of $13.00 per share. We expect approximately 80% of these distributions will represent a return of capital during our tax year ending December 31, 2004.

        We estimate that this initial annual rate of distribution will represent approximately 132% of our estimated cash available for distribution to our common shareholders for the 12 months ending March 31, 2005. This estimate is based upon our pro forma operating results and does not take into account our growth initiatives, which are intended to improve our occupancy and operating results, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. If sufficient cash is not generated from operations to pay our estimated initial annual distribution, we expect to borrow to fund such shortfall.

        Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors" beginning on page 18.

Our Principal Office

        Our principal executive office is located at 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204. Our telephone number is (317) 577-5600. Our web address is www.kiterealty.com. The information on our web site does not constitute a part of this prospectus.

Tax Status

        We intend to elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2004. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the nature and sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable our company to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

        As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates even if we distribute our income. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property, and certain of our subsidiaries that will be "taxable REIT subsidiaries" will be subject to federal, state and local income taxes. Approximately 12% of our pro forma net income for the year ended December 31, 2003 was generated by our taxable REIT subsidiaries.

The Offering

Common shares offered	16,300,000
Common shares outstanding after this offering	17,148,267(1)
Common shares and operating partnership units outstanding after this offering	25,430,149(1)(2)
Use of proceeds
The net proceeds of this offering will be approximately $192 million (after taking into account approximately $20 million of estimated expenses). We intend to use net cash proceeds from this offering and $47 million of new indebtedness to:
	•	prepay outstanding indebtedness secured by 13 of our properties ($99 million);
	•	acquire seven properties that are under contract ($66 million—net of deposits and debt assumed);
	•	repay our credit facility ($48 million);
	•	acquire interests in nine properties from our joint venture partners ($13 million);
	•	repay existing indebtedness due to the Principals that we will assume ($9 million);
	•	repay a subordinated loan and its accrued interest secured by our partnership interests in Spring Mill Medical ($0.5 million); and
	•	for general working capital purposes, including the acquisition and development of additional properties, and financing fees ($4 million).
Risk Factors	See "Risk Factors" beginning on page 18 and other information included in this prospectus for a discussion of factors that you should consider before investing in our common shares.
New York Stock Exchange symbol	KRG

(1)
Includes 15,000 restricted shares to be granted by us concurrently with this offering to our newly appointed non-employee trustees. Excludes 2,445,000 shares issuable upon exercise of the underwriters' over-allotment option and 830,000 shares issuable upon exercise of options granted under our equity incentive plan concurrently with this offering. Also excludes 1,170,000 additional shares that may be issued in the future under our equity incentive plan.

(2)
Includes 8,281,882 operating partnership units expected to be issued to limited partners in connection with our formation transactions that may, subject to certain limitations, be exchanged for cash or, at our option, our common shares on a one-for-one basis beginning one year after the closing of this offering.

Summary Financial Data

        The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessor. Pro forma operating data are presented for the three months ended March 31, 2004 and for the year ended December 31, 2003 as if this offering and our other formation transactions had occurred on January 1, 2003 carried forward, and pro forma balance sheet data are presented as if this offering and our other formation transactions had occurred on March 31, 2004. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the periods indicated, nor do they purport to represent any future financial position or results of operations for any future periods.

        Per share data is reflected only for the pro forma information. Per share data is not relevant for the historical combined financial statements of our predecessor since such financial statements are a combined presentation of partnerships and corporations. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

        The following summary historical financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 was derived from our unaudited, interim financial statements and includes all adjustments, consisting only of normal, recurring accruals which management considers necessary for a fair presentation of the historical financial statements for such periods.

        The following summary historical financial information as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 was derived from our audited financial statements contained elsewhere in this prospectus.

        You should read the information below together with all of the financial statements and related notes and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus.

	Three months ended March 31,			Year ended December 31,
	Pro forma 2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	Pro forma 2003 (Unaudited)	2003(1)	2002	2001
	($ in thousands, except per share data)
Operating Data
Revenues
Rental related revenue	$13,035	$4,463	$2,261	$46,430	$12,756	$6,152	$2,179
Construction, service fees and other	2,356	2,344	1,968	15,002	15,002	22,445	8,585

Total revenue	15,391	6,807	4,229	61,432	27,758	28,597	10,764
Expenses
Property operating	2,684	1,075	558	10,824	3,497	2,052	190
Real estate taxes	1,247	381	167	4,705	1,207	623	57
General and administrative	1,763	1,138	703	5,520	3,020	1,987	1,081
Cost of construction and services	1,609	1,609	1,127	11,537	11,537	19,509	6,437
Depreciation and amortization	3,556	910	528	14,863	2,893	1,306	360
Interest expense	2,159	1,330	980	8,315	4,207	2,285	1,249

Total expenses	13,018	6,443	4,063	55,764	26,361	27,762	9,374
Income (loss) in unconsolidated entities and other, net	53	(17)	(19)	1,906	273	1,318	195
Minority interest (income) loss	(109)	(16)	3	(248)	(233)	85	(74)

Income of the operating partnership	2,317	331	150	7,326	1,437	2,238	1,511
Limited partners interest in the operating partnership	756	—	—	2,389	—	—	—

Net income	$1,561	$331	$150	$4,937	$1,437	$2,238	$1,511

Net income per share (basic and diluted)	$0.09	—	—	$0.29	—	—	—

Weighted average shares outstanding	17,148,267	—	—	17,148,267	—	—	—

(1)
In 2003, we acquired Ridge Plaza Shopping Center (March), King's Lake Square (June) and Shops at Eagle Creek (July). The operating results of these entities are included in the combined statement of operations from the respective acquisition dates.

	As of March 31,		As of December 31,
	Pro forma 2004 (Unaudited)	2004 (Unaudited)	2003	2002	2001
	($ in thousands)
Balance Sheet Data
Investment properties, net	415,211	$198,102	$149,346	$54,022	$36,673
Cash and cash equivalents	6,664	823	2,189	3,493	1,200
Total assets	475,812	223,839	171,336	71,388	49,091
Mortgage and other indebtedness	216,629	181,559	141,498	58,711	40,540
Total liabilities	260,072	219,993	165,778	70,954	49,581
Limited partners interest in the operating partnership	70,331	—	—	—	—
Shareholders' equity (deficit)	145,409	3,846	5,558	434	(117)
Total liabilities and shareholders' equity (deficit)	475,812	223,839	171,336	71,388	49,091
Other Data
Operating properties
Number	30	19	17	13	8
Total owned gross leasable area/net rentable area	3,595,076	2,166,195	2,013,878	1,655,123	1,167,761
Development properties
Number	13	13	13	3	7
Total projected owned gross leasable area/net rentable area	689,560	689,560	848,560	140,500	527,862

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. Investing in our common shares involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Operations

We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense.

        We are currently in a period of rapid growth. Our initial portfolio includes 20 properties that we have acquired since 1999, which contain approximately 2.9 million square feet of owned gross leasable area. Since 1999, we have developed from the ground up properties containing approximately 2.0 million square feet of gross leasable area and are currently developing 13 additional properties projected to total approximately 1.5 million square feet (including non-owned anchor space) that are scheduled to be completed within the next 12 months. We also expect to continue to pursue additional acquisition and development opportunities.

        As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. As we develop or acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. In addition, acquisitions or developments may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current tenants, retailers and employees. In addition, our profitability may suffer because of acquisition- related costs or amortization costs for acquired goodwill and other intangible assets. Our failure to successfully integrate any future properties into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

The consideration paid by us in exchange for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these assets.

        We did not obtain third-party appraisals of the properties or other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any independent third-party valuations or fairness opinions in connection with the formation transactions. The properties and other assets that are being contributed to us currently are owned, in large part, by the Principals and certain of our executive officers. As a result, the terms of these contributions were not negotiated on an arm's length basis.

        The value of the units or shares that we will issue in exchange for contributed property interests and other assets will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares was determined in consultation with the underwriters. Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given by us in exchange for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these properties and other assets.

Our future developments, acquisitions and investment opportunities may not yield the returns we expect or may result in shareholder dilution.

        We expect to develop and/or acquire a number of real estate properties in the near future. Although we generally have described our investment and market selection process in the "Our Business and Properties—Investment and Market Selection Process" section beginning on page 59, you ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies we may develop or acquire in the future. New developments are subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy, land use and other governmental permits and authorizations and changes in applicable zoning and land use laws. In addition, if a project is delayed, certain tenants may have the right to terminate their leases. If any of these problems occur, development costs for a project will increase, and there may be significant costs incurred for projects that are not completed. In deciding whether to acquire or develop a particular property, we made certain assumptions regarding the expected future performance of that property. If a number of these new properties do not perform as expected, our financial performance will be adversely affected. In addition, the issuance of equity securities for any acquisitions could be substantially dilutive to our shareholders.

Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for retail space generally.

        We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased Internet shopping, infrastructure quality, state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. In addition, 55% of our initial retail operating and development square footage and 100% of our initial commercial operating and development square footage are located in Indiana, which exposes us to greater economic risks than if we owned properties in numerous geographic regions. Any adverse economic or real estate developments in Indiana and the surrounding region or any of the markets in which we operate, or any decrease in demand for retail space resulting from the local regulatory environment, business climate or fiscal problems, could adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to you.

        Moreover, because our portfolio of properties consists primarily of community and neighborhood shopping centers, a decrease in the demand for retail space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. The market for retail space has been and could be adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets, and increasing consumer purchases through catalogues or the Internet. To the extent that any of these conditions occur, they are likely to affect market rents for retail space and could harm our business.

We expect to have approximately $217 million of consolidated indebtedness outstanding on a pro forma basis as of March 31, 2004, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth.

        Required repayments of debt and related interest can adversely affect our operating performance. We expect to have approximately $217 million of consolidated outstanding indebtedness on a pro forma basis as of March 31, 2004. Approximately $83 million of this debt will bear interest at a variable rate. Interest rates are currently at historic lows and may increase significantly. Failure to hedge effectively against interest rate changes may adversely affect results of operations. If our interest expense increased significantly, it would adversely affect our results of operations.

        We also intend to incur additional debt in connection with future developments and acquisitions of properties. We may borrow new funds to develop or acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate properties we develop or acquire. We also may borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes or otherwise avoid paying taxes that can be eliminated through distributions to our shareholders.

        Our substantial debt may harm our business and operating results by:

  •
  requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions;

  •
  making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

  •
  limiting our ability to borrow more money for operating or capital needs or to finance acquisitions in the future.

        In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our properties (which, in most cases, will not have been fully amortized at maturity) or obtain permanent financing on development projects we financed with construction loans or mezzanine debt, and that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. If we are not successful in refinancing this debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations.

Failure by any major tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, could seriously harm our performance.

        Our performance depends on our ability to collect rent from tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants may delay a number of lease commencements, decline to extend or renew a number of leases upon expiration, fail to make rental payments when due under a number of leases, close a number of stores or declare bankruptcy. Any of these actions could result in the termination of the tenant's leases and the loss of rental income attributable to the terminated leases. In addition, lease terminations by a major tenant or non-owned anchor or a failure by that major tenant or non-owned anchor to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In that event, we may be unable to re-lease the vacated space at attractive rents or at all. The occurrence of any of the situations described above, particularly if it involves a substantial tenant or non-owned anchor with leases in multiple locations, could seriously harm our performance. As of March 31, 2004, our three largest tenants were

Mid-America Clinical Laboratories, Eli Lilly and Circuit City, the scheduled annualized base rents for which represented 4.4%, 4.2% and 3.5%, respectively, of our total annualized base rent.

We may be unable to collect balances due from any tenants in bankruptcy.

        We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold.

Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners' financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

        After this offering we will own four of our properties through joint ventures. On a pro forma basis for the twelve months ended December 31, 2003 and the three months ended March 31, 2004, these four properties represented approximately 8% and 10% of our revenues, respectively. These joint ventures involve risks not present with respect to our wholly owned properties, including the following:

  •
  we share decision-making authority with our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and the joint venture property, such as the sale of the property or the making of additional capital contributions for the benefit of the property, which may prevent us from taking actions that are opposed by our joint venture partners;

  •
  prior consent of our joint venture partners is required for a sale or transfer to a third party of our interests in the joint venture, which restricts our ability to dispose of our interest in the joint venture;

  •
  our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture;

  •
  our joint venture partners may have business interests or goals with respect to the property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

  •
  disputes may develop with our joint venture partners over decisions affecting the property or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers and/or trustees from focusing their time and effort on our business, and possibly disrupt the day-to-day operations of the property such as by delaying the implementation of important decisions until the conflict or dispute is resolved; and

  •
  we may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

        In the future, we may co-invest with third parties through joint ventures that involve similar or additional risks.

Adverse market conditions may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our business.

        The economic performance and value of our real estate assets is subject to all of the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. Our properties currently are located in eight states, with over half located in Indiana. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industry sectors may result in an increase in tenant bankruptcies, which may harm our performance in the affected market. Economic and market conditions also may affect the ability of our tenants to make lease payments. If our properties do not generate sufficient income to meet our operating expenses, our income and results of operations would be significantly harmed.

We face significant competition, which may impede our ability to renew leases or re-let space as leases expire, require us to undertake unbudgeted capital improvements, or impede our ability to make future developments or acquisitions or increase the cost of these developments or acquisitions.

        We compete with numerous developers, owners and operators for development and acquisitions of retail shopping centers, including institutional investors, other REITs and other owner-operators of community and neighborhood shopping centers, some of which own or may in the future own properties similar to ours in the same submarkets in which our properties are located, but which have greater capital resources. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants' leases expire. As a result, our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to pay distributions to you may be adversely affected. In addition, increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements we undertake may reduce cash available for distributions to shareholders.

        We also face significant competition for development and acquisition opportunities. Many other competitors have greater financial resources than us and a greater ability to borrow funds to acquire properties. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing acquisition costs and/or reducing the rents we can charge and, as a result, adversely affecting our operating results. The current market for acquisitions is extremely competitive.

We may not be successful in identifying suitable development projects or acquisitions that meet our criteria, which may impede our growth.

        A central part of our business strategy is expansion through development projects and acquisitions, which requires us to identify suitable development or acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our development or acquisition criteria or in completing developments, acquisitions or investments on satisfactory terms. Failure to identify or complete developments or acquisitions could slow our growth, which could in turn adversely affect our operations.

Redevelopment activities may be delayed or otherwise may not perform as expected.

        We expect to redevelop certain of our properties in the future. In connection with any redevelopment of our properties, we will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and make a project uneconomical, the risk that occupancy or rental rates at a completed project will not be sufficient to enable us to pay operating expenses or earn the targeted rate of return on investment, and the risk of incurrence of predevelopment costs in connection with projects that are not pursued to completion. In addition, various tenants may have the right to withdraw from a property if a development and/or redevelopment project is not completed on time. In the case of a redevelopment project, consents may be required from various tenants in order to redevelop a center. In case of an unsuccessful redevelopment project, our loss could exceed our investment in the project.

We may not be able to sell properties when appropriate.

        Real estate property investments generally cannot be sold quickly. In connection with the contribution by the Principals of properties to our operating partnership, we have entered into an agreement that restricts our ability, prior to December 31, 2016, to dispose of six of our properties in taxable transactions following the closing of this offering and limits the amount of gain we can trigger with respect to certain other properties without incurring reimbursement obligations owed to certain limited partners. We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which our tax indemnity obligations relate represented approximately 32% of our annualized base rent in the aggregate as of March 31, 2004. These six properties are International Speedway Square, Shops at Eagle Creek, Whitehall Pike, Ridge Plaza Shopping Center, Thirty South and Mid-America Clinical Labs.

        We also have agreed with the Principals and Ken Kite to limit the aggregate gain that they would recognize with respect to certain other contributed properties through December 31, 2016 to not more than $48 million in total, with certain annual limits, unless we reimburse them for the taxes attributable to the excess gain (and any taxes imposed on the reimbursement payments), and to take certain other steps to help them avoid incurring taxes that are deferred in connection with the formation transactions.

        The agreement described above is extremely complicated and imposes a number of procedural requirements on us, which make it more difficult for us to ensure that we comply with all of the various terms of the agreement and therefore creates a greater risk that we may be required to make an indemnity payment. The complicated nature of this agreement also might adversely impact our ability to pursue other transactions, including certain kinds of strategic transactions and reorganizations.

        Also, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest to sell. Therefore, we may be unable to vary our portfolio promptly in response to market conditions, which may adversely affect our financial position. In addition, we will be subject to income taxes on gains from the sale of any properties owned by any taxable REIT subsidiary.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

        Our ability to make expected distributions to our shareholders depends on our ability to generate substantial revenues from our properties. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

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  local oversupply, increased competition or reduction in demand for space;

  •
  inability to collect rent from tenants;

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  vacancies or our inability to rent space on favorable terms;

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  inability to finance property development, tenant improvements and acquisitions on favorable terms;

  •
  increased operating costs, including insurance premiums, utilities and real estate taxes;

  •
  costs of complying with changes in governmental regulations;

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  the relative illiquidity of real estate investments;

  •
  changing demographics; and

  •
  changing traffic patterns.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to satisfy our debt service obligations and to make distributions to our shareholders.

Potential losses may not be covered by insurance.

        We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the properties in our portfolio. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God, and, in some cases, flooding. Some of our policies, such as those covering losses due to terrorism and floods, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

        Our existing properties and any properties we develop or acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property's operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

We could incur significant costs related to government regulation and environmental matters.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at a property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership, operation and management of real properties, we are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

Risks Related to Our Organization and Structure

Our charter documents contain provisions that generally would prohibit any person (other than members of the Kite family who, as a group, will currently be allowed to own up to 21.5% of our outstanding common shares) from beneficially owning more than 7% of our outstanding common shares (or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.

        Upon completion of this offering, our organizational documents will contain provisions that may have an anti-takeover effect and inhibit a change in our management.

  (1)
  There are ownership limits and restrictions on transferability in our declaration of trust. In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to satisfy this requirement and for anti-takeover reasons, our declaration of trust generally prohibits any shareholder (other than an excepted holder or certain designated investment entities, as defined in our declaration of trust) from owning (actually, constructively or by attribution), more than 7% of the value or number of our outstanding common shares. Our declaration of trust provides an excepted holder limit that allows members of the Kite family (Al Kite, John Kite and Paul Kite, their family members and certain entities controlled by one or more of the Kites), as a group, to own more than 7% of our outstanding common shares, so long as, under the applicable tax attribution rules, no one excepted holder treated as an individual would hold more than 21.5% of our common shares, no two excepted holders treated as individuals would own more than 28.5% of our common shares, no three excepted holders treated as individuals would own more than 35.5% of our common shares, no four excepted holders treated as individuals would own more than 42.5% of our common shares, and no five excepted holders treated as individuals would own more than 49.5% of our common shares. Currently, one of the excepted holders would be attributed all of the common shares owned by each other excepted holder and, accordingly, the excepted holders as a group would not be allowed to own in excess of 21.5% of our common shares. If at a later time, there were not one excepted holder that would be attributed all of the shares owned by the excepted holders as a group, the excepted holder limit would not permit each excepted holder to own 21.5% of our common shares. Rather, the excepted holder limit would prevent two or more excepted holders who are treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common shares than the maximum amount of common shares that could be owned by any one excepted holder (21.5%), plus the maximum amount of common shares that could be owned by any one or more other individual common shareholders who are not excepted holders (7%). Certain entities that are defined as designated investment entities in our declaration of trust, which generally includes pension funds, mutual funds, and certain investment management companies, are permitted to own up to 9.8% of our outstanding common shares, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the 7% ownership limit if those beneficial owners owned directly their proportionate share of the common shares owned by the designated investment entity. Our board of trustees may waive the 7% ownership limit or the 9.8% designated investment entity limit for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 7% limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT. In addition, our declaration of trust contains certain other ownership restrictions intended to prevent us from earning income from related parties if such income would cause us to fail to comply with the REIT gross income requirements. The various ownership restrictions may:

      •
      discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

      •
      compel a shareholder who has acquired our shares in excess of these ownership limitations to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares. Any acquisition of our common shares in violation of these ownership restrictions will be void ab initio and will result in automatic transfers of our common shares to a charitable trust, which will be responsible for selling the common shares to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees.

  (2)
  Our declaration of trust permits our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring us. Upon completion of this offering, our declaration of trust will permit our board of trustees to issue up to 40,000,000 preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares. In addition, any preferred shares that we issue likely would rank senior to our common shares with respect to payment of distributions, in which case we could not pay any distributions on our common shares until full distributions were paid with respect to such preferred shares.

  (3)
  Our declaration of trust and bylaws contain other possible anti-takeover provisions. Upon completion of this offering, our declaration of trust and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market prices. These provisions include advance notice requirements for shareholder proposals and our board of trustee's power to reclassify shares and issue additional common shares or preferred shares and the absence of cumulative voting rights.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

  •
  "business combination moratorium/fair price" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes stringent fair price and super-majority shareholder voting requirements on these combinations; and

  •
  "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares" from a party other than the issuer) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two thirds of all the votes entitled to be cast on the matter, excluding all interested shares, and are subject to redemption in certain circumstances.

        We have opted out of these provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Business Combinations," beginning on page 121 and "—Control Share Acquisitions," beginning on page 121.

Our management has no experience operating a REIT or a public company.

        We have no operating history as a REIT or a public company. Our board of trustees and executive officers will have overall responsibility for our management and, while certain of our officers and trustees have extensive experience in real estate marketing, development, management, finance and law, none of our executive officers have prior experience in operating a business in accordance with the Internal Revenue Code requirements for maintaining qualification as a REIT or in operating a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a public company. If we fail to qualify as a REIT, the value of our common shares and our ability to raise additional capital will be adversely affected because we will be required to pay corporate tax at applicable rates on our taxable income, our distributions to shareholders will not be deductible for federal income tax purposes and we will no longer be required to make distributions to shareholders.

Certain officers and trustees may have interests that conflict with the interests of shareholders.

        Certain of our officers and members of our board of trustees own limited partnership units in our operating partnership. These individuals may have personal interests that conflict with the interests of our shareholders with respect to business decisions affecting us and our operating partnership, such as interests in the timing and pricing of property sales or refinancings in order to obtain favorable tax treatment. As a result, the effect of certain transactions on these unitholders may influence our decisions affecting these properties.

The Principals have outside business interests that could require time and attention.

        The Principals will continue to own interests in properties that are not being contributed to our company. These properties include various outlots and interests in buildings that are held for sale, a 243-room Indianapolis luxury hotel and condominium development that is 92% owned by the Principals and is planned for 2006 delivery, the option properties described under "Our Business and Properties—Option Properties" and Kite, Inc., a full service self-performing interior construction company, that is 100% owned by the Principals. In some cases, one or more of the Principals or their affiliates will have certain management and fiduciary obligations that may conflict with such person's responsibilities as an officer or trustee of our company and may adversely affect our operations.

We depend on external capital.

        To qualify as a REIT, we will be required to distribute to our shareholders each year at least 90% of our net taxable income excluding net capital gains. In order to eliminate federal income tax, we will be required to distribute annually 100% of our net taxable income, including capital gains. Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for property development and acquisitions, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms, if at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings and our ability to qualify as a REIT for federal income tax purposes.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering, our declaration of trust and bylaws will require us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our trustees or officers impede the performance of our company, your ability to recover damages from such trustee or officer will be limited.

We may assume liabilities in connection with our formation transactions.

        As part of our formation transactions, we will acquire entities and assets that are subject to existing liabilities, some of which may be unknown at the time this offering is completed. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by customers, vendors or other persons dealing with our predecessor entities (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer or another third party for certain of these liabilities, there can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

You have limited control as a shareholder to prevent us from making any changes to our policies that you believe could harm our business, prospects, operating results or share price.

        Our board of trustees has adopted policies with respect to certain activities. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. This means that our shareholders will have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may adversely affect our business and prospects, results of operations and share price.

Risks Related to This Offering

There is no prior public market for our common shares, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

        Prior to this offering, there has not been a public market for any class of our common shares. An active trading market for our common shares may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering.

        The stock markets, including The New York Stock Exchange (NYSE), on which we will list our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares is likely to be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus and others such as:

  •
  our operating performance and the performance of other similar companies;

  •
  actual or anticipated differences in our quarterly operating results;

  •
  changes in our revenues or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports about us or our industry by securities analysts;

  •
  additions and departures of key personnel;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments that adversely affect us or our industry;

  •
  speculation in the press or investment community;

  •
  actions by institutional shareholders;

  •
  changes in accounting principles;

  •
  terrorist acts; and

  •
  general market conditions, including factors unrelated to our performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

A substantial number of our common shares will be eligible for sale in the near future, which could cause our common share price to decline significantly.

        If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market following this offering, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding approximately 17,148,000 common shares. Of these shares, the 16,300,000 shares sold in this offering will be freely tradable, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act and approximately 848,000 additional common shares will be available for sale in the public market 270 days after the date of this prospectus following the expiration of lock-up agreements between our executive officers and trustees, on the one hand, and the underwriters, on the other hand. The Principals, certain of our executive officers and other individuals will be granted certain registration rights that will enable them to sell shares received in the formation transactions or upon redemption of operating partnership units in market transactions, subject to certain limitations. The representatives of the underwriters may release these shareholders from their 270-day lock-up agreements at any time and without notice, which would allow for earlier sale of shares in the public market. As restrictions on resale end, the market price of our common shares could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

If you invest in this offering, you will experience immediate and substantial dilution.

        We expect the initial public offering price of our common shares to be higher than the book value per share of our outstanding common shares. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $5.06 in the book value per common share. This means that investors who purchase shares will pay a price per share that exceeds the book value of our assets after subtracting our liabilities.

        Moreover, to the extent that outstanding options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering will experience further dilution.

Affiliates of our underwriters will receive benefits in connection with this offering.

        In connection with this offering and the formation transactions, affiliates of Lehman Brothers Inc. and Wachovia Securities, two of the underwriters in this offering, will receive benefits from this offering and the formation transactions in addition to customary underwriting discounts, financial advisory fees and commissions, reimbursement of certain expenses and indemnification for certain liabilities. These benefits consist of the repayment of loans made to us prior to this offering aggregating approximately $79 million. Additionally, several of our underwriters are also expected to be lenders under a senior secured revolving credit facility that we expect to enter into upon the completion of this offering. These transactions create a potential conflict of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts, commissions and financial advisory fees they will receive.

Our estimated initial annual distribution represents approximately 132% of our estimated cash available for distribution to our common shareholders for the twelve months ending March 31, 2005. Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our revolving credit facility or to reduce such distributions. If our distributions exceed our earnings and profits as initially expected, a portion of the distribution will constitute a return of capital.

        Our estimated initial annual distributions for the 12 months ending March 31, 2005 represent approximately 132% of our estimated initial cash available for distribution for the same period as calculated in "Distribution Policy," beginning on page 35. We expect approximately 80% of these distributions will represent a return of capital during the tax period ending December 31, 2004. Accordingly, we may be unable to pay our estimated initial annual distribution to shareholders out of cash available for distribution as calculated in "Distribution Policy." If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distribution, or reduce the amount of such distribution. In the event the underwriters' over-allotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distribution out of cash from our operations may be further adversely affected.

Tax Risks

Failure of our company to qualify as a REIT would have serious adverse consequences to us and our shareholders.

        We intend to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004, and we plan to operate so that we can meet the requirements for qualification and taxation as a REIT. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our shareholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, such as rent, that are itemized in the REIT tax laws. In addition, to qualify as a REIT, we cannot own specified amounts of debt and equity securities of some issuers. We also are required to distribute to our shareholders with respect to each year at least 90% of our REIT taxable income (excluding capital gains). The fact that we hold substantially all of our assets through the operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. Even a technical or inadvertent mistake could jeopardize our REIT status and, given the highly complex nature of the rules governing REITs and the ongoing importance of factual determinations, we cannot provide any assurance that we will qualify as a REIT. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for us to remain qualified as a REIT.

        If we fail to qualify as a REIT for federal income tax purposes, we would be subject to federal income tax at regular corporate rates. As a taxable corporation, we would not be allowed to take a deduction for distributions to shareholders in computing our taxable income or pass through long term capital gains to individual shareholders at favorable rates. We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes. We would not be able to elect to be taxed as a REIT for four years following the year we first failed to qualify unless the IRS were to grant us relief under certain statutory provisions. If we failed to qualify as a REIT, we would have to pay significant income taxes, which would reduce our net earnings available for investment or distribution to our shareholders. This likely would have a significant adverse effect on our earnings and the value of our securities. In addition, we would no longer be required to pay any distributions to shareholders.

We will pay some taxes even if we qualify as a REIT.

        Even if we qualify as a REIT for federal income tax purposes, we will be required to pay certain federal, state and local taxes on our income and property. For example, we will be subject to income tax to the extent we distribute less than 100% of our REIT taxable income (including capital gains). Moreover, if we have net income from "prohibited transactions," that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While we will undertake sales of assets if those assets become inconsistent with our long-term strategic or return objectives, we do not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise. The need to avoid prohibited transactions could cause us to forego or defer sales of properties that our predecessors otherwise would have sold or that it might otherwise be in our best interest to sell. In addition, any net taxable income earned directly by our taxable REIT subsidiaries will be subject to federal and state corporate income tax. We will elect to treat KMI Realty Advisors as a taxable REIT subsidiary, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by the taxable REIT subsidiaries if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income because not all states and localities treat REITs the same as they are treated for federal income tax purposes. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to our shareholders.

The lower tax rate on certain dividends from non-REIT "C" corporations may cause investors to prefer to hold stock in non-REIT "C" corporations.

        While corporate dividends have traditionally been taxed at ordinary income rates, the maximum tax rate on certain corporate dividends received by individuals through December 31, 2008, has been reduced from 35% to 15%. This change has reduced substantially the so-called "double taxation" (that is, taxation at both the corporate and shareholder levels) that had generally applied to non-REIT "C" corporations but not to REITs. Generally, dividends from REITs do not qualify for the dividend tax reduction because REITs generally do not pay corporate level tax on income that they distribute currently to shareholders. REIT dividends are not eligible for the lower capital gains rates, except in limited circumstances where the dividends are attributable to income, such as dividends from a taxable REIT subsidiary, that has been subject to corporate-level tax. The application of capital gains rates to non-REIT "C" corporation dividends could cause individual investors to view stock in non-REIT "C" corporations as more attractive than shares in REITs, which may negatively affect the value of our shares. It is not possible to predict what effect, if any, the reduction in the tax rate on certain non-REIT dividends may have on the value of our shares, either in terms of price or relative to other potential investments.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business and Properties," "Investment Policies and Policies With Respect to Certain Activities" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology.

        The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include without limitation:

  •
  National and local economic conditions;

  •
  The ability of tenants to pay rent;

  •
  The competitive environment in which we operate;

  •
  Financing risks;

  •
  Acquisition, disposition, development and joint venture risks;

  •
  Potential environmental and other liabilities; and

  •
  Other factors affecting the real estate industry generally.

        For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see "Risk Factors" beginning on page 18. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

DEMOGRAPHIC DATA

        The demographic data included in this prospectus were derived from reports provided by Claritas, Inc., a provider of marketing information and target marketing services.

USE OF PROCEEDS

        The net cash proceeds to us from this offering, after payment of all estimated expenses of this offering, are estimated to be approximately $192 million (including approximately $20 million of offering expenses). We will contribute the proceeds of this offering to our operating partnership in exchange for units of limited partnership interest. We intend to use the net cash proceeds from this offering and $47 million of new indebtedness (as described under the heading "Our Business and Properties—Outstanding Indebtedness") as follows:

  •
  We will use approximately $99 million of the net proceeds to prepay outstanding indebtedness, including prepayment penalties, secured by 13 of our properties:

  •
  Glendale Mall ($27.4 million);

  •
  Ridge Plaza ($17.5 million);

  •
  Mid-America Clinical Labs ($13.4 million);

  •
  King's Lake Square ($9.0 million);

  •
  Eagle Creek Phase II ($7.4 million);

  •
  Stoney Creek Commons Phase I ($5.7 million);

  •
  Shops at Eagle Creek ($5.5 million and $1.0 million);

  •
  PEN Products ($5.3 million);

  •
  Cool Creek Commons ($2.2 million);

  •
  Frisco Bridges ($1.2 million);

  •
  Burlington Coat ($1.1 million);

  •
  50 S. Morton ($0.5 million); and

  •
  Greyhound Commons ($2.1 million).

  •
  We will use approximately $66 million (net of deposits and debt assumed) of the net proceeds to acquire seven properties that are under contract.

  •
  We will use approximately $48 million of the net proceeds to repay our credit facility provided by affiliates of Lehman Brothers.

  •
  We will use approximately $13 million of the net proceeds to acquire interests in nine properties from our joint venture and minority interest partners.

  •
  We will use approximately $9 million of the net proceeds to repay existing indebtedness due to the Principals that we will assume in connection with the formation transactions.

  •
  We will use approximately $0.5 million of the net proceeds to repay a subordinated loan and its accrued interest secured by our partnership interest in Spring Mill Medical.

  •
  We will use approximately $4 million of the net proceeds for general working capital purposes, including the acquisition and development of additional properties, and financing fees.

        If the underwriters' over-allotment option to purchase 2,445,000 shares is exercised in full, we will receive additional net proceeds of approximately $29.6 million. We will contribute the proceeds from the exercise of the over-allotment to our operating partnership in exchange for units of limited partnership interest. We will use these additional proceeds to fund future acquisitions and development.

DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to holders of our common shares. We intend to pay a pro rata initial distribution on our common shares with respect to the period commencing on the completion of this offering and ending September 30, 2004, based on a distribution of $0.1875 per share for a full quarter. On an annualized basis, this would be $0.75 per share, or an annual distribution rate of approximately 5.8% based on the initial public offering price of $13.00 per share. We expect approximately 80% of these distributions will represent a return of capital during the year ending December 31, 2004. We estimate that this initial annual rate of distribution will represent approximately 132% of our estimated cash available for distribution to our common shareholders for the 12 months ending March 31, 2005. This estimate is based upon our pro forma operating results and does not take into account our growth initiatives, which are intended to improve our occupancy and operating results, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. If sufficient cash is not generated from operations to pay our estimated initial annual distribution, we expect to borrow under our new credit facility to fund such shortfall. In estimating our cash available for distribution to common shareholders, we have made certain assumptions as reflected in the table and footnotes below, as well as assumptions as to the amount of our recurring capital expenditures. You should read this discussion and the information set forth in the table and footnotes below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," beginning on page 49, and the financial statements and related notes beginning on page F-1 of this prospectus.

        We do not intend for our estimate of cash available for distribution to our common shareholders for the 12 months ending March 31, 2005 to be a projection or forecast of our actual results of operations or our liquidity, and we have calculated this estimate for the sole purpose of presenting our estimated initial annual distribution amount. Our estimate of cash available for distribution to our common shareholders should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity. We cannot assure you that our estimate of cash available for distribution to our common shareholders will prove accurate, and actual distributions may be different from the estimated distributions.

        We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We do not intend to reduce the estimated initial distribution per share if the underwriters' over-allotment option with respect to this offering is exercised. We have estimated our initial annual distribution rate only for the twelve-month period following completion of this offering, and we have not estimated the distribution to be paid beyond this period. If we use working capital or borrowings to fund these distributions, this will reduce our cash available for distribution and the availability of debt for other purposes, which could negatively affect our financial condition, our results of operations and our ability to expand our business and fund our growth initiatives.

        We cannot assure you that our estimated distributions will be made at all, or at the rate estimated below, or, if made, that any such distributions will be sustained. Any distributions made by us will be authorized and determined by our board of trustees out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see "Risk Factors" beginning on page 18. If our properties do not generate sufficient cash flow to fund our estimated distributions, we will be required either to fund distributions from working capital or borrowings, or to reduce such distributions.

        The Internal Revenue Code requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see "Material United States Federal Income Tax Considerations," beginning on page 127. To the extent that we distribute less than 100% of our REIT taxable income, including capital gains, we will be subject to corporate tax on the undistributed amount. We anticipate that our estimated cash available for distribution to our shareholders will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution to our shareholders in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

        The following table describes our pro forma net income available for distribution to our shareholders for the 12 months ended March 31, 2004, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to our common shareholders for the 12 months ending March 31, 2005.

Pro forma income available to our common shareholders for the 12 months ended December 31, 2003		$4,937
Add:	Pro forma income available to our common shareholders for the three months ended March 31, 2004	1,561
Less:	Pro forma income available to our common shareholders for the three months ended March 31, 2003	(1,172)

Pro forma income available to our common shareholders for the 12 months ended March 31, 2004		5,326
Add:	Pro forma limited partners' interest for the 12 months ended March 31, 2004	2,577

Pro forma income of the operating partnership for the 12 months ended March 31, 2004		7,903
Add:	Pro forma depreciation and amortization	14,878
Add:	Pro forma depreciation related to unconsolidated entities	255
Add:	Net increases in contractual rent income (1)	2,676
Less:	Net decreases in contractual rent income due to lease expirations, assuming no renewals (2)	(332)
Less:	Net effect of straightlining rents and amortization of market lease obligations (3)	(3,987)
Add:	Amortization of deferred debt financing costs (4)	220
Add:	Seller lease payment guarantees (5)	526
Less:	Amortization of market debt adjustment (6)	(1,806)
Less:	Gain on sale of undepreciated property (7)	(1,610)

Estimated cash flow from operating activities for the 12 months ending March 31, 2005		18,723
Estimated cash flows used in investing activities:
Less:	Estimated tenant improvements and leasing commissions (8)	(1,442)
Less:	Estimated capital expenditures (9)	(481)
Estimated cash flows used in financing activities:
Less:	Estimated scheduled principal payments (10)	(2,360)

Estimated cash available for distribution for the 12 months ending March 31, 2005	14,440
Limited partners' share of estimated cash available for distributions	4,708
Our share of estimated cash available for distributions	9,732
Estimated initial annual distribution (11)	12,861
Payout ratio based on estimated cash available for distribution to shareholders (11)	132%

(1)
Represents the net increases in contractual rental income from new leases and renewals that were not in effect for the entire 12-month period ended March 31, 2004 or that will go into effect during the 12 months ending March 31, 2005 based upon leases entered into by June 30, 2004. Does not include signed leases with new tenants at our properties under development totaling approximately 475,000 square feet at an average annual rental per square foot of approximately $11.60, which are expected to be completed and ready for tenant occupancy in late 2004.

(2)
Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after March 31, 2004 unless a new or renewal lease had been entered into by June 30, 2004.

(3)
Represents the conversion of estimated rental revenue for the 12-month period ending March 31, 2005 from the accrual basis, which includes straight-line rent and the amortization of acquired lease obligations, to a cash basis of recognition. Includes adjustment for unconsolidated entities.

(4)
Represents the amortization of costs incurred in connection with the acquisition of property financing. These costs are charged to income throughout the terms of the respective loans.

(5)
Represents payments made by the seller of the property to us when tenant occupancy is below the level specified in the purchase agreement. These cash payments are accounted for as a reduction of the purchase price of the acquired property. These payments are received on a monthly basis for contractual periods expiring in April 2005 and June 2006.

(6)
Represents the amortization of adjustment to indebtedness assumed in connection with certain of our property acquisitions. This amortization is accounted for as a reduction in interest expense.

(7)
Represents a gain on the sale of a build-to-suit development at Martinsville Shops in September 2003.

(8)
Represents estimated expenditures for tenant improvements and leasing commissions for renewed and retenanted space at our consolidated and unconsolidated properties for the twelve months ending March 31, 2005. We estimate approximately 92,000 square feet will be renewed or retenanted during the twelve months ending March 31, 2005 (excluding 22,000 square feet that has already been renewed at no cost to us) at a cost of approximately $12 per square foot, for a total estimated expenditure of approximately $1.1 million. Our leasing commissions generally average approximately 3% of the rent paid over the lease term. We estimate our total leasing commissions for the twelve months ending March 31, 2005 will approximate $350,000. The actual expenses incurred may differ materially as a result of the level of tenant renewals, additional leasing activity, cost overruns, increases in tenant improvement allowances and leasing commissions over estimated amounts and other factors.

(9)
Represents our anticipated operating capital expenditures for the twelve months ending March 31, 2005 of approximately $.14 per square foot of owned GLA/NRA as of the completion of this offering (approximately 3.5 million square feet). We have estimated the capital expenditure per square foot based upon our current budget for these items. The actual expenses incurred may differ materially from these estimates as a result of unanticipated capital expenditures, cost overrruns, delays, or other factors.

(10)
Represents scheduled principal payments on permanent debt for the 12-month period ending March 31, 2005.

(11)
Because we do not intend to reduce our per share estimated annual distribution if the underwriters exercise their over-allotment option, we expect that if the underwriters' over-allotment option of 2,445,000 common shares is exercised in full, our initial annual distribution would increase by $1,833,750 and our payout ratio would increase to 145%. We would expect to fund this additional initial annual distribution with the net proceeds to our company from the exercise of the over-allotment option. If we use proceeds from the exercise of the over-allotment option to fund additional distributions, the entire amount of such payments would constitute a return of capital.

CAPITALIZATION

        The following table sets forth our predecessor's capitalization as of March 31, 2004, on a historical basis, on a pro forma basis to reflect our formation transactions, and on an as adjusted basis to reflect this offering and the use of the net proceeds from this offering as described in "Use of Proceeds," beginning on page 33. You should read this table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

	March 31, 2004
	Historical	Pro Forma	As Adjusted
	($ in thousands)
Debt	$181,559	$392,211	$216,629
Limited Partners' Interest	—	21,416	70,331
Shareholders' Equity
Common shares, $0.01 par value, 200,000,000 shares authorized, 17,148,267 shares issued and outstanding on an as adjusted basis	—		171
Preferred shares, $0.01 par value, 40,000,000 shares authorized, no shares issued and outstanding on an as adjusted basis	—		—
Additional paid in capital	—		145,238
Owners' equity	3,846	3,847	—

Total Shareholders' Equity	3,846	3,847	145,409

Total Capitalization	$185,405	$417,474	$437,369

DILUTION

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding common shares and units. After giving effect to our sale of the common shares offered hereby and the application of aggregate net proceeds described under "Use of Proceeds," on page 34, and completion of our formation transactions, our pro forma net tangible book value as of March 31, 2004 would have been approximately $201.9 million, or $7.94 per common share. This amount represents an immediate increase in net tangible book value of $8.07 per share to existing shareholders prior to this offering and an immediate dilution in pro forma net tangible book value of $5.06 per common share to new investors. The following table illustrates this dilution.

Initial public offering price (1)		$13.00
Net tangible book value per share prior to the offering (2)	$(0.13)
Increase in net tangible book value per share to continuing shareholders attributable to new investors	8.07

Pro forma net tangible book value per share after this offering (3)		7.94

Dilution per share to new investors (4)		$5.06

(1)
Before deduction of the estimated underwriting discounts and expenses of the offering.

(2)
Net tangible book value before the offering is determined by subtracting net intangible assets of $4.8 million from owners' equity as of March 31, 2004, divided by pro forma shares and units held by Principal investors.

(3)
Based on total net tangible pro forma equity including limited partners' interest in our operating partnership of $201.9 million, divided by pro forma shares and units outstanding.

(4)
The dilution per share to new investors assuming that the units are not exchanged for common shares is the same as the amount disclosed above.

Differences Between New and Existing Investors in Number of Shares/Units and Amount Paid

        The table below summarizes, as of March 31, 2004 on the pro forma basis discussed above, the differences between the number of common shares/units issued by us, the total consideration paid and the average price per share paid by existing investors and by the new investors purchasing shares in this offering. We used the initial public offering price of $13.00 per share, and we have not deducted the underwriting discount and estimated offering expenses payable by us in our calculations.

	Shares/Units Issued Assuming No Exercise of Underwriters' Over-Allotment Option			Cash/Book Value of Contributions(2)
						Book Value/ Purchase Price of Average Contributor Per Share
	Number		Percentage	Amount	Percentage
	($ in thousands)
Existing investors	9,130,149	(1)	35.9%	$9,394	4.2%	$1.03
New investors	16,300,000		64.1%	211,900	95.8%	13.00

Total	25,430,149		100.0%	$221,294	100.0%

(1)
Includes 15,000 restricted shares to be granted to our independent trustees upon the completion of this offering.

(2)
Represents pro forma net tangible book value as of March 31, 2004 of the assets contributed to our operating partnership in the formation transactions, giving effect to the formation transactions and the refinancing transactions but not to the effects of the offering (in thousands):

Pro forma total assets	$475,812
Less pro forma deferred charges	(37,723)

Pro forma tangible assets	438,089
Less pro forma total liabilities	260,072
Plus pro forma market lease obligations	23,844

Pro forma net tangible assets	201,861
Less proceeds from this offering, net of costs associated with this offering	192,467

Pro forma net tangible assets after the effects of the formation and financing transactions, but before the effects of this offering	$9,394

If the underwriters exercise their over-allotment option in full, the percentage of shares/units held by existing investors will decrease to 32.8% of the total shares/units outstanding, and the number of shares held by new investors will increase to 18,745,000, or 67.2% of the total shares/units outstanding.

SELECTED FINANCIAL DATA

        The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessor. Pro forma operating data are presented for the three months ended March 31, 2004 and for the year ended December 31, 2003 as if the offering and formation transactions had occurred on January 1, 2003 and carried forward and pro forma balance sheet data are presented as if the offering and formation transactions had occurred on March 31, 2004. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the periods indicated, nor do they purport to represent any future financial position or results of operations for any future periods.

        Per share data is reflected only for the pro forma information. Per share data is not relevant for the historical combined financial statements of our predecessor since such financial statements are a combined presentation of partnerships and corporations. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

        The following selected historical financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 was derived from our unaudited, interim financial statements and includes all adjustments, consisting only of normal, recurring accruals, which management considers necessary for a fair presentation of the historical financial statements for such periods.

        The following selected historical financial information as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 was derived from our audited financial statements contained elsewhere in this prospectus.

        You should read the information below together with all of the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Three months ended March 31,			Year ended December 31,
	Pro forma 2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	Pro forma 2003 (Unaudited)		2003(1)	2002(2)	2001	2000	1999
	($ in thousands, except per share data)
Operating Data
Revenues
Rental related revenue	$13,035	$4,463	$2,261	$46,430		$12,756	$6,152	$2,179	$1,324	$1,016
Construction, service fees and other	2,356	2,344	1,968	15,002		15,002	22,445	8,585	1,180	5,514

Total revenue	15,391	6,807	4,229	61,432		27,758	28,597	10,764	2,504	6,530
Expenses
Property operating	2,684	1,075	558	10,824		3,497	2,052	190	266	15
Real estate taxes	1,247	381	167	4,705		1,207	623	57	—	—
General and administrative	1,763	1,138	703	5,520		3,020	1,987	1,081	247	—
Cost of construction and services	1,609	1,609	1,127	11,537		11,537	19,509	6,437	74	4,724
Depreciation and amortization	3,556	910	528	14,863		2,893	1,306	360	287	286
Interest expense	2,159	1,330	980	8,315		4,207	2,285	1,249	759	859

Total expenses	13,018	6,443	4,063	55,764		26,361	27,762	9,374	1,633	5,884
Income (loss) in unconsolidated entities and other, net	53	(17)	(19)	1,906	(3)	273	1,318	195	(419)	1,672

Minority interest (income) loss	(109)	(16)	3	(248)	(233)	85	(74)	(7)	(5)

Income of the operating partnership	2,317	331	150	7,326	1,437	2,238	1,511	445	2,313
Limited partners interest in the operating partnership	756	—	—	2,389	—	—	—	—	—

Net income	$1,561	$331	$150	$4,937	$1,437	$2,238	$1,511	$445	$2,313

Net income per share (basic and diluted)	$0.09			$0.29

Weighted average shares outstanding	17,148,267			17,148,267

(1)
In 2003, we acquired Ridge Plaza Shopping Center (March), King's Lake Square (June) and Shops at Eagle Creek (July). The operating results of these entities are included in the combined statement of operations from the respective acquisition dates.
(2)
During 2002, Glendale Mall (a joint venture property during this period) recognized lease settlement income, our share of which was approximately $1.6 million. In addition, five properties opened in 2002. In 2002, our construction business was primarily focused on third-party projects. In 2003, considerable effort was expended on wholly-owned properties, the revenues and costs of which are eliminated.
(3)
Includes gain on land sale of approximately $1.6 million, our share of which was $1.2 million.

	As of March 31,		As of December 31,
	Pro forma 2004 (Unaudited)	2004 (Unaudited)	2003	2002	2001	2000	1999
	($ in thousands)
Balance Sheet Data
Investment properties, net	$415,211	$198,102	$149,346	$54,022	$36,673	$10,537	$10,178
Cash and cash equivalents	6,664	823	2,189	3,493	1,200	254	87
Total assets	475,812	223,839	171,336	71,388	49,091	18,501	13,267
Mortgage and other indebtedness	216,629	181,559	141,498	58,711	40,540	14,174	13,750
Total liabilities	260,072	219,993	165,778	70,954	49,581	20,525	15,144
Limited partners' interest in the operating partnership	70,331	—	—	—	—	—	—
Shareholders' equity (deficit)	145,409	3,846	5,558	434	(117)	(2,024)	(1,877)
Total liabilities and shareholders' equity (deficit)	475,812	223,839	171,336	71,388	49,091	18,501	13,267
Other Data
Operating properties
Number	30	19	17	13	8	6	6
Total owned gross leaseable area/net rentable area	3,595,076	2,166,195	2,013,878	1,655,123	1,167,761	1,060,361	1,060,361
Development properties
Number	13	13	13	3	7	3	1
Total projected owned gross leasable area/net rentable area	689,560	689,560	848,560	140,500	527,862	107,000	n/a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the information included under the caption "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Overview

        We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. Upon the completion of this offering and our other formation transactions, we will own interests in a portfolio of 25 operating retail properties totaling approximately 4.1 million square feet of gross leasable area (including non-owned anchor space) and 12 retail properties under development that are expected to contain approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). We also will own interests in four operating commercial properties totaling approximately 545,000 square feet of net rentable area, a related parking garage and one commercial property under development. In addition, we will own interests in nine parcels of land at or near our properties that may be used for future development of retail or commercial properties. We also have six retail development projects in the planning stage and have placed the land for each of these projects under contract.

        We derive revenues primarily from rents and reimbursement payments received from tenants under existing leases at each of our properties. We also derive revenues from providing management, leasing and real estate development services. Our operating results therefore depend materially on the ability of our tenants to make required payments and overall real estate market conditions.

        In the future, we intend to focus on increasing our internal growth and pursuing targeted development and acquisitions of neighborhood and community shopping centers. We currently expect to incur additional debt in connection with any future development or acquisitions of real estate.

Summary of Critical Accounting Policies and Estimates

        Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the combined financial statements included in this prospectus. Certain of the accounting policies used in the preparation of these combined financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical combined financial statements included in this prospectus. These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Actual results could differ from these estimates.

    Purchase Price Allocation

        We allocate the purchase price of properties to tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. In making estimates of fair values for the purpose of allocating purchase price, we utilize a number of sources. We also consider information about each property obtained as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

        We allocate a portion of the purchase price to tangible assets including the fair value of the building on an as-if-vacant basis, and to land determined either by real estate tax assessments, independent appraisals or other relevant data.

        A portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the leases. The capitalized above-market and below-market lease values are amortized as a reduction of or an addition to rental income over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income.

        A portion of the purchase price is also allocable to the value of leases acquired, and we utilize independent sources or our estimates to determine the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors we consider in our analysis include an estimate of costs to execute similar leases including tenant improvements, leasing commissions and costs foregone during a reasonable lease-up period as if the space was vacant. The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

        We also consider whether a portion of the purchase price should be allocated to in-place leases that have a related customer relationship intangible value. Characteristics we consider in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. To date, a tenant relationship has not been developed that is considered to have a current intangible value. The value of customer relationship intangibles would be amortized to expense over the remaining initial lease term, including any renewal periods included in the valuation analysis for the respective leases not to exceed the remaining life of the building. Should a tenant terminate its lease, the unamortized portion of the tenant origination costs and customer relationship intangible would be charged to income.

    Investment Properties

        In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, investment properties are reviewed for impairment on a property-by-property basis at least annually or whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Impairment losses for investment properties are recorded when the undiscounted cash flows estimated to be generated by the investment properties during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between the carrying value and the fair value of the asset.

    Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which explains how to identify variable interest entities and how to assess whether to consolidate such entities. The interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. The provisions of this interpretation are immediately effective for variable interest entities formed after January 31, 2003. For variable interest entities (other than special purpose entities) formed by public entities prior to January 31, 2003, the provisions of this interpretation apply to the first fiscal year or interim period ending after March 15, 2004. On March 31, 2004 we adopted the provisions of FIN 46, which resulted in the consolidation of the Glendale Mall joint venture as of that date. Periods prior to March 31, 2004 were not restated as a result of the adoption of FIN 46.

Results of Operations

        The following discussion of our predecessor's results of operations should be read in conjunction with the Combined Financial Statements and the accompanying notes thereto. Historical results set forth in the Combined Statements of Operations should not be taken as indicative of future operations and reflect only those properties and assets we are acquiring in the formation transactions, so they are not indicative of the overall operations of Kite Companies in prior periods.

    Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

    Acquisition and Development Activities

        The comparability of our results of operations is significantly affected by our development and acquisition activities in 2004 and 2003. At March 31, 2004 we owned interests in 19 operating properties (consisting of 14 retail properties, four commercial operating properties and a related parking garage) and had 13 properties under development. Of the 32 total properties held at March 31, 2004, seven operating properties and two development properties were owned through joint ventures and accounted for under the equity method. We acquired King's Lake Square in June 2003 and Shops at Eagle Creek in July 2003. Our Boulevard Crossing and Circuit City Plaza properties became operational in February and March 2004, respectively.

        At March 31, 2003, we owned interests in 14 operating properties (consisting of nine retail properties and four commercial properties and a related parking garage) and 11 properties under development. Of the 25 total properties held at March 31, 2003, seven operating properties and two development properties were owned through joint ventures and accounted for under the equity method. On March 13, 2003, we acquired and placed in service Ridge Plaza Shopping Center.

    Comparison of Operating Results for the Three Months Ended March 31, 2004 and 2003

        Rental income (including tenant reimbursements) increased from $2.0 million in 2003 to $3.6 million in 2004, an increase of $1.6 million or 80.0%. Approximately $1.3 million of this increase was attributable to properties acquired in 2003 or opened in 2004. Rental income for consolidated properties operating for all of the first quarter of 2004 and 2003 increased $0.3 million, primarily due to increased occupancy of the Thirty South property.

        Other property related revenue consists of parking revenues, lease settlement income and gains on land sales. This category increased from $0.3 million in 2003 to $0.8 million in 2004, an increase of $0.5 million or 166.7%. Most of this increase was due to the sale of a land parcel which resulted in a gain of $0.4 million in 2004. The remainder of the increase was due to higher parking revenues of $0.1 million.

        Construction revenue and service fees increased from $1.8 million in 2003 to $2.2 million in 2004, an increase of $0.4 million or 22.2%. Approximately $0.2 million of this increase was attributable to additional program management contracts performed by KMI Realty Advisors and $0.2 million was due to an increase in construction contracts with joint venture properties and third party customers.

        Property operating expenses increased from $0.6 million in 2003 to $1.1 million in 2004, an increase of $0.5 million or 83.3%. Approximately $0.3 million of this increase was attributable to properties acquired in 2003 or opened in 2004 and approximately $0.2 million was attributable to properties operating for all of the first quarter of 2004 and 2003.

        Real estate taxes increased from $0.2 million in 2003 to $0.4 million in 2004, an increase of $0.2 million or 100%. This increase was attributable to properties acquired in 2003 or opened in 2004.

        Cost of construction and services increased from $1.1 million in 2003 to $1.6 million in 2004, an increase of $0.5 million or 45.5%. This increase was due to additional program management contracts performed by KMI Realty Advisors and costs related to construction contracts performed for joint venture properties and third party customers.

        General, administrative and other expense increased from $0.7 million in 2003 to $1.1 million in 2004, an increase of $0.4 million or 57.1%. This increase is primarily due to the increase in our employee base, which grew by approximately 31% between March 2003 and March 2004. We do not anticipate that our employee base will decline over the next twelve months.

        Depreciation and amortization increased from $0.5 million in 2003 to $0.9 million in 2004, an increase of $0.4 million or 80.0%. Approximately $0.3 million of the increase was attributable to properties acquired in 2003 or opened in 2004.

        Interest expense increased from $1.0 million in 2003 to $1.3 million in 2004, an increase of $0.3 million, or 30.0%. Approximately $0.3 million of the increase was attributable to properties acquired in 2003 or opened in 2004.

    Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

    Acquisition and Development Activities

        The comparability of our results of operations is significantly affected by our development, redevelopment and acquisition activities in 2003 and 2002. At December 31, 2003 we owned interests in 17 operating properties (consisting of 12 retail properties, four commercial operating properties and a related parking garage) and had 13 properties under development. Of the 30 total properties held at December 31, 2003, seven operating properties and two development properties were owned through joint ventures and accounted for under the equity method.

        At December 31, 2002, we owned interests in 13 operating properties (consisting of eight retail properties and four commercial properties and a related parking garage) and three properties under development. Of the 16 total properties held at December 31, 2002, seven were operating properties owned through joint ventures and accounted for under the equity method.

        In 2003, we acquired and placed in service three neighborhood and community shopping centers. We acquired Shops at Eagle Creek in July, King's Lake Square in June, and Ridge Plaza Shopping Center in March. We also opened one of our commercial development properties, PEN Products, in December 2003.

        In 2002, four significant development and redevelopment properties were completed. Mid-America Clinical Labs opened in October, Spring Mill Medical (a joint venture) opened in September, Thirty South opened in April, and Preston Commons opened in July.

    Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

        Rental income (including tenant reimbursements) increased from $4.1 million in 2002 to $11.2 million in 2003, an increase of $7.1 million or 173.2%. Approximately $3.1 million of this increase was attributable to properties acquired or opened in 2003 and $4.0 million was attributable to properties that became operational during 2002 and, therefore, had a full year of rental revenue in 2003. Rental income for consolidated properties owned for all of 2002 and 2003 was relatively unchanged.

        Other property related revenue decreased from $2.0 million in 2002 to $1.5 million in 2003, a decrease of $0.5 million or 25.0%. This decrease resulted primarily from a decline in land sale revenue to $0.2 million in 2003 as compared to $0.8 million in 2002, partially offset by an increase in revenue in 2003 due to higher parking revenues of $0.5 million. We also realized an advisory fee of $0.5 million in 2002.

        Construction revenue and service fees decreased from $22.3 million in 2002 to $14.9 million in 2003, a decrease of $7.4 million or 33.2%. This decrease was largely caused by a substantial amount of construction activity in 2002 on joint venture properties that became operational in 2002 and a decline of $6.3 million in construction revenues from third parties. Construction activity in 2003 was focused primarily on consolidated properties. The decrease was partially offset by fee income on additional program management contracts performed by KMI Realty Advisors of approximately $1.5 million without related program expenses.

        Property operating expenses increased from $2.0 million in 2002 to $3.5 million in 2003, an increase of $1.5 million or 75.0%. Approximately $0.5 million and $1.0 million of this increase was attributable to properties acquired or opened in 2003 and 2002, respectively. Property expenses for consolidated properties owned for all of 2002 and 2003 was relatively unchanged.

        Real estate taxes increased from $0.6 million in 2002 to $1.2 million in 2003, an increase of $0.6 million or 100.0%. Approximately $0.5 million and $0.1 million of this increase was attributable to properties acquired or opened in 2003 and 2002, respectively.

        Cost of construction and services decreased from $19.5 million in 2002 to $11.5 million in 2003, a decrease of $8.0 million or 41.0%. This decrease was largely due to a substantial amount of construction activity in 2002 on joint venture properties that became operational in 2002 and a decline of $6.1 million in costs of construction for third parties. Construction activity in 2003 was focused primarily on consolidated properties.

        General, administrative and other expense increased from $2.0 million in 2002 to $3.0 million in 2003, an increase of $1.0 million or 50.0%. As a result of higher levels of development activity and overall growth in the business, our employee base grew 23% during 2003, including the hiring of several executives and managers.

        Depreciation and amortization increased from $1.3 million in 2002 to $2.9 million in 2003, an increase of $1.6 million or 123.1%. Approximately $0.9 million of the increase was attributable to properties acquired or opened in 2003 and approximately $0.7 million was attributable to properties that became operational during 2002 and, therefore, had a full year of depreciation and amortization in 2003.

        Interest expense increased from $2.3 million in 2002 to $4.2 million in 2003, an increase of $1.9 million, or 82.6%. Approximately $1.0 million of the increase was attributable to interest cost related to debt incurred to finance the three properties acquired in 2003. Approximately $1.0 million of the increase was attributable to properties that became operational during 2002 and, therefore, had a full year of interest in 2003.

        Losses on disposals were $0.2 million in 2002 largely due to the write off of fixed assets disposed of in connection with the move to our present headquarters in April 2002.

        Equity in earnings of unconsolidated entities decreased from $1.6 million in 2002 to $0.3 million in 2003, a decrease of $1.3 million or 81.3%. At our Glendale Mall property, a large tenant terminated its leases in 2002, resulting in a decrease in 2003 rental income of approximately $0.4 million. During 2002, Glendale Mall also recognized lease settlement income, our share of which was $1.4 million. Also at Glendale Mall, we incurred a loss in 2003 of approximately $0.3 million when a tenant vacated the property. These decreases were partially offset by our share of a 2003 gain on the sale of a Walgreens build-to-suit development at our Martinsville Shops property of $0.9 million and $0.2 million of 2003 income from our Spring Mill Medical property which opened in 2002.

    Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

    Acquisition and Development Activities

        The comparability of our results of operations is significantly affected by our development and redevelopment activities in 2002 and 2001. At December 31, 2002, we owned interests in 13 operating properties (consisting of nine retail properties and three commercial properties and a related parking garage) and we owned interests in three properties under development. Of the 16 total properties we held at December 31, 2002, seven were operational properties owned through joint ventures and accounted for under the equity method.

        During 2001, we owned interests in eight operating properties (consisting of seven retail properties and one parking garage) and seven properties under development. Of the 15 total properties held at December 31, 2001, six operating properties and one development property were owned through joint ventures and accounted for under the equity method.

        In 2002, four significant development and redevelopment properties were completed: Mid-America Clinical Labs opened in October, Spring Mill Medical (a joint venture) opened in September, Thirty South opened in April and Preston Commons opened in July. Our Burlington Coat joint venture property opened in December 2001.

    Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

        Rental income (including tenant reimbursements) increased from $1.1 million in 2001 to $4.1 million in 2002, an increase of $3.0 million or 272.7%. Substantially all of this increase was attributable to properties that opened in 2001. Rental income for consolidated properties owned for all of 2001 and 2002 was relatively unchanged.

        Other property related revenue increased from $1.1 million in 2001 to $2.0 million in 2002, an increase of $0.9 million or 81.8%. This increase was primarily due to higher parking fees of $0.5 million in 2002.

        Construction revenue and service fees increased from $8.5 million in 2001 to $22.3 million in 2002, an increase of $13.8 million or 162.4%. The majority of this increase was due to an increase of $9.2 million in construction revenues from third parties and an increase of $4.7 million relating to construction activity in 2002 on joint venture properties that became operational in 2002. The margin on construction business is impacted by the nature of the projects performed. During 2002, we performed approximately $6 million of unique remodeling projects which earned margins of approximately 1%.

        Property operating expenses increased from $0.2 million in 2001 to $2.0 million in 2002, an increase of $1.8 million or 900%. Substantially all of this increase was attributable to properties opened in 2002. Property operating expenses for consolidated properties owned for all of 2001 and 2002 was relatively unchanged.

        Real estate taxes increased from $0.1 million in 2001 to $0.6 million in 2002, an increase of $0.5 million or 500%. Substantially all of this increase was attributable to properties opened in 2002.

        Cost of construction and services increased from $6.4 million in 2001 to $19.5 million in 2002, an increase of $13.1 million or 204.7%. This increase was largely due to an increase of $8.6 million in costs of construction for third parties and an increase of $4.4 million relating to construction activity in 2002 on joint venture properties that became operational in 2002.

        General and administrative and other expense increased from $1.1 million in 2001 to $2.0 million in 2002, an increase of $0.9 million or 81.8%. As a result of significant increases in development activity and an overall growth in the business, our employee base grew 18% during 2002, including the hiring of a number of executive and managerial employees, resulting in the majority of this increase.

        Depreciation and amortization increased from $0.4 million in 2001 to $1.3 million in 2002, an increase of $0.9 million or 225%. Substantially all of this increase was attributable to properties opened in 2002.

        Interest expense increased from $1.2 million in 2001 to $2.3 million in 2002, an increase of $1.1 million or 91.7%. Substantially all of this increase was attributable to properties opened in 2002.

        Losses on disposal were $0.2 million in 2002 largely due to the write off of fixed assets disposed of in connection with the move to our present headquarters in April 2002. We had no gains or losses on sales in 2001.

        Equity in earnings of unconsolidated entities increased from $0.2 million in 2001 to $1.6 million in 2002, an increase of $1.4 million or 700%. This increase was largely due to our 43% share of a $3.2 million settlement we received from a tenant at our Glendale Mall property. In addition, Glendale Mall had improvement in operating results of $0.4 million. Offsetting this increase was a loss of $0.2 million at our Spring Mill Medical properties which opened in 2002. Also offsetting the increase was a gain on the sale of land at our 50 S. Morton property in 2001 of $0.4 million.

Liquidity and Capital Resources

        We will have a substantially different capital structure than our predecessor as a result of this offering and our other formation transactions. We will substantially reduce the proportion of debt encumbering the properties in our portfolio, compared with our predecessor. Upon completion of this offering, the formation transactions and the use of proceeds therefrom, we anticipate that our total consolidated indebtedness outstanding will be approximately $217 million, or approximately 46% of our total assets on a pro forma basis as of March 31, 2004. We will assume approximately $392 million of indebtedness and additional cash requirements in connection with this offering and our other formation transactions, including the purchase of our seven pending acquisitions and costs to acquire the additional interests from our joint venture and minority interest partners. We expect to reduce a total of approximately $222 million of our indebtedness and financing requirements using the proceeds of this offering and intend to enter into a new loan in the amount of $16.5 million secured by one of our properties and borrow approximately $30.5 million under the revolving credit facility described below to acquire properties as described in "Use of Proceeds" on page 34.

        We have obtained a commitment to establish a three-year, $150 million secured revolving credit facility with Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, one of our underwriters, and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., one of our underwriters. We expect to enter into this new credit facility at or shortly after the completion of this offering. Borrowings under the facility will bear interest at a floating rate of LIBOR plus 135 to 150 basis points, depending on our leverage ratio, and will be secured by certain of our properties. The amount that we may borrow under the facility will be dependent on us maintaining a minimum "borrowing base" of properties, and we currently expect that approximately $60 million will be available for draw when the facility is initially put in place. We intend to use this new credit facility principally to fund growth opportunities and for working capital purposes.

        Our ability to borrow under this new credit facility will be subject to our ongoing compliance with a number of financial and other covenants, including with respect to:

  •
  our amount of leverage;

  •
  a minimum interest coverage ratio;

  •
  our minimum tangible net worth;

  •
  a minimum fixed charge coverage ratio;

  •
  the collateral pool properties generating sufficient net operating income to maintain a certain fixed charge ratio; and

  •
  the collateral pool properties maintaining a minimum aggregate occupancy rate.

        Under the facility, we are permitted to make distributions to our shareholders of up to 95% of our funds from operations provided that no event of default exists. If an event of default exists, we may only make distributions sufficient to maintain our REIT status.

        The facility also includes a swingline of $20 million to be made available for same day borrowings. Advances under the swingline may be outstanding for no more than five days. We may extend the facility for one year, provided that no events of defaults are in existence and we pay an extension fee of $300,000. This new credit facility will also contain other customary covenants and performance requirements. Our ability to enter into this facility is subject to completion of this offering and certain other customary conditions. We cannot assure you that we will enter into this new facility.

        We derive substantially all of our revenue from tenants who lease space from us at our properties. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our tenants. While we believe that the nature of the properties in which we typically invest—primarily neighborhood and community shopping centers—provides a relatively stable revenue flow in uncertain economic times, general economic downturns or downturns in the markets in which we own properties may still adversely affect the ability of our tenants to meet their lease obligations. In that event, our cash flow from operations would be materially affected.

        The nature of our business, coupled with the requirement imposed by REIT rules that we distribute a substantial majority of our income on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term. Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our operating properties, interest expense and scheduled principal payments on our debt, expected dividend payments (including distributions to persons who hold units in our operating partnership) and recurring capital expenditures. When we lease space to new tenants, or renew leases for existing tenants, we also incur expenditures for tenant improvements and leasing commissions. This amount, as well as the amount of recurring capital expenditures that we incur, will vary from year to year, in some cases significantly. For 2004, we expect to incur approximately $1.0 million of costs for tenant improvements, leasing commissions and recurring capital expenditures. We expect to meet our short-term liquidity needs through cash generated from operations and, to the extent necessary, borrowings under the revolving credit facility that we expect to obtain.

        Our long-term liquidity needs consist primarily of funds necessary to pay for development of new properties, redevelopment of existing properties, non-recurring capital expenditures, acquisitions of properties and payment of indebtedness at maturity. As discussed elsewhere, we currently have 13 development projects underway that are expected to cost approximately $118 million, of which approximately $48 million had been incurred as of March 31, 2004. In addition, we are actively pursuing the acquisition of other properties, which will require additional capital. We do not expect that we will have sufficient funds on hand to cover these long-term cash requirements. We will have to satisfy these needs through either additional borrowings, sales of common or preferred shares and/or cash generated through property dispositions and joint venture transactions.

        We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which our tax indemnity obligations relate represented approximately 32% of our annualized base rent in the aggregate as of March 31, 2004. These six properties are International Speedway Square, Shops at Eagle Creek, Whitehall Pike, Ridge Plaza Shopping Center, Thirty South

and Mid-America Clinical Labs. These tax indemnity obligations may affect our ability to meet our long-term liquidity needs with proceeds from property dispositions.

        We believe that we will have access to these sources of capital to fund our long-term liquidity requirements, but, as a new public company, we cannot assure you that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about our company.

    Cash Flows

  Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

        Cash provided by operating activities was $5.2 million for the three months ended March 31, 2004, an increase of $4.2 million over 2003. The increase in 2004 is primarily due to a decline in cash used for deferred costs and other assets of $1.4 million in 2004 compared to $6.8 million in 2003, offset by cash provided by increases in accounts payable and accrued expenses of $5.6 million in 2004 compared to $7.5 million in 2003. During 2003, we acquired three shopping centers which contributed $0.5 million to our cash flows in the three months ended March 31, 2004. Also during 2003, our PEN Products property became operational, which contributed $0.1 million to our cash flows during the three months ended March 31, 2004. We expect that cash provided from operations will provide a significant portion of our short term liquidity requirements.

        Cash used in investing activities was $14.2 million for the three months ended March 31, 2004, a decrease of $12.0 million from 2003. The primary reason for this decrease was the acquisition of Ridge Plaza Shopping Center in March 2003. We expect that future growth through acquisitions will be financed using additional borrowings, sale of common or preferred shares and/or cash generated through property dispositions and joint venture transactions.

        Cash provided by financing activities was $7.7 million in 2004, a decrease of $14.3 million from 2003. The primary reason for this decrease was the decline in loan proceeds from $24.0 million in 2003 to $13.8 million in 2004 for which the proceeds were used to finance development activity. We made net distributions of $2.3 million in 2004 compared to net contributions of $2.7 million in 2003.

  Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

        Cash provided by operating activities was $4.4 million for the year ended December 31, 2003, an increase of $2.7 million over 2002. The increase in 2003 is largely due to cash generated by our Ridge Plaza Shopping Center, King's Lake Square and Shops at Eagle Creek properties which were acquired in 2003.

        Cash used in our investing activities totaled $92.5 million in 2003, an increase of $76.5 million over 2002. Our investing activities consisted primarily of the acquisitions of our Ridge Plaza Shopping Center, King's Lake Square and Shops at Eagle Creek properties totaling $45.6 million and capital expenditures, primarily related to our development activity, totaling $48.6 million. Our development activity is expected to continue at a strong pace into 2004. We also received $1.4 million of distributions from unconsolidated entities in 2003.

        Cash provided by financing activities totaled $86.7 million during 2003, an increase of $70.1 million from 2002. This cash flow includes $112.0 million in loan proceeds (net of transaction costs), less debt repayments of $29.9 million. We received $14.6 million of contributions and distributed $9.9 million. Net proceeds from this offering will fund additional acquisitions in 2004.

  Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

        Cash provided by operating activities was $1.7 million for the year ended December 31, 2002, an increase of $0.9 million over 2001. This change is primarily due to cash generated by properties which were opened during 2002.

        Cash used in investing activities was $16.0 million in 2002, a decrease of $9.9 million from 2001. This decrease is primarily due to a decline in capital expenditures of $8.0 million between years.

        Cash provided by financing activities was $16.6 million in 2002, a decrease of $9.5 million from 2001. Net borrowings decreased $7.7 million between years, while net distributions were $1.6 million in 2002 compared to net contributions of $0.2 million in 2001.

    Contractual Obligations

        The following table summarizes our contractual obligations to third parties, excluding interest, as of December 31, 2003:

	Construction Contracts	Operating Leases	Consolidated Long Term Debt		Our Share of Debt in Unconsolidated Joint Venture Entities		Total
	($ in thousands)
2004	$4,409	$317	$43,145		$12,775	(1)	$60,646
2005	—	317	48,648		232		49,197
2006	—	317	12,141		—		12,458
2007	—	317	1,659		—		1,976
2008	—	327	739		285		1,351
Thereafter	—	2,407	35,166		15,555		53,128

Total	$4,409	$4,002	$141,498	(2)	$28,847	(2)	$178,756

(1)
Includes approximately $12.5 million of debt relating to Glendale Mall (in which we owned a 43% interest as of December 31, 2003), which was subsequently consolidated as of March 31, 2004.

(2)
We currently expect to satisfy approximately $60.4 million of our consolidated debt and approximately $15.3 million of our share of debt in unconsolidated joint venture entities with the net proceeds of this offering.

    Consolidated Indebtedness Expected to be Outstanding After this Offering

        Upon completion of this offering and the formation transactions described herein, we expect to have approximately $217 million of outstanding consolidated indebtedness on a pro forma basis as of March 31, 2004. Such indebtedness will consist of eleven mortgages secured by our operating properties, six acquisition loans, six construction loans secured by our development properties and anticipated borrowings under our revolving credit facility. Of our outstanding indebtedness upon completion of this offering and our other formation transactions, we expect that approximately 38% of our outstanding indebtedness will be floating rate financing.

		Pro Forma
	Historical Consolidated Amount (as of 3/31/04)
		Consolidated Amount (as of 3/31/04)	Percent of Total Debt	Weighted Average Interest Rate (3)	Maturity Date	Annual Debt Service	Balance at Maturity(4)
	($ in thousands)
Fixed Rate Debt
Permanent loans (1)	$40,031	$127,502	58.9%	6.90%	2006 - 2023	$10,618	$104,132
Acquisition loans	9,711	—	—	—		—	—
Premium on loan (2)	—	6,484	3.0%	—		—	—

	49,742	133,986	61.9%	6.90%		10,618	104,132
Floating Rate Debt
Revolving credit facility	—	30,500	14.1%	2.53%	2007	772	30,500
Permanent loans	83,080	5,721	2.6%	3.93%	2008	517	4,835
Construction loans	22,942	23,642	10.9%	3.77%	2004 - 2005	891	23,642
Acquisition loans	25,796	22,780	10.5%	4.03%	2004 - 2005	918	22,786

	131,818	82,643	38.1%	3.40%		3,098	81,763

Total Debt	$181,560	$216,629	100.0%	5.52%		$13,716	$185,895

(1)
Excludes our share of debt in unconsolidated joint venture entities of approximately $8.9 million on a pro forma basis. Includes $16.5 million of additional mortgage debt that we expect to incur in connection with this offering, at an assumed interest rate of 5.15%, an assumed 30-year amortization schedule and an assumed maturity date of August 2009.

(2)
Net premium on Plaza at Cedar Hill loan, Sunland Towne Centre loan and the two Centre at Panola loans.

(3)
Floating rate debt assumes 60-day LIBOR rate of 1.18% and Prime rate of 4.0%, the rates in effect at March 31, 2004.

(4)
On a pro forma basis, we have six loans totaling approximately $22.2 million that mature at various times in 2004. All of these loans are construction and land acquisition loans advanced in connection with the development of eight of our retail properties. We expect that each of these loans will be extended, refinanced or paid off upon its maturity or the completion of the project to which such loan relates, whichever is earlier. Approximately $15.7 million of this amount was refinanced since March 31, 2004.

Funds from Operations

        Funds from Operations, which we refer to as FFO, is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (NAREIT), which we refer to as the White Paper. The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

        Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definitions differently than we do.

The following table presents a reconciliation of pro forma net income to our pro forma FFO for the periods presented:

	Three Months Ended March 31, 2004		Year Ended December 31, 2003
	Pro forma	Historical	Pro forma	Historical
	($ in thousands)
Net income	$1,561	$331	$4,937	$1,437
Limited partners' interests	756	—	2,389	—
Depreciation and amortization	3,556	910	14,863	2,893
Depreciation and amortization of unconsolidated properties	67	318	252	1,340
Minority interest share of depreciation	—	(252)	—	(673)

Funds from operations of the Operating Partnership	5,940	1,307	22,441	4,997
Company's share of funds from operations	$4,004	$1,307	$15,125	$4,997

Quantitative and Qualitative Disclosures About Market Risk

        Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

    Market Risk Related to Fixed Rate Debt

        We expect to have approximately $217 million of outstanding consolidated indebtedness on a pro forma basis as of March 31, 2004, of which $134 million or 62% is fixed rate and $83 million or 38% is variable rate.

        Based on the level of fixed rate debt expected to be outstanding upon completion of this offering and the formation transactions described herein, a 100 basis point increase in market interest rates would result in a decrease in the fair value of this fixed rate debt of approximately $5.2 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed rate debt of approximately $5.6 million. A 100 basis point increase or decrease in interest rates on our pro forma variable rate debt would increase or decrease our annual interest expense by approximately $0.8 million.

    Inflation

        Most of our leases contain provisions designed to mitigate the adverse impact of inflation by requiring the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

OUR BUSINESS AND PROPERTIES

Overview

        We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. Upon the completion of this offering and our other formation transactions, we will own interests in a portfolio of 25 operating retail properties totaling approximately 4.1 million square feet of gross leasable area (including non-owned anchor space) and 12 retail properties under development that are expected to contain approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). We also will own interests in four operating commercial properties totaling approximately 545,000 square feet of net rentable area, a related parking garage and one commercial property under development. In addition, we will own interests in nine parcels of land at or near our properties that may be used for future development of retail or commercial properties. Our initial portfolio will consist of properties in Indiana, Texas, Florida, Illinois, New Jersey, Georgia, Washington and Oregon.

        Our strategy is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our development portfolio and identify additional growth opportunities in the form of new developments and acquisitions. We believe that we will continue to source a significant volume of growth opportunities through the extensive network of tenant, corporate and institutional relationships that we have established over the last four decades. We plan to focus our new investments in the shopping center sector, but also may selectively pursue commercial development opportunities in markets where we currently operate and where we believe we can leverage our existing infrastructure and relationships to generate attractive risk adjusted returns.

        Our operating portfolio was approximately 94% leased as of March 31, 2004 to a diversified tenant base, with no single tenant accounting for more than 5% of our annualized base rent. Our neighborhood and community shopping centers built before 2002 were approximately 97% leased as of March 31, 2004. Our seven development properties that are expected to open during the remainder of 2004 were approximately 75% pre-leased as of July 23, 2004. We have also begun development of six additional retail properties that are expected to be completed in 2005 and have placed land for an additional six development projects under contract. We believe that our development pipeline will be a significant source of our future growth.

        We were formed in March 2004 to succeed to certain businesses of Kite Companies, a nationally recognized real estate owner and developer. Kite Companies was founded in 1960 by our Chairman, Al Kite, and since that time has grown from an interior construction company to a full-service, vertically integrated real estate development, construction and management company. Our subsidiary, KMI Realty Advisors, is a registered real estate investment advisor that provides investment advisory and program management services to two pension funds and one corporate client. In addition to the states in which it currently operates, Kite Companies has owned and developed properties in Ohio, Kentucky, Wisconsin, Iowa and Virginia in the last five years.

        We are organized as a Maryland real estate investment trust. We will conduct substantially all of our business through Kite Realty Group, L.P., our operating partnership, which we will control as general partner. Upon completion of this offering and our other formation transactions, we will own an approximately 67% interest in our operating partnership.

Our Competitive Advantages

        We believe that we distinguish ourselves as a developer and owner of neighborhood and community shopping centers on the basis of the following:

  •
  Vertically Integrated Development and Operating Platform. We are a vertically integrated real estate company with in-house capabilities and expertise in project design, development, leasing,

    construction and property management. Vertical integration means that we control all aspects of the development process from design to operation, which improves our ability to deliver a quality product to our tenants on budget and on time. In addition, our construction expertise enables us to better identify and complete redevelopment and value-enhancing acquisition opportunities.

  •
  Proven Development Track Record. Since 1999, Kite Companies has developed or redeveloped 31 properties in nine states totaling approximately 3.1 million square feet of space. Twelve of those properties are in our initial portfolio and 19 have been sold for gross proceeds of approximately $291 million, generating a $70 million profit over development and acquisition costs. Examples include:

    Retail Development. Our International Speedway Square shopping center exemplifies our creative, problem-solving approach to retail development. To build the project, we assembled multiple tracts of land adjacent to Daytona International Speedway in Daytona Beach, Florida. We negotiated a joint venture with the owners of the dominant land parcel and then negotiated a purchase of the smaller parcel from a foreign entity with limited domestic real estate experience. We then commenced construction of the 234,000 square foot project and it opened for business nine months after we gained control of the land. The property was 98% leased as of March 31, 2004 and is anchored by Circuit City, Bed Bath & Beyond, Michael's, Stein Mart, Old Navy, Staples, Shoe Carnival, and Petco, with ground leases to Buca di Beppo and Longhorn Steakhouse.

    Commercial Development. Thirty South, a multi-tenant office building in downtown Indianapolis that is home to our corporate headquarters, is an example of our redevelopment capabilities. This building was originally constructed in phases from 1905 to 1929 as the flagship store of the L.S. Ayres department store chain and contains approximately 298,000 square feet of net rentable area. The property was redeveloped as a corporate headquarters in 1997 at a cost in excess of $35 million, but after a corporate merger in 2000 was left vacant. Following an unsuccessful attempt by another developer to convert Thirty South into a multi-tenant office building, we purchased the building and a companion 851-space detached parking garage in 2001 for approximately $15 million. We converted the building into a multi-tenant office space at a cost of approximately $9.4 million. Before closing, we had secured tenant commitments in excess of 150,000 square feet, over 50% of the net rentable area of the building. As of March 31, 2004, Thirty South was 98% leased to a variety of tenants, including Eli Lilly and City Securities.

  •
  Strong Development Pipeline. We are currently developing 12 retail properties in areas with favorable demographics that are projected to total approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). The estimated total project cost for these properties is approximately $114 million, of which approximately $47 million had been incurred as of March 31, 2004. The 2004 estimated average household income within a one-mile radius of our current retail developments was approximately $93,500. From 2000 to 2004, these areas had a population growth rate of 14.7%, compared to the national average of 4.1% during the same period. For the eight current developments in Indiana, the 2004 estimated average household income within a one-mile radius of these projects was approximately $107,500, which represents approximately 187% of the 2004 estimated average statewide household income. From 2000 to 2004, these areas had a population growth rate of 14.6%, compared to the state average of approximately 2.3% during the same period. In addition, we own interests in nine parcels of land at or near our properties that represent future retail and commercial development opportunities, either in the form of expansion of existing properties or development of new retail properties, and have placed land for an additional six retail development projects under contract. The successful completion and lease-up of these properties is expected to be a significant source of growth for us over the next several years.

    One example is our Traders Point property. In June 2003, we acquired a 57-acre parcel on the northwest side of Indianapolis that was one of the last large undeveloped parcels in Indianapolis with interstate frontage. Over 102,000 people live within a five-mile radius of Traders Point, with a 2004 estimated average household income of approximately $79,000. We secured the property due in part to our long-term relationship with the seller. We commenced construction on the community shopping center in November 2003, delivered the first building pads in February 2004 and expect the center to open in fall 2004. Traders Point shopping center is expected to consist of approximately 368,000 square feet anchored by Galyan's, Marsh Supermarket, Bed Bath & Beyond, Michaels and Kerasotes ShowPlace Theatres. As of July 23, 2004, we had pre-leased approximately 68% of the center to these and other tenants.

  •
  Strong Retailer Relationships. Our business is driven by retailer relationships. We have established relationships with nationally recognized retailers. Lowe's, Circuit City and Publix are among our top ten tenants and we have completed multiple transactions with Kohl's, Bed Bath & Beyond, Target and Wal-Mart. We also have partnered with some of these retailers to identify attractive investments in new and existing markets. It is our experience that strong retailer relationships improve tenant retention with our tenants and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

  •
  High Quality Operating Portfolio. Our retail operating portfolio is concentrated in areas with favorable demographics. The areas within a one-mile radius of our operating retail properties had a 2004 estimated average household income of approximately $73,000 and population growth of approximately 16% from 2000 through 2004. We have developed or redeveloped 15 of the 30 operating properties that will be in our initial portfolio.

  •
  Seasoned and Committed Management Team. Each member of our senior management team has at least 15 years of experience in the real estate business, and the entire senior management team has worked together for five years. In the past five years, Kite Companies, through its affiliates, has acquired or developed approximately 5.7 million square feet and has managed more than 16 million square feet. Our senior management team is expected to collectively own an approximate 27% aggregate equity interest in our company on a fully diluted basis, which strongly aligns management's interests with those of our shareholders.

Company History and Our Operating Units

        After serving in the Air Force as a fighter pilot and troop carrier pilot in the late 1950s, Al Kite followed his father and uncle into the interior construction business and launched Kite Companies with his cousin, Albert Kite, in 1960. During these early years of operation they gradually expanded the business from interior construction projects to management of general construction projects. In the 1970s, Albert Kite left the business and Al was joined by his brother, Ken Kite, and Kite Companies worked on various construction projects in the United States as well as other parts of the world. The brothers' relevant experience in construction and "hands-on" approach became a hallmark of the company as the business expanded, facilitating the development of key relationships with several investors that wanted to partner with them on development projects in the United States.

        In the early 1980s, Kite Companies began to engage in real estate ownership and development. Two of its first projects were The Centre and The Corner, adjacent neighborhood shopping centers in the Indianapolis suburb of Carmel that Kite Companies continues to own interests in today.

        Al Kite was then joined in the business by his two sons, John Kite and Paul Kite, and Tom McGowan. Between 1987 and 1994, Kite Companies leveraged its construction expertise to expand into retail and commercial real estate ownership and development. In this process, the team successfully integrated four distinct but complementary business units to drive growth. Ken Kite retired in 1998.

        Kite Development started operations in 1983 as the real estate arm of Kite Companies. Its initial operations primarily consisted of construction of retail and commercial properties on a build-to-suit basis. These operations were significantly expanded to include development and acquisition of multi-tenant retail centers when John Kite, Paul Kite and Tom McGowan joined the company. Kite Development serves as an in-house and third-party developer for national retailers and other clients, providing a broad range of services that include site selection, development incentives procurement, design, leasing, construction and property management. Kite Development developed or redeveloped 15 of the 30 operating properties in our initial portfolio. The Principals will contribute their interests in Kite Development to us as part of our formation transactions.

        Kite Construction began its global operations in the late 1960s as Kite International. In its early years of operations, the company managed general and interior construction projects in Europe and North Africa. Today, Kite Construction provides general construction, construction management, design/build and complete site development services. The company is accomplished in corporate, institutional, hotel, medical and retail construction. The Principals will contribute their interests in Kite Construction to us as part of our formation transactions.

        KMI Realty Advisors, which we refer to as KMI, is a registered Qualified Professional Asset Manager (QPAM) under ERISA, providing strategic property services to both the public and private sector. KMI provides a full range of real estate consulting services to assist its clients in achieving their investment goals. KMI's full range of services include portfolio management, due diligence, acquisition, development, financial, program management, facility management, comprehensive program management and disposition services. KMI currently manages or co-manages a real estate portfolio of approximately $400 million for two pension funds and one corporate client. The Principals will contribute their interests in KMI to us as part of our formation transactions.

        Kite, Inc., which will not be contributed to us, is one of the largest full-service interior construction contractors in the United States. Kite, Inc. self performs carpentry, drywall, acoustical ceiling and painting operations through a workforce of over 400 employees.

Our Business and Growth Strategy

        Our primary business objectives are to generate increasing cash flow, achieve sustainable long-term growth and maximize shareholder value primarily through the development, acquisition and operation of well-located community and neighborhood shopping centers. Our business strategy to achieve these objectives consists of several elements:

  •
  Capitalize on our development pipeline. We believe our extensive development pipeline creates substantial opportunities to increase cash flow and create long-term shareholder value. We believe that our vertically integrated platform allows us to achieve attractive risk-adjusted returns on our development projects while substantially mitigating the risks associated with ground-up development.

  •
  Acquire well-located, high-quality retail properties. We will continue to pursue acquisitions of well-located, high-quality community and neighborhood shopping centers. Through our relationships with retailers and our extensive network of market contacts, we expect to continue to source attractive opportunities that meet our investment criteria. We believe our recent and pending acquisition transactions demonstrate our ability to leverage our proprietary relationships to locate and acquire high-quality retail centers. We believe that when effectively marketed, actively managed and aggressively leased, our newly acquired properties will demonstrate improved operating performance and attractive cash flow growth. Additionally, our status as a publicly traded UPREIT should enhance our ability to acquire properties from tax-motivated sellers through the use of operating partnership units as consideration, thereby providing sellers with liquidity and diversification while providing the opportunity for substantial deferral of income taxes that otherwise would be due as a result of a cash sale.

  •
  Maximize cash flow from our properties. We believe that our disciplined expense control, hands-on property management and targeted leasing program will enable us to maximize the operating performance at each of our properties. We perform regular property reviews to ensure optimal levels of occupancy and tenant retention. Currently, our near-term lease expiration exposure is minimal, with only 2.8% of our portfolio's current annualized base rent expiring in 2004 and no more than 6.5% of our portfolio's current annualized base rent expiring in any one year through 2010.

  •
  Sell assets and recycle capital. Kite Companies has a demonstrated history of selling assets and reinvesting the proceeds in higher return acquisition, development and redevelopment opportunities. We review each of our assets on a regular basis, weighing its future potential growth against its current market value to determine the appropriate capital strategy for the asset. We believe this discipline maximizes investment returns over time and will lead to higher shareholder returns. Since 1999, Kite Companies has sold 49 properties (including 22 outlots and land parcels) for an aggregate price of approximately $353 million.

  •
  Leverage KMI Realty Advisors, Inc. KMI Realty Advisors provides a full range of real estate consulting services to pension funds and Fortune 500 companies in achieving their investment goals. KMI currently manages or co-manages a real estate portfolio with a value of approximately $400 million for two pension funds and one corporate client. In addition to being a continuing source of income, we believe that KMI will facilitate future access to capital and avenues for growth. KMI will utilize resources from our development and construction operations to customize a real estate strategy to achieve specific client goals.

Investment and Market Selection Process

        We seek to develop and acquire primarily neighborhood and community shopping centers in neighborhood trade areas with attractive demographics. When specific markets are selected, we seek a convenient and easily accessible location, preferably occupying the dominant corner, that has abundant parking facilities, is close to residential communities and has excellent visibility for our tenants and easy access for neighborhood shoppers. Development and acquisition opportunities are presented for approval at successive stages to our capital allocation committee, which is comprised of our executive officers. The committee emphasizes the following factors:

  •
  Market and Trade Area: In order to take advantage of our current resources and create economies of scale, our development and acquisition activities are focused primarily in the markets in which we currently operate. By having a significant presence in a market and developing relationships in that market, we have a greater awareness of market trends and opportunities. We also consider opportunities to expand into other geographic markets, however, if we believe that those markets have favorable long-term growth prospects.

            We evaluate each market based on criteria appropriate for each market and prospective use, including:

  •
  average household income;

  •
  density of population within a one, three or five mile radius of the center depending on the characteristics of the property;

  •
  historical and projected population growth;

  •
  transportation patterns and infrastructure;

  •
  barriers to the development of competing centers; and

  •
  diverse employment base.

  •
  Property Characteristics: We focus on neighborhood and community shopping centers anchored by market-leading retailers or smaller operators with dominant niche positions. In addition, we focus on the presence of one or more additional anchors for these centers, including off-price retailers, office superstores and fabric and clothing retailers, all of whom we believe increase traffic at the centers and are beneficial to the value of the center.

    We also seek properties with a diverse tenant mix that includes service retailers, such as banks, florists, video stores, restaurants, apparel and specialty shops. We target dominant shopping centers that generate a steady, repetitive flow of traffic by providing staple goods to the community and offering a high level of convenience with ease of access and abundant parking.

  •
  Retailer Relationships: We seek to partner with key tenants and retailers, such as Lowe's, Walgreens, Circuit City, Old Navy, Bed Bath & Beyond, Publix, Kohl's, Target and Wal-Mart, to identify attractive investments in new and existing markets. We seek to maintain strong tenant and retailer relationships in order to avoid rent interruptions and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

Property Management and Leasing Strategy

        We believe that focused property management, leasing and tenant retention are essential to maximizing the cash flow and value of our properties. Our property management and leasing functions are supervised and administered by personnel at our Indianapolis headquarters.

        Our primary goal in property management is to maintain an attractive shopping environment on a cost effective basis for our tenants. Our property managers maintain regular contact with our tenants and frequently visit each asset to support the local personnel and to ensure the proper implementation and execution of our policies and directives. As part of our ongoing property management, we conduct regular physical property reviews to improve our properties, react to changing market conditions and ensure proper maintenance. In addition, we have a competitive bid process for each of our service contracts. In the future, we may establish regional offices in certain markets such as Texas and Florida where we plan to expand our current operations through additional acquisitions and development.

        Our relationships with several national retailers that currently occupy space in our portfolio are the cornerstone of our overall leasing strategy. These nationally recognized anchor tenants enhance the stability and attractiveness of our properties by driving customer traffic, thereby enhancing the performance of our non-anchor tenants and small shops. Due to the importance of these anchor tenants to our business, our leasing and development teams work closely with each of these retailers on site selection and expansion opportunities within our current and future portfolio. This focused coverage allows us to anticipate space needs, fill vacant space in our existing portfolio and identify opportunities to enter into new markets.

        Our leasing representatives have become experts in the markets in which we operate by becoming familiar with current tenants as well as potential local, regional and national tenants who would complement our current tenant base. We study demographics, tenant sales and merchandizing mix to optimize the sales performance of our centers and thereby increase rents. We believe this hands-on approach maximizes the value of our shopping centers.

Industry Background

        The retail shopping center industry is one of the largest industries in the United States. According to the International Council of Shopping Centers (ICSC), shopping center-inclined retail sales in 2002 increased 4.3% over 2001 to approximately $1.8 trillion. According to the U.S. Bureau of Economic Analysis, consumer spending, which is the critical driving factor of retail sales, made up 70.6% of the U.S. Gross Domestic Product in 2003.

        Retail shopping centers typically are organized in one of four formats: neighborhood shopping centers, community shopping centers, regional malls and super regional malls. These centers are distinguished by various characteristics, which include shopping center size, the number and type of anchor tenants, the distance and travel time from consumers' homes, the types of products sold, and the customer base. We focus our business on neighborhood shopping centers and community shopping centers.

        Neighborhood shopping centers typically are grocery-anchored centers between 75,000 and 150,000 square feet in size that provide consumers with convenience goods such as food and drugs and services for the daily living needs of residents in the immediate neighborhood. Community shopping centers generally are between 100,000 and 350,000 square feet in size and typically contain multiple anchors and provide facilities for the sale of apparel, accessories, home fashion, hardware or appliances in addition to the convenience goods provided by a neighborhood shopping center.

        Unlike many industries that are routinely affected by cyclical fluctuations in the economy, we believe that the shopping center retail industry is less likely to be adversely affected by downturns in the economy. According to ICSC, despite periods of varying macroeconomic growth and in some cases decline in the U.S. economy, shopping center-inclined store sales increased 4.7%, 5.4% and 5.1% for the periods between 1992 and 1997, 1997 and 2002, and 1992 and 2002.

        Many factors affect the flow of shoppers to a particular retail environment, including distance, convenience, product, price and overall shopping experience. We believe neighborhood shopping centers historically have been, and will continue to be, the principal location for necessity-based retail shopping (groceries, pharmaceuticals, etc). Traditionally, enclosed malls were consumers' primary shopping destination for non-necessity-based shopping. Beginning in the 1990s, however, shoppers began migrating to community shopping centers that routinely offer consumers easy access, ample parking and leading retailers as tenants. In fact, according to ICSC, in 2002 sales at Warehouse Clubs & Superstores, Drug Stores and Home Improvement Stores/Building Supplies, typical community shopping center tenants, had year over year increases of 16.7%, 8.4% and 5.2%, respectively, while sales at National Chain & Conventional Department Stores and Men's & Boys' Clothing Stores, typical enclosed mall tenants, declined by 3.5% and 3.2%, respectively.

        In the 56 metro markets covered by Reis, Inc., a provider of commercial real estate market information, which comprise its national market, during the period between 1999 and 2003, the collective inventory at neighborhood and community shopping centers increased 1.7% annually, from 1.43 billion square feet to 1.53 billion square feet, while the effective rent increased 2.4% annually, from $14.39 per square foot to $15.82 per square foot. During the same period, total population in these markets grew 1.3% annually and average household income grew 2.5% annually. From 2003 to 2008, Reis expects collective inventory at neighborhood and community shopping centers to increase 1.5% annually, while effective rents are expected to increase 2.8% annually. In addition, during that same five-year period, Reis expects population in its national market to increase 1.1% annually and household income to increase 3.2% annually.

Our Retail Properties

        The table below sets forth relevant information with respect to our retail operating portfolio as of March 31, 2004.

Operating Retail Properties

Property	Year Built / Renovated	Total GLA (1)	Owned GLA (1)	% Leased (2)	Annualized Base Rent (3)	% Of Total Annualized Base Rent	Base Rent Per Leased Sq. Ft. (4)	Major Tenants (5)	Non-owned Anchors(6)
	($ in thousands)
Florida:
Circuit City Plaza Coral Springs, FL (Ft. Lauderdale MSA)	2004	435,732	45,732	88.3%	$777	1.9%	$19.24	Circuit City	Wal-Mart Lowe's
International Speedway Square (7)(8) Daytona Beach, FL	1999	233,901	220,901	98.3%	2,551	6.3%	11.09	Stein Mart Bed Bath & Beyond Circuit City Old Navy Staples Michaels Shoe Carnival Petco
Wal-Mart Plaza (9)(10) Gainesville, FL	1970	177,766	177,766	100%	889	2.2%	5.00	Wal-Mart Books A Million Save A Lot
King's Lake Square Naples, FL	1986	85,497	85,497	96.1%	978	2.4%	11.90	Publix Walgreens
Waterford Lakes (11) Orlando, FL	1997	77,948	77,948	100%	881	2.2%	11.30	Winn-Dixie
Shops at Eagle Creek Naples, FL	1998	75,944	75,944	95.2%	758	1.9%	10.49	Winn-Dixie
Georgia:
Centre at Panola (11) Lithonia, GA (Atlanta MSA)	2001	73,079	73,079	98.6%	790	2.0%	10.96	Publix
Publix at Acworth (11) Acworth, GA (Atlanta MSA)	1996	69,628	69,628	100%	784	1.9%	11.25	Publix CVS
Illinois:
Silver Glen Crossings (7)(10) South Elgin, IL (Chicago MSA)	2002	138,212	132,663	83.9%	1,589	3.9%	13.70	Dominick's (Safeway Inc.) MC Sports
Indiana:
Glendale Mall (7)(12) Indianapolis, IN	1958/2000	724,026	579,189	85.1%	2,954	7.3%	5.89	L.S. Ayres Kerasotes Theatres Stein Mart Marion County Public Library Old Navy	Lowe's
Boulevard Crossing Kokomo, IN	2004	207,625	112,625	73.3%	1,008	2.5%	11.69	TJ Maxx Petco Shoe Carnival	Kohl's
Stoney Creek Commons Phase I (7)(13) Noblesville, IN (Indianapolis MSA)	2000	149,282	(13)	(13)	223	0.6%	(13)		Lowe's
Whitehall Pike Bloomington, IN	1999	128,997	128,997	100%	1,014	2.5%	7.86	Lowe's

Fishers Station (10)(14) Fishers, IN (Indianapolis MSA)	1989	115,752	115,752	90.4%	1,220	3.0%	11.65	Marsh Supermarket
Hamilton Crossing (7)(11) Carmel, IN (Indianapolis MSA)	1999	87,374	82,374	100%	1,306	3.2%	14.96	Office Depot
The Centre (15) Carmel, IN (Indianapolis MSA)	1986	80,689	80,689	97.5%	956	2.4%	12.15	Osco
The Corner Carmel, IN (Indianapolis MSA)	1984/2003	42,545	42,545	92.1%	447	1.1%	11.42	Hancock Fabrics
50 S. Morton Franklin, IN (Indianapolis MSA)	1999	2,000	2,000	100%	132	0.3%	66.00
New Jersey:
Ridge Plaza Shopping Center Oak Ridge, NJ	2002	115,112	115,112	89.1%	1,614	4.0%	15.74	A&P CVS
Texas:
Sunland Towne Centre (7)(11) El Paso, TX	1996	312,571	307,595	99.0%	2,991	7.4%	9.67	Kmart Circuit City Petsmart Roomstore Ross Stores
Plaza at Cedar Hill (11) Cedar Hill, TX (Dallas MSA)	2000	299,783	299,783	100%	3,501	8.7%	11.68	Hobby Lobby Linens N' Things Marshall's Ross Stores Old Navy Office Max Barnes & Noble
Preston Commons Frisco, TX (Dallas MSA)	2002	142,564	27,564	100%	630	1.6%	22.84		Lowe's
Cedar Hill Village (10) Cedar Hill, TX (Dallas MSA)	2002	139,144	44,314	100%	644	1.6%	14.53	Ultimate Electronics	JC Penney
Burlington Coat (16) San Antonio, TX	1992/2000	107,400	107,400	100%	483	1.2%	4.50	Burlington Coat Factory
Galleria Plaza (10)(17) Dallas, TX	2002	44,306	44,306	100%	1,195	3.0%	26.97	Ultimate Electronics

Total/Weighted Average		4,066,877	3,049,403	94.0%	$30,315

(1)
Owned GLA represents gross leasable area at the property that is owned by us. Total GLA includes Owned GLA, plus square footage attributable to non-owned outlot structures and non-owned anchor space.

(2)
Percent of Owned GLA (including square footage of non-owned structures on outlots that we ground lease to tenants) leased as of March 31, 2004.

(3)
Annualized base rent includes rent attributable to outlot structures that are ground leased to tenants.

(4)
Base Rent Per Leased Square Foot includes rents and square footage for outlot structures that are ground leased to tenants.

(5)
We define major retail tenants as single tenants that occupy at least 10,000 square feet of GLA at the property including non-owned anchors.

(6)
This retailer is an anchor of the center, but we do not own its improvements or the underlying land, and therefore we do not collect rent from this retailer. We refer to these retailers as "non-owned anchors." We believe identification of non-owned anchors is important because the anchor retailers at a property (whether or not we collect rent from the retailer) may significantly affect the leasing of owned space at the property.

(7)
The following properties include outlot structures that are ground leased to tenants.

Property	Sq. Ft. Ground Leased	Ground Lease Annualized Base Rent
		($ in thousands)
Stoney Creek Commons Phase I	14,085	$223
Glendale Mall	9,837	$140
International Speedway Square	13,000	$205
Silver Glen Crossings	5,549	$85
Hamilton Crossing	5,000	$65
Sunland Towne Centre	4,976	$95
(8)
This property is managed by our former joint venture partner, with whom we developed the property, pursuant to a management contract. We perform all leasing services at the property.

(9)
We acquired this property through a joint venture with a third party that manages the property. At the current time, we receive 85% of the cash flow from the property, which percentage may decrease under certain circumstances.

(10)
We acquired Silver Glen Crossings on April 1, 2004; Cedar Hill Village on June 28, 2004; our interest in Galleria Plaza on June 30, 2004; our interest in Wal-Mart Plaza on July 2, 2004; and our interest in the small shops at Fishers Station on July 23, 2004.

(11)
We have entered into agreements to acquire these properties. We expect to acquire these properties concurrently with or shortly after completion of this offering. We cannot assure you that any of these transactions will be completed. We expect to use approximately $68 million of the net proceeds of this offering to acquire these properties.

(12)
Effective June 2004, this property is managed and leased by an affiliate of General Growth Properties pursuant to a management contract.

(13)
We own four outlots on this property, three of which were ground leased to tenants as of March 31, 2004.

(14)
This property is divided into two parcels: a grocery store and small shops. We acquired a 25% interest in the small shops on July 23, 2004 and have entered into an agreement to acquire 100% of the grocery store. We cannot assure you that this transaction will be completed.

(15)
We own a 60% interest in this property through a joint venture with the third party that manages the property.

(16)
We do not own the land at this property. We have leased the land pursuant to a ground lease that expires in 2012. We have six five-year renewal options and a right of first refusal to purchase the property.

(17)
We do not own the land at this property. We lease the land pursuant to a ground lease that expires in 2027. We have five five-year renewal options.

        The table below sets forth relevant information with respect to our retail properties under development as of March 31, 2004, other than percent pre-leased, which is as of July 23, 2004.

Retail Properties Under Development

	Projected Total GLA (1)	Projected Owned GLA	Projected Opening Date (2)	Total Estimated Project Cost	Cost Incurred	% of Total Estimated Project Cost Incurred To Date	% Pre-leased (3)	Major Tenants (4)	Non-owned Anchors (5)
	($ in thousands)
50th & 12th Seattle, WA	14,500	14,500	Jul-04	$5,275	$4,710	89.3%	100%	Walgreens
176th & Meridian Puyallup, WA (Seattle MSA)	14,560	14,560	Aug-04	4,675	2,939	62.9%	100%	Walgreens
82nd & Otty (6) Clackamas, OR (Portland MSA)	155,000	10,000	Oct-04	1,991	263	9.9%	73.6%		Wal-Mart
Cool Creek Commons (7) Westfield, IN (Indianapolis MSA)	138,200	126,000	Oct-04	20,013	7,836	38.7%	65.2%	Stein Mart Fresh Market
Traders Point Indianapolis, IN	366,380	285,000	Nov-04	43,227	14,087	32.3%	68.0%	Galyan's Marsh Bed Bath & Beyond Michaels Kerasotes Theatres
Weston Park Phase I (8) Carmel, IN (Indianapolis MSA)	12,200	(8)	Nov-04	1,963	914	46.4%	(8)
Eagle Creek Phase II (9) Naples, FL	165,000	(9)	Jan-05	9,080	8,414	92.6%	(9)	(9)
Greyhound Commons (10) Carmel, IN (Indianapolis MSA)	201,325	(10)	Feb-05	4,397	1,970	44.8%	(10)		Lowe's
Red Bank Commons Evansville, IN	246,500	34,500	Mar-05	6,400	1,119	17.6%	30.1%		Home Depot Wal-Mart
Martinsville Shops Martinsville, IN	11,000	11,000	Mar-05	1,197	800	66.8%	0%
Geist Pavilion Fishers, IN (Indianapolis MSA)	38,000	38,000	Mar-05	7,747	1,414	18.9%	3.2%
Traders Point II Indianapolis, IN	48,600	41,000	Apr-05	8,288	2,112	25.5%	0%

Total	1,411,265	574,560		$114,253	$46,578	40.6%

(1)
Projected Owned GLA represents gross leasable area at the property that is expected to be owned by us. Projected Total GLA includes Projected Owned GLA, plus square footage attributable to projected non-owned outlot structures and non-owned anchor space that is existing or under construction.

(2)
Represents date that first tenant is projected to open for business.

(3)
Percent of Projected Owned GLA pre-leased as of July 23, 2004.

(4)
We define major retail tenants as single tenants that occupy at least 10,000 square feet of GLA at this property including non-owned anchors.

(5)
This retailer is an anchor of the center, but we do not own its improvements or the underlying land, and therefore we do not collect rent from this retailer. We refer to these retailers as "non-owned anchors."

(6)
We do not own the land at this property. We have leased the land pursuant to two ground leases that expire in 2017. We have six five-year options to renew this lease. We have ground leased an outlot to Krispy Kreme, which will contain a non-owned structure of approximately 5,000 square feet.

(7)
We also have ground leased an outlot to National City Bank, which will contain a non-owned structure of approximately 3,500 square feet.

(8)
Weston Park Phase I consists of three outlots. As of July 23, 2004, one outlot was leased to Bank of Indianapolis and one outlot was leased to National City Bank.

(9)
We intend to enter into a ground lease for this entire property.

(10)
Greyhound Commons consists of four outlots, two of which were leased as of July 23, 2004.

        In addition to the projects described above, we also have six retail development projects in the planning stage and have placed the land for each of these projects under contract.

        Set forth below are descriptions of the retail properties in our portfolio that were under development as of March 31, 2004. Demographic information is presented as relevant to the type of development: five-mile radius for community and power centers; three-mile radius for grocery-anchored centers; and one-mile radius for Walgreens, restaurant parks and small shops.

        50th & 12th.    This build-to-suit Walgreens development is located in the heart of the University District (University of Washington) of Seattle, Washington. An estimated 40,000 people live within a one-mile radius of the project with a 2004 estimated average household income of approximately $58,000. The site is located at a main commuting artery to Interstate 5 with easy access to downtown Seattle. The store is projected to open in July 2004.

        176th & Meridian.    This development, located in Puyallup, Washington, is a build-to-suit for Walgreens. The surrounding area within a one-mile radius of the property experienced population growth of over 24% from 2000 to 2004 with the addition of several master-planned residential developments. The site is located at one of the most heavily traveled roads in the area that connects the southeast portion of Pierce County with the Seattle-Tacoma metropolitan area. The 2004 estimated average household income within a one-mile radius of the store was approximately $93,000. The store is expected to open in August 2004.

        82nd & Otty.    This center, located in Clackamas, Oregon, a suburb of Portland, is being developed as a small shop building and a ground leased free-standing Krispy Kreme building. The surrounding area within a one-mile radius has a 2004 estimated average household income of $49,000 and experienced population growth of 6% from 2000 to 2004. The site is located on an outparcel to a vacant Home Depot that is being redeveloped into a Wal-Mart Supercenter. The site is located at a signalized intersection on a heavily traveled road in the Portland metropolitan area. The center was approximately 74% pre-leased as of July 23, 2004 and is expected to open in October 2004.

        Cool Creek Commons is located adjacent to our Greyhound Commons development project in Westfield, Indiana, a northern suburb of Indianapolis. This project will create a traditional upscale neighborhood shopping center anchored by Fresh Market and Stein Mart. The development will contain approximately 138,000 square feet and have a mix of restaurants and traditional retailers to complement the anchor tenants. It is estimated that the population within a three-mile radius of Cool Creek Commons has grown approximately 21% from 2000 to 2004, with a 2004 estimated average household income of approximately $110,000. The center was approximately 65% pre-leased as of July 23, 2004 and is projected to open in the fall of 2004.

        Traders Point is an upscale community center that is being developed at one of the few remaining large undeveloped tracts of land on the I-465 loop in Indianapolis, Indiana. The site benefits from a strong demographic profile and lack of surrounding competition. It is estimated that over 102,000 people live within a five-mile radius of Traders Point, with a 2004 average household income within that area of approximately $79,000. Anchored by Galyan's and a Marsh supermarket, this approximately 366,000 square foot center will host a number of national retailers and restaurants, including Bed Bath & Beyond and Kerasotes ShowPlace Theatres. Traders Point was approximately 68% pre-leased as of July 23, 2004 and is projected to open in November 2004. In addition, we own four acres of land adjacent to the property that are held for future development.

        Weston Park Phase I is located at the corner of 106th Street & Michigan Road in Carmel, Indiana, an area that experienced population growth of approximately 25% from 2000 to 2004 within a one-mile radius. There is a new Marsh supermarket and Super Target located across the street to further support the viability of the intersection as a community neighborhood retail area. Two of the three outlots at Weston Park Phase I have been leased to financial institutions and are projected to open in November 2004. In addition, 10.1 acres are held for future development. The 2004 estimated average household income within a one-mile radius of Weston Park Phase I is approximately $169,000.

        Eagle Creek Phase II will be developed alongside our existing grocery-anchored shopping center in Naples, Florida. Located at the intersection of US 41 and SR 951, the site provides access to a large, affluent and fast-growing population. The population within a three-mile radius of the center grew at a rate of 19.5% from 2000 to 2004 and has a 2004 estimated average household income of approximately $60,000. The intersection also provides easy access to the Marco Island residential base, where there are significant barriers to comparable development. We have agreed to enter into a ground lease with Lowe's for the entire property and anticipate signing the ground lease in January 2005.

        Greyhound Commons.    This restaurant park will consist of four free-standing restaurants located in front of an existing Lowe's and adjacent to our Cool Creek Commons development in a northern suburb of Indianapolis. The development is in an area of Carmel/Westfield that has experienced strong residential development in the last decade. The population within a one-mile radius of Greyhound Commons grew at a rate of approximately 26% from 2000 to 2004 and had a 2004 average household income of approximately $113,000.

        Red Bank Commons is located in front of a Wal-Mart Supercenter that is under construction and an existing Home Depot on the west side of Evansville, Indiana. The 246,500 square foot development, of which we will own approximately 34,500 square feet, will contain neighborhood retail shops that will capitalize on the expanded trade area produced by the addition of the Wal-Mart. Red Bank Commons is projected to open in 2005. The 2004 estimated average household income within a three-mile radius of Red Bank Commons is approximately $58,000.

        Martinsville Shops are located on US 31 in Martinsville, Indiana, approximately 30 miles south of Indianapolis, next to a Walgreens store that we developed and sold to a third party. Approximately 11,000 square feet of small shops are projected to be built on the site in 2005. The 2004 estimated average household income within a one-mile radius of Martinsville Shops is approximately $63,000. In addition, we own four acres of land adjacent to the property that are held for future development.

        Geist Pavilion.    This development is located in Fishers, Indiana, a fast-growing affluent northern suburb of Indianapolis. The population within a one-mile radius of Geist Pavilion grew at a rate of approximately 40% from 2000 to 2004 and had a 2004 average household income of approximately $113,000. This approximately 38,000 square foot upscale retail neighborhood shopping center development is adjacent to a non-owned Kroger grocery store that is currently under construction. Both the center and the Kroger store are scheduled to open in 2005.

        Traders Point II is being developed on an eight-acre parcel at the corner of Traders Point. It will contain approximately 48,600 square feet of small shops and restaurants and two outlot parcels, all of which will be integrated into the larger development. Traders Point II is projected to open in April 2005.

Our Commercial Properties

        In addition to our retail properties, we also have developed, redeveloped and acquired selected commercial properties in the greater Indianapolis area. The table below sets forth relevant information with respect to our commercial operating portfolio as of March 31, 2004.

Operating Commercial Properties

Property	Type	Year Built/ Renovated	NRA	% Leased (1)	Annualized Base Rent	% of Total Annualized Base Rent	Base Rent Per Sq. Ft.	Major Tenants (2)
	($ in thousands)
Thirty South Indianapolis, IN	Office	1905/ 1929/2002	298,346	97.8%	$5,092	12.6%	$17.45	Eli Lilly City Securities
Mid-America Clinical Labs Indianapolis, IN	Laboratory	1995/2002	100,000	100%	1,721	4.3%	17.21	Mid-America Clinical Laboratories
PEN Products (3) Plainfield, IN (Indianapolis, MSA)	Industrial	2003	85,875	100%	813	2.0%	9.47	Indiana Dept. of Administration
Spring Mill Medical (4) Carmel, IN (Indianapolis MSA)	Office	1998/2002	61,452	100%	1,467	3.6%	23.87	University Medical Diagnostic Associates Indiana Univ. Health Care Associates
Union Station Parking Garage (5) Indianapolis, IN	Garage	1986	(5)	(5)	1,059	2.6%	(5)	(5)

Total/Weighted Average			545,673	98.8%	$10,152

(1)
Percent of net rentable area, or NRA, leased as of March 31, 2004.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the NRA at this property.

(3)
We do not own the land at this property. We have leased the land from the State of Indiana pursuant to a ground lease that expires in 2013 and have constructed improvements that we have leased back to the Indiana Department of Administration. Both the ground lease and the building lease have ten-year terms with two ten-year renewal options that require the approval of both parties. If the building lease is not renewed at the end of the initial term or first renewal term, we may terminate the ground lease and the State must purchase the improvements at the end of the term at a previously negotiated purchase price.

(4)
We own a 50% interest in this property through a joint venture with one of the tenants at the property.

(5)
Union Station Parking Garage is a detached parking garage supporting Thirty South that includes 851 parking spaces. It is operated by Denison Parking, a third party, pursuant to a management agreement. We intend to convert the management agreement to a lease to Denison Parking concurrently with or immediately after completion of this offering.

        The table below sets forth relevant information with respect to our commercial property under development as of March 31, 2004, other than percent pre-leased, which is as of July 23, 2004.

Commercial Property Under Development

Property	Type	Projected NRA	Projected Opening Date	Total Estimated Project Cost	Cost Incurred	% of Total Estimated Project Cost Incurred To Date	% Pre-Leased (1)	Major Tenants (2)
	($ in thousands)
Indiana State Motor Pool (3) Indianapolis, IN	Industrial	115,000	Nov-04	$4,941	$951	18.5%	100%	Indiana Dept. of Administration

(1)
Percent of projected NRA pre-leased as of July 23, 2004.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the property's NRA.

(3)
We do not own the land at this property. We have leased the land from the State of Indiana pursuant to a ground lease that expires in 2013 and have constructed improvements that we have leased back to the Indiana Department of Administration. Both the ground lease and the building lease have ten-year terms with two ten-year renewal options that require the approval of both parties. If the building lease is not renewed at the end of the initial term or first renewal term, we may terminate the ground lease and the State must purchase the improvements at the end of the term at a previously negotiated purchase price.

        In addition, we will own interests in nine parcels of land at or near our properties (approximately 35 acres in Indiana and approximately nine acres in Texas) upon completion of this offering and our other formation transactions that may be used for future development of retail or commercial properties.

Tenant Diversification

        Upon completion of this offering and our other formation transactions, we will have leases with more than 325 distinct tenants, many of which are nationally recognized retailers. The following table sets forth information regarding the ten largest retail tenants and five largest commercial tenants in our portfolio based on annualized base rent as of March 31, 2004.

Top 10 Retail Tenants by Annualized Base Rent

Tenant	Total GLA	% of Total GLA	Annualized Base Rent	% of Total Annualized Retail Base Rent	Base Rent Per Sq. Ft.
Circuit City (1)	98,487	3.2%	$1,371,036	4.5%	$13.92
Ultimate Electronics (1)	63,627	2.0%	1,242,732	4.1%	19.53
Lowe's Home Center	128,997	4.2%	1,014,000	3.3%	7.86
Publix (1)	129,357	4.2%	989,364	3.3%	7.65
Kmart	110,875	3.6%	850,404	2.8%	7.67
Winn-Dixie (1)	103,406	3.3%	806,052	2.7%	7.80
A & P	58,732	1.9%	763,524	2.5%	13.00
Dominick's	65,636	2.1%	669,480	2.2%	10.20
Old Navy (1)	70,620	2.3%	587,952	1.9%	8.33
Marsh Supermarkets	58,295	1.9%	564,950	1.9%	9.69

Total Top 10 Retail Tenants/Weighted Average	888,032	28.6%	$8,859,494	29.2%	$9.98
Total Retail Portfolio/Weighted Average	3,049,403	100%	$30,315,208	100%	$10.40

(1)
Indicates multiple locations.

Top 5 Commercial Tenants by Annualized Base Rent

Tenant	Total NRA	% of Total NRA	Annualized Base Rent		% of Total Annualized Commercial Base Rent	Base Rent Per Sq. Ft.
Mid-America Clinical Laboratories	100,000	18.3%	$1,721,000		18.9%	$17.21
Eli Lilly	99,542	18.2%	1,642,428		18.1%	16.50
Indiana Dept. of Administration (1)	95,393	17.5%	970,296		10.7%	10.17
University Medical Diagnostic Associates	30,726	5.6%	844,344		9.3%	27.48
City Securities	34,949	6.4%	697,236		7.7%	19.95

Total Top 5 Commercial Tenants/Weighted Average	360,610	66.1%	$5,875,304		64.6%	$16.29
Total Commercial Portfolio/Weighted Average	545,673	100%	$9,092,635	(2)	100%	$18.83

(1)
Indicates multiple locations.

(2)
Excludes Union Station Parking Garage, which had gross parking income of $1,059,087 in 2003.

Geographic Diversification

        Upon completion of this offering and our other formation transactions, we will have operating properties located in six states. The following table sets forth relevant information with respect to the geographic diversification of our retail and commercial operating properties as of March 31, 2004.

Geographic Diversification—Operating Properties Portfolio

State	Number of Properties (1)	Total Owned GLA/NRA (2)	% of Total Owned GLA/NRA	Annualized Base Rent (3)	% of Annualized Base Rent
Indiana	13	1,689,844	47.0%	$18,352,491	46.6%
Texas	6	830,962	23.1%	9,444,300	24.0%
Florida	6	683,788	19.0%	6,834,160	17.3%
Georgia	2	142,707	4.0%	1,573,896	4.0%
Illinois	1	132,663	3.7%	1,589,296	4.0%
New Jersey	1	115,112	3.2%	1,613,700	4.1%

Total	29	3,595,076	100%	$39,407,843	100%

(1)
Excludes Union Station Parking Garage, which had gross parking income of $1,059,087 in 2003.

(2)
Total Owned GLA/NRA represents gross leasable area or net rentable area at the property that is owned by us.

(3)
Annualized Base Rent includes base rent attributable to outlot ground leases.

Lease Expiration

        The following table sets forth information regarding lease expirations at our retail and commercial operating properties over the next few years as of March 31, 2004.

Lease Expiration Table—Total Portfolio

Lease Expiration Year	Number of Expiring Leases	Expiring GLA/NRA (1)		% of Total Sq. Ft. Expiring	Expiring Base Rent (2)	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.	Expiring Ground Lease Revenue
2004	34	111,729	(3)	3.3%	$1,072,296	2.8%	$9.60	$0
2005	50	166,413		4.9%	2,194,600	5.7%	13.19	0
2006	56	177,143		5.2%	2,192,296	5.7%	12.38	0
2007	51	203,340		6.0%	2,522,064	6.5%	12.40	0
2008	30	280,602		8.2%	2,099,856	5.4%	7.48	0
2009	26	106,791		3.1%	1,514,670	3.9%	14.18	0
2010	14	183,901		5.4%	1,745,875	4.5%	9.49	0
2011	23	470,116		13.8%	3,774,360	9.8%	8.03	0
2012	23	159,833		4.7%	2,483,044	6.4%	15.54	0
2013 and thereafter	66	1,542,758		45.3%	18,995,502	49.2%	12.31	813,280

Total/Weighted Average	373	3,402,626		100.0%	$38,594,563	100.0%	$11.34	$813,280

(1)
Expiring GLA/NRA is Owned GLA/NRA currently leased. It excludes 185,861 square feet of owned GLA/NRA which were vacant as of March 31, 2004.

(2)
Excludes Union Station Parking Garage, which had gross parking income of $1,059,087 in 2003.

(3)
Includes 46,517 square feet for which renewal leases were executed subsequent to March 31, 2004.

Individual Property Information

  Significant Properties

        Set forth below is information with respect to certain significant properties.

        Glendale Mall.    In 1999, we purchased Glendale Mall, the first enclosed mall in Indianapolis, and embarked on an ambitious redevelopment project to transform this aged property into a community lifestyle center. Three years into the redevelopment process, Glendale is anchored by L.S. Ayres department store, a non-owned Lowe's, a Kerasotes movie theatre, a branch of the Marion County Public Library, Old Navy, Stein Mart and Staples. As of March 31, 2004, over 85% of Glendale Mall's approximately 580,000 square feet of owned space was leased.

        The following tables set forth certain information with respect to Glendale Mall as of March 31, 2004.

Primary Tenants—Glendale Mall

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Kerasotes Theaters	Movie Theater	May-15	4 × 5 yr Terms	43,040	7.4%	$499,500	$11.61	16.9%
L.S. Ayres	Department Store	Jan-11	16 × 5 yr Terms	237,455	41.0%	$300,000	$1.26	10.2%

Lease Expiration Table—Glendale Mall

Lease Expiration Year	Number of Expiring Leases	Expiring GLA (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.	Expiring Ground Lease Revenue
2004	10	26,060	5.3%	$109,776	3.9%	$4.21	$0
2005	5	6,548	1.3%	72,360	2.6%	11.05	0
2006	7	42,376	8.6%	378,888	13.5%	8.94	0
2007	3	25,946	5.3%	178,224	6.3%	6.87	0
2008	0	0	0.0%	0	0.0%	0.00	0
2009	2	4,600	0.9%	71,520	2.5%	15.55	0
2010	3	40,406	8.2%	359,244	12.8%	8.89	0
2011	8	279,305	56.9%	812,568	28.8%	2.91	0
2012	3	2,369	0.5%	114,300	4.1%	48.25	0
2013 and thereafter	5	64,034	13.0%	716,824	25.5%	11.19	140,000

Total	46	491,644	100%	$2,813,704	100%	$5.61	$140,000

(1)
Expiring GLA is Owned GLA currently leased. It excludes 87,545 square feet which were vacant as of March 31, 2004.

Average Occupancy Rate and Base Rent—Glendale Mall

Fiscal Year	Average Occupancy Rate	Average Annual Rent Per Sq. Ft.
2003	84.2%	$6.47
2002	83.0%	$6.93
2001	75.7%	$6.35
2000	64.8%	$6.19
1999	71.4%	$3.37

        The 2003 property taxes for Glendale Mall were approximately $598,000 representing a rate of 3.5% of assessed value with respect to one portion of the property and 2.8% of assessed value with respect to the other portion.

        Plaza at Cedar Hill.    This power center located in a growing suburb of Dallas, Texas, will be acquired by us at or shortly after the conclusion of this offering for approximately $38.7 million. The Plaza at Cedar Hill has nearly 300,000 square feet of gross leasable area and is 100% occupied by tenants, including national retailers Hobby Lobby, Barnes & Noble, Marshall's, Ross Stores, Old Navy and Linens 'N Things.

        The following tables set forth certain additional information with respect to Plaza at Cedar Hill as of March 31, 2004.

Primary Tenants—Plaza at Cedar Hill

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Hobby Lobby	Crafts	Oct-15	2 × 5 yr Terms	60,780	20.3%	$425,460	$7.00	12.2%
Linens N' Things	Housewares	Jan-16	3 × 5 yr Terms	34,521	11.5%	$353,832	$10.25	10.1%

Lease Expiration Table—Plaza at Cedar Hill

Lease Expiration Year	Number of Expiring Leases	Expiring GLA	% of Total Sq. Ft. Expiring	Expiring Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.
2004	0	0	0.0%	$0	0.0%	$0.00
2005	6	49,194	16.4%	644,844	18.4%	13.11
2006	5	9,603	3.2%	178,404	5.1%	18.58
2007	2	2,971	1.0%	59,436	1.7%	20.01
2008	2	4,540	1.5%	94,392	2.7%	20.79
2009	0	0	0.0%	0	0.0%	0.00
2010	1	30,550	10.2%	267,312	7.6%	8.75
2011	6	72,764	24.3%	978,060	27.9%	13.44
2012	2	11,360	3.8%	240,912	6.9%	21.21
2013 and thereafter	3	118,801	39.6%	1,037,784	29.7%	8.74

Total	27	299,783	100%	$3,501,144	100%	$11.68

Average Occupancy Rate and Base Rent—Plaza at Cedar Hill

Fiscal Year	Average Occupancy Rate		Average Annual Rent Per Sq. Ft.
2003	99.8%		$11.57
2002	98.3%		$11.37
2001	91.1%		$10.84
2000	56.0%	(1)	$10.05

(1)
This property opened in September 2000.

        The 2003 property taxes for the Plaza at Cedar Hill were approximately $767,000 representing a rate of 2.9% of assessed value.

        Thirty South.    This building was originally constructed at the turn of the century as a department store and was redeveloped into corporate headquarters in 1997. We purchased the property in 2001 and redeveloped it into a multi-tenant office building. At the time of the purchase, the building was vacant. As of March 31, 2004, Thirty South was approximately 98% leased. Its tenants include Eli Lilly, City Securities, LaSalle Bank and the Indiana Housing Finance Authority. Thirty South also is home to our corporate offices.

        The following tables set forth certain additional information with respect to Thirty South as of March 31, 2004.

Primary Tenants—Thirty South

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Eli Lilly	Pharmaceutical	Nov-11	2 × 5 yr Terms	99,542	33.4%	$1,642,428	$16.50	32.3%
City Securities	Financial	Oct-14	2 × 5 yr Terms	34,949	11.7%	$697,236	$19.95	13.7%

Lease Expiration Table—Thirty South

Lease Expiration Year	Number of Expiring Leases	Expiring NRA (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.
2004	1	220	0.1%	$1,800	0.0%	$8.18
2005	0	0	0.0%	0	0.0%	0.00
2006	2	7,103	2.4%	126,616	2.5%	17.83
2007	2	12,598	4.3%	224,064	4.4%	17.79
2008	1	7,965	2.7%	159,948	3.1%	20.08
2009	0	0	0.0%	0	0.0%	0.00
2010	1	8,878	3.0%	179,780	3.5%	20.25
2011	3	99,542	34.1%	1,642,428	32.3%	16.50
2012	2	37,052	12.7%	590,724	11.6%	15.94
2013 and thereafter	8	118,399	40.7%	2,166,480	42.6%	18.30

Total	20	291,757	100%	$5,091,840	100%	$17.45

(1)
Excludes 6,589 square feet of vacant space as of March 31, 2004.

Average Occupancy Rate and Base Rent—Thirty South

Fiscal Year	Average Occupancy Rate		Average Annual Rent Per Sq. Ft.
2003	79.7%		$17.34
2002	46.5%	(1)	$15.19

(1)
We acquired this property in 2001 and it re-opened following redevelopment in 2002.

        The 2003 property taxes for Thirty South were approximately $366,000 representing a rate of 3.6% of assessed value.

  Ridge Plaza Shopping Center.

        This grocery-anchored center in Oak Ridge, New Jersey was built in 2002. We purchased the property in 2003. Ridge Plaza Shopping Center has approximately 115,000 square feet of gross leasable area and was approximately 89% leased as of March 31, 2004.

        The following tables set forth certain additional information with respect to Ridge Plaza Shopping Center as of March 31, 2004.

Primary Tenant—Ridge Plaza Shopping Center

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
A&P	Grocery	Jun-22	6 × 5 yr Terms	58,732	51.0%	$763,524	$13.00	47.3%

Lease Expiration Table—Ridge Plaza Shopping Center

Lease Expiration Year	Number of Expiring Leases	Expiring GLA (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.
2004	0	0	0.0%	$0	0.0%	$0
2005	0	0	0.0%	0	0.0%	0
2006	0	0	0.0%	0	0.0%	0
2007	0	0	0.0%	0	0.0%	0
2008	2	7,133	7.0%	138,660	8.6%	19.44
2009	1	2,786	2.7%	41,796	2.6%	15.00
2010	0	0	0.0%	0	0.0%	0
2011	0	0	0.0%	0	0.0%	0
2012	4	8,302	8.1%	151,380	9.4%	18.23
2013 and thereafter	8	84,304	82.2%	1,281,864	79.4%	15.21

Total	15	102,525	100%	$1,613,700	100%	$15.74

(1)
Excludes 12,587 square feet of vacant space as of March 31, 2004.

Average Occupancy Rate and Base Rent—Ridge Plaza Shopping Center

Fiscal Year	Average Occupancy Rate		Average Annual Rent Per Sq. Ft.
2003	80.1%		$12.18
2002	25.8%	(1)	$13.07

(1)
Ridge Plaza Shopping Center was constructed and opened in 2002.

        The 2003 property taxes for Ridge Plaza Shopping Center were approximately $361,000 representing a rate of 3.2% of assessed value.

  Sunland Towne Centre.

        This power center in El Paso, Texas was built in 1996. We have entered into a binding agreement to acquire this property at or shortly before completion of this offering for a purchase price of approximately $32.1 million. Sunland Towne Centre has approximately 307,000 square feet of gross leasable area and was approximately 99% leased as of March 31, 2004.

        The following tables set forth certain additional information with respect to Sunland Towne Centre as of March 31, 2004.

Primary Tenants—Sunland Towne Centre

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Kmart	Discount Dept. Store	Jan-20	10 × 5 yr Terms	110,875	36.0%	$850,404	$7.67	28.4%
Circuit City	Electronics	Jan-15	4 × 5 yr Terms	33,000	10.7%	$346,500	$10.50	11.6%
Roomstore	Furniture	Dec-04	3 × 5 yr Terms	31,510	10.2%	$259,956	$8.25	8.7%

Lease Expiration Table—Sunland Towne Centre

Lease Expiration Year	Number of Expiring Leases	Expiring GLA (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.	Expiring Ground Lease Revenue
2004	2	46,517	15.3%	$424,956	14.7%	$9.14	$0
2005	3	13,882	4.6%	227,136	7.8%	16.36	0
2006	2	32,306	10.6%	332,400	11.5%	10.29	0
2007	1	3,262	1.1%	42,408	1.5%	13.00	0
2008	1	1,500	0.5%	16,500	0.6%	11.00	0
2009	2	34,146	11.2%	338,256	11.7%	9.91	0
2010	0	0	0%	0	0.0%	0	0
2011	0	0	0%	0	0.0%	0	0
2012	1	3,440	1.1%	63,636	2.2%	18.50	0
2013 and thereafter	4	169,275	55.6%	1,450,908	50.0%	8.57	95,280

Total	16	304,328	100%	$2,896,200	100%	$9.52	$95,280

(1)
Excludes 3,267 square feet of vacant space as of March 31, 2004.

Average Occupancy Rate and Base Rent—Sunland Towne Centre

Fiscal Year	Average Occupancy Rate		Average Annual Rent Per Sq. Ft.
2003	99.1%		$9.55
2002	98.6%		$9.51
2001	97.9%	(1)	$9.38
2000	99.0%		$9.25
1999	99.0%		$9.00

(1)
An additional 5,024 square feet of gross leasable area and a ground leased outlot structure were completed in October 2001.

        The 2003 property taxes for Sunland Towne Centre were approximately $482,000 representing a rate of 3.0% of assessed value.

  Third-Party Rights of First Refusal and Options to Purchase

        At two of our retail operating properties (50 S. Morton and Whitehall Pike), one of our commercial operating properties (Mid-America Clinical Labs) and two of our retail development properties (176th & Meridian and 50th & 12th), the sole tenant has a right of first refusal if we receive an offer to purchase the property that we intend to accept. If the tenant exercises its right, it must match the terms of the offer. We do not believe that the completion of our formation transactions triggers these rights. At two of our commercial properties (PEN Products and Indiana State Motor Pool), we ground lease parcels from the State of Indiana upon which we have constructed, or are in the process of constructing, improvements, which have been leased back to the State. The State has the option to purchase the improvements and our interest as a tenant under each of the ground leases at the end of the initial ten-year terms or first renewal term based on negotiated purchase prices set forth in the leases.

Pending Retail Transactions

        We have entered into binding agreements to acquire the properties discussed below either before, concurrently with or shortly after completion of this offering. Although agreements have been executed with respect to these properties, we cannot assure you that any of these transactions will be completed.

        Plaza at Cedar Hill.    In January 2004, we entered into a purchase agreement for Plaza at Cedar Hill, located in Cedar Hill, Texas. The total purchase price is approximately $38.7 million, which includes approximately $27.5 million of assumed indebtedness. Plaza at Cedar Hill has 299,783 square feet of gross leasable area, which is currently 100% occupied, and was built in 2000. Tenants include Barnes & Noble, Marshall's, Linens N' Things, Office Max, Old Navy, Hobby Lobby and Ross Stores. The purchase of this property is subject to customary closing conditions. We expect to use proceeds from this offering to acquire Plaza at Cedar Hill upon the completion of this offering.

        Publix at Acworth.    In January 2004, we entered into a purchase agreement for the Publix at Acworth shopping center, located in Acworth, Georgia. The total purchase price is approximately $9.2 million. Publix at Acworth has 69,628 square feet of gross leasable area, which is currently 100% occupied, and was built in 1996. Its major tenants are Publix and CVS Pharmacy. The purchase of this property is subject to customary closing conditions. We expect to use proceeds from this offering to acquire Publix at Acworth upon the completion of this offering.

        Centre at Panola.    In June 2004, we entered into a purchase agreement for the Centre at Panola Shopping Center, located in Lithonia, Georgia, a northern suburb of Atlanta. The total purchase price is approximately $9.2 million, which includes approximately $5.3 million of assumed indebtedness. Centre at Panola was built in 2001 and has 73,079 square feet of gross leasable area, which was 98.6% leased as of March 31, 2004. This Publix-anchored center also has a number of small shops. The purchase of this property is subject to customary closing conditions. We expect to use proceeds from this offering to acquire Centre at Panola upon the completion of this offering.

        Hamilton Crossing.    In June 2004, we entered into a purchase agreement for Hamilton Crossing, located in Carmel, Indiana, an affluent northern suburb of Indianapolis. The total purchase price is approximately $15.5 million. Hamilton Crossing was built in 1999 and has 82,374 square feet of gross leasable area, which was 100% leased as of March 31, 2004. Hamilton Crossing is anchored by Office Depot and includes a variety of local and national tenants, including Starbucks and Hollywood Video. The purchase of this property is subject to customary closing conditions. We expect to use proceeds from this offering to acquire Hamilton Crossing upon the completion of this offering.

        Sunland Towne Centre.    In June 2004, we entered into a purchase agreement for Sunland Towne Centre in El Paso, Texas. The total purchase price is approximately $32.1 million, which includes approximately $17.8 million of assumed indebtedness. Sunland Towne Centre was built in 1996 and has 307,595 square feet of gross leasable area, which was 99% leased as of March 31, 2004. Major tenants include Kmart, Circuit City, Petsmart, Roomstore, and Ross Stores. The purchase of this property is subject to customary closing conditions. We expect to use proceeds from this offering to acquire Sunland Towne Centre upon the completion of this offering.

        Waterford Lakes.    In June 2004, we entered into a purchase agreement for Waterford Lakes in Orlando, Florida. The total purchase price is approximately $9.1 million. Waterford Lakes was built in 1997 and has 77,948 square feet of gross leasable area, which was 100% leased as of March 31, 2004. The purchase of this property is subject to customary closing conditions. We expect to use proceeds from this offering to acquire Waterford Lakes upon the completion of this offering.

        Fishers Station—Marsh Supermarket.    In July 2004, we acquired a 25% interest in the 69,457 square foot small shops that are a part of Fishers Station, located in Fishers, Indiana, an affluent northern suburb of Indianapolis. The total purchase price is approximately $2.1 million, which includes approximately $1.4 million of assumed indebtedness. The 75% interest holder will receive a preferred return of $96,000 per year for the first 5 years with periodic increases thereafter. The 75% interest holder also has an option to require us to buy its 75% interest on the 20th anniversary of the agreement at a price of $7.5 million. In the same month, we entered into a purchase agreement for the 46,000 square foot Marsh Supermarket that anchors Fishers Station. The total purchase price of the Marsh Supermarket is approximately $5 million. Fishers Station was built in 1989. The purchase of the Marsh Supermarket is subject to customary closing conditions. We expect to use proceeds from this offering to acquire the Marsh Supermarket after the completion of this offering.

        We are currently pursuing a number of additional retail acquisition opportunities, none of which is probable at this time.

Option Properties

        Upon completion of this offering, we will enter into option agreements with the Principals or entities controlled or owned by the Principals that grant our operating partnership the right to acquire each of the following properties or interests therein. We do not currently own any interests in these properties. The Principals will enter into a cost-sharing agreement with us for the development, leasing, and initial management of Tarpon Springs Plaza and 126th Street & Meridian Medical Complex, which will enable us to earn development, leasing and management fees on these projects. In addition, we anticipate that we will perform construction services on these projects as required.

        Erskine Village. A joint venture among Kite South Bend, LLC, Kimco Realty Corporation and Schottenstein Management purchased this 800,000 square foot Scottsdale Mall location in South Bend, Indiana in August 2003. The 58-acre parcel of land is located at the intersection of Miami Street and Ireland Road. The joint venture has worked with both the State of Indiana and the City of South Bend to secure economic incentives to redevelop the site and potentially construct a new 500,000 square foot shopping center on the land. The joint venture is working on the buyout of the existing mall tenants and formulating a final development plan for the site. The joint venture sold a 12.4-acre parcel to Target, which will be constructing a 140,000 square foot store. Our operating partnership will have the right to purchase Kite South Bend, LLC's 25% interest in this joint venture (or the Principals' 100% interest in Kite South Bend, LLC), subject to approval of the Principals' joint venture partners and the lender.

        Tarpon Springs Plaza.    Tarpon Springs Plaza is a planned development to be located on a 32.7-acre site in Naples, Florida on the southeast corner of Immokalee Road and Interstate 75. Entitlements are scheduled to be approved by November 2004. A total of three separate plan unit developments will be merged to a single plan. Target has committed to construct a 173,800 square foot Super Target on 18.8 acres. In addition, the center will contain 86,000 square feet of junior boxes, small shop spaces and three outparcels. Our operating partnership will have the right to acquire the Principals' 100% interest in this property.

        126th Street & Meridian Medical Complex.    The proposed medical complex is located at the northeast corner of 126th Street and Meridian in the heart of Carmel's medical corridor. The site was chosen due to its proximity to a new interchange that will be established as part of the Indiana Department of Transportation's U.S. 31 Corridor Improvement Plan. Kite Companies currently has the subject property under contract and is working with the city to secure all necessary entitlements. The 15.7-acre tract will be divided into two parcels, with each expected to be improved with a 95,000 square foot medical office building. Discussions are ongoing with several anchor tenants for the first building, and the second building is anticipated to be primarily occupied by one of the city's largest outpatient surgery centers. Phase I of the project is anticipated to commence in the fall of 2004. The two parcels will be owned by separate joint venture entities. An entity controlled by the Principals will own 50% of each joint venture entity and the remainder will be owned by the tenants of the respective parcels. Our operating partnership will have the right to acquire the Principals' 50% interest in each joint venture entity, subject to approval of the Principals' respective joint venture partners and our lender. There will be two option agreements, and we will have the right to exercise them, if at all, at separate times.

        Under the terms of each of the option agreements, once the property reaches 85% occupancy, we may directly or indirectly acquire the property (or the Principals' interest therein) at a price equal to the lesser of:

  •
  the annualized net operating income for the property (based on net operating income over a three-month period which includes the month of exercise) divided by 8.5% multiplied by the Principals' interest in the property; or

  •
  the then fair market value of the property based on the average of two appraisals (or the average of the two closest of three appraisals in certain circumstances) multiplied by the Principals' interest in the property.

The option price is payable in operating partnership units or cash, at our option. Each of our options expires four years from the date construction begins on the property. We also have a right of first refusal to acquire the property (or the Principals' interest therein) if a third party offers to acquire the property (or the interest) at the price offered by the third party or, if the option is then exercisable, at the option price described above, if lower. If we do not acquire the property during the four-year option period, then the Principals will agree to sell the property (or their interests therein) as soon as reasonably practicable.

        The exercise of the options are subject to the approval of the independent members of our board of trustees. To date, no discussions regarding the exercise of these options have taken place, and therefore, management does not believe acquisition of any of these properties is probable at this time.

Excluded Assets

        The Principals will continue to own various outlots and interests in buildings that are held for sale or otherwise not suitable to be owned by us. In addition, the Principals will continue to own the following real estate interests and other assets:

  •
  An 80% interest in an entity that made a $1.3 million mortgage loan on a medical office that is expected to be paid in full in October 2004.

  •
  A 92% interest in a Conrad Hotel under development in downtown Indianapolis. The hotel is projected to be completed in March 2006 with 243 rooms and luxury condominiums. The hotel is being built by an unrelated third party contractor.

  •
  A 100% interest in Kite, Inc., a full service self-performing interior construction company that was founded by Al Kite in 1960. Kite, Inc. specializes in drywall, acoustical ceilings, plastering, painting, wall covering, and general trades work. Kite, Inc. is primarily engaged to provide these services in the construction and restoration of commercial and industrial buildings primarily in the Midwest.

        In addition, the Principals will continue to hold interests in entities that own certain properties for which we have entered into option agreements that grant our operating partnership the right to acquire the properties or interests as described above under "—Option Properties."

Outstanding Indebtedness

        We expect to have approximately $217 million of consolidated indebtedness on a pro forma basis as of March 31, 2004. This debt will be comprised of eleven mortgage loans secured by our operating properties, six acquisition loans and six construction loans secured by our development properties and anticipated borrowings under our revolving credit facility. The weighted average interest rate on this pro forma indebtedness is expected to be 5.52% (based on a 60-day LIBOR rate of 1.18% and prime rate of 4.0%, the rates in effect as of March 31, 2004). We expect that approximately $83 million, or 38% of our pro forma consolidated debt, will be variable rate debt.

        On March 5, 2004, in connection with a pending loan application with Wachovia Bank, N.A. totaling approximately $40 million, we entered into forward US Treasury rate locks with Wachovia. The term of the rate locks is for six months with a one month extension option. We locked the five year Treasury at a rate of 2.80% (with a notional amount of $30 million) and the ten year Treasury at a rate of 3.84% (with a notional amount of $10 million). In connection with the rate lock agreement, a letter of credit in the amount of $1.2 million was required. Additional fees may be required to be paid to Wachovia under certain circumstances.

        In connection with the closing of this offering, we intend to incur additional indebtedness secured by our Ridge Plaza property in the amount of approximately $16.5 million. We expect to utilize a portion of the rate lock arrangement described above in connection with this financing. We have finalized the terms of this financing and have received a signed application letter from the lender. We also intend to borrow approximately $30.5 million under our revolving credit facility to fund some of the pending retail transactions described above.

        The following table sets forth information with respect to our historical and pro forma total outstanding indebtedness as of March 31, 2004 that we expect will be outstanding after the completion of this offering and our other formation transactions.

		Pro Forma
	Historical Outstanding Amount (as of 3/31/04)
		Outstanding Amount (as of 3/31/04)	Interest Rate	Annual Debt Service(1)	Maturity Date
	($ in thousands)
CONSOLIDATED LONG TERM DEBT:
Fixed Rate:
Operating Properties
Preston Commons	$4,695	$4,695	5.90%	$338	3/11/13
Whitehall Pike	10,151	10,151	6.71%	929	7/5/18
Thirty South	23,435	23,435	6.09%	1,707	1/11/14
Spring Mill Medical	250	—	—	—	—
Ridge Plaza Shopping Center	1,500	—	—	—	—
Ridge Plaza Shopping Center	—	16,500	5.15%	1,081	8/1/09
Plaza at Cedar Hill	—	27,475	7.38%	2,322	2/1/12
Sunland Towne Centre	—	17,906	8.85%	1,858	1/11/06
Centre at Panola Phase I	—	4,514	6.78%	439	1/1/22
Centre at Panola Phase II	—	779	6.25%	69	10/1/23
Properties Under Development
Greyhound Commons	144	—	—	—	—
Cool Creek Commons	2,204	—	—	—	—
Eagle Creek Phase II	6,400	—	—	—	—
Eagle Creek Phase II (Capri)	963	—	—	—	—
Variable Rate:
Operating Retail Properties
Union Station Parking Garage	2,300	—	—	—	—
Glendale Mall	29,400	—	—	—	—
Shops at Eagle Creek	5,544	—	—	—	—
King's Lake Square	8,971	—	—	—	—
Ridge Plaza Shopping Center	15,999	—	—	—	—
Stoney Creek Commons Phase I	2,069	—	—	—	—
Circuit City Plaza	5,301	5,301	LIBOR + 1.85%	161	6/30/05
Boulevard Crossing	10,980	10,980	Prime + 0.50%	494	8/7/05
Mid-America Clinical Labs	13,354	—	—	—	—
PEN Products	5,443	—	—	—	—
Fishers Station	—	5,721	LIBOR + 2.75%	517	8/1/08
Properties Under Development
176th & Meridian	2,432	2,432	LIBOR + 1.90%	75	7/31/05
50th & 12th	4,105	4,105	LIBOR + 1.90%	126	9/30/04
82nd & Otty	124	124	LIBOR + 2.25%	4	9/12/05
Greyhound Commons	1,855	—	—	—	—
Weston Park Phase I	3,413	3,413	LIBOR + 2.15%	114	7/9/05
Traders Point	11,552	11,552	Prime	462	12/6/04
Traders Point II	2,000	2,000	Prime + 1.00%	100	3/4/05
Cool Creek Commons	4,101	4,101	Prime + 0.25%	174	10/31/04
Eagle Creek Phase II (Pad 1)	850	850	LIBOR + 2.50%	31	7/22/04
Geist Pavilion	864	864	Prime + 0.25%	37	12/5/04
Land Held for Development
Frisco Bridges	1,161	—	—	—	—

Total Historical Consolidated Debt	$181,560

Revolving credit facility	—	30,500	LIBOR + 1.35%	772	8/16/07
PRO FORMA JOINT VENTURE DEBT ASSUMED:
Fixed Rate:
The Corner	$1,968	$1,968	7.65%	$205	7/1/11
International Speedway Square	20,079	20,079	7.17%	1,670	3/11/11
50 S. Morton	511	—	—	—	—
Burlington Coat	1,062	—	—	—	—
Variable Rate:
Red Bank Commons	700	700	Prime + 0.50%	31	12/30/04
Net Premium on Plaza at Cedar Hill		4,475
Net Premium on Sunland Towne Centre		1,767
Net Premium on Centre at Panola Phase I		236
Net Premium on Centre at Panola Phase II		6

Total Pro Forma Consolidated Debt		$216,629	5.52%	$13,716

Our Share of Pro Forma Unconsolidated Joint Venture Debt
The Centre (2)	$2,682	$2,682	6.99%	$287	6/1/09
Spring Mill Medical (3)	6,183	6,183	6.45%	469	9/1/13

Total Pro Forma Share of Unconsolidated Joint Venture Debt		$8,865	6.61%	$756

(1)
Annual debt service for floating rate loans is calculated based on the 60-day LIBOR rate of 1.18% and the Prime Rate of 4.0%, the rates in effect at March 31, 2004.

(2)
We own a 60% interest in The Centre.

(3)
We own a 50% interest in Spring Mill Medical.

        Each of the loans listed above is prepayable at any time, subject in some cases to the payment of a yield maintenance or other prepayment penalty; except for the Thirty South loan, which is not prepayable until January 2006, and the Spring Mill Medical loan, which is not prepayable until August 2006.

Debt Obtained and Refinanced Since March 31, 2004

        In April 2004, we entered into a construction loan on our Traders Point property with Huntington Bank with a commitment of $40 million at a floating rate of LIBOR + 235 basis points. The maturity date is October 5, 2006. We used a portion of the proceeds to pay off the $11.5 million acquisition loan described in the above table. We also entered into a mezzanine loan with Huntington Bank with a principal balance of approximately $3.2 million at a fixed rate of 12% current pay with a 14% IRR look-back. The maturity date is September 30, 2006.

        In April 2004, we entered into a land acquisition loan for one of our undeveloped parcels (Traders Point III) with Huntington Bank with a principal balance of $533,000 at a floating rate of Prime. The maturity date is October 5, 2006.

        In April 2004, we increased the line of credit on our Stoney Creek Commons property with First Indiana Bank from a principal balance outstanding of $4.0 million to $5.7 million at the greater of a floating rate of Prime + 100 basis points or 5%. The new maturity date is October 31, 2004.

        In April 2004, we entered into a $75 million loan facility with Lehman Brothers Commercial Paper, Inc. to finance certain of our pre-offering acquisitions. To date, we have used $45.5 million of the facility to finance the acquisitions of Silver Glen Crossings, Cedar Hill Village, Galleria Plaza and Wal-Mart Plaza, as well as certain costs related to other pending acquisitions. The rate is LIBOR plus 550 basis points and the maturity date is April 10, 2005.

        In May 2004, we entered into a construction loan on our Cool Creek Commons property with LaSalle Bank with a commitment of $17.025 million at a floating rate of LIBOR + 225 basis points. The maturity date is April 30, 2006, which may be extended to May 30, 2008. We used a portion of the proceeds to pay off the $4.101 million acquisition loan described in the above table. We also entered into a loan with LaSalle Bank for $1.135 million at a floating rate of Prime + 200 basis points. The maturity date is April 30, 2006, which may be extended to May 30, 2008.

        In May 2004, we entered into a construction loan on our Indiana State Motor Pool development with Old National Bank with a commitment of $4.168 million at a floating rate of LIBOR + 225 basis points. The maturity date is April 2006.

        In May 2004, we extended the loan on our Glendale Mall property with LaSalle Bank without any changes to the terms. The new maturity date is August 20, 2004.

        In June 2004, we paid off the balance and closed the line of credit with First Indiana Bank, which was secured by our Union Station Parking Garage property.

        In June 2004, we extended the loan on our Greyhound Commons property with National City Bank without any changes to the terms. The new maturity date is May 31, 2005.

        In June 2004, we obtained an unsecured $1 million loan from Wachovia Bank to finance the acquisition of an outlot located adjacent to our Shops at Eagle Creek property. The rate is the one-month LIBOR plus 250 basis points and the note is payable on demand.

        In July 2004, we extended the loan on our Weston Park property with Old National Bank without any changes to the terms, except that we increased the commitment to $4.93 million. The new maturity date is July 9, 2005.

    Revolving Credit Facility

        We have obtained a commitment to establish a three-year, $150 million secured revolving credit facility with Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, one of our underwriters and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., one of our underwriters. We expect to enter into this new credit facility at the completion of this offering. Borrowings under the facility will bear interest at a floating rate of LIBOR plus 135 to 150 basis points, depending on our leverage ratio, and will be secured by certain of our properties. The amount that we may borrow under the facility will be dependent on us maintaining a minimum "borrowing base" of properties, and we currently expect that approximately $60 million will be available for draw when the facility is initially put in place. We intend to use this new credit facility principally to fund growth opportunities and for working capital purposes. We plan to borrow approximately $30.5 million under this facility to acquire properties as described in "Use of Proceeds" on page 34.

        Our ability to borrow under this new credit facility will be subject to our ongoing compliance with a number of financial and other covenants, including with respect to:

  •
  our amount of leverage;

  •
  a minimum interest coverage ratio;

  •
  our minimum tangible net worth;

  •
  a minimum fixed charge coverage ratio;

  •
  the collateral pool properties generating sufficient net operating income to maintain a certain fixed charge ratio; and

  •
  the collateral pool properties maintaining a minimum aggregate occupancy rate.

        Under the facility, we are permitted to make distributions to our shareholders of up to 95% of our funds from operations provided that no event of default exists. If an event of default exists, we may only make distributions sufficient to maintain our REIT status.

        The facility also includes a swingline of $20 million to be made available for same day borrowings. Advances under the swingline may be outstanding for no more than five days. We may extend the facility for one year, provided that no events of defaults are in existence and we pay an extension fee of $300,000. This new credit facility will also contain other customary covenants and performance requirements. Our ability to enter into this facility is subject to completion of this offering and certain other customary conditions. We cannot assure you that we will enter into this new facility.

Competition

        We believe that competition for the development, acquisition and operation of neighborhood and community shopping centers is highly fragmented. We face competition from institutional investors, other REITs and owner-operators engaged in the development, acquisition, ownership and leasing of shopping centers as well as from numerous local, regional and national real estate developers and owners in each of our markets.

        We encounter competition for development and acquisitions of existing income-producing properties. We also face competition in leasing available space at our properties to prospective tenants. The actual competition for tenants varies depending upon the characteristics of each local market in which we own and manage property. We believe that the principal competitive factors in attracting tenants in our market areas are location, price, the presence of anchor tenants and maintenance of properties.

Government Regulation

  Americans with Disabilities Act

        Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are public accommodations as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

  Environmental Regulations

        Some of the properties in our portfolio contain, may have contained or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations may have released, or have the potential to release, such substances into the environment. In addition, some of our properties have tenants which may use hazardous or toxic substances in the routine course of their businesses. These tenants have covenanted to use these substances, if any, in compliance with all environmental laws and have agreed to indemnify us for any damages that we may suffer as a result of their use of such substances. However, these lease provisions may not fully protect us in the event that a tenant becomes insolvent. Finally, some of our properties may contain asbestos-containing building materials, or ACBM. Environmental laws require that ACBM be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. The laws also may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. We are not aware of any environmental issues that may materially affect the operation of any of our properties. We were recently named co-defendants in a lawsuit with respect to a parcel formerly owned by our predecessor, in which the plaintiff alleges that a previous owner of the parcel may have contaminated the plaintiff's property. We do not believe that this lawsuit has merit and, in any event, we do not believe that, if adversely determined, it would have a material impact on our operations.

Insurance

        We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the properties in our portfolio. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God, and, in some cases, flooding. Some of our policies, such as those covering losses due to terrorism and floods, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses.

Offices

        Our principal executive office is located at 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204. Our telephone number is (317) 577-5600. We believe that our current facilities are adequate for our present and future operations.

Legal Proceedings

        We are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our properties. We are involved in routine litigation arising in the ordinary course of business, none of which we believe to be material.

Employees

        We initially intend to employ approximately 75 people. Of these employees, approximately 50 will be "home office" executive and administrative personnel and approximately 25 will be on-site management and administrative personnel. We believe that our relations with our employees are good. None of our employees are unionized.

MANAGEMENT

Executive Officers and Trustees

        Upon consummation of this offering, our board of trustees will consist of seven members, including five who will be independent trustees. Pursuant to our charter, each of our trustees is elected by our shareholders to serve until the next annual meeting and until his successor is duly elected and qualified. See "Description of Shares—Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws," beginning on page 120. The first annual meeting of our shareholders after this offering will be held in 2005. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of trustees.

        The following table sets forth information concerning the individuals who will be our trustees and executive officers upon the completion of this offering:

Name	Age	Position
Alvin E. Kite, Jr.	71	Chairman of the Board of Trustees
John A. Kite	39	Chief Executive Officer, President and Trustee
Thomas K. McGowan	39	Executive Vice President of Development, Chief Operating Officer and President of Kite Construction, Inc.
Daniel R. Sink	37	Senior Vice President and Chief Financial Officer
William E. Bindley	63	Trustee nominee*
Michael L. Smith	56	Trustee nominee*
Eugene Golub	73	Trustee nominee*
Richard A. Cosier	57	Trustee nominee*
Gerald L. Moss	68	Trustee nominee*

*
It is expected that this individual will become a trustee before or immediately after completion of this offering.

        Alvin E. Kite, Jr. will be Chairman of our Board of Trustees and is the founder and Chairman of Kite Companies. Kite, Inc. was started in 1960 and has grown to become one of the nation's largest interior construction firms. Under Mr. Kite's leadership, Kite Companies grew to include Kite Development Corporation, KMI Realty Advisors, Inc., and Kite Construction, Inc., which has provided general and interior construction and construction management services in North America, Europe, the Middle East, and North Africa. Mr. Kite has been active in numerous Indianapolis-based charitable organizations, including Community Hospitals Foundation; RCA Stadium Revitalization Committee; Indianapolis Tennis Championships, Inc.; Crossroads of America Council BSA (including the chairmanship of the 2002 and 2003 Governors Annual Fundraising Campaign); Tau Beta Pi Association (membership status conferred by invitation to academic honors students in the school of engineering); Indianapolis Regional Economic Development Partnership; and the Indianapolis Marion County Public Library Foundation, Inc. He also serves on the Board of Directors of Meridian Hills Country Club in Indianapolis. Mr. Kite graduated from The Citadel with a Bachelor of Science in Electrical Engineering. Upon graduation, he attended the Air Force Management School and served as a fighter pilot from 1955-1958, after which he served in the Air Force Reserves as a troop carrier pilot.

        John A. Kite will be our Chief Executive Officer and President and a Trustee and has been President and CEO of Kite Companies since 1997. Mr. Kite has been responsible for the strategic direction and operating results for all four operating divisions of Kite Companies. In 1990, Mr. Kite joined Kite Development Corporation as Chief Financial Officer. In this role he was responsible for project financing, negotiating with banks and private investors, and restructuring investments in Kite projects. In this capacity, Mr. Kite oversaw in excess of $250 million in financing. In 1994, he became President of KMI Realty Advisors, Inc., an SEC registered full-service real estate advisory firm that oversees in excess of $400 million of diverse real estate holdings for pension fund clients. Mr. Kite holds a B.A. in Economics from DePauw University and began his career in 1987 at Harris Trust and Savings Bank in Chicago.

        Thomas K. McGowan will be our Executive Vice President of Development, Chief Operating Officer and President of Kite Construction, Inc. and has been Executive Vice President of Kite Companies since 1995. He is primarily responsible for new project development, land acquisition, and general operational and organizational functions of the development and construction groups. Before joining Kite Companies, Mr. McGowan worked eight years for real estate developer Mansur Development Corporation. In his 18 years in the real estate development business, Mr. McGowan has coordinated the development of shopping centers, Class A office buildings, medical facilities, industrial buildings, planned unit developments, and full service hotels. Mr. McGowan graduated from Indiana University with a B.A. in political science.

        Daniel R. Sink will be our Senior Vice President and Chief Financial Officer and has been the Chief Financial Officer of Kite Companies since 1999. His responsibilities include overseeing the real estate finance area, the corporate accounting function, corporate tax planning, overall company financial budgeting, and corporate operations and administration. From 1989 through 1999, Mr. Sink was employed by Olive, LLP (subsequently merged into BKD LLP), one of the fifteen largest accounting firms in the country, acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant and earned his B.S. in Accounting from Indiana University.

        William E. Bindley will be our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana since 2001. Since 1992, he has also been Chairman and the founder of Priority Healthcare Corporation, a Nasdaq-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, CEO and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health in February 2001. He serves on the boards of Priority Healthcare Corporation and Shoe Carnival, Inc., a Nasdaq-listed company. He previously served on the boards of Cardinal Health and Key Banks, NA (Cleveland, Ohio). He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is currently Vice Chairman of the United States Ski and Snowboard Association and serves on the Board of the Purdue Research Foundation and the President's Advisory at Purdue.

        Michael L. Smith has served as Executive Vice President and CFO of Anthem Blue Cross and Blue Shield since 1999. Prior to that, he served as Senior Vice President of Anthem, Inc. and CFO of Anthem Blue Cross and Blue Shield's operations in the Midwest and Connecticut. Mr. Smith was the co-executive sponsor of Anthem's $4.0 billion initial public offering in 2001, when Anthem executed one of the largest IPOs in the history of the New York Stock Exchange. Mr. Smith serves on the board of directors, First Indiana Corporation, a Nasdaq-listed bank holding company, First Internet Bank, InterMune, Inc., Finishmaster, Inc., and the Legacy Fund of Hamilton County. Mr. Smith is a member of the Board of Trustees of DePauw University. He has maintained several community service leadership roles, including Indianapolis Symphony, Children's Museum of Indianapolis, Family Support Center, St. Vincent's Hospital Foundation, Eiteljorg Museum and the Crossroads Rehabilitation Center.

        Eugene Golub is the founder and since 1965 has been Chairman of Golub & Company, a private company which has been involved in more than $3.0 billion in real estate transactions. Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the boards of ARCap REIT, Inc. and The Family Institute, and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and, in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

        Richard A. Cosier has served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University since 1999 and Director of the Burton D. Morgan Center for Entrepreneurship since 2001. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who's Who in America and served on the board at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. His community service includes, among others, chairing the Norman Economic Development Coalition and serving on the Executive Committee of the Greater Lafayette Community Development Corporation.

        Gerald L. Moss is of counsel with Bingham McHale, an Indianapolis, Indiana law firm. He has extensive experience in the areas of corporate and real estate law. For over 30 years he served as general counsel for the Capital Improvement Board of Marion County, Indiana (CIB). These duties included providing legal counsel relative to the development of the Indiana Convention Center and RCA Dome and other CIB facilities and the operation of the Convention Center and Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His University and community experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law Alumni Association. He also serves as a member of the Law School's Board of Visitors and is a recipient of the School's Distinguished Service Award. He was awarded the prestigious Sagamore of the Wabash by the Governor of Indiana. In March 2004, Mr. Moss was named an Indiana Super Lawyer being voted one of the top 5% of all lawyers in Indiana by peer selection.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. The corporate governance initiatives that we have enacted include the following:

  •
  Our board of trustees is not staggered, with all of our trustees subject to re-election annually;

  •
  Of the seven persons who will serve on our board of trustees immediately after the completion of this offering, five have been determined by us to be independent for purposes of the New York Stock Exchange's listing standards;

  •
  We have opted out of the Maryland business combination and control share acquisition statutes; and

  •
  We do not have a shareholder rights plan.

Committees of the Board of Trustees

    Audit Committee

        Upon completion of this offering, our audit committee will consist of three independent trustees. It is expected that Mr. Smith will serve as the chairman and will be an audit committee financial expert, as defined in applicable SEC and New York Stock Exchange regulations. Prior to completion of this offering, we expect to adopt an audit committee charter, which will define the audit committee's primary duties to be to:

  •
  serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the creation and performance, generally of our internal audit function;

  •
  oversee the compliance of our internal audit function with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  oversee the audit and other services of our outside auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, who will report directly to the audit committee;

  •
  provide an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board;

  •
  resolve any disagreements between our management and the outside auditors regarding our financial reporting; and

  •
  preparing the audit committee report for inclusion in our proxy statement for our 2004 annual meeting.

        Our audit committee charter will also mandate that our audit committee pre-approve all audit, audit-related, tax and other services conducted by our independent accountants.

    Compensation Committee

        Upon completion of this offering, our compensation committee will consist of three independent trustees. It is expected that Mr. Bindley will serve as chairman of the compensation committee. Prior to completion of this offering, we expect to adopt a compensation committee charter, which will define the compensation committee's primary duties to be to:

  •
  establish guidelines and standards for determining the compensation of our executive officers;

  •
  review our executive compensation policies and plans;

  •
  recommend to our board of trustees compensation for our executive officers;

  •
  administer and implement our equity incentive plan;

  •
  determine the number of shares underlying, and the terms of, restricted common share awards to be granted to our trustees, executive officers and other employees pursuant to these plans; and

  •
  prepare a report on executive compensation for inclusion in our proxy statement for our annual meeting.

    Nominating and Corporate Governance Committee

        Upon completion of this offering, we expect that our nominating and corporate governance committee will consist of three independent trustees. It is expected that Mr. Moss will serve as chairman of the nominating and corporate governance committee. The primary functions of the nominating and corporate governance committee will be to:

  •
  identify individuals qualified to become members of our board of trustees and recommend trustee candidates for election or re-election to our board;

  •
  consider and make recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting trustees; and

  •
  monitor our corporate governance principles and practices, our human resource practices and our fulfillment of obligations of fairness in internal and external matters.

Compensation of Trustees

        The members of our board of trustees who are also our employees do not receive any additional compensation for their services on our board. Initially, we will pay our non-employee trustees $1,000 per board or committee meeting and we will reimburse them for their reasonable travel expenses incurred in connection with their attendance at board meetings. Non-employee trustees will receive a $25,000 annual retainer and non-employee trustee committee chairs will be paid an additional annual retainer ranging from $5,000 to $10,000. Our lead independent trustee also will receive a $10,000 annual retainer. In addition, each of these trustees will receive, upon initial election to our board, 3,000 restricted shares that will vest on the first anniversary of the date of grant, and annually each year after their initial election, will receive restricted shares with a value of $15,000.

Compensation Committee Interlocks and Insider Participation

        None.

Executive Compensation

        The table below sets forth the compensation expected to be earned in 2004 on an annualized basis by our chief executive officer and our three other executive officers, who are collectively referred to as the named executive officers.

Summary Compensation Table

										Long-term Compensation Awards
		Annual Compensation
Name							Other Annual Compensation			Securities Underlying Options/SARS		All Other Compensation
	Year	Salary			Bonus
Alvin E. Kite, Jr. Chairman	2004 2003	$ $	150,000 250,000	(1)	$(2) 53,904		$ $	9,000 9,000	(3) (3)	150,000 —	(4)	$12,544
John A. Kite Chief Executive Officer and President	2004 2003	$ $	325,000 200,000	(1)	$(2) 53,904		$ $	9,000 9,000	(3) (3)	200,000 —	(4)	$8,529
Thomas K. McGowan Executive Vice President of Development, Chief Operating Officer	2004 2003	$ $	275,000 200,000	(1)	(2) (5)		$ $	9,000 9,000	(3) (3)	150,000 —	(4)	$20,780
Daniel R. Sink Senior Vice President and Chief Financial Officer	2004 2003	$ $	210,000 133,000	(1)	$(2) 35,000	(6)	$ $	9,000 9,000	(3) (3)	100,000 —	(4)	$2,654

(1)
Represents the annualized base salary for each executive officer following the completion of this offering.

(2)
Bonuses for 2004 will be awarded by our Compensation Committee after the end of this fiscal year based on a combination of individual and corporate performance.

(3)
Represents estimated value of employer-provided automobile or automobile allowance.

(4)
Represents options expected to be awarded at the closing of this offering, which will vest ratably over five years at an exercise price equal to the initial public offering price.

(5)
Mr. McGowan was paid a bonus of $53,904 in 2003 that related to the 2002 fiscal year.

(6)
Mr. Sink was paid a bonus of $35,000 in 2004 that related to the 2003 fiscal year.

Employment and Noncompetition Agreements

        We will enter into employment agreements with each of our executive officers, effective as of the closing of this offering. Pursuant to the agreements, Messrs. Al Kite, John Kite, McGowan and Sink have agreed to serve, respectively, as (i) chairman of our board of trustees, (ii) our president and chief executive officer, (iii) our executive vice president of development and chief operating officer, and (iv) our senior vice president and chief financial officer. The term of each agreement commences on the effective date of the agreement and ends on December 31, 2007, with automatic one-year renewals unless either we or the individual elects not to renew the agreement. Under the agreements, Al Kite will receive an annual salary of $150,000, John Kite will receive an annual salary of $325,000, Mr. McGowan will receive an annual salary of $275,000, and Mr. Sink will receive an annual salary of $210,000, subject in each case to annual increases in the sole discretion of our board of trustees or a committee thereof. Each of the executives also is eligible to participate in our bonus plan, the terms of which will be established by the compensation committee of our board of trustees. In addition, each executive will participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt. Among other perquisites, each executive will also receive either an annual automobile allowance of $9,000 or we will provide a suitable automobile to the executive.

        In the event any executive's employment agreement is terminated for disability or death (and, in the case of Al Kite only, if he retires), he or the beneficiaries of his estate will receive any accrued and unpaid salary, vacation and other benefits and any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), and all equity awards shall immediately vest and become fully exercisable. If we terminate any executive's employment agreement for cause or an executive (other than Al Kite) terminates his employment agreement without good reason, the executive will only have the right to receive any accrued and unpaid salary, vacation and other benefits, and any bonus as provided for in the bonus plan.

        If we terminate any executive's employment agreement without cause or an executive terminates his employment agreement for good reason, the executive will have the right to receive: any accrued and unpaid salary, vacation and other benefits; and any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year); continued medical benefits for one year; and a cash payment equal to three times (two times with respect to Mr. Sink) the sum of his annual salary as of the date of the termination of the agreement and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink). In addition, all equity awards shall immediately vest and become fully exercisable. If we elect not to renew any executive's employment agreement, the executive will have the right to receive a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink).

        The employment agreements define "cause" as an executive's: conviction for a felony; commission of an act of fraud, theft or dishonesty related to his duties; willful and continuing failure or habitual neglect to perform his duties; material violation of confidentiality covenants or non-competition agreement; or willful and continuing breach of the agreement.

        The employment agreements define good reason as: a material reduction in the executive's authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; a reduction in the executive's annual salary that is not in connection with a reduction of compensation applicable to senior management employees; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreements); our material and willful breach of the employment agreement; or our requirement that the executive's work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana.

        In addition to the employment agreements, the executives will enter into noncompetition agreements with us, effective as of the completion of this offering. With respect to Messrs. Al Kite, John Kite and McGowan, the noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive's employment plus an additional one-year period. With respect to Mr. Sink, the noncompetition agreement covers the period of the executive's employment plus an additional one-year period. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. With respect to Messrs. Al Kite, John Kite and McGowan, the nonsolicitation covenant lasts for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive's employment plus an additional two-year period. With respect to Mr. Sink, the nonsolicitation covenant lasts for a period of the executive's employment plus an additional two-year period.

        We also expect to enter into employment agreements and noncompetition agreements with George McMannis, our Senior Vice President of Finance and Capital Markets, Mark Jenkins, our Senior Vice President of Retail Development, Jeff Lynch, our Senior Vice President, and Gregg Poetz, our Vice President of Retail Leasing, effective as of the closing of this offering.

Equity and Benefit Plans

        A description of the provisions of our 2004 Equity Incentive Plan is set forth below. In this summary, the 2004 Equity Incentive Plan is referred to as the equity incentive plan. This summary is qualified in its entirety by the detailed provisions of the equity incentive plan, which is filed as an exhibit to the registration statement of which this prospectus is part.

        Our board of trustees and shareholders approved the equity incentive plan on July 23, 2004. The purpose of the equity incentive plan is to provide incentives to our employees, non-employee trustees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract and retain key personnel.

        A total of 2,000,000 common shares will be available for issuance under the equity incentive plan, subject to reduction under certain circumstances. The maximum number of common shares subject to options or share appreciation rights that can be awarded under the equity incentive plan to any person is 500,000 shares in any single calendar year. The maximum number of shares that can be awarded under the equity incentive plan to any person other than pursuant to an option or share appreciation right is 500,000 shares in any single calendar year.

        The maximum amount that may be earned as an annual incentive award or other cash award in any calendar year by any one person is $2,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

        Administration.    Upon closing of this offering, the equity incentive plan will be administered by the compensation committee of our board of trustees. Subject to the terms of the equity incentive plan, the compensation committee will select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the equity incentive plan.

        Source of Shares.    The common shares issued or to be issued under the equity incentive plan consist of authorized but unissued shares or issued shares that have been reacquired. If any shares covered by an award are not purchased or are forfeited or if an award otherwise terminates without delivery of any common shares, then the number of common shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the equity incentive plan, but will be deducted from the maximum individual limits described above.

        If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for purpose of determining the maximum number of shares available for delivery under the equity incentive plan.

        Eligibility.    Awards may be made under the equity incentive plan to our or our affiliates' employees, trustees and consultants and to any other individual whose participation in the equity incentive plan is determined to be in our best interests by our board of trustees.

        Amendment or Termination of the Plan.    While our board of trustees may terminate or amend the equity incentive plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent stated so by our board of trustees, required by law or if the amendment would increase the benefits accruing to participants under the equity incentive plan, materially increase the aggregate number of common shares that may be issued under the equity incentive plan, or materially modify the requirements as to eligibility for participation in the equity incentive plan.

        Unless terminated earlier, the equity incentive plan will terminate in 2014, but will continue to govern unexpired awards.

        Options.    The equity incentive plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Internal Revenue Code, referred to as incentive stock options, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire.

        The term of each stock option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged without shareholder approval.

        In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering common shares (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the equity incentive plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

        Other Awards.    The compensation committee may also award under the equity incentive plan:

  •
  common shares subject to restrictions;

  •
  common share units, which are the conditional right to receive a common share in the future, subject to restrictions and to a risk of forfeiture;

  •
  unrestricted common shares, in lieu of cash bonuses or in addition to any other cash compensation, which are common shares issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the equity incentive plan;

  •
  dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares;

  •
  a right to receive a number of common shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

  •
  performance and annual incentive awards, ultimately payable in common shares or cash, as determined by the compensation committee.

The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

        Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers other than the chief executive officer, as determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The equity incentive plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the plan that awards qualify for this exception.

        Business Criteria.    The compensation committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:

  •
  total shareholder return;

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  total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

  •
  net income;

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  pretax earnings;

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  earnings before interest expense, taxes, depreciation and amortization;

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  pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

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  operating margin;

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  earnings per share;

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  return on equity;

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  return on capital;

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  return on investment;

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  operating earnings;

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  working capital;

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  ratio of debt to shareholders' equity;

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  revenue;

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  funds from operations; and

  •
  acquisitions.

        Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the equity incentive plan, including the individual limitations on awards, to reflect common share dividends, share splits, spin-off and other similar events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

        The Principals are parties to contribution agreements with us and our operating partnership, and the Service Companies are parties to merger agreements with certain of our subsidiaries, pursuant to which the Principals will contribute their direct or indirect interests in the property entities, the Service Companies and other specified assets and liabilities to us or the operating partnership in exchange for shares and units. See "Structure and Formation of Our Company—Formation Transactions," beginning on page 99. The value of the shares and units that we will give for these contributed property interests and other assets will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters.

Contribution Agreements and Tax Protection Agreement

        Our operating partnership will acquire interests in certain of the property entities pursuant to contribution agreements with the individuals or entities that hold those interests. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors will transfer their direct or indirect interests in the property entities to us or our operating partnership (or to a wholly-owned subsidiary of our operating partnership) for shares, operating partnership units, cash and/or the assumption of certain liabilities. We will assume or succeed to all of the contributors' rights, obligations and responsibilities with respect to the properties and the property entities contributed.

        Under their respective contribution agreements and the Service Company merger agreements, as applicable,

  •
  Al Kite and related entities will receive approximately 497,000 shares and approximately 2.8 million units (with a value of approximately $43 million, representing an approximate 13% beneficial interest in our company on a fully diluted basis);

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  John Kite and related entities will receive approximately 174,000 shares and approximately 1.8 million units (with a value of approximately $26 million, representing an approximate 8% beneficial interest in our company on a fully diluted basis);

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  Paul Kite and related entities will receive approximately 155,000 shares and approximately 1.8 million units (with a value of approximately $26 million, representing an approximate 8% beneficial interest in our company on a fully diluted basis);

  •
  Tom McGowan and related entities will receive approximately 7,000 shares and approximately 1.4 million units (with a value of approximately $19 million, representing an approximate 6% beneficial interest in our company on a fully diluted basis);

  •
  Dan Sink and related entities will receive approximately 62,000 units (with a value of approximately $800,000, representing an approximate 0.2% beneficial interest in our company on a fully diluted basis);

  •
  Certain other members of our management team and related entities will receive approximately 85,000 units (with a value of approximately $1.1 million, representing an approximate 0.3% beneficial interest in our company on a fully diluted basis); and

  •
  Ken Kite will receive approximately 158,000 units (with a value of approximately $2.0 million, representing an approximate 0.6% beneficial interest in our company on a fully diluted basis).

        We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which this tax indemnity obligation relates represented approximately 32% of our annualized rent in the aggregate on a pro forma basis as of March 31, 2004. These tax indemnities would not apply in the event of a tax-deferred disposition of a restricted property if the restricted property is disposed of in a transaction in which no gain is required to be recognized (for example, a 1031 exchange, or a tax-free partnership merger or contribution). However, the tax protection then would apply to the replacement property (or the partnership interest received in the exchange), to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for that property at the time of our formation transactions.

        We also have agreed with the Principals and Ken Kite that, if we dispose of other assets contributed by the Principals that generate more than $4 million of built-in gain for our Principals and Ken Kite, as a group, in any single year through 2016, we will reimburse the Principals and Ken Kite for tax liabilities incurred with respect to the amount of built-in gain triggered in excess of $4 million. To the extent that less than $4 million in permitted gain is recognized in any single year, the balance will carryforward and can be triggered in later years, subject to a limitation that the total gain that may be recognized in any single year without a tax reimbursement obligation will not exceed $10 million in any year through 2011, or $20 million in any year between 2012 and 2016. This undertaking will terminate on December 31, 2016.

        We also have agreed to maintain approximately $33 million of mortgage indebtedness or, alternatively, to offer the Principals and Ken Kite the opportunity to guarantee specific types of the operating partnership's indebtedness in order to enable them to continue to defer certain tax liabilities.

        We do not anticipate that the tax indemnities granted to the contributors will materially affect the way in which we conduct our business, given our ability to undertake Section 1031 like-kind exchanges and other tax deferral transactions, and our ability to cause the Principals to recognize at least $4 million of gain per year except with respect to the six restricted properties. We have no intention to sell or otherwise dispose of the properties or interests therein in taxable transactions that would result in an indemnification requirement under this agreement. Nevertheless, although we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations, we would be liable for damages. Property dispositions that would give rise to an indemnification obligation under the tax protection agreement must be approved by a majority of our independent trustees.

Partnership Agreement

        Concurrently with the completion of this offering, we will enter into the partnership agreement with the various limited partners of our operating partnership. See "Structure and Description of Operating Partnership," beginning on page 105. We will be the general partner of the operating partnership and we will own 67% of the limited partner interests in the operating partnership. The Principals, who are trustees and/or executive officers of our company, or entities related to them, will be limited partners in our operating partnership.

Employment and Noncompetition Agreements

        We will enter into an employment agreement and a noncompetition agreement with each of our executive officers and certain other members of our senior management team, providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances, as described under "Management—Employment and Noncompetition Agreements," beginning on page 90.

Option Agreements

        We have entered into option agreements with entities controlled or owned by the Principals that grant our operating partnership the right to acquire four option properties or their interests in the property entities, the terms of which are described above under the heading "Our Business and Properties—Option Properties," on page 77. We also have entered into or will enter into development, construction, management and/or leasing agreements with respect to these properties.

Registration Rights

        The Principals and related entities, Dan Sink, George McMannis, Mark Jenkins, Ken Kite and David Grieve will receive registration rights with respect to all of the shares and units acquired by them in the formation transactions that obligate us, beginning as early as one year after the completion of this offering, to seek to register our common shares acquired by them in the formation transactions or received upon redemption of units. See "Shares Eligible for Future Sale—Registration Rights" beginning on page 125.

Other Contracts with Affiliates

    Kite, Inc.

  Service Contracts

        As described elsewhere in this prospectus, the interests held by Al Kite, John Kite and Paul Kite in Kite, Inc., which provides interior construction services to third parties, will continue to be held by such individuals after the closing of this offering. Kite, Inc. currently is a party to five contracts, with a total contract amount of approximately $2.1 million, relating to the properties being contributed to us that we will assume in connection with our formation transactions.

  Office Lease

        Kite, Inc., will lease office space from us at our headquarters at Thirty South and certain parking spaces at Union Station Parking Garage. The 2004 annual rent payable under this lease will be approximately $85,000.

    KMI Management

        KMI Management, which will continue to be owned by the Principals after the completion of this offering, leases from us the conference center at our headquarters at Thirty South. The annual rent payable under this lease will be approximately $168,000 in 2004.

        KMI Management also separately owns an aircraft that we expect to use for company business. We expect to reimburse KMI Management for certain hourly operating costs associated with the use of this aircraft.

    Paul Kite Consulting Agreement

        As part of our formation transactions, we will enter into a consulting agreement with Paul Kite pursuant to which he will continue to assist us in identifying real estate retail and commercial development, construction, acquisition and operation projects. Under this agreement, he will be paid an annual consulting fee of $150,000. During the term of the agreement, Paul Kite will present to us potential real estate projects that he identifies, and we will have the right to pursue any such project. If we decline or fail to pursue the project, Paul Kite will be permitted to pursue such project himself. The consulting agreement will run through December 31, 2007, although either party will have the right to terminate the consulting agreement at any time upon 30 or 60 days' notice in certain circumstances. Decisions regarding termination or amendment of the consulting agreement will require the approval of a majority of the independent members of our board of trustees.

    Cost-Sharing Agreements with Affiliates

        As part of our formation transactions, we will enter into a cost-sharing agreement with KMI Management, pursuant to which it will reimburse us for the cost of our services used by it and we will reimburse it for the cost of its services used by us. The cost-sharing agreement will have a one-year term, but will contain automatic one-year renewals unless either party elects not to renew the agreement. Decisions regarding termination or amendment of the cost-sharing agreement will require the approval of a majority of the independent members of our board of trustees. We also expect to enter into one or more similar cost sharing agreements with other entities that are controlled by one or more of the Principals or affiliates thereof (other than Paul Kite's separate company) that are excluded from our structure, to the extent they expect to utilize similar services, pursuant to which they will reimburse us (on a quarterly basis) for the cost of such services.

Other Benefits to Related Parties

        We will repay approximately $9.0 million of existing indebtedness due to two affiliates of certain of the Principals, Kite Capital, LLC and Kite-WG, LLC, that we will assume in connection with our formation transactions. Kite Capital, LLC is owned 37.5% by Al Kite, 25% by John Kite, 25% by Paul Kite and 12.5% by Tom McGowan and will receive approximately $8.7 million. Kite-WG, LLC is owned 30% by Al Kite, 25% by John Kite, 25% by Paul Kite and 20% by Tom McGowan and will receive approximately $0.3 million.

        Certain of the Principals have provided personal guaranties to lenders in connection with mortgage loans secured by the properties and other assets being contributed to us in the formation transactions, the maximum potential liability of which we expect to be approximately $92 million upon the completion of this offering. In addition, in certain cases these Principals also have provided personal guaranties under environmental indemnities and other agreements, the maximum potential liability of which cannot be quantified. We expect to cause these personal guaranties to be assumed by our operating partnership with the consent of the lenders concurrently with the completion of this offering. If we are unsuccessful in obtaining any such assumption, we will indemnify the Principal(s) with respect to any loss incurred to the lender pursuant to such guaranty.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

    Our Operating Partnership

        Following the completion of this offering and our other formation transactions, substantially all of our assets will be held by, and our operations conducted by, our operating partnership. We will contribute the proceeds of this offering to our operating partnership in exchange for a number of operating partnership units equal to the number of common shares issued in this offering. We will acquire additional units in our operating partnership in exchange for the contribution of the interests in certain of the property entities and the service companies as described below that we acquire as part of the formation transactions. Messrs. Al Kite, John Kite, Paul Kite and Tom McGowan, and certain of our executive officers and other individuals that will contribute interests in the properties or the property entities, will own the remaining operating partnership units and be limited partners of our operating partnership. We will control our operating partnership as general partner and as the owner of approximately 67% of the interests in our operating partnership. Beginning one year after the closing of this offering, limited partners of our operating partnership (other than us) may redeem their operating partnership units in exchange for either cash in an amount equal to the market value of our common shares or, if we elect to assume and satisfy the redemption obligation directly, either cash or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement of our operating partnership. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares.

    Our Service Companies

        Each of Kite Development Corporation, Kite Construction and KMI Realty Advisors, which we refer to as the Service Companies, will merge with and into newly formed Indiana limited liability companies that are wholly owned by us immediately prior to the completion of this offering, with certain of the Principals receiving our common shares in exchange for their interests in the Service Companies. We will contribute the interests in the successor Service Companies to our operating partnership in exchange for a number of units in our operating partnership equal to the number of common shares issued to the Principals in these merger transactions.

Formation Transactions

        Prior to or simultaneously with the completion of this offering, we will engage in the formation transactions described below. The formation transactions are designed to consolidate the ownership of the properties held by Kite Companies and a substantial majority of the commercial real estate businesses of Kite Companies into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to acquire certain properties from third parties, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004, and defer the recognition of gain related to the contributed properties for certain continuing investors, including the Principals. As part of our formation transactions:

  •
  Kite Realty Group Trust was formed as a Maryland real estate investment trust on March 29, 2004.

  •
  Our operating partnership was organized as a Delaware limited partnership on March 29, 2004.

  •
  The successors to the Services Companies were formed as Indiana limited liability companies on April 1, 2004.

  •
  We will sell 16,300,000 common shares in this offering and an additional 2,445,000 common shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for a number of units in the operating partnership equal to the total number of common shares sold.

  •
  Pursuant to separate contribution agreements, the Principals and certain of our executive officers and other individuals will contribute their direct or indirect interests in certain of the property entities to us or our operating partnership in exchange for an aggregate of approximately 35,000 common shares and approximately 8.3 million operating partnership units (with an initial aggregate value of approximately $108 million) and the assumption of approximately $186 million of debt. The value of the operating partnership units that we will give in exchange for contributed property interests and other assets will increase or decrease depending on the initial public offering price of our common shares and subsequent trading of our common shares. The initial public offering price of our common shares will be determined in consultation with the underwriters. The initial public offering price will not necessarily bear any relationship to our book value or the fair market value of our assets and liabilities. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately $(1.0) million as of March 31, 2004. We did not obtain any third-party appraisals of the properties or other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in connection with the formation transactions, or any other independent third party valuation or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties and other assets in the formation transactions may exceed their fair market value.

  •
  In connection with the foregoing contributions, we will enter into an agreement with the Principals and Ken Kite that indemnifies them with respect to certain tax liabilities intended to be deferred through the formation transactions if all or part of these liabilities are recognized prior to December 31, 2016, either as a result of a taxable disposition of a property by us or if we fail to offer the opportunity for the Principals and Ken Kite to be allocated certain amounts of our debt for tax purposes.

  •
  Pursuant to separate merger agreements, the Service Companies will merge with and into our newly formed limited liability company subsidiaries and the shareholders of the Service Companies (each of whom is a Principal or an affiliate of one or more of the Principals) will receive an aggregate of approximately 800,000 common shares (with an initial aggregate value of approximately $10 million) in the mergers; we will contribute all of our interests in the successor Service Companies to our operating partnership in exchange for a number of operating partnership units equal to the number of common shares issued in these mergers. At least one of the Service Companies, KMI Realty Advisors, will elect to be treated as a "taxable REIT subsidiary" with respect to us.

  •
  Pursuant to purchase agreements with third parties, we will acquire additional interests in nine of the properties for an aggregate of approximately $13 million in cash and as a result we will assume mortgage indebtedness secured by these properties of approximately $24 million.

  •
  In connection with the foregoing transactions, we will assume approximately $320 million of consolidated mortgage and other indebtedness, including approximately $9 million of debt owed to the Principals but excluding $68 million of proceeds required for the purchase of our seven pending acquisitions and the $13 million of proceeds required for the acquisition of additional interests from our joint venture and minority interest partners.

  •
  Our operating partnership intends to enter into a revolving credit facility, concurrently with the completion of this offering, which will be used primarily to finance future property development and acquisition activities. We intend to borrow approximately $30.5 million under our revolving credit facility to acquire properties as described in "Use of Proceeds" on page 34.

  •
  In connection with this offering, we intend to enter into a new loan secured by one of our properties in the amount of approximately $16.5 million.

  •
  We expect that our operating partnership will use a portion of the net proceeds of this offering to repay approximately $156 million of existing indebtedness, including prepayment penalties, exit fees and defeasance costs, consisting of the following:

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  $68.1 million to third party lenders (other than Lehman Brothers and Wachovia Securities and their affiliates);

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  $47.5 million to affiliates of Lehman Brothers;

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  $31.5 million to affiliates of Wachovia Securities; and

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  $9.0 million to the Principals.

  •
  Many of the current employees of Kite Companies will become employees of our operating partnership and/or our Service Companies.

  •
  We will enter into option agreements with certain of the Principals under which we will have the right to acquire their interests from them in four additional properties or property entities, subject to certain conditions. We have entered into or also will enter into development, construction, management and/or leasing agreements with respect to these properties. See "Our Business and Properties—Option Properties," beginning on page 77, and "Certain Relationships and Related Transactions—Option Agreements," beginning on page 97.

Benefits to Related Parties

        The Principals and certain of our executive officers and other individuals will contribute their direct or indirect interests in the property entities and other specified assets to us or our operating partnership in exchange for shares, operating partnership units, cash and/or the assumption of certain liabilities. Certain of the Principals also will receive common shares in exchange for their interests in the Service Companies, which we will acquire through merger transactions.

        Under their respective contribution agreements and the Service Company merger agreements, as applicable:

  •
  Al Kite and related entities will receive approximately 497,000 shares and approximately 2.8 million operating partnership units (with a value of approximately $43 million, representing an approximate 13% beneficial interest in our company on a fully diluted basis);

  •
  John Kite and related entities will receive approximately 174,000 shares and approximately 1.8 million operating partnership units (with a value of approximately $26 million, representing an approximate 8% beneficial interest in our company on a fully diluted basis);

  •
  Paul Kite (son of Al Kite and brother of John Kite) and related entities will receive approximately 155,000 shares and approximately 1.8 million operating partnership units (with a value of approximately $26 million, representing an approximate 8% beneficial interest in our company on a fully diluted basis);

  •
  Tom McGowan and related entities will receive approximately 7,000 shares and approximately 1.4 million operating partnership units (with a value of approximately $19 million, representing an approximate 6% beneficial interest in our company on a fully diluted basis);

  •
  Dan Sink and related entities will receive approximately 62,000 operating partnership units (with a value of approximately $800,000, representing an approximate 0.2% beneficial interest in our company on a fully diluted basis);

  •
  Certain other members of our management team and related entities will receive approximately 85,000 operating partnership units (with a value of approximately $1.1 million, representing an approximate 0.3% beneficial interest in our company on a fully diluted basis); and

  •
  Ken Kite will receive approximately 158,000 operating partnership units (with a value of approximately $2.0 million, representing an approximate 0.6% beneficial interest in our company on a fully diluted basis).

        Each of the foregoing individuals will be granted certain registration rights that will enable them to sell shares received in the formation transactions or upon redemption of operating partnership units in market transactions, subject to certain limitations.

        In addition, we will assume and repay approximately $9.0 million of existing indebtedness due to the Principals.

        We expect to cause any personal guaranties previously made by the Principals in connection with mortgage loans secured by the properties and other assets being contributed to us to be released by lenders concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify the Principal(s) with respect to any loss incurred to the lender pursuant to such guaranty.

        We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which our tax indemnity obligations relate represented approximately 32% of our annualized base rent in the aggregate as of March 31, 2004.

        We also have agreed with the Principals and Ken Kite to limit the aggregate gain that they would recognize with respect to certain other contributed properties through December 31, 2016 to not more than $48 million in total, with certain annual limits, unless we reimburse them for the taxes attributable to the excess gain (and any taxes imposed on the reimbursement payments), and to take certain other steps to help them avoid incurring taxes that are deferred in connection with the formation transactions.

        We intend to enter into employment agreements with our executive officers and certain other members of our senior management team providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. We also intend to enter into a consulting agreement with Paul Kite.

        The following diagram depicts our ownership structure and the ownership structure of our operating partnership upon completion of this offering and the formation transactions.

         Upon completion of this offering and our other formation transactions, we expect to own an approximate 67% ownership interest in our operating partnership and the Principals and other limited partners will own an approximate 33% ownership interest in our operating partnership. The Principals also will own an approximate 5% ownership interest in us. If the underwriters' over-allotment option is exercised in full, we expect to own an approximate 70% ownership interest in our operating partnership and the Principals will own an approximate 30% ownership interest in our operating partnership, and the Principals will own an approximate 4% ownership interest in us.

Determination of Offering Price

        Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price of our common shares was determined by negotiations between the underwriters and us. Among the factors that were considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after the offering. The aggregate historical combined net tangible book value of the interests and assets and liabilities to be contributed to us was approximately $(1.0) million as of March 31, 2004. In addition, we will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained appraisals of the properties in connection with this offering. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed the fair market value of these properties. See "Risk Factors—Risks Related to Our Operations—The consideration paid by us in exchange for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these assets," beginning on page 18.

STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP

        The following is a summary of the material terms of the partnership agreement of our operating partnership, which we refer to as the "partnership agreement." This summary is not comprehensive. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For purposes of this section, reference to "our company," "we," "us" and "our" mean Kite Realty Group Trust and its wholly owned subsidiaries.

Management

        Our operating partnership, Kite Realty Group, L.P., is a Delaware limited partnership that was formed on March 29, 2004. We are the sole general partner of our operating partnership, and we will conduct substantially all of our operations through our operating partnership. Upon completion of this offering and our other formation transactions, we expect to own approximately 67% of the interests in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership's business. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of our operating partnership or the power to sign documents for or otherwise bind our operating partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our operating partnership but we are expressly permitted to take into account our tax consequences. The limited partners have no power to remove us as general partner, unless our shares are not publicly traded, in which case we, as general partner, may be removed with or without cause by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon. The consent of the limited partners, not including us to some matters, is necessary in limited circumstances.

Management Liability and Indemnification

        We, as general partner of our operating partnership, and our trustees and officers are not liable for monetary or other damages to our operating partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, or any of our officers, directors or trustees and other persons as we may designate from and against any and all losses, claims, damages, liabilities, joint and several, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, unless it is established by a final determination of a court of competent jurisdiction that:

  •
  the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the indemnitee actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Fiduciary Responsibilities

        Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as general partner, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders.

        The partnership agreement expressly limits our liability by providing that we, as general partner, and our officers, trustees, agents or employees, are not liable for monetary or other damages to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Transfers

        We, as general partner, generally may not transfer any of our partnership interests in our operating partnership, including any of our limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon, including any operating partnership units held by us and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in our partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders. We will not withdraw from our operating partnership, except in connection with a transaction as described in this paragraph.

        With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

        Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of operating partnership units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to our operating partnership or the operating partnership units. Further, except for certain limited exceptions, no transfer of operating partnership units by a limited partner, without our prior written consent, may be made if:

  •
  in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would result in our operating partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of our operating partnership for federal income tax purposes;

  •
  in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes or would subject our operating partnership to adverse tax consequences; or

  •
  such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Internal Revenue Code.

        Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote operating partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

        In the case of a proposed transfer of operating partnership units to a lender to our operating partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain our prior consent.

Distributions

        The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.

        Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an operating partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that operating partnership unit has been exchanged or redeemed.

        We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

  •
  to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and

  •
  to us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.

Allocation of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See "Material United States Federal Income Tax Considerations," beginning on page 127.

Redemption

        As a general rule, a limited partner may exercise a redemption right to redeem his or her operating partnership units at any time beginning one year following the date of the issuance of the operating partnership units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its operating partnership units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than ten business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than ten calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

        A limited partner may exercise its unit redemption right by giving written notice to our operating partnership and us. The operating partnership units specified in the notice generally will be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date our operating partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 operating partnership units, or if the limited partner holds fewer than 1,000 operating partnership units, all of the operating partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those operating partnership units redeemed.

        Unless we elect to assume and perform our operating partnership's obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the operating partnership units would have been redeemed if we had assumed and satisfied our operating partnership's obligation by paying our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common share on the NYSE for the ten trading days before the day on which we received the redemption notice.

        We have the right to elect to acquire the operating partnership units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

        We, as general partner, are authorized to cause our operating partnership to issue additional operating partnership units or other partnership interests to its partners, including us and our affiliates, or other persons. These operating partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of limited partnership interests (including operating partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

        No operating partnership unit or interest may be issued to us as general partner or limited partner unless:

  •
  our operating partnership issues operating partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the operating partnership units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

  •
  our operating partnership issues the additional operating partnership units or other partnership interests to all partners holding operating partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights

        Except to the extent expressly granted by our operating partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our operating partnership, has any preemptive, preferential or other similar right with respect to:

  •
  additional capital contributions or loans to our operating partnership; or

  •
  the issuance or sale of any operating partnership units or other partnership interests.

Amendment of Partnership Agreement

        Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

  •
  to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

  •
  to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

  •
  to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

  •
  to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

  •
  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

        The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

  •
  the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

  •
  the prohibition against removal of our company as general partner by the limited partners;

  •
  restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our shares to operating partnership units;

  •
  limitations on transactions with affiliates;

  •
  our liability as general partner for monetary or other damages to our operating partnership;

  •
  partnership consent requirements for the sale or otherwise dispose of substantially all the assets of our operating partnership; or

  •
  the transfer of partnership interests held by us or the dissolution of our operating partnership.

        Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our operating partnership before December 31, 2054 can be made only with the consent of the partners holding partnership interest representing 90% or more of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon, including partnership interests held by us.

        Amendments to the partnership agreement that would, among other things:

  •
  convert a limited partner's interest into a general partner's interest;

  •
  modify the limited liability of a limited partner;

  •
  alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional operating partnership units; or

  •
  materially alter the unit redemption right of the limited partners,

must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of operating partnership units or partnership interests that would be adversely affected by the amendment.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of the operating partnership, we have authority to make tax elections under the Internal Revenue Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Term

        Our operating partnership will continue until dissolved upon the first to occur of any of the following:

  •
  an event of withdrawal (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

  •
  through December 31, 2054, an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including operating partnership Units held by us);

  •
  an election to dissolve the operating partnership by us, as general partner, in our sole and absolute discretion after December 31, 2054;

  •
  entry of a decree of judicial dissolution of our operating partnership pursuant to Delaware law;

  •
  the sale of all or substantially all of the assets and properties of our operating partnership for cash or for marketable securities; or

  •
  entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of the outside limited partners, as defined in our partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. Any change to any of these policies would be made by our board of trustees, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in our and our shareholders' best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We intend to focus on increasing our internal growth and we expect to continue to pursue targeted acquisitions and development of neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics and selected commercial properties. In evaluating future investments in neighborhood and community shopping centers, we seek a convenient and easily accessible location with abundant parking facilities, preferably occupying the dominant corner, close to residential communities, with excellent visibility for our tenants and easy access for neighborhood shoppers. We will also consider future opportunities to invest in other properties that do not meet our usual criteria on a case-by-case basis. In evaluating future investments in properties other than neighborhood and community shopping centers, we seek properties or transactions that have unique characteristics that present a compelling case for investment. Examples might include properties having high entry yields, properties that are outside of our target markets but are being sold as part of a portfolio package, properties that are debt-free, a transaction in which we might issue units in the operating partnership or properties that provide substantial growth potential through redevelopment.

        We currently expect to incur additional debt in connection with any future acquisitions of real estate.

        We expect to conduct substantially all of our investment activities through the operating partnership and our other affiliates. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

  •
  to increase our value through increases in the cash flows and values of our properties;

  •
  to achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties; and

  •
  to provide quarterly cash distributions.

        There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages

        We have not, prior to this offering, engaged in any significant investments in mortgages, although we may engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        We have not, prior to this offering, generally engaged in investment activities in other entities (other than joint ventures in which we are actively involved). Subject to REIT qualification rules, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. See "Material United States Federal Income Tax Considerations," beginning on page 127. We also may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships owning properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the percentage ownership limitations and asset test requirements, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act, and we intend to divest securities before any registration would be required.

        We have not in the past acquired, and we do not anticipate that we will in the future seek to acquire, loans secured by properties and we have not, nor do we intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

        Subject to REIT qualification rules, avoidance of the 100% "prohibited transactions tax," and the tax protection obligations that we have undertaken in connection with the formation transactions, we will consider disposing of properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. Property dispositions that would give rise to an indemnification obligation under the tax protection agreement are subject to approval by a majority of our independent trustees.

Financing Policies

        As disclosed elsewhere in this prospectus, we have incurred substantial debt in order to fund operations and development and acquisition activities. Immediately after this offering, we expect to have total consolidated indebtedness of approximately $217 million on a pro forma basis as of March 31, 2004. Our board will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be developed or acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our company as a whole, to generate cash flow to cover expected debt service.

        Generally speaking, although we may incur any of the forms of indebtedness described below, initially, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. We also may incur indebtedness for other purposes when, in the opinion of our board or management, it is advisable to do so. In addition, we may need to borrow to make distributions (including distributions that may be required under the Internal Revenue Code) if we do not have sufficient cash available to make those distributions.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We and our operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

Equity Capital Policies

        Our board has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or operating partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares or operating partnership units issued in any offering, and any offering might cause a dilution of a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue common shares in connection with acquisitions. We also may issue units in our operating partnership in connection with acquisitions of property.

        We may, under certain circumstances, purchase our common shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policy

        Our board of trustees is subject to certain provisions of the Maryland General Corporation Law, or MGCL, that are designed to eliminate or minimize conflicts. We also will adopt certain policies designed to eliminate or minimize certain potential conflicts of interests. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

        We have adopted a Code of Business Conduct and Ethics that contains a policy that generally prohibits conflicts of interest between our officers, employees and trustees on the one hand, and us on the other hand. Any waiver of our conflicts of interest policy for our executive officers and trustees must be made by our board of trustees or a board committee. We will disclose waivers of our conflicts of interest policy in accordance with law or regulations of the SEC and the NYSE.

        Our conflicts of interest policy states that a conflict of interest exists when a person's private interest interferes with our interest. For example, a conflict of interest arises when any of our employees, officers or trustees or any immediate family member of such employee, officer or trustee, receives improper personal benefits as a result of his or her position in or with us. Our loans to, or guarantees of obligations of, any of our employees, officers or trustees or any immediate family member of such employee, officer or trustee also creates conflicts of interest.

        We will also adopt Corporate Governance Guidelines that require each of our trustees to notify us of any transaction in which each of our trustees or any immediate family member of such trustee has a personal or financial interest (direct or indirect) or may otherwise have a potential conflict of interest in order to ensure that the transaction is in our best interests and will not otherwise create a conflict of interest. Our board of trustees will determine whether such trustee has a material personal or financial interest in a transaction or arrangement on a case-by-case basis, but such trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we will be required to disclose the transaction or arrangement in our annual proxy statement to our shareholders or our annual report. Such interested trustee will not participate in any discussion of our board of trustees regarding the matter in which such trustee has an interest.

        Under the MGCL, a contract or other transaction between us and any of our trustees and any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee's vote was counted in favor of the contract or transaction, if:

  •
  the fact of the common directorship or interest is disclosed to our board of trustees or a committee of our board of trustees, and our board of trustees or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested trustees, even if the disinterested trustees constitute less than a quorum;

  •
  the fact of the common directorship or interest is disclosed to our shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote, other than votes of shares owned of record or beneficially by the interested trustee, corporation, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to us.

Reporting Policies

        Upon completion of this offering, we will be subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See "Where You Can Find More Information," on page 158.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares by (1) each of our trustees and trustee nominees, (2) each of our executive officers, (3) all of our trustees, trustee nominees and executive officers as a group and (4) each holder of five percent or more of our common shares. This table gives effect to the expected issuance of common shares and operating partnership units in connection with our formation transactions. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and investment power. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Beneficial Owner	Number of Shares and Units Beneficially Owned	% of All Shares and Units	Number of Shares Beneficially Owned	% of All Shares
Alvin E. Kite, Jr.	3,290,368	12.9%	496,804	2.9%
John A. Kite	2,018,324	7.9	174,429	1.0
Paul W. Kite	2,000,925	7.9	155,211	*
Thomas K. McGowan	1,424,841	5.6	6,823	*
Daniel R. Sink	61,538	*	—	*
William E. Bindley	3,000	*	3,000	*
Michael L. Smith	3,000	*	3,000	*
Eugene Golub	3,000	*	3,000	*
Richard A. Cosier	3,000	*	3,000	*
Gerald L. Moss	3,000	*	3,000	*
All trustees, trustee nominees and executive officers as a group (9 persons)	8,810,996	34.6%	848,267	4.9%

*
Less than 1%

DESCRIPTION OF SHARES

        The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Upon the completion of this offering, our declaration of trust will provide that we may issue up to 200,000,000 common shares of beneficial interest, par value $.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $.01 per share. Upon completion of this offering, approximately 17,148,000 common shares are expected to be issued and outstanding and no preferred shares will be issued and outstanding.

        Maryland law provides and our declaration of trust will provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share will entitle the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There will be no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. Our declaration of trust will provide for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which will require a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present). Our declaration of trust will permit the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares

        Our declaration of trust will authorize our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the closing of this offering, no preferred shares will be outstanding and we have no present plans to issue any preferred shares.

        To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust will allow us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

        Holders of our common shares will not have preemptive rights, which means they will have no right to acquire any additional shares that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

        Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover reasons, our declaration of trust, subject to certain exceptions, will contain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust will provide that:

  •
  no person, other than an excepted holder or a designated investment entity (each as defined in the declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;

  •
  no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of preferred shares;

  •
  no excepted holder, which means Al Kite, John Kite, Paul Kite, their family members and certain entities controlled by them, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of our issued and outstanding common shares after application of the relevant attribution rules;

  •
  no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

  •
  no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

  •
  no person shall beneficially or constructively own our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

  •
  no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

        The declaration of trust defines a "designated investment entity" as:

  1.
  an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

  2.
  an entity that qualifies as a regulated investment company under Section 851 of the Code; or

  3.
  an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended;

so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

        Our board of trustees may waive the 7% ownership limit, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 7% limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing our shares will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares will be LaSalle Bank National Association.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

    Number of Trustees; Vacancies

        Our declaration of trust and bylaws will provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. Initially, we expect to have seven trustees. Our bylaws will provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, our board may elect to create staggered terms for its members.

        Our bylaws will provide that at least a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

    Removal of Trustees

        Our declaration of trust will provide that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

    Business Combinations

        Our board will approve a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of our shares; or

  •
  an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

        After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

  •
  two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

    Control Share Acquisitions

        Our bylaws will contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

    Merger, Amendment of Declaration of Trust

        Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

    Limitation of Liability and Indemnification

        Our declaration of trust will limit the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        Our declaration of trust will authorize us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our declaration of trust and bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

    Operations

        We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

    Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

    Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held each year during the month of May at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws will provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

    Advance Notice of Trustee Nominations and New Business

        Our bylaws will provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws will not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

    Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding 17,148,267 common shares, assuming no exercise of outstanding options to purchase common shares under our equity incentive plan.

        Of these shares, the 16,300,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining 848,267 shares expected to be outstanding immediately after completion of this offering, plus any shares purchased by affiliates in the offering, will be "restricted shares" as defined in Rule 144.

        In addition, each of our senior officers and each of our trustees who beneficially own common shares as of the date of this prospectus have agreed under written "lock-up" agreements not to sell any common shares for 270 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. See "Underwriting," beginning on page 151.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding common shares; or

  •
  the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

        Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

        Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, trustees or officers prior to the offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the "lock-up" agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

  •
  persons other than affiliates, in ordinary brokerage transactions; and

  •
  by affiliates under Rule 144 without compliance with the one-year holding requirement.

Registration Rights

        We have granted the Principals and related entities, certain of our executive officers and the other persons who will acquire common shares or units in the formation transactions certain registration rights with respect to the common shares that they acquire in the formation transactions as well as the common shares that may be acquired by them in connection with the exercise of the redemption/

exchange rights under the partnership agreement with respect to their units. These registration rights require us to seek to register all such common shares acquired upon the exercise of such redemption/exchange rights beginning as early as one year following completion of this offering and the other common shares acquired in the formation transactions beginning as early as 270 days following completion of this offering. We will bear expenses incident to our registration requirements under the registration rights agreement, including the reasonable fees and disbursements of counsel to the persons exercising registration rights in connection with their exercise of the registration rights except that such expenses shall not include any brokerage and sales commissions or any transfer taxes relating to the sale of such shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        For purposes of the following discussion, references to "our company," "we" and "us" mean only Kite Realty Group Trust and not its subsidiaries or affiliates. The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the acquisition, ownership and disposition of our common shares being sold in this offering. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax considerations for you may vary depending on your particular tax situation;

  •
  special rules that are not discussed below may apply to you if, for example, you are:

  •
  a tax-exempt organization,

  •
  a broker-dealer,

  •
  a non-U.S. person,

  •
  a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

  •
  subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"),

  •
  holding the shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

  •
  holding the shares through a partnership or similar pass-through entity,

  •
  a person with a "functional currency" other than the U.S. dollar,

  •
  beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us,

  •
  a U.S. expatriate, or

  •
  otherwise subject to special tax treatment under the Code;

  •
  this summary does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with investors that hold the shares as a "capital asset," within the meaning of Section 1221 of the Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        Hogan & Hartson L.L.P. has rendered an opinion that this section, to the extent that it describes applicable U.S. federal income tax law, is correct in all material respects. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge Hogan & Hartson L.L.P.'s opinion, and such a challenge could be successful. You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common shares and the potential changes in applicable tax laws.

Taxation and Qualification of Our Company as a REIT

        General.    We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future change in our circumstances, we cannot provide any assurances that we will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet in the future the requirements for qualification and taxation as a REIT. See "—Failure to Qualify as a REIT," beginning on page 138.

        The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

        Tax Opinions Received by Us in Connection with this Offering.    Hogan & Hartson L.L.P. has acted as our tax counsel in connection with this offering of our common shares and our election to be taxed as a REIT. Hogan & Hartson L.L.P. has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2004, we are organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Hogan & Hartson L.L.P. also has rendered to us an opinion to the effect that our operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. It must be emphasized that these opinions are based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, these opinions are based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Hogan & Hartson L.L.P. has no obligation to update its opinions rendered to us in connection with this offering or to monitor or review our compliance with the various REIT qualification and partnership classification requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "—Failure to Qualify as a REIT," beginning on page 138.

        Taxation.    For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT "C" corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received, although currently shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT "C" corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

        While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

    1.
    We will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

    2.
    We may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

    3.
    If we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

    4.
    Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

    5.
    If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

    6.
    We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year (taking into account excess distributions from prior years) at least the sum of:

      •
      85% of our REIT ordinary income for the year;

      •
      95% of our REIT capital gain net income for the year; and

      •
      any undistributed taxable income from prior taxable years.

    7.
    We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

    8.
    If we acquire any assets from a non-REIT "C" corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the "built-in gain" with respect to those assets if we disposed of those assets within 10 years after they were acquired. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset.

        If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a "C" Corporation, some of the dividends we pay to our shareholders during the following year may be subject to taxed at the reduced capital gains rates, rather than taxed at ordinary income rates. See "—U.S. Taxation of Taxable U.S. Shareholders Generally—Qualified Dividend Income," on page 143.

        Requirements for Qualification as a Real Estate Investment Trust.    The Code defines a "REIT" as a corporation, trust or association:

    (1)
    that is managed by one or more trustees or directors;

    (2)
    that issues transferable shares or transferable certificates to evidence its beneficial ownership;

    (3)
    that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

    (4)
    that is neither a financial institution or nor an insurance company within the meaning of certain provisions of the Code;

    (5)
    that is beneficially owned by 100 or more persons;

    (6)
    not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

    (7)
    that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

    (8)
    that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

    (9)
    that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. In addition to the above conditions, our taxable year must be the calendar year.

        We believe that we have been organized, have operated and have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive. In addition, our declaration of trust contain restrictions regarding the transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph).

        To monitor our compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

        Ownership of Interests in Partnerships and Limited Liability Companies. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interests in such partnership or limited liability company. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership's share of these items of any partnership or limited liability company in which we own an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.

        We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in "—Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies," beginning on page 139. We have control of our operating partnership and substantially all of the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

        Ownership of Interests in Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than five percent of the value of our total assets, as described below in "—Asset Tests Applicable to REIT's," beginning on page 136.

        Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain "straight debt" securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by one or more of our taxable REIT subsidiaries, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See "—U.S. Taxation of Taxable U.S. Shareholders Generally—Qualified Dividend Income," on page 143.

        Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiary ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiary, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

        KMI Realty Advisors is taxable as a regular "C" corporation and will elect, together with us, to be treated as our taxable REIT subsidiary. We also intend to form a taxable REIT subsidiary that will engage in construction activities. In addition, we may form a taxable REIT subsidiary that will serve as a holding company for our other taxable REIT subsidiaries. Although we do not currently hold an interest in any other taxable REIT subsidiaries, we may acquire securities in one or more additional taxable REIT subsidiaries or elect to treat a subsidiary in which we currently own securities as a taxable REIT subsidiary in the future.

        Income Tests Applicable to REITs.    To qualify as a REIT, we must satisfy two gross income tests. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, some payments under some hedging instruments and gain from the sale or disposition of stock or securities.

        Rents we receive will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

  •
  The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

  •
  We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

  •
  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

  •
  We generally must not provide directly impermissible tenant services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as

    "rents from real property." Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

        We monitor (and intend to continue to monitor) the activities provided at, and the non-qualifying income arising from, our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We provide services and may provide access to third party service providers at some or all of our properties. Based upon our experience in the retail markets where the properties are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.

        Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

        "Interest" generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

        Our share of any dividends received from KMI Realty Advisors and from other corporations in which we own an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from KMI Realty Advisors or other such corporation to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation and Qualification of Our Company as a REIT," on page 128, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to a portion of our non-qualifying income.

        From time to time, we might enter into hedging transactions with respect to one or more of our assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or any similar financial instruments. To the extent that such financial instruments are entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic payments or gains from disposition would be treated as qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. If, however, part or all of the indebtedness was incurred for other purposes, then part or all of the income would be non-qualifying income for purposes of the both the 75% and the 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us or our pass-through or its subsidiary partnerships or limited liability companies are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

  •
  amounts are received by us for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property;

  •
  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

  •
  a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

  •
  rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

  •
  the taxable REIT subsidiary's gross income from the service is not less than 150% of the taxable REIT subsidiary's direct cost of furnishing the service.

        While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm's-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

        Asset Tests Applicable to REITs.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.

    (1)
    at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by our operating partnership and the partnership and limited liability company subsidiaries of our operating partnership which are treated as partnership or disregarded entities for federal income tax purposes as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

    (2)
    not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class;

    (3)
    except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as "real estate assets" for purpose of the 75% test described in clause (1):

    •
    the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets;

    •
    we may not own more than 10% of any one issuer's outstanding voting securities; and

    •
    we may not own more than 10% of the value of the outstanding securities of any one issuer.

    (4)
    not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT (or a taxable REIT subsidiary of the REIT) holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

        Our operating partnership owns 100% of the interests of KMI Realty Advisors. We are considered to own our pro rata share (based on our ownership in the operating partnership) of the interests in KMI Realty Advisors equal to our pro-rata ownership of the operating partnership because we own interests in our operating partnership. KMI Realty Advisors has elected, together with us, to be treated as our taxable REIT subsidiary. So long as KMI Realty Advisors qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our interest in our taxable REIT subsidiary does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might disagree with our determinations.

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could include our increasing our interest in our operating partnership, the exercise by limited partners of their redemption right relating to units in the operating partnership or an additional capital contribution of proceeds of an offering of our shares of beneficial interest. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

        Annual Distribution Requirements Applicable to REITs.    To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income."

        Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends in order to meet the distribution requirements.

        Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of:

  •
  85% of our REIT ordinary income for such year;

  •
  95% of our REIT capital gain net income for the year; and

  •
  any undistributed taxable income from prior taxable years.

        Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        Record-Keeping Requirements.    We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies

        General.    Substantially all of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or as disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are "pass-through" entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets, based on capital interests, of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See "—Requirements for Qualification as a Real Estate Investment Trust—Ownership of Interests in Partnerships and Limited Liability Companies," beginning on page 131.

        Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Requirements for Qualification as a Real Estate Investment Trust—Asset Tests Applicable to REITs," beginning on page 136, and "—Income Tests Applicable to REITs," beginning on page 133. This, in turn, would prevent us from qualifying as a REIT. See "—Failure to Qualify as a REIT," on page 138, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership's or a subsidiary partnership's or limited liability company's status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Our operating partnership and each of our other partnerships and limited liability companies (other than KMI Realty Advisors, which will elect to be a taxable REIT subsidiary) intend to claim classification as a partnership or as a disregarded entity for federal income tax purposes and we believe that they will be classified as either partnerships or as disregarded entities. As described above, Hogan & Hartson L.L.P. has rendered an opinion to the effect that the operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. See "—Taxation and Qualification of Our Company as a REIT—Tax Opinions Received by Us in Connection with this Offering," beginning on page 128. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. Hogan & Hartson L.L.P. has no ongoing obligation to update its opinion rendered to us in connection with this offering.

        A partnership is a "publicly traded partnership" under Section 7704 of the Code if:

    (1)
    interests in the partnership are traded on an established securities market; or

    (2)
    interests in the partnership are readily tradable on a "secondary market" or the "substantial equivalent" of a secondary market.

        Our company and the operating partnership currently take the reporting position for federal income tax purposes that the operating partnership is not a publicly traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. Kite Realty Group Trust and the operating partnership believe that the operating partnership will qualify for at least one of these safe harbors at all times in the forseeable future. The operating partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

        If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we does not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

        Allocations of Partnership Income, Gain, Loss and Deduction.    The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed, or may agree in the future, to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

        If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

        Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from the operating partnership. This excess taxable income is sometimes referred to as "phantom income" and will be subject to the REIT distribution requirements described in "—Annual Distribution Requirements Applicable to REITs." Because we rely on our cash distributions from the operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. See "—Requirements for Qualification as a Real Estate Investment Trust," beginning on page 130, and "—Annual Distribution Requirements Applicable to REITs," beginning on page 137. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future.

        Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value and, accordingly, Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Common Shares

        When we use the term "U.S. shareholder," we mean a holder of our common shares that is, for United States federal income tax purposes:

  •
  a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

  •
  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  in general, a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.

        If you hold our common shares and are not a U.S. shareholder, you are a "non-U.S. shareholder." If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult with your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

U.S. Taxation of Taxable U.S. Shareholders Generally

        Distributions Generally.    As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or "qualified dividend income" will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder's adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Distributions that we properly designate as "capital gain dividends" will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may designate all or part of our net capital gain as "undistributed capital gain." We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder's tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

        We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

    (1)
    a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

    (2)
    an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

        Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

        Qualified Dividend Income.    With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

    (1)
    the qualified dividend income received by us during such taxable year from non-REIT corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and other taxable REIT subsidiaries);

    (2)
    the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

    (3)
    the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a "C" corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions from us will consist of qualified dividend income.

        Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment income limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        Dispositions of Our Shares.    If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder's holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long term capital gain or loss) and the U.S. shareholder's tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated be such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult with their own tax advisors with respect to the capital gain to liability.

U.S. Taxation of Tax Exempt Shareholders

        Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI to a tax-exempt shareholder. Generally, "debt financed property" is property, the acquisition or holding of which was financed through a borrowing by the tax exempt shareholder.

        For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their own tax advisors concerning these set aside and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

  •
  at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

  •
  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

        The percentage of any REIT dividend from a "pension-held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. In which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our charter, we do not expect to be classified as a "pension-held REIT," and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

        The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

        Distributions Generally.    Distributions by us to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "United States real property interests" nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a United States trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a corporate non-U.S. shareholder that is engaged in a United States trade or business also may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such common shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's common shares, they will give rise to gain from the sale or exchange of its common shares, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits and the non-U.S. Shareholder timely files an appropriate claim for refund.

        We expect to withhold United States federal income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

    (1)
    a lower treaty rate applies and the non-U.S. shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

    (2)
    the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's conduct of a United States trade or business.

        In any event, we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's United States tax liability with respect to the distribution is less than the amount withheld.

        Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. shareholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

    (1)
    the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

    (2)
    the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains from U.S. sources.

        Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would thus generally be taxed at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. shareholder that is a corporation, as discussed above.

        We will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against a non-U.S. shareholder's United States federal income tax liability and is refundable to the extent such amount exceeds the non-U.S. Shareholder's actual United States federal income tax liability, and the non-U.S. shareholder timely files an appropriate claim for refund.

        Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, a non-U.S. shareholder would be able to offset as a credit against its United States federal income tax liability resulting therefrom, an amount equal to its proportionate share of the tax paid by us on such undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us were to exceed its actual United States federal income tax liability, and the non-U.S Shareholder timely files an appropriate claim for refunds.

        Sale of Common Shares.    Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to United States taxation unless:

    (1)
    the investment in our common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

    (2)
    the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains from United States sources for the taxable year; or

    (3)
    the common shares constitute a United States real property interest within the meaning of FIRPTA, as described below.

        Our common shares will not constitute a United States real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders.

        We believe that we will be a domestically controlled REIT and, therefore, that the sale of our common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because our common shares will be publicly traded, however, we cannot guarantee that we will continue to be a domestically controlled REIT.

        Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

    (1)
    the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

    (2)
    the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States federal income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

        U.S. Shareholders.    In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

    (1)
    the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

    (2)
    the IRS notifies the payer that the TIN furnished by the payee is incorrect;

    (3)
    there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

    (4)
    there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

        Non-U.S. Shareholders.    Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

        Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the Shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of the these Treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

        Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder's federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult with their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Other Tax Consequences

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder's state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

        A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate of 15% (rather than

20%) on long-term capital gains for taxpayers taxed at individual rates, the application of the long-term capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Tax Shelter Reporting

        Under recently promulgated Treasury regulations, if a shareholder recognizes a loss with respect to the sale of shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult with their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Proposed Legislation

        Legislation has been passed in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The legislation generally would, among other things, include the following changes:

  •
  As discussed above under "—Taxation of and Qualification of Our Company as a REIT—Asset Tests Applicable to REITs," beginning on page 136, we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposed legislation in the House bill, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter and $10,000,000. For violations due to reasonable cause that are larger than this amount, the legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

  •
  The proposed legislation in the House bill would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

  •
  The proposed legislation in the House bill also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under "—Taxation and Qualification of Our Company as a REIT—Income Tests Applicable to REITs" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

  •
  The proposed legislation in the House bill would clarify a rule regarding our ability to enter into leases with a taxable REIT subsidiary.

  •
  As discussed above under "—Taxation and Qualification of Our Company as a REIT—Penalty Tax," on page 135, amounts received by a REIT for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation in the House bill would eliminate this exclusion.

  •
  The proposed legislation in the House bill would provide additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT of (i) the violation is due to reasonable cause, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision and (iii) the violation does not include a violation described in the first and third bullet points above.

  •
  As discussed above under "—U.S. Taxation of Non-U.S. Shareholders—Capital Gain Dividend and Distributions Attributable to a Sale or Exchange of United States Real Property Interests," on page 146, we are required to withhold 35% of any distribution to non-U.S. Shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. Shareholders that could have been designated as a capital gain dividend. The proposed legislation in the Senate bill would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is "regularly traded" if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—U.S. Taxation of Non-U.S. Shareholders—Distributions Generally," on page 145.

  •
  As discussed above under "—Income Tests Applicable to REITs," beginning on page 133, we may enter into hedging transactions, including interest rate swaps or cap agreements, options, futures contracts, or any similar financial instruments. The proposed legislation in the House bill would clarify that any income from a hedging transaction which is clearly identified, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the REIT gross income tests to the extent the transaction hedges indebtedness incurred or to be incurred to acquire or carry real estate assets.

        The foregoing is a non-exhaustive list of changes that would be made by the legislation. The provisions contained in this legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        Differences exist between the versions of the legislation passed by the House of Representatives and the Senate with respect to the items described above. As of the date hereof, it is not possible to predict with any certainty whether the legislation discussed above will be enacted at all and, if enacted, what changes may be made to the legislation prior to its ultimate enactment.

UNDERWRITING

        Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc. and Wachovia Capital Markets, LLC are acting as representatives, has severally agreed to purchase from us, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the number of common shares shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.	6,842,000
Wachovia Capital Markets, LLC	3,421,000
Goldman, Sachs & Co.	1,710,500
UBS Securities LLC	1,710,500
KeyBanc Capital Markets, a division of McDonald Investments Inc.	933,000
Raymond James & Associates, Inc.	933,000
A.G. Edwards & Sons, Inc.	100,000
Fidelity Capital Markets, a division of National Financial Services LLC	100,000
Friedman, Billings, Ramsey & Co., Inc.	100,000
Edward D. Jones & Co., L.P.	100,000
Oppenheimer & Co. Inc.	100,000
Stifel, Nicolaus & Company, Incorporated	100,000
M.R. Beal & Company	50,000
Chatsworth Securities LLC	50,000
City Securities Corporation	50,000

Total	16,300,000

        The underwriting agreement provides that the underwriters' obligations to purchase our common shares depend on the satisfaction of the conditions contained in the underwriting agreement, which include:

  •
  if any common shares are purchased by the underwriters, then all of the common shares the underwriters agreed to purchase must be purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material adverse change in general economic, political or financial conditions; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The representatives have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $0.4925 per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $0.10 per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the underwriting discounts and commissions that we will pay. The underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 2,445,000 shares. The underwriting discounts and commissions equal 6.25% of the public offering price.

	No Exercise	Full Exercise
Per share	$0.8125	$0.8125
Total	$13,243,750	$15,230,313

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4.6 million. In addition, Lehman Brothers Inc. and Wachovia Capital Markets, LLC will receive, in the aggregate, a financial advisory fee of $1.6 million. We have agreed to pay such expenses.

Over-Allotment Option

        We have granted to the underwriters an option to purchase up to an aggregate of 2,445,000 additional common shares, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional common shares proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option, to sell the additional common shares to the underwriters.

Lock-up Agreements

        We, along with our trustees and officers and all persons known to us to hold of record 5% or more of our outstanding common shares, who collectively will own approximately 8,896,000 shares and units in the aggregate following completion of this offering, have agreed under lock-up agreements, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any common shares or any securities which may be converted into or exchanged for any common shares without the prior written consent of Lehman Brothers Inc. for a period of 270 days from the date of this prospectus.

Listing

        Our common shares have been approved for listing on the NYSE under the symbol "KRG." In connection with that listing, the underwriters will undertake to sell the minimum number of common shares to the minimum number of beneficial owners necessary to meet the NYSE listing requirement.

Offering Price Determination

        Prior to this offering, there has been no public market for our common shares. The initial public offering price was negotiated between the representatives and us. Among the factors that were considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after the offering.

Relationships

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. An affiliate of Wachovia Capital Markets, LLC, one of the underwriters of this offering, is a lender under three of the operating property mortgage loans that will be repaid with approximately $31.5 million of the proceeds of this offering. Lehman Brothers Inc., one of the underwriters of this offering, is the lender on a credit facility that will be repaid with approximately $47.5 million of the proceeds of this offering.

NASD Conduct Rules

        Under the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD, when underwriters or their affiliates receive amounts equal to greater than 10% of the net proceeds of an offering, they may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the rules and regulations of the NASD. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Although this rule does not apply to REITs and therefore to this offering, we have retained UBS Securities LLC to act as a qualified independent underwriter. In such role, UBS Securities LLC has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the common shares will be no higher than the price recommended by UBS Securities LLC. We have agreed to indemnify UBS Securities LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Discretionary Sales

        The underwriters have informed us that they will not confirm sales of our common shares to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and liabilities incurred in connection with a directed share program, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Exchange Act:

  •
  Over-allotment involves sales by the underwriters of common shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

        Purchasers of our common shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 1,100,000 of our common shares offered by this prospectus, for sale under a directed share program to persons who are trustees, officers or employees or who are otherwise associated with our company. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Purchasers of reserved shares, other than purchasers subject to the lock-up agreements described above, may not sell such shares for a period of 180 days after the date of this prospectus.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by Lehman Brothers Inc., or one or more of the other underwriters or selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Notice to Canadian Residents

    Offers and Sales in Canada

        This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

        This prospectus is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

    Responsibility

        Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus or any other information provided by us in connection with the offering of the shares into Canada.

    Resale Restrictions

        The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

    Representations of Purchasers

        Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under "Resale Restrictions" above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an "accredited investor" as defined in section 1.1 of Multilateral Instrument 45-103—Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an "accredited investor", other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501—Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares, and (d) in the case of a purchaser located in Québec, such purchaser is a "sophisticated purchaser" within the meaning of section 44 or 45 of the Securities Act (Québec).

    Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

    Rights of Action for Damages or Rescission (Ontario)

        Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus shall have a statutory right of action for damages or rescission against us in the event this prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us on whose behalf the distribution is made shall have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

        The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we may rely. The enforceability of these rights may be limited as described herein under "Enforcement of Legal Rights."

        The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

    Enforcement of Legal Rights

        We are organized under the laws of the State of Maryland in the United States. All, or substantially all, of our trustees and officers, and the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets or the assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

    Language of Documents

        Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

        The validity of the common shares and certain tax matters will be passed upon for us by Hogan & Hartson L.L.P. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

        The balance sheet of Kite Realty Group Trust at March 31, 2004, the combined financial statements of Kite Property Group at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, the combined financial statements of Glendale Centre, LLC and Ohio & 37, LLC at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, the Statement of Revenues and Certain Expenses of King's Lake Square for the year ended December 31, 2002, the Statement of Revenues and Certain Expenses of Shops at Eagle Creek for the year ended September 30, 2002, the Statement of Revenues and Certain Expenses of Publix at Acworth for the year ended December 31, 2003, the Combined Statement of Revenues and Certain Expenses of Plaza at Cedar Hill and Cedar Hill Village for the year ended December 31, 2003, the Statement of Revenues and Certain Expenses of Silver Glen Crossings for the year ended December 31, 2003, the Statement of Revenues and Certain Expenses of Waterford Lakes for the year ended December 31, 2003, the Statement of Revenues and Certain Expenses of Centre at Panola for the year ended December 31, 2003, the Statement of Revenues and Certain Expenses of Hamilton Crossing for the year ended December 31, 2003, and the Combined Schedule of Real Estate and Accumulated Depreciation of Kite Property Group as of December 31, 2003 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Sunland Towne Centre Associates, Ltd. at December 31, 2003 and 2002 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Dunbar, Broaddus, Gibson LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed and each statement in this prospectus is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission's toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

KITE REALTY GROUP TRUST
Unaudited Pro Forma Condensed Combined Financial Information	F-4
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2004 and the Year Ended December 31, 2003	F-6
Notes and Management's Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-8
Report of Independent Registered Public Accounting Firm	F-53
Balance Sheet as of March 31, 2004	F-54
Notes to Balance Sheet	F-55
KITE PROPERTY GROUP
Report of Independent Registered Public Accounting Firm	F-56
Combined Balance Sheets as of March 31, 2004 (unaudited) and December 31, 2003 and 2002	F-57
Combined Statements of Operations for the Three Months Ended March 31, 2004 and 2003 (unaudited) and the Years Ended December 31, 2003, 2002, and 2001	F-58
Combined Statements of Owners' Equity (Deficit) for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003, 2002, and 2001	F-59
Combined Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (unaudited) and the Years Ended December 31, 2003, 2002, and 2001	F-60
Notes to Combined Financial Statements	F-61
Glendale Centre, LLC and Ohio & 37, LLC
Report of Independent Auditors	F-78
Combined Balance Sheets as of March 31, 2004 (unaudited) and December 31, 2003 and 2002	F-79
Combined Statements of Operations for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003, 2002 and 2001	F-80
Combined Statements of Owners' Equity for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003, 2002 and 2001	F-81
Combined Statements of Cash Flows for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003, 2002 and 2001	F-82
Notes to Combined Financial Statements	F-83

King's Lake Square
Report of Independent Auditors	F-88
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2002	F-89
Notes to Statement of Revenue and Certain Expenses	F-90
Shops at Eagle Creek
Report of Independent Auditors	F-91
Statement of Revenues and Certain Expenses for the Year Ended September 30, 2002	F-92
Notes to Statement of Revenue and Certain Expenses	F-93
Publix at Acworth
Report of Independent Auditors	F-94
Statements of Revenues and Certain Expenses for the Period from January 1, 2004 through March 31, 2004 (unaudited) and the Year Ended December 31, 2003	F-95
Notes to Statements of Revenue and Certain Expenses	F-96
Plaza at Cedar Hill and Cedar Hill Village
Report of Independent Auditors	F-97
Combined Statements of Revenues and Certain Expenses for the Period from January 1, 2004 through March 31, 2004 (unaudited) and the Year Ended December 31, 2003	F-98
Notes to Combined Statements of Revenue and Certain Expenses	F-99
Silver Glen Crossings
Report of Independent Auditors	F-100
Statements of Revenues and Certain Expenses for the Period from January 1, 2004 through March 31, 2004 (unaudited) and the Year Ended December 31, 2003	F-101
Notes to Statements of Revenue and Certain Expenses	F-102
Waterford Lakes
Report of Independent Auditors	F-103
Statements of Revenues and Certain Expenses for the Period from January 1, 2004 through March 31, 2004 (unaudited) and the Year Ended December 31, 2003	F-104
Notes to Statements of Revenues and Certain Expenses	F-105
Centre at Panola
Report of Independent Auditors	F-106
Statements of Revenues and Certain Expenses for the Period from January 1, 2004 through March 31, 2004 (unaudited) and the Year Ended December 31, 2003	F-107
Notes to Statements of Revenues and Certain Expenses	F-108

Hamilton Crossing
Report of Independent Auditors	F-110
Statements of Revenues and Certain Expenses for the Period from January 1, 2004 through March 31, 2004 (unaudited) and for the Year Ended December 31, 2003	F-111
Notes to Statements of Revenues and Certain Expenses	F-112
Sunland Towne Associates, Ltd.
Independent Auditor's Report	F-113
Balance Sheets as of March 31, 2004 (unaudited), December 31, 2003 and 2002	F-114
Statements of Operations for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003 and 2002	F-115
Statements of Partners' Capital for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003 and 2002	F-116
Statements of Cash Flows for the Three Months Ended March 31, 2004 (unaudited) and the Years Ended December 31, 2003 and 2002	F-117
Notes to Financial Statements	F-118
KITE PROPERTY GROUP COMBINED FINANCIAL STATEMENT SCHEDULE
Report of Independent Registered Public Accounting Firm	F-123
Schedule III—Combined Schedule of Real Estate and Accumulated Depreciation	F-124
Notes to Schedule III	F-125

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information sets forth:

  •
  the historical financial information as of March 31, 2004 and for the three months then ended as derived from our unaudited financial statements and the historical financial information for the year ended December 31, 2003 as derived from our audited financial statements.

  •
  pro forma adjustments assuming the formation transactions and our initial public offering were completed as of March 31, 2004 for the purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2003 and carried forward for the purposes of the unaudited pro forma consolidated statements of operations. The unaudited pro forma financial information has been adjusted to give effect to:

  •
  the purchases of Ridge Plaza Shopping Center in March 2003; King's Lake Square in June 2003; and Shops at Eagle Creek in July 2003 for cash as if we owned them from the beginning of each period presented;

  •
  the purchases of joint venture partners' interests in 50 S. Morton, The Corner, International Speedway Square, Burlington Coat, Martinsville Shops, Red Bank Commons and the minority partner's interests of Tom McGowan, and other noncontrolling interests in properties for cash and units in the operating partnership;

  •
  the 2004 acquisitions of Silver Glen Crossings, Wal-Mart Plaza, Galleria Plaza, Cedar Hill Village, and Pad 2 at Eagle Creek for cash;

  •
  the probable 2004 acquisitions of Plaza at Cedar Hill, Publix at Acworth, Sunland Towne Centre, Centre at Panola, Waterford Lakes, Hamilton Crossing and Fishers Station for cash and debt assumed;

  •
  the incremental general and administrative expenses expected to be incurred to operate as a public company; and

  •
  the completion of the formation transactions and our initial public offering, repayment of indebtedness and other use of proceeds from the offering.

        The pro forma financial information does not include adjustments relating to acquisition of any of our option properties as it is not currently probable that any of these properties will be acquired by us.

        You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Kite Property Group's combined historical financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is presented for information purposes only, and we do not expect that this information will reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2004
($ in thousands)

	Kite Realty Group Trust	Historical Kite Property Group	Acquisition of Silver Glen Crossings	Acquisition of Cedar Hill Village	Acquisition of Galleria Plaza	Acquisition of Wal-Mart Plaza	Acquisition of Eagle Creek Pad 2	Acquisition of Remaining Joint Venture and Minority Interests	Acquisition of Plaza at Cedar Hill	Acquisition of Publix at Acworth	Acquisition of Sunland Towne Centre	Acquisition of Centre at Panola	Acquisition of Waterford Lakes	Acquisition of Hamilton Crossing	Acquisition of Fishers Station	Subtotal	Initial Public Offering		Pro Forma
			(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)	(M)
Assets:
Investment properties, net	$—	$198,102	$22,828	$6,022	$6,414	$9,015	$1,057	$46,280	$44,240	$9,365	$31,581	$8,963	$8,900	$14,185	$8,259	$415,211	$—		$415,211
Cash	1	823						304							687	1,815	192,467	(N)	6,664
																	(99,129)	(O)
																	47,000	(O)
																	(9,000)	(P)
																	(123,453)	(Q)
																	(1,686)	(R)
																	(1,350)	(S)
Tenant receivables,net		2,771						496							20	3,287			3,287
Other receivables		6,387														6,387			6,387
Due from affiliates		3,528						(1,579)								1,949			1,949
Investments in unconsolidated entities, at equity		1,230						(1,027)								203			203
Other assets		10,998	2,414	798	1,110	1,273		6,318	4,814	731	5,089	1,595	1,224	1,801	2,900	41,065	1,350	(S)	42,111
																	(304)	(T)

Total assets	$1	$223,839	$25,242	$6,820	$7,524	$10,288	$1,057	$50,792	$49,054	$10,096	$36,670	$10,558	$10,124	$15,986	$11,866	$469,917	$5,895		$475,812

Liabilities and Shareholders' Equity:
Mortgages and other indebtedness	$—	$181,559	$—	$—	$—	$—	$—	$24,320	$31,950	$—	$19,673	$5,535	$—	$—	$5,721	$268,758	$(99,129)	(O)	$216,629
																	47,000	(O)
Acquisition financing			19,420	6,800	6,245	8,500	1,057	12,705	11,175	9,200	14,194	3,887	9,100	15,500	5,670	123,453	(123,453)	(Q)	—
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity		2,886						(1,995)								891			891
Accounts payable, deferred revenue and other liabilities		28,717	5,822	20	1,279	1,788		1,177	5,929	896	2,803	1,136	1,024	486	475	51,552	(9,000)	(P)	42,552
Minority interest		6,831						(6,831)								—			—

Total liabilities	—	219,993	25,242	6,820	7,524	10,288	1,057	29,376	49,054	10,096	36,670	10,558	10,124	15,986	11,866	444,654	(184,582)		260,072
Limited Partners' interests in operating partnership								21,416								21,416	48,915	(U)	70,331
Shareholders' equity	1	3,846														3,847	192,467	(N)	145,409
																	(1,686)	(R)
																	(304)	(T)
																	(48,915)	(U)

Total liabilities and shareholders' equity	$1	$223,839	$25,242	$6,820	$7,524	$10,288	$1,057	$50,792	$49,054	$10,096	$36,670	$10,558	$10,124	$15,986	$11,866	$469,917	$5,895		$475,812

See accompanying notes.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2004
($ in thousands)

	Historical Kite Property Group	Acquisition of Silver Glen Crossings	Acquisition of Cedar Hill Village	Acquisition of Galleria Plaza	Acquisition of Wal-Mart Plaza	Acquisition of Eagle Creek Pad 2	Acquisition of Remaining Joint Venture and Minority Interests	Acquisition of Plaza at Cedar Hill	Acquisition of Publix at Acworth	Acquisition of Sunland Towne Centre	Acquisition of Centre at Panola	Acquisition of Waterford Lakes	Acquisition of Hamilton Crossing	Acquisition of Fishers Station	Subtotal	Other Pro Forma Adjustments		Pro Forma As Adjusted
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Revenue:
Minimum rent	$3,270	$456	$231	$351	$715	$25	$1,808	$1,074	$230	$847	$226	$249	$346	$331	$10,159			$10,159
Tenant reimbursements	378	57	21	59	44	10	382	393	44	198	32	87	97	45	1,847			1,847
Other property-related revenue	815	—	—	—	—	—	214	—	—	—	—	—	—		1,029			1,029
Service fee revenue	1,349	—	—	—	—	—	—	—	—	—	—	—	—		1,349			1,349
Construction revenue	886	—	—	—	—	—	—	—	—	—	—	—	—		886			886
Other income	109	—	—	—	—	—	12	—	—	—	—	—	—		121			121

Total revenues	6,807	513	252	410	759	35	2,416	1,467	274	1,045	258	336	443	376	15,391	—		15,391
Expenses:
Property operating	1,075	92	53	163	35	7	743	135	40	114	41	71	57	58	2,684			2,684
Real estate taxes	381	66	27	45	36	4	231	189	22	124	28	28	29	37	1,247			1,247
Cost of construction and services	1,609	—	—	—	—	—	—	—	—	—	—	—	—		1,609			1,609
General, administrative and other	1,138	—	—	—	—	—	—	—	—	—	—	—	—		1,138	625	(q)	1,763
Depreciation and amortization	910	205	49	60	121	6	891	426	79	334	77	88	147	75	3,468	88	(r)	3,556

Total expenses	5,113	363	129	268	192	17	1,865	750	141	572	146	187	233	170	10,146	713		10,859

Operating Income (loss)	1,694	150	123	142	567	18	551	717	133	473	112	149	210	206	5,245	(713)		4,532
Interest expense	1,330	—	—	—	—	—	748	358	—	102	81	—	—	60	2,679	(520	)(s)	2,159
Equity in earnings of unconsolidated entities	(17)	—	—	—	—	—	70	—	—	—	—	—	—		53			53
Minority interest (income) loss	(16)				(85)		16							(24)	(109)			(109)
Limited Partners' interests in operating partnership																(756	)(t)	(756)

Net Income (loss)	$331	$150	$123	$142	$482	$18	$(111)	$359	$133	$371	$31	$149	$210	$122	$2,510	$(949)		$1,561

Weighted Average Number of Shares Outstanding																		17,148,267

Net Income Per Share (basic and diluted)																		$0.09

See accompanying notes.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2003
($ in thousands)

							Acquisition of Remaining Joint Venture and Minority Interests								Annualized 2003 Acquisitions
	Historical Kite Property Group
		Acquisition of Silver Glen Crossings	Acquisition of Cedar Hill Village	Acquisition of Galleria Plaza	Acquisition of Wal-Mart Plaza	Acquisition of Eagle Creek Pad 2		Acquisition of Plaza at Cedar Hill	Acquisition of Publix at Acworth	Acquisition of Sunland Towne Centre	Acquisition of Centre at Panola	Acquisition of Waterford Lakes	Acquisition of Hamilton Crossing	Acquisition of Fishers Station	Acquisition of Ridge Plaza Shopping Center	Acquisition of Kings Lake Square	Acquisition of Shops at Eagle Creek	Subtotal	Other Pro Forma Adjustments		Pro Forma As Adjusted
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)
Revenue:
Minimum rent	$10,044	$1,745	$543	$1,377	$1,633	$99	$7,376	$4,200	$915	$3,370	$885	$864	$1,312	$1,260	$333	$528	$395	$36,879			$36,879
Tenant reimbursements	1,200	383	83	175	228	40	1,846	1,071	186	653	195	272	303	163	110	98	150	7,156			7,156
Other property-related revenue	1,512	—	—	—	—	—	866	—	—	—	—	—	—		1	16	0	2,395			2,395
Service fee revenue	4,989	—	—	—	—	—	—	—	—	—	—	—	—		—	—	—	4,989			4,989
Construction revenue	9,863	—	—	—	—	—	—	—	—	—	—	—	—		—	—	—	9,863			9,863
Other income	150	—	—	—	—	—	—	—	—	—	—	—	—		—	—	—	150			150

Total revenues	27,758	2,128	626	1,552	1,861	139	10,088	5,271	1,101	4,023	1,080	1,136	1,615	1,423	444	642	545	61,432	—		61,432
Expenses:
Property operating	3,497	253	97	641	216	30	3,849	533	139	402	181	267	244	147	70	116	142	10,824			10,824
Real estate taxes	1,207	265	21	182	145	15	912	757	79	483	112	108	111	118	80	57	53	4,705			4,705
Cost of construction and services	11,537	—	—	—	—	—	—	—	—	—	—	—	—		—	—	—	11,537			11,537
General, administrative and other	3,020	—	—	—	—	—	—	—	—	—	—	—	—		—	—	—	3,020	2,500	(q)	5,520
Depreciation and amortization	2,893	819	197	242	484	24	4,471	1,704	315	1,338	312	351	585	300	131	156	191	14,513	350	(r)	14,863

Total expenses	22,154	1,337	315	1,065	845	69	9,232	2,994	533	2,223	605	726	940	565	281	329	386	44,599	2,850		47,449

Operating Income (loss)	5,604	791	311	487	1,016	70	856	2,277	568	1,800	475	410	675	858	163	313	159	16,833	(2,850)		13,983
Interest expense	4,207	—	—	—	—	—	3,202	1,431	—	407	323	—	—	241	171	156	139	10,277	(1,962	)(s)	8,315
Gain on sale of assets	—						1,610								—	—	—	1,610			1,610
Equity in earnings of unconsolidated entities	273						23								—	—	—	296			296
Minority interest (income) loss	(233)				(152)		233							(96)				(248)			(248)
Limited Partners' interests in operating partnership	—						—								—	—	—	—	(2,389	)(t)	(2,389)

Net Income (loss)	$1,437	$791	$311	$487	$864	$70	$(480)	$846	$568	$1,393	$152	$410	$675	$521	$(8)	$157	$20	$8,214	$(3,277)		$4,937

Weighted Average Number of Shares Outstanding																					17,148,267

Net Income Per Share (basic and diluted)																					$0.29

See accompanying notes.

Kite Realty Group Trust
Notes and Management's Assumptions to Unaudited
Pro Forma Condensed Consolidated Financial Statements

($ in thousands)

1.    Basis of Presentation

        Kite Realty Group Trust ("the Company") was organized in Maryland on March 29, 2004 to succeed to the development, acquisition, construction and real estate businesses of Kite Property Group.

        The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a public offering of 16,300,000 common shares (not including shares included in the underwriters' over-allotment option) or $211.9 million of equity at $13 per share. The Company will contribute the proceeds of the offering for interests in Kite Realty Group, L.P., a Delaware limited partnership ("the Operating Partnership"). The Company, as sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership. The limited partners of the Operating Partnership (the "Limited Partners"), in such capacity, will have no authority to transact business for, or participate in the management activities of, the Operating Partnership. Accordingly, the Company will consolidate the Operating Partnership in its financial statements.

        The accompanying unaudited pro forma condensed financial information assumes that the offering and the other formation transactions described in the prospectus occurred on March 31, 2004 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2003 and carried forward for purposes of the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003. The pro forma statements of operations also assume that the Company qualified and elected to be taxed as a REIT and distributed all of its taxable income, and therefore no income taxes have been provided for the periods presented.

        Shares and units to be issued to the Principals in exchange for certain real estate entities and the service companies will be recorded based on the historical cost of the related assets exchanged. All other shares and units issued to acquire noncontrolling interest will be recorded at fair market value.

        As disclosed elsewhere in this prospectus, the Company will enter into option agreements with entities controlled or owned by the Principals that grant our operating partnership the right to acquire certain option properties or interests therein. To date, no discussions regarding the exercise of these options have taken place with the independent members of the Company's board of trustees (the approval of whom is required to approve exercise of the option), and therefore management does not believe that it is probable that the options will be exercised in the foreseeable future and, accordingly, these transactions are not included in the accompanying pro forma financial information.

        These pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this prospectus. In management's opinion, all adjustments necessary to reflect the offering and the formation transactions have been made.

        The unaudited pro forma financial statements are not necessarily indicative of the actual financial position as of March 31, 2004 or what the actual results of operations of the Company would have been assuming the offering and formation transactions had been completed as of January 1, 2003, nor are they indicative of the results of operations of future periods.

2.    Adjustments to Pro Forma Condensed Consolidated Balance Sheet

(A)
To reflect the acquisition of Silver Glen Crossings on April 1, 2004 for a purchase price of $23,420, including closing costs. The transaction was financed using a $19,420 loan from Lehman Commercial Paper, Inc. and a $4,000 loan from an affiliate of the Principals. The purchase method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 13.2 years. The pro forma adjustments are comprised of the following:

	Purchase of Silver Glen Crossings as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$23,420	$(592)	$22,828
Intangible assets		2,414	2,414

Total assets	$23,420	$1,822	$25,242

Indebtedness	$19,420	$—	$19,420
Intangible liabilities		1,822	1,822
Due to affiliate	4,000		4,000

Total liabilities	$23,420	$1,822	$25,242

(1) Purchase price allocated to building	$(592)
Purchase price allocated to intangible lease asset	2,414
Purchase price allocated to market lease obligation	(1,822)

(B)
To reflect the acquisition of Cedar Hill Village on June 28, 2004 for a purchase price of $6,800, including closing costs. This transaction was financed using a loan from Lehman Commercial Paper, Inc. The purchase method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 13.7 years. The pro forma adjustments are comprised of the following:

	Purchase of Cedar Hill Village as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$6,800	$(778)	$6,022
Intangible assets		798	798

Total assets	$6,800	$20	$6,820

Acquisition financing	$6,800	$—	$6,800
Intangible liabilities		20	20

Total liabilities	$6,800	$20	$6,820

(1) Purchase price allocated to building	$(778)
Purchase price allocated to intangible lease asset	798
Purchase price allocated to market lease obligation	(20)

(C)
To reflect the acquisition of Galleria Plaza on June 30, 2004 for a purchase price of $6,245, including closing costs. This transaction was financed using a loan from Lehman Commercial Paper, Inc. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 13.5 years. The pro forma adjustments are comprised of the following:

	Purchase of Galleria Plaza as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$6,245	$169	$6,414
		—
Intangible assets		1,110	1,110

Total assets	$6,245	$1,279	$7,524

Indebtedness	$—	$—	$—
Acquisition financing	6,245		6,245
Intangible liabilities		1,279	1,279

Total liabilities	$6,245	$1,279	$7,524

(1) Purchase price allocated to building	$169
Purchase price allocated to intangible lease asset	1,110
Purchase price allocated to market lease obligation	(1,279)

(D)
To reflect the acquisition of a 99.9% interest in Wal-Mart Plaza on July 2, 2004 for a purchase price of $8,500, including closing costs. This transaction was financed using a loan from Lehman Commercial Paper, Inc. The purchase method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 5.6 years. The pro forma adjustments are comprised of the following:

	Purchase of Wal-Mart Plaza as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$8,500	$515	$9,015
Intangible assets		1,273	1,273

Total assets	$8,500	$1,788	$10,288

Acquisition financing	$8,500	$—	$8,500
Intangible liabilities		1,788	1,788

Total liabilities	$8,500	$1,788	$10,288

(1) Purchase price allocated to building	$515
Purchase price allocated to intangible lease asset	1,273
Purchase price allocated to market lease obligation	(1,788)
(E)
To reflect the acquisition of an outlot (Eagle Creek Pad 2) on July 7, 2004 for an acquisition cost of $1,057, including closing costs. This transaction was primarily financed using a loan from Wachovia Bank, N.A. The pro forma adjustments are comprised of the following:

	Purchase of Eagle Creek Pad 2 as of March 31, 2004	Pro Forma
Investment properties, net	$1,057	$1,057
Other Assets		—

Total assets	$1,057	$1,057

Indebtedness	$—	$—
Acquisition financing	1,057	1,057
Intangible liabilities		—

Total liabilities	$1,057	$1,057

(F)
To reflect the acquisition and resulting consolidation of the remaining joint venture interest in 50 S. Morton (45%), The Corner (50%), International Speedway Square (60%), Burlington Coat

  (67%), Martinsville Shops (27%), and Red Bank Commons (50%) for cash totaling $10,029 and units of the Operating Partnership of $1,000, the acquisition of outside partner's interests in Glendale Mall (50%) for $2,026, which was consolidated as of March 31, 2004 and two development properties totaling $650, including 50th & 12th (20%) for $358 and 176th & Meridian (20%) for $292 and the acquisition of Tom McGowan's and other noncontrolling interests in the properties in exchange for units of the Operating Partnership valued at $25,388. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values on a pro-rata basis based on the percentage interests acquired. The amounts allocated to building are depreciated over the estimated weighted average remaining useful lives ranging from 16 to 35 years. The amounts allocated to market lease obligations and to intangible lease assets are amortized over the weighted average lives of the related leases ranging from 4 to 12 years. The adjustments to the pro forma condensed consolidated balance sheet as of March 31, 2004 are as follows:

	As of March 31, 2004
	50 S. Morton Historical	Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$809	$329	$1,138
Cash	24	—	24
Tenant receivables, net	(23)		(23)
Other assets	—	51	51

Total assets	$810	$380	$1,190

Indebtedness	$511	$—	$511
Acquisition financing	—	508	508
Accounts payable and other liabilities	15		15

Total liabilities	526	508	1,034
Kite Property Group share	156		156
Outside partner's share of equity	128	(128)	—

Total liabilities and owners' equity	$810	$380	$1,190

(1) Purchase price allocated to building	$329
Purchase price allocated to intangible lease asset	51
Outside partner's share of equity	128

Purchase price of outside partner interest	$508

	As of March 31, 2004
	The Corner Historical	Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$1,669	$981	$2,650
Cash	88	—	88
Tenant receivables, net	78		78
Other assets	104	44	148

Total assets	$1,939	$1,025	$2,964

Indebtedness	$1,968	$—	$1,968
Acquisition financing	—	1,224	1,224
Accounts payable and other liabilities	90	15	105

Total liabilities	2,058	1,239	3,297
Kite Property Group share	(333)		(333)
Outside partner share	214	(214)	—

Total liabilities and owners' equity	$1,939	$1,025	$2,964

(1) Purchase price allocated to building	$981
Purchase price allocated to intangible lease asset	44
Purchase price allocated to market lease obligation	(15)
Outside partner's share of equity	214

Purchase price of outside partner interest	$1,224

	As of March 31, 2004
	International Speedway Square Historical	Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$20,479	$2,774	$23,253
Cash	59	—	59
Tenant receivables, net	410		410
Other assets	954	2,875	3,829

Total assets	$21,902	$5,649	$27,551

Indebtedness	$20,079	$—	$20,079
Acquisition financing	—	6,705	6,705
Accounts payable and other liabilities	101	2,295	2,396

Total liabilities	20,180	9,000	29,180
Kite Property Group share	(1,629)		(1,629)
Outside partner's share of equity	3,351	(3,351)	—

Total liabilities and owners' equity	$21,902	$5,649	$27,551

(1) Purchase price allocated to building	$2,774
Purchase price allocated to intangible lease asset	2,875
Purchase price allocated to market lease obligation	(2,295)
Outside partner's share of equity	3,351

Purchase price of outside partner interest	$6,705

	As of March 31, 2004
	Burlington Coat Historical	Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$893	$1,791	$2,684
Cash	36	—	36
Tenant receivables, net	30		30
Other assets	4	412	416

Total assets	$963	$2,203	$3,166

Indebtedness	$1,062	$—	$1,062
Acquisition financing	—	1,000	1,000
Accounts payable and other liabilities	4	1,134	138

Total liabilities	1,066	2,134	2,200
Limited Partner's interest in operating partnership		1,000	1,000
Kite Property Group share	(34)		(34)
Outside partner's share of equity	(69)	69	—

Total liabilities and owners' equity	$963	$2,203	$3,166

(1) Purchase price allocated to building	$1,791
Purchase price allocated to intangible lease asset	412
Purchase price allocated to market lease obligation	(134)
Outside partner's share of equity	(69)

Purchase price of outside partners' interest	$2,000

Units of Operating Partnership issued	$1,000
Cash purchase price of outside partners' interest	1,000

	$2,000

	As of March 31, 2004
Development Property	Martinsville Shops Historical	Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$799	$65	$864
Cash	74	—	74

Total assets	$873	$65	$938

Acquisition financing	$—	$304	$304
Accounts payable and other liabilities	2	—	2

Total liabilities	2	304	306
Kite Property Group share	632		632
Outside partner's share of equity	239	(239)	—

Total liabilities and owners' equity	$873	$65	$938

(1) Purchase price allocated to land	$65
Outside partner share of equity	239

Purchase price of outside partner interest	$304

	As of March 31, 2004
Development Property	Red Bank Commons Historical	Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$1,119	$73	$1,192
Cash	22	—	22
Other assets	10		10

Total assets	$1,151	$73	$1,224

Indebtedness	$700	$—	$700
Acquisition financing	—	285	285

Total liabilities	700	285	985
Kite Property Group share	239		239
Outside partner's share of equity	212	(212)	—

Total liabilities and owners' equity	$1,151	$73	$1,224

(1) Purchase price allocated to building	$73
Outside partner share of equity	212

Purchase price of outside partner interest	$285

	As of March 31, 2004
	Glendale Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$(5,639)	$(5,639)
Cash	—	—
Tenant receivables, net	—	—
Other assets	1,860	1,860

Total assets	$(3,779)	$(3,779)

Indebtedness	$—	$—
Acquisition financing	2,026	2,026
Accounts payable and other liabilities	99	99

Total liabilities	2,125	2,125
Kite Property Group share	—	—
Minority interest	(5,904)	(5,904)

Total liabilities and owners' equity	$(3,779)	$(3,779)

(1) Purchase price allocated to building	$(5,639)
Purchase price allocated to intangible lease asset	1,860
Purchase price allocated to market lease obligation	(99)
Minority interest	5,904

Purchase price of outside partner's interest	$2,026

	As of March 31, 2004
50th & 12th, 176th & Meridian and Other Real Estate Properties	Acquisition of Outside Partners' Interest (1)	Pro Forma
Investment properties, net	$20,139	$20,139
Cash	—	—
Tenant receivables, net		—
Other assets		—

Total assets	$20,139	$20,139

Indebtedness	$—	$—
Acquisition financing	650	650
Limited Partners' interest in the Operating Partnership	20,416	20,416
Minority interest	(927)	(927)

Total liabilities	20,139	20,139

Total liabilities and owners' equity	$20,139	$20,139

(1) Purchase price allocated to land and building	$20,139

Minority interest	927

Purchase price of outside partners' interest	$21,066

	Pro Forma Combined Total — Acquisition of Remaining Joint Venture and Minority Interests As of March 31, 2004
	Historical	Acquisition of Additional Interests (1)	Pro Forma
Investment properties, net	$25,768	$20,512	$46,280
Cash	304	—	304
Tenant receivables, net	496		496
Due from affiliates — intercompany elimination (2)		(1,579)	(1,579)
Investments in unconsolidated entities, at equity (3)		(1,027)	(1,027)
Other assets	1,074	5,244	6,318

Total assets	$27,642	$23,150	$50,792

Indebtedness	$24,320	$—	$24,320
Acquisition financing	—	12,705	12,705
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity (3)		(1,995)	(1,995)
Accounts payable and other liabilities	213	2,543	1,177
Accounts payable elimination (2)		(1,579)

Total liabilities	24,533	11,674	36,207
Limited Partner's interest in the Operating Partnership	—	21,416	21,416
Kite Property Group share (3)	(968)	968	—
Minority interest	4,077	(10,908)	(6,831)

Total liabilities and owners' equity	$27,642	$23,150	$50,792

(1) Purchase price allocated to building/land	$20,512
Purchase price allocated to intangible lease asset	5,244
Purchase price allocated to market lease obligation	(2,543)
Outside partner's share of equity	10,908

Purchase price of interests acquired	$34,121

Units of Operating Partnership issued	$21,416
Cash purchase price of outside partner interests	12,705

	$34,121

(2)
Adjustment required to eliminate intercompany receivables and payables between Kite Property Group and the joint venture entities.

(3)
To eliminate historical investment in unconsolidated entities now consolidated.

(G)
To reflect the acquisition of Plaza at Cedar Hill for a purchase price of $11,175, including estimated closing costs, net of debt assumed of $27,475. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 8.9 years. The stated interest rate on the indebtedness assumed in this transaction is 7.38% and the market interest rate assumed is 4.80%. The pro forma adjustments are comprised of the following:

	Purchase of Plaza at Cedar Hill as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$38,650	$1,115	$44,240
		4,475
Cash	—	—	—
Intangible assets		4,814	4,814

Total assets	$38,650	$10,404	$49,054

Indebtedness	$27,475	$4,475	$31,950
Acquisition financing	11,175	—	11,175
Intangible liabilities		5,929	5,929

Total liabilities	$38,650	$10,404	$49,054

(1) Purchase price allocated to building	$1,115
Adjustment of debt assumed to fair value—allocated to building	4,475
Purchase price allocated to intangible lease asset	4,814
Adjustment of debt assumed to fair value	(4,475)
Purchase price allocated to market lease obligation	(5,929)

(H)
To reflect the acquisition of Publix at Acworth for a purchase price of $9,200, including estimated closing costs. The purchase method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 10.6 years. The pro forma adjustments are comprised of the following:

	Purchase of Publix at Acworth as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$9,200	$165	$9,365
Cash	—	—	—
Intangible assets		731	731

Total assets	$9,200	$896	$10,096

Acquisition financing	$9,200	$—	$9,200
Intangible liabilities	—	896	896

Total liabilities	$9,200	$896	$10,096

(1) Purchase price allocated to building	$165
Purchase price allocated to intangible lease asset	731
Purchase price allocated to market lease obligation	(896)

(I)
To reflect the acquisition of Sunland Towne Centre from Sunland Towne Centre Associates, Ltd. and a related outlot property from an affiliated entity, for a combined purchase price of $14,194, including estimated closing costs, net of debt assumed of $17,906. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 11.1 years. The stated interest rate on the indebtedness assumed in this transaction is 8.85% and the market interest rate assumed is 2.90%. The pro forma adjustments are comprised of the following:

	Purchase of Sunland Towne Centre as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$32,100	$(2,286)	$31,581
		1,767
Cash	—	—	—
Intangible assets		5,089	5,089

Total assets	$32,100	$4,570	$36,670

Indebtedness	$17,906	$1,767	$19,673
Acquisition financing	14,194	—	14,194
Intangible liabilities		2,803	2,803

Total liabilities	$32,100	$4,570	$36,670

(1) Purchase price allocated to building	$(2,286)
Adjustment of debt assumed to fair value — allocated to building	1,767
Purchase price allocated to intangible lease asset	5,089
Adjustment of debt assumed to fair value	(1,767)
Purchase price allocated to market lease obligation	(2,803)

(J)
To reflect the acquisition of Centre at Panola for a purchase price of $3,887, including estimated closing costs, net of debt assumed of $5,293. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 16.1 years. The weighted average stated interest rate on the indebtedness assumed in this transaction is 6.70% and the market interest rate assumed is 6.12%. The pro forma adjustments are comprised of the following:

	Purchase of Centre at Panola as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$9,180	$(459)	$8,963
		242
Cash	—	—	—
Intangible assets		1,595	1,595

Total assets	$9,180	$1,378	$10,558

Indebtedness	$5,293	$242	$5,535
Acquisition financing	3,887		3,887
Intangible liabilities		1,136	1,136

Total liabilities	$9,180	$1,378	$10,558

(1) Purchase price allocated to building	$(459)
Adjustment of debt assumed to fair value — allocated to building	242
Purchase price allocated to intangible lease asset	1,595
Adjustment of debt assumed to fair value	(242)
Purchase price allocated to market lease obligation	(1,136)

(K)
To reflect the acquisition of Waterford Lakes for a purchase price of $9,100, including estimated closing costs. The purchase method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 11.3 years. The pro forma adjustments are comprised of the following:

	Purchase of Waterford Lakes as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$9,100	$(200)	$8,900
Cash	—	—	—
Intangible assets		1,224	1,224

Total assets	$9,100	$1,024	$10,124

Acquisition financing	$9,100	$—	$9,100
Intangible liabilities		1,024	1,024

Total liabilities	$9,100	$1,024	$10,124

(1) Purchase price allocated to building	$(200)
Purchase price allocated to intangible lease asset	1,224
Purchase price allocated to market lease obligation	(1,024)

(L)
To reflect the acquisition of Hamilton Crossing for a purchase price of $15,500, including estimated closing costs. The purchase method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 7.9 years. The pro forma adjustments are comprised of the following:

	Purchase of Hamilton Crossing as of March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma
Investment properties, net	$15,500	$(1,315)	$14,185
Cash	—	—	—
Intangible assets		1,801	1,801

Total assets	$15,500	$486	$15,986

Acquisition financing	$15,500	$—	$15,500
Intangible liabilities		486	486

Total liabilities	$15,500	$486	$15,986

(1) Purchase price allocated to building	$(1,315)
Purchase price allocated to intangible lease asset	1,801
Purchase price allocated to market lease obligation	(486)

(M)
To reflect the acquisition of a Marsh Supermarket and a 25% interest in Fishers Station for a purchase price of $5,670. Fishers Station is a variable interest entity under the provisions of FASB Interpretation No. 46 and, accordingly, its results are consolidated. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and market lease obligations are amortized over the lives of the related leases having a weighted average life of 8.6 years. The pro forma adjustments are comprised of the following:

	Purchase of Marsh Supermarket and Fishers Station as of March 31, 2004	Purchase Accounting Adjustments (1)	Consolidation of Joint Venture Interest (2)	Pro Forma
Investment properties, net	$5,670	$(659)	$1,725	$8,259
			670
			853
Cash	—	—	687	687
Tenant receivables, net			20	20
Intangible assets	—	971		971
Minority interest			1,890	1,890
Other assets			39	39

Total assets	$5,670	$312	$5,884	$11,866

Indebtedness	$—	$—	$5,721	$5,721
Acquisition financing	5,670		—	5,670
Intangible liabilities	—	312		312
Other liabilities			163	163

Total liabilities	5,670	312	5,884	11,866
Owners equity	—		(3,413)	—
			1,523
			1,890

	$5,670	$312	$5,884	$11,866

(1) Purchase price allocated to building	$(659)
Purchase price allocated to intangible lease asset	971
Purchase price allocated to market lease obligation	(312)
(2) Purchase price of net assets acquired	$670
Increase in basis of assets acquired	853

Purchase price in excess of assets acquired	$1,523

Reclassification of minority interest	$1,890

(N)
To reflect the issuance of shares to the public at an aggregate price of $211,900, less estimated costs to complete the transaction ($6,189) and underwriters' discount ($13,244).

(O)
To reflect use of proceeds totaling $99,129 for the retirement of mortgage and other debt. In addition, we intend to raise $16,500 of new permanent debt with Wachovia Bank, N.A. and borrow $30,500 on our revolving line of credit with Wachovia Bank, N.A. and Lehman Commercial Paper, Inc.

(P)
To reflect use of proceeds of $9,000 for repayment of amounts due to two affiliates of the Principals.

(Q)
To reflect use of proceeds totaling $123,453 to repay the acquisition financing in connection with the 2004 acquisitions prior to the initial public offering:

Silver Glen Crossings	$19,420
Cedar Hill Village	6,800
Galleria Plaza	6,245
Wal-Mart Plaza	8,500
Eagle Creek Pad 2	1,057
Joint Venture and Minority Interests	12,705
Plaza at Cedar Hill	11,175
Publix at Acworth	9,200
Sunland Towne Centre	14,194
Centre at Panola	3,887
Waterford Lakes	9,100
Hamilton Crossing	15,500
Fishers Station	5,670

Total use of proceeds	$123,453

(R)
To reflect use of proceeds totaling $1,686 for the payment of debt prepayment penalties and expense related to the Lehman Commercial Paper Inc. loans.

(S)
To reflect use of proceeds totaling $1,350 for the payment of financing fees related to a revolving credit facility expected to be entered into at the time of the initial public offering.

(T)
To reflect the write off of deferred financing costs of $304 in connection with the repayment of indebtedness at the date of the initial public offering.

(U)
To reflect the Limited Partners' interest in the Operating Partnership:

Pro forma shareholders' equity before Limited Partners' share	$215,740
Limited Partners' percentage	32.6%

Limited Partners' share	70,331
Unadjusted balance	21,416

Pro forma adjustment	$48,915

3.    Adjustments to Pro Forma Condensed Consolidated Statements of Operations

        In connection with the completion of the offering and the other formation transactions, the Company expects to recognize certain items associated with the retirement of certain indebtedness (including pre-payment penalties and expenses and the write-off of deferred financing costs totaling $1,990) which have not been included in the pro forma statements of operations.

        The adjustments to the pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and for the year ended December 31, 2003 are as follows:

(a)
To reflect the results of operations from the acquisition of Silver Glen Crossings on April 1, 2004. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the average life of the related leases of 13.2 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Silver Glen Crossings Historical	Purchase Accounting Adjustments (1)	Pro Forma	Silver Glen Crossings Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$400	$—	$456	$1,523	$—	$1,745
		56			222
Tenant reimbursements	57		57	383		383
Other property-related revenue			—			—

Total revenue	457	56	513	1,906	222	2,128
Expenses:
Property operating	92		92	253		253
Real estate taxes	66		66	265		265
Depreciation and amortization	134	(4)	205	536	(17)	819
		75			300

Total expenses	292	71	363	1,054	283	1,337

Operating income	165	(15)	150	852	(61)	791
Interest expense	—		—	—		—

Net income (loss)	$165	$(15)	$150	$852	$(61)	$791

(1) Amortization of market lease obligation	$56			$222
Adjustment to building depreciation	4			17
Amortization of intangible lease asset	(75)			(300)

	$(15)			$(61)

(b)
To reflect the results of operations from the acquisition of Cedar Hill Village on June 28, 2004. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the average life of the related leases of 13.7 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Cedar Hill Village Historical	Purchase Accounting Adjustments (1)	Pro Forma	Cedar Hill Village Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$227	$—	$231	$525	$—	$543
		4			18
Tenant reimbursements	21		21	83		83
Other property-related revenue			—			—

Total revenue	248	4	252	608	18	626
Expenses:
Property operating	53		53	97		97
Real estate taxes	27		27	21		21
Depreciation and amortization	39	(6)	49	155	(22)	197
		16			64

Total expenses	119	10	129	273	42	315

Operating income	129	(6)	123	335	(24)	311
Interest expense	—		—	—		—

Net income (loss)	$129	$(6)	$123	$335	$(24)	$311

(1) Amortization of market lease obligation	$4			$18
Adjustment to building depreciation	6			22
Amortization of intangible lease asset	(16)			(64)

	$(6)			$(24)

(c)
To reflect the results of operations from the acquisition of Galleria Plaza on June 30, 2004. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the lives of the related leases of 13.5 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Galleria Plaza Historical	Purchase Accounting Adjustments (1)	Pro Forma	Galleria Plaza Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$325	$26	$351	$1,275	$102	$1,377
Tenant reimbursements	59		59	175		175
Other property-related revenue			—			—

Total revenue	384	26	410	1,450	102	1,552
Expenses:
Property operating	163		163	641		641
Real estate taxes	45		45	182		182
Depreciation and amortization	36	1	60	143	5	242
		23			94

Total expenses	244	24	268	966	99	1,065

Operating income	140	2	142	484	3	487
Interest expense		—	—		—	—
			—			—

Net income	$140	$2	$142	$484	$3	$487

(1) Amortization of market lease obligation	$26			$102
Depreciation of fair value adjustment to building	(1)			(5)
Amortization of intangible lease asset	(23)			(94)

	$2			$3

(d)
To reflect the results of operations from the acquisition of a 99.9% interest in Wal-Mart Plaza on July 2, 2004. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the lives of the related leases of 5.6 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Wal-Mart Plaza Historical	Purchase Accounting Adjustments (1)	Pro Forma	Wal-Mart Plaza Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$615	$100	$715	$1,235	$398	$1,633
Tenant reimbursements	44		44	228		228
Other property-related revenue			—			—

Total revenue	659	100	759	1,463	398	1,861
Expenses:
Property operating	35		35	216		216
Real estate taxes	36		36	145		145
Depreciation and amortization	49	4	121	194	15	484
		68			275

Total expenses	120	72	192	555	290	845

Operating income	539	28	567	908	108	1,016
Interest expense			—			—
Minority interest	81	4	85	136	16	152

Net income	$458	$24	$482	$772	$92	$864

(1) Amortization of market lease obligation	$100			$398
Depreciation of fair value adjustment to building	(4)			(15)
Amortization of intangible lease asset	(68)			(275)
Minority interest	(4)			(16)

	$24			$92

(e)
To reflect the results of operations from the acquisition of Eagle Creek Pad 2. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004		For the Year Ended December 31, 2003
	Eagle Creek Pad 2 Historical	Pro Forma	Eagle Creek Pad 2 Historical	Pro Forma
Revenues:
Minimum rent	$25	$25	$99	$99
Tenant reimbursements	10	10	40	40
Other property-related revenue		—		—

Total revenue	35	35	139	139
Expenses:
Property operating	7	7	30	30
Real estate taxes	4	4	15	15
Depreciation and amortization	6	6	24	24

Total expenses	17	17	69	69

Operating income	18	18	70	70
Interest expense		—		—

Net income	$18	$18	$70	$70

(f)
To reflect the results of operations from the acquisition of the remaining joint venture interests in Glendale Mall, 50 S. Morton, The Corner, International Speedway Square and Burlington Coat and noncontrolling minority interest in various properties. There are no adjustments to the statements of operations for Martinsville Shops, Red Bank Commons, 50th & 12th and 176th & Meridian because they are development properties. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over the weighted average estimated useful lives ranging from 16 to 35 years. The amounts allocated to market lease obligations and to the intangible lease assets are amortized over the weighted average lives of the related leases ranging from 4 to 12 years. The adjustments to the pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Glendale Mall Historical	Purchase Accounting Adjustments (1)	Pro Forma	Glendale Mall Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$777	$17	$794	$3,277	$66	$3,343
Tenant reimbursements	242		242	1,280		1,280
Other property-related revenue	181		181	800		800
Other income	12		12

Total revenue	1,212	17	1,229	5,357	66	5,423
Expenses:
Property operating	574		574	3,282		3,282
Real estate taxes	140		140	547		547
Depreciation and amortization	334	(47)	403	2,205	(190)	2,479
		116			464

Total expenses	1,048	69	1,117	6,034	274	6,308

Operating income (loss)	164	(52)	112	(677)	(208)	(885)
Interest expense	316		316	1,345		1,345

Net income (loss)	$(152)	$(52)	$(204)	$(2,022)	$(208)	$(2,230)

(1) Amortization of market lease obligation	$17			$66
Adjustment to building depreciation	47			190
Amortization of intangible lease asset	(116)			(464)

	$(52)			$(208)

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	50 S. Morton Historical	Purchase Accounting Adjustments (1)	Pro Forma	50 S. Morton Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$32	$—	$32	$126	$—	$126

Total revenue	32	—	32	126	—	126
Expenses:
Property operating	1		1	3		3
Real estate taxes	0		0	2		2
Depreciation and amortization	18	4	23	70	15	89
		1			4

Total expenses	19	5	24	75	19	94

Operating income	13	(5)	8	51	(19)	32
Interest expense	9		9	40		40

Net income (loss)	$4	$(5)	$(1)	$11	$(19)	$(8)

(1) Amortization of market lease obligation	$—			$—
Adjustment to building depreciation	(4)			(15)
Amortization of intangible lease asset	(1)			(4)

	$(5)			$(19)

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	The Corner Historical	Purchase Accounting Adjustments (1)	Pro Forma	The Corner Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$115	$1	$116	$424	$5	$429
Tenant reimbursements	20		20	129		129
Other property-related revenue	—		—	18		18

Total revenue	135	1	136	571	5	576
Expenses:
Property operating	34		34	159		159
Real estate taxes	11		11	40		40
Depreciation and amortization	22	16	41	124	60	194
		3			10

Total expenses	67	19	86	323	70	393

Operating income	68	(18)	50	248	(65)	183
Interest expense	39		39	158		158

Net income (loss)	$29	$(18)	$11	$90	$(65)	$25

(1) Amortization of market lease obligation	$1			$5
Adjustment to building depreciation	(16)			(60)
Amortization of intangible lease asset	(3)			(10)

	$(18)			$(65)

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	International Speedway Square Historical	Purchase Accounting Adjustments (1)	Pro Forma	International Speedway Square Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$655	$75	$730	$2,662	$299	$2,961
Tenant reimbursements	120		120	437		437
Other property-related revenue	33		33	49		49

Total revenue	808	75	883	3,148	299	3,447
Expenses:
Property operating	87	—	87	243	—	243
Real estate taxes	80		80	313		313
Depreciation and amortization	152	20	271	620	80	1,096
		99			396

Total expenses	319	119	438	1,176	476	1,652

Operating income	489	(44)	445	1,972	(177)	1,795
Interest expense	372		372	1,502		1,502

Net income (loss)	$117	$(44)	$73	$470	$(177)	$293

(1) Amortization of market lease obligation	$75			$299
Adjustment to building depreciation	(20)			(80)
Amortization of intangible lease asset	(99)			(396)

	$(44)			$(177)

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Burlington Coat Historical	Purchase Accounting Adjustments (1)	Pro Forma	Burlington Coat Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$130	$6	$136	$491	$26	$517
Tenant reimbursements	—		—	1		1
Other property-related revenue	—		—	—		—

Total revenue	130	6	136	492	26	518
Expenses:
Property operating	46		46	149		149
Real estate taxes	—		—	—		—
Depreciation and amortization	7	15	42	29	59	168
		20			80

Total expenses	53	35	88	178	139	317
				—		—

Operating income	77	(29)	48	314	(113)	201
Interest expense	12		12	90		90

Net income (loss)	$65	$(29)	$36	$224	$(113)	$111

(1) Amortization of market lease obligation	$6			$26
Adjustment to building depreciation	(15)			(59)
Amortization of intangible lease asset	(20)			(80)

	$(29)			$(113)

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
Property Under Development	Martinsville Shops Historical	Purchase Accounting Adjustments	Pro Forma	Martinsville Shops Historical	Purchase Accounting Adjustments	Pro Forma
Revenues:
Minimum rent	$—	$—	$—	$—	$—	$—
Tenant reimbursements	—		—	—		—
Other property-related revenue	—		—	—		—

Total revenue	—	—	—	—	—	—
Expenses:
Property operating	—		—	5		5
Real estate taxes	—		—	10		10
Depreciation and amortization		—		—	—	—

Total expenses	—	—	—	15	—	15

Operating loss	—	—	—	(15)	—	(15)
Interest expense	—		—	68		68
Gain on sale of assets	—		—	1,610		1,610

Net income	$—	$—	$—	$1,527	$—	$1,527

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
Property Under Development	Red Bank Commons Historical	Purchase Accounting Adjustments (1)	Pro Forma	Red Bank Commons Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$—	$—	$—	$—	$—	$—
Tenant reimbursements	—	—	—	—	—	—
Other property-related revenue	—	—	—	—	—	—

Total revenue	—	—	—	—	—	—
Expenses:
Property operating	—	—	—	7	—	7
Real estate taxes	—	—	—	—	—	—
Depreciation and amortization	—	—	—	—	—	—
	—	—			—	—

Total expenses	—	—	—	7	—	7

Operating loss	—	—	—	(7)	—	(7)
Interest expense	—		—	—		—

Net loss	$—	$—	$—	$(7)	$—	$(7)

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
50th & 12th, 176th & Meridian and Other Real Estate Properties	Historical	Purchase Accounting Adjustments (1)	Pro Forma	Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$—	$—	$—	$—	$—	$—
Tenant reimbursements	—	—	—	—	—	—
Other property-related revenue	—	—	—	—	—	—

Total revenue	—	—	—	—	—	—
Expenses:
Property operating	—	—	—	—	—	—
Real estate taxes	—	—	—	—	—	—
Depreciation and amortization	—	111	111	—	445	445

Total expenses	—	111	111	—	445	445

Operating income	—	(111)	(111)	—	(445)	(445)
Interest expense	—	—	—	—	—	—
Equity in earnings of unconsolidated entities	—	(9)	(9)	—	75	75
Minority interest		16	16		233	233

Net loss	$—	$(104)	$(104)	$—	$(137)	$(137)

(1) Adjustment to building depreciation	$(111)			$(445)
Minority interest	16			233
Equity in earnings	(9)			75

	$(104)			$(137)

	Pro Forma Combined Total—Acquisition of Remaining Joint Venture and Minority Interests
	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Historical	Purchase Accounting Adjustments (1)	Pro Forma	Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$1,709	$99	$1,808	$6,979	$397	$7,376
Tenant reimbursements	382	—	382	1,846	—	1,846
Other property-related revenue	214	—	214	866	—	866
Other income	12	—	12	—	—	—

Total revenue	2,317	99	2,416	9,691	397	10,088
Expenses:
Property operating	743	—	743	3,849	—	3,849
Real estate taxes	231	—	231	912	—	912
Depreciation and amortization	532	180 179	891	3,047	713 711	4,471

Total expenses	1,506	359	1,865	7,808	1,424	9,232

Operating income	811	(260)	551	1,883	(1,027)	856
Interest expense	748	—	748	3,202	—	3,202
Gain on sale of assets				1,610	—	1,610
Equity in earnings of joint venture and minority interests (2)		70	70		23	23
Minority interest	—	16	16	—	233	233

Net income (loss)	$63	$(174)	$(111)	$291	$(771)	$(480)

(1) Amortization of market lease obligation	$99			$397
Adjustment to building depreciation	(180)			(713)
Amortization of intangible lease asset	(179)			(711)
Minority interest	16			233
Intercompany eliminations (2)	70			23

	$(174)			$(771)

(2) To eliminate Kite Property Group's equity in the earnings in joint venture and minority interest now consolidated.

(g)
To reflect the results of operations from the acquisition of Plaza at Cedar Hill. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the average life of the related leases of 7 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Plaza at Cedar Hill Historical	Purchase Accounting Adjustments (1)	Pro Forma	Plaza at Cedar Hill Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$882	$192	$1,074	$3,432	$768	$4,200
Tenant reimbursements	393		393	1,071		1,071
Other property-related revenue			—	—		—

Total revenue	1,275	192	1,467	4,503	768	5,271
Expenses:
Property operating	135		135	533		533
Real estate taxes	189		189	757		757
Depreciation and amortization	221	40	426	884	160	1,704
		165			660

Total expenses	545	205	750	2,174	820	2,994

Operating income	730	(13)	717	2,329	(52)	2,277
Interest expense		358	358		1,431	1,431
			—			—

Net income (loss)	$730	$(371)	$359	$2,329	$(1,483)	$846

(1) Amortization of market lease obligation	$192			$768
Adjustment to building depreciation	(40)			(160)
Amortization of intangible lease asset	(165)			(660)
Interest expense on indebtedness assumed	(358)			(1,431)

	$(371)			$(1,483)

(h)
To reflect the results of operations from the acquisition of Publix at Acworth. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the average life of the related leases of 10.6 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Publix at Acworth Historical	Purchase Accounting Adjustments (1)	Pro Forma	Publix at Acworth Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$200	$—	$230	$801	$—	$915
		30			114
Tenant reimbursements	44		44	186		186
Other property-related revenue			—			—

Total revenue	244	30	274	987	114	1,101
Expenses:
Property operating	40		40	139		139
Real estate taxes	22		22	79		79
Depreciation and amortization	53	1	79	210	5	315
		25			100

Total expenses	115	26	141	428	105	533

Operating income	129	4	133	559	9	568
Interest expense	—	—	—	—	—	—

Net income	$129	$4	$133	$559	$9	$568

(1) Amortization of market lease obligation	$30			$114
Adjustment to building depreciation	(1)			(5)
Amortization of intangible lease asset	(25)			(100)

	$4			$9

(i)
To reflect the results of operations from the acquisition of Sunland Towne Centre shopping center from Sunland Towne Centre, Associates, Ltd. and an associated outlot property from Del Sol Joint Venture No. 2, combined "Sunland Towne Centre". The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the lives of the related leases of 11.1 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004
	Sunland Towne Centre	Del Sol Joint Venture No. 2	Sunland Towne Centre Combined	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$708	$67	$775	$72	$847
Tenant reimbursements	186	12	198		198
Other property-related revenue					—

Total revenue	894	79	973	72	1,045
Expenses:
Property operating	110	4	114		114
Real estate taxes	117	7	124		124
Depreciation and amortization	183	—	183	(4)	334
				155

Total expenses	410	11	421	151	572

Operating Income	484	68	552	(79)	473
Interest expense		—		102	102
					—

Net Income	$484	$68	$552	$(181)	$371

(1) Amortization of market lease obligation	$72
Depreciation of fair value adjustment to building	4
Amortization of intangible lease asset	(155)
Interest expense on indebtedness assumed	(102)

	$(181)

	For the Year Ended December 31, 2003
	Sunland Towne Centre, Assoc., Ltd.	Del Sol Joint Venture No. 2	Sunland Towne Centre Combined	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$2,816	$267	$3,083	$287	$3,370
Tenant reimbursements and other	645	8	653		653
					—

Total revenue	3,461	275	3,736	287	4,023
Expenses:
Property operating	378	24	402		402
Real estate taxes	455	28	483		483
Depreciation and amortization	734	—	734	(15)	1,338
				619

Total expenses	1,567	52	1,619	604	2,223

Operating Income	1,894	223	2,117	(317)	1,800
Interest expense		—		407	407
					—

Net Income	$1,894	$223	$2,117	$(724)	$1,393

(1) Amortization of market lease obligation	$287
Depreciation of fair value adjustment to building	15
Amortization of intangible lease asset	(619)
Interest expense on indebtedness assumed	(407)

	$(724)

(j)
To reflect the results of operations from the acquisition of Centre at Panola. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the lives of the related leases of 16.1 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Centre at Panola Historical	Purchase Accounting Adjustments (1)	Pro Forma	Centre at Panola Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$203	$23	$226	$792	$93	$885
Tenant reimbursements	32		32	195		195
Other property-related revenue			—		—

Total revenue	235	23	258	987	93	1,080
Expenses:
Property operating	41		41	181		181
Real estate taxes	28		28	112		112
Depreciation and amortization	52	(2)	77	210	(6)	312
		27			108

Total expenses	121	25	146	503	102	605

Operating Income	114	(2)	112	484	(9)	475
Interest expense		81	81		323	323
			—			—

Net Income	$114	$(83)	$31	$484	$(332)	$152

(1) Amortization of market lease obligation	$23			$93
Depreciation of fair value adjustment to building	2			6
Amortization of intangible lease asset	(27)			(108)
Interest expense on acquisition financing	(81)			(323)

	$(83)			$(332)

(k)
To reflect the results of operations from the acquisition of Waterford Lakes. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the lives of the related leases of 11.3 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Waterford Lakes Historical	Purchase Accounting Adjustments (1)	Pro Forma	Waterford Lakes Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$225	$24	$249	$768	$96	$864
Tenant reimbursements	87		87	272		272
Other property-related revenue			—			—

Total revenue	312	24	336	1,040	96	1,136
Expenses:
Property operating	71		71	267		267
Real estate taxes	28		28	108		108
Depreciation and amortization	52	(1)	88	208	(6)	351
		37			149

Total expenses	151	36	187	583	143	726

Operating Income	161	(12)	149	457	(47)	410
Interest expense			—			—
			—			—

Net Income	$161	$(12)	$149	$457	$(47)	$410

(1) Amortization of market lease obligation	$24			$96
Depreciation of fair value adjustment to building	1			6
Amortization of intangible lease asset	(37)			(149)

	$(12)			$(47)

(l)
To reflect the results of operations from the acquisition of Hamilton Crossing. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the lives of the related leases of 7.9 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	For the Three Months Ended March 31, 2004			For the Year Ended December 31, 2003
	Hamilton Crossing Historical	Purchase Accounting Adjustments (1)	Pro Forma	Hamilton Crossing Historical	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$329	$17	$346	$1,244	$68	$1,312
Tenant reimbursements	97		97	303		303
Other property-related revenue			—			—

Total revenue	426	17	443	1,547	68	1,615
Expenses:
Property operating	57		57	244		244
Real estate taxes	29		29	111		111
Depreciation and amortization	89	(9)	147	354	(38)	585
		67			269

Total expenses	175	58	233	709	231	940

Operating Income	251	(41)	210	838	(163)	675
Interest expense			—			—
			—			—

Net Income	$251	$(41)	$210	$838	$(163)	$675

(1) Amortization of market lease obligation	$17			$68
Depreciation of fair value adjustment to building	9			38
Amortization of intangible lease asset	(67)			(269)

	$(41)			$(163)

(m)
To reflect the results of operations from the acquisition of a Marsh Supermarket and a 25% interest in Fishers Station. Fishers Station is a variable interest entity under the provisions of FASB Interpretation No. 46 and, accordingly, its results are consolidated. The purchase method of accounting was used to allocate the amount paid to tangible and identified intangible assets and liabilities according to their fair values. The amount allocated to building is depreciated over an estimated useful life of 35 years. The amounts allocated to intangible lease assets and to the market lease obligations are amortized over the lives of the related leases of 8.6 years. The pro forma adjustments for the three months ended March 31, 2004 and for the year ended December 31, 2003 are comprised of the following:

	Marsh Supermarket and Fishers Station Consolidated Historical For the Three Months Ended March 31, 2004	Purchase Accounting Adjustments (1)	Pro Forma	Marsh Supermarket and Fishers Station Consolidated Historical For the Three Months Ended December 31, 2003	Purchase Accounting Adjustments (1)	Pro Forma
Revenues:
Minimum rent	$321	$10	$331	$1,220	$40	$1,260
Tenant reimbursement	45		45	163		163

Total revenue	366	10	376	1,383	40	1,423
Expenses:
Property operating	58		58	147		147
Real estate taxes	37		37	118		118
Depreciation and amortization	41	(5)	75	162	(19)	300
		39			157

Total expenses	136	34	170	427	138	565

Operating income	230	(24)	206	956	(98)	858
Interest expense		60	60		241	241
Minority Interest	24		24	96		96

Net income	$206	$(84)	$122	$860	$(339)	$521

(1) Amortization of market lease obligation	$10			$40
Depreciation of fair value adjustment to building	5			19
Amortization of intangible lease asset	(39)			(157)
Interest expense on indebtedness assumed	(60)			(241)

	$(84)			$(339)

(n)
To reflect revenues and expenses for Ridge Plaza Shopping Center for the period prior to the March 2003 acquisition by the Principals. This adjustment is not required for the three months ended March 31, 2004.

Ridge Plaza Revenues and Expenses For the 2003 Period Prior to Acquisition
Revenues:
Minimum rent	$333
Tenant reimbursements	110
Other property-related revenue	1

Total revenue	444
Expenses:
Property operating	70
Real estate taxes	80
Depreciation and amortization	131

Total expenses	281

Operating income	163
Interest expense	171

Net income (loss)	$(8)

(o)
To reflect revenues and expenses for King's Lake Square for the period prior to the June 2003 acquisition by the Principals. This adjustment is not required for the three months ended March 31, 2004.

King's Lake Sqaure Revenues and Expenses For the 2003 Period Prior to Acquisition
Revenues:
Minimum rent	$528
Tenant reimbursements	98
Other property-related revenue	16

Total revenue	642
Expenses:
Property operating	116
Real estate taxes	57
Depreciation and amortization	156

Total expenses	329

Operating income	313
Interest expense	156

Net income	$157

(p)
To reflect revenues and expenses for Shops at Eagle Creek for the period prior to the July 2003 acquisition by the Principals. This adjustment is not required for the three months ended March 31, 2004.

Shops at Eagle Creek Revenues and Expenses For the 2003 Period Prior to Acquisition
Revenues:
Minimum rent	$395
Tenant reimbursements	150
Other property-related revenue	—

Total revenue	545
Expenses:
Property operating	142
Real estate taxes	53
Depreciation and amortization	191

Total expenses	386

Operating income	159
Interest expense	139

Net income	$20

(q)
To reflect estimated additional general and administrative expenses expected to be incurred to operate as a public company. We have based our estimates of services from third parties on quotes from our vendors.

	For The Three Months Ended March 31, 2004	For The Year Ended December 31, 2003
Legal and accounting fees	$225	$900
Director's and officer's insurance	140	550
Trustee compensation	85	350
Incremental officer and employee compensation	100	400
Transfer agent, printing and other	75	300

	$625	$2,500

(s)
To reflect reduction in interest expense from the repayment of indebtedness at the time of the public offering, net of the increase in interest expense from the $16.5 million new permanent debt and $30.5 million line of credit borrowings with Wachovia Bank, N.A. and Lehman Commercial Paper, Inc.:

	For The Three Months Ended March 31, 2004	For The Year Ended December 31, 2003
Reduction in interest expense—repayment of indebtedness	$925	$3,578
Increase in interest expense	(405)	(1,616)

	$520	$1,962

(t)
To reflect the limited partners' interest in the earnings of the Operating Partnership:

	For The Three Months Ended March 31, 2004	For The Year Ended December 31, 2003
Pro forma net income before Limited Partners' share	$2,317	$7,326
Limited Partners' percentage	32.6%	32.6%

Limited Partners' share	$756	$2,389

(r)
To reflect amortization of loan fees related to the new permanent debt and line of credit borrowings with Wachovia Bank, N.A. and Lehman Commercial Paper, Inc.:

	For The Three Months Ended March 31, 2004	For The Year Ended December 31, 2003
Amortization of loan fees	$88	$350

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Kite Realty Group Trust:

        We have audited the accompanying balance sheet of Kite Realty Group Trust (a Maryland real estate investment trust) (the "Trust") as of March 31, 2004. This financial statement is the responsibility of the Trust's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Kite Realty Group Trust as of March 31, 2004, in conformity with U.S. generally accepted accounting principles.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 31, 2004

KITE REALTY GROUP TRUST

BALANCE SHEET

MARCH 31, 2004

CASH	$1,000

COMMITMENTS (Note 2)	$—
STOCKHOLDERS' EQUITY:
Preferred Shares of Beneficial Interest, $.01 par value, 20,000,000 shares authorized, no shares issued or outstanding	—
Common Shares of Beneficial Interest, $.01 par value, 100,000,000 shares authorized, 100 shares issued and outstanding	1
Additional Paid-in-Capital	999

TOTAL STOCKHOLDERS EQUITY	$1,000

See accompanying notes.

KITE REALTY GROUP TRUST

NOTES TO BALANCE SHEET

MARCH 31, 2004

1.    ORGANIZATION

        Kite Realty Group Trust (the "Trust") was organized in Maryland on March 29, 2004. Under the Declaration of Trust, the Trust is authorized to issue up to 100,000,000 common shares of beneficial interest and 20,000,000 preferred shares of beneficial interest. The Trust was initially capitalized by issuing 100 common shares of beneficial interest to Al Kite, Chairman of the Trust, for $10.00 per share. The Trust has had no operations since its formation.

2.    FORMATION OF THE REIT/INITIAL PUBLIC OFFERING

        The Trust is in the process of an initial public offering of common shares. The Trust will contribute the proceeds of the offering for interests in Kite Realty Group, L.P., a Delaware limited partnership, (the "Operating Partnership"). The Trust, as the sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Trust will account for the Operating Partnership using the consolidation method.

        The Operating Partnership will own or hold interests in 36 properties (including 13 properties under development) and own three service companies. These properties and service companies will be included in the Consolidated Financial Statements of the Trust. Cash contributed to the Operating Partnership by the Trust will be used primarily to reduce debt and finance acquisitions. The Trust will be subject to the risks involved with the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail and office industries, including creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws. The Trust intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code commencing with its taxable year ending December 31, 2004 and will be self-administered and self-managed. In order to maintain its tax status as a REIT, the Trust plans to distribute at least 90% of its taxable income currently.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Kite Realty Group Trust:

        We have audited the accompanying combined balance sheets of Kite Property Group (the predecessor), as of December 31, 2003 and 2002, and the related combined statements of operations, owners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003. These combined financial statements are the responsibility of Kite Property Group. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Kite Property Group, as of December 31, 2003 and 2002, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
April 2, 2004

Kite Property Group

Combined Balance Sheets

		December 31,
	March 31, 2004
		2003	2002
	(unaudited)
Assets:
Investment properties, at cost
Land	$34,707,249	$26,456,658	$8,312,551
Buildings and improvements	122,793,771	77,076,703	36,950,037
Furniture and equipment	4,223,450	1,596,820	1,462,031
Construction in progress	46,201,774	48,681,767	9,483,297

	207,926,244	153,811,948	56,207,916
Less: accumulated depreciation	(9,823,906)	(4,465,775)	(2,185,762)

	198,102,338	149,346,173	54,022,154
Cash	823,036	2,189,478	3,492,844
Tenant receivables, including accrued straight-line rent (net of allowance for credit losses of $1,060,091, $30,000 and $0 in 2004, in 2003 and 2002, respectively)	2,770,542	1,520,487	410,917
Other receivables	6,387,350	5,139,118	5,342,117
Due from affiliates	3,527,576	3,905,605	1,249,523
Investments in unconsolidated entities, at equity	1,230,294	2,136,158	2,618,838
Escrow deposits	3,207,472	595,459	181,569
Deferred costs, net	6,743,896	6,053,515	3,497,098
Prepaid, minority interest and other assets	1,046,770	449,713	573,366

Total assets	$223,839,274	$171,335,706	$71,388,426

Liabilities and Owners' Equity:
Mortgage and other indebtedness	$181,559,740	$141,498,289	$58,710,568
Cash distributions and losses in excess, net of investment in unconsolidated entities, at equity	2,886,001	2,864,690	2,664,911
Accounts payable and accrued expenses	13,066,922	9,541,494	6,723,782
Deferred revenue and other liabilities	9,308,918	9,266,250	2,018,207
Due to affiliates	6,340,680	1,469,560	836,309
Minority interest	6,831,461	1,137,914	—

Total liabilities	219,993,722	165,778,197	70,953,777
Commitments and contingencies
Owners' equity	3,845,552	5,557,509	434,649

Total liabilities and owners' equity	$223,839,274	$171,335,706	$71,388,426

See accompanying notes.

Kite Property Group

Combined Statements of Operations

	For the three months ended March 31,		For the years ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Revenue:
Minimum rent	$3,269,728	$1,819,054	$10,043,847	$4,031,279	$1,014,150
Tenant reimbursements	378,780	160,892	1,199,885	90,618	66,862
Other property related revenue	815,431	280,702	1,511,914	2,030,336	1,098,261
Service fee revenue	1,348,714	1,011,611	4,988,757	3,497,073	3,434,580
Construction revenue	885,707	819,719	9,863,168	18,802,864	5,070,440
Other income	108,563	137,312	149,930	144,432	79,742

Total revenue	6,806,923	4,229,290	27,757,501	28,596,602	10,764,035
Expenses:
Property operating	1,074,553	558,061	3,497,055	2,052,107	190,008
Real estate taxes	380,699	166,920	1,206,773	622,539	56,556
Cost of construction and services	1,608,665	1,127,279	11,536,535	19,509,066	6,437,485
General, administrative, and other	1,138,523	702,786	3,020,752	1,987,216	1,080,792
Depreciation and amortization	910,627	528,718	2,892,506	1,305,596	360,250

Total expenses	5,113,067	3,083,764	22,153,621	25,476,524	8,125,091

Operating income	1,693,856	1,145,526	5,603,880	3,120,078	2,638,944
Interest expense	1,329,982	979,798	4,207,213	2,284,637	1,248,861
Loss on disposal of fixed assets	—	—	—	250,382	—
Minority interest (income) loss	(15,988)	3,231	(232,819)	84,969	(73,902)
Equity in earnings (loss) of unconsolidated entities	(16,810)	(19,013)	273,118	1,568,154	194,604

Net income	$331,076	$149,946	$1,436,966	$2,238,182	$1,510,785

See accompanying notes.

Kite Property Group

Combined Statements of Owners Equity (Deficit)

Owners' Deficit at January 1, 2001	$(2,023,946)
Contributions	814,692
Distributions	(836,293)
Net income	1,510,785

Owners' Deficit at December 31, 2001	(534,762)
Contributions	219,799
Distributions	(1,488,570)
Net income	2,238,182

Owners' Equity at December 31, 2002	434,649
Contributions	11,731,177
Distributions	(8,045,283)
Net income	1,436,966

Owners' Equity at December 31, 2003	$5,557,509
Contributions (unaudited)	268,666
Distributions (unaudited)	(2,311,699)
Net income (unaudited)	331,076

Owners' Equity at March 31, 2004 (unaudited)	$3,845,552

See accompanying notes.

Kite Property Group

Combined Statements of Cash Flows

	For the three months ended March 31,		For the years ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Net income	$331,076	$149,946	$1,436,966	$2,238,182	$1,510,785
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	15,988	(3,231)	232,819	(84,969)	73,902
Equity in earnings (loss) of unconsolidated entities	16,810	19,013	(273,118)	(1,568,154)	(194,604)
Straight-line rent	(122,253)	(74,665)	(324,383)	(243,030)	—
Depreciation and amortization	991,439	485,579	3,017,579	1,327,925	382,579
Provision for credit losses	—	—	30,000	—	—
Changes in assets and liabilities:
Tenant receivables	(253,985)	(260,817)	(786,814)	(16,049)	(6,563)
Deferred costs and other assets	(1,409,708)	(6,810,591)	(4,599,074)	(1,260,117)	(2,776,020)
Accounts payable and accrued expenses	5,605,581	7,499,671	5,715,751	1,257,260	1,764,907

Net cash provided by operating activities	5,174,948	1,004,905	4,449,726	1,651,048	754,986
Cash flow from investing activities:
Acquisitions	—	(19,690,725)	(45,616,460)	—	—
Capital expenditures	(14,456,407)	(4,941,300)	(48,550,943)	(18,378,543)	(26,442,535)
Distributions received from unconsolidated entities	154,400	13,500	1,375,500	551,500	879,480
Contributions to unconsolidated entities	—	—	(242,506)	—	(987,279)
Change in construction payables	(11,484)	(1,628,140)	532,379	1,847,423	621,823
Consolidation of Glendale Mall as of March 31, 2004	108,822	—	—	—	—

Net cash used in investing activities	(14,204,669)	(26,246,665)	(92,502,030)	(15,979,620)	(25,928,511)
Cash flow from financing activities:
Loan proceeds	13,771,027	24,061,923	112,708,871	23,446,740	27,507,919
Loan transaction costs	(709,043)	(66,247)	(709,043)	—	(446,586)
Debt payments	(3,109,576)	(4,683,898)	(29,921,150)	(5,275,980)	(1,141,875)
Contributions (including Minority's interest)	417,881	6,157,799	14,579,103	249,748	1,150,354
Distributions (including Minority's interest)	(2,707,010)	(3,485,552)	(9,908,843)	(1,799,474)	(949,478)

Net cash provided by financing activities	7,663,279	21,984,025	86,748,938	16,621,034	26,120,334

Increase (decrease) in cash	(1,366,442)	(3,257,735)	(1,303,366)	2,292,462	946,809
Cash, beginning of period	2,189,478	3,492,844	3,492,844	1,200,382	253,573

Cash, end of period	$823,036	$235,109	$2,189,478	$3,492,844	$1,200,382

See accompanying notes.

KITE PROPERTY GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

1.    Organization and Basis of Presentation

Organization

        Al Kite, John Kite and Paul Kite (the Principals), certain executives and other family members have approved a business combination plan. In connection therewith, Kite Realty Group Trust ("the REIT" or "the Company") has been formed with the intent of qualifying as a real estate investment trust under the Internal Revenue Code of 1986 as amended. The business combination has been structured such that the Company will raise equity through an initial public offering of common shares and contribute the proceeds for interests in Kite Realty Group, L.P. (the "Operating Partnership"), a Delaware limited partnership formed on March 29, 2004.

        In connection with the proposed offering, the Principals will exchange their interests in certain properties and service companies for limited partnership interests in the Operating Partnership and common shares of the REIT. In addition, the Operating Partnership has agreed to acquire joint venture partners' interests in seven of the nine joint venture properties and the minority partners' interests in the consolidated properties. As a result, the REIT, through the Operating Partnership, will be engaged in the ownership, operation, management, leasing, acquisition, expansion and development of neighborhood and community shopping centers and certain commercial real estate properties for which 37 of the 39 entities will be wholly owned. The REIT will also provide real estate facility management, construction, development and other advisory services to third parties through subsidiaries of the Operating Partnership.

        During the first quarter of 2004, the Principals acquired a controlling interest in two undeveloped parcels of land, 176th & Meridian and Traders Point II, increasing the Principals' interests to 39 entities as of March 31, 2004. All of these entities will be included in the approved business combination plan.

        As of December 31, 2003, the Principals own, directly or indirectly, a controlling interest in 27 of the properties and services companies and have obtained consent from their partners/members to transfer the Principals' noncontrolling interest in nine other properties. The 36 entities (the "Kite Property Group" or the "Properties") which will be transferred to the Operating Partnership include 17 existing properties (consisting of 12 retail properties, 4 commercial properties, and one parking garage), 13 properties under construction (12 retail properties and 1 commercial property), three entities which own a combined 12.3 acres of land and three service companies. In addition, the Sponsors are pursuing the land acquisition and development of an additional six sites. The Properties are located in Indiana, Florida, Texas, Washington, Oregon and New Jersey.

        The Properties are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in general economic conditions, trends in the retail industry, creditworthiness of tenants, competition of tenants and customers, changes in tax laws, interest rate levels, the availability and cost of financing, and potential liability under environmental and other laws. In addition, 55% of the existing retail operating and development square footage and 100% of the commercial operating and development square footage are located in Indiana. Certain of the retail and commercial properties are leased to a single tenant.

Basis of Presentation

        The accompanying financial statements of Kite Property Group have been presented on a combined historical cost basis because of the affiliated ownership and common management and because the assets and liabilities are expected to be the subject of a business combination with the

Operating Partnership and the REIT, both newly formed entities with no prior operations. The Principals have operations that will not be contributed to the Operating Partnership and, therefore, these financial statements are not intended to represent the financial position and results of operations of the Principals. In management's opinion, these combined financial statements include all the assets, liabilities, revenues and expenses associated with the operations of the entities or interests therein intended to be transferred to the Operating Partnership. All significant intercompany balances and transactions have been eliminated. The business combination has been structured as an exchange of entities or interests therein by the Principals primarily for common shares of the REIT and limited partnership interests in the Operating Partnership. It is expected that certain joint venture interests will be purchased by the Operating Partnership with cash consideration from the offering proceeds or limited partnership units. Purchase accounting will be applied to the acquisition of all joint venture and minority partners interests. The exchange of entities or interests therein for common shares of the REIT and limited partnership interests by the Principals will be accounted for as a reorganization of entities under common control and, accordingly, related assets and liabilities will be reflected at their historical cost basis.

        The Principals' investments in certain of the Properties are accounted for under the equity method. These investments, which represent non-controlling 33% to 73% ownership interests, are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions. The properties and services companies for which the Principals have unilateral control, evidenced by the ability to make all major decisions such as the acquisition, sale or refinancing of the property without approval of the minority party, have been consolidated.

Unaudited Interim Financial Information

        The accompanying interim unaudited financial statements have been prepared by the management of Kite Property Group pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with accounting principals generally accepted in the United States ("GAAP") may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the presentation not misleading. The unaudited financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth therein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. The interim financial statements should be read in conjunction with Kite Property Group's audited financial statements and the notes thereto.

Investment in Portfolio Properties

        Following is a list of each entity included in the accompanying combined financial statements, the method by which the property has been included, and the Principals' ownership percentage if less than 100%:

Consolidated Method—Operating Properties
Shops at Eagle Creek (80%)
King's Lake Square (80%)
Ridge Plaza Shopping Center (80%)

PEN Products Warehouse (80%)
Mid-America Clinical Labs (80%)
Thirty South (80%)
Union Station Parking Garage (80%)
Preston Commons (80%)
Whitehall Pike (89%)
Stoney Creek Commons (80%)

Consolidated Method—Development Properties
Indiana State Motor Pool (80%)
Geist Pavilion (80%)
82nd & Otty (80%)
Circuit City Plaza (80%)
Greyhound Commons (80%)
Eagle Creek Phase II (80%)
Boulevard Crossing (80%)
Weston Park (80%)
Traders Point (80%)
Cool Creek Commons (80%)
50th & 12th (64%)

Consolidated Method—Land
Frisco Bridges (80%)
Kite Greyhound III (80%)
Kite Spring Mill II (80%)

Service Companies
Kite Development Corporation
KMI Realty Advisors, Inc.
Kite Construction, Inc.

Equity Method—Operating Properties
50 S. Morton (44%)
Glendale Mall (43%)
Spring Mill Medical (40%)
The Centre (30%)
The Corner (50%)
International Speedway Square (35%)
Burlington Coat (27%)

Equity Method—Development Properties
Martinsville Shops (58%)
Red Bank Commons (44%)

Glendale Mall is a consolidated entity as of March 31, 2004. See Note 11.

2.    Summary of Significant Accounting Policies

Use of Estimates

        The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements, and revenues and expenses during the reported period. Actual results could differ from these estimates.

Purchase Accounting

        Kite Property Group allocates the purchase price of properties to tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). In making estimates of fair values for the purpose of allocating purchase price, Kite Property Group utilizes a number of sources. Kite Property Group also considers information about each property obtained as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

        Kite Property Group allocates a portion of the purchase price to tangible assets including the fair value of the building on an as-if-vacant basis and to land determined either by real estate tax assessments, independent appraisals or other relevant data.

        A portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the leases. The capitalized above-market and below-market lease values are amortized as a reduction of or addition to rental income over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income.

        A portion of the purchase price is also allocable to the value of leases acquired. We utilize independent sources or our estimates to determine the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors we consider in our analysis include an estimate of costs to execute similar leases including tenant improvements, leasing commissions and foregone costs and rent received during the estimated lease-up period as if the space was vacant. The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

        Kite Property Group also considers whether a portion of the purchase price should be allocated to in-place leases that have a related customer relationship intangible value. Characteristics we consider in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. To date, a tenant relationship has not been developed that is considered to have a current intangible value. The value of customer relationship intangibles would be amortized to expense over the remaining initial lease term, including any renewal periods included in the valuation analysis for the respective leases not to exceed the remaining life of the building. Should a tenant terminate its lease, the unamortized portion of the tenant origination costs and customer relationship intangible would be charged to income.

Investment Properties

        Investment properties are recorded at cost and include costs of acquisitions, development, predevelopment, construction costs, certain allocated overhead, tenant allowances and improvements, and interest and real estate taxes incurred during construction.

        Significant renovations and improvements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Expenditures for ordinary repairs and maintenance are expensed as incurred.

        In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 144"), investment properties are reviewed for impairment on a property-by-property basis at least annually or whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Impairment losses for investment properties are recorded when the undiscounted cash flows estimated to be generated by the investment properties during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between the carrying value and the fair value of the asset.

        Depreciation on buildings and improvements is provided utilizing the straight-line method over an estimated original useful lives ranging from 10 to 35 years. Depreciation on tenant allowances and improvements is provided utilizing the straight-line method over the term of the related lease. Depreciation on equipment and fixtures is provided utilizing the straight-line method over 5 to 10 years.

Escrow Deposits

        Escrow deposits generally consist of escrowed cash held for real estate taxes, property maintenance, insurance, minimum occupancy and property operating income requirements at specific properties as required.

Cash Paid For Interest

        Cash paid for interest was $4,546,363, $2,298,342 and $1,387,509, including capitalized interest of $525,140, $113,200 and $173,748, for the years ended December 31, 2003, 2002 and 2001, respectively.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accounts receivable, escrows and deposits, and accounts payable and accrued expenses approximate fair value because of the relatively short maturity of these instruments.

Deferred Costs

        Deferred costs consist primarily of financing fees incurred to obtain long-term financing and broker fees and capitalized salaries and related benefits incurred in connection with lease originations. Deferred leasing costs are amortized on a straight-line basis over the terms of the respective loan agreements. Deferred financing costs are amortized on a straight-line basis over the terms of the related leases. At December 31, 2003 and 2002, deferred costs consisted of the following:

	2003	2002
Deferred financing costs	$1,155,629	$446,586
Deferred leasing costs	5,835,120	3,295,018

	6,990,749	3,741,604
Less—accumulated amortization	(937,234)	(244,506)

	$6,053,515	$3,497,098

        The accompanying Combined Statements of Operations includes amortization as follows:

	For the year ended December 31,
	2003	2002	2001
Amortization of deferred financing costs	$125,073	$22,329	$22,329
Amortization of deferred leasing costs	567,655	192,853	—

        Amortization of deferred leasing costs is included in depreciation and amortization expense, and amortization of deferred financing costs is included in interest expense.

Deferred revenue and other liabilities

        Deferred revenue consists of the unamortized market lease obligation, construction billings in excess of costs and tenant rents received in advance. The amortization of market lease obligations is recognized as revenue over the remaining life of the leases through 2022. Construction contracts are recognized as revenue using the percentage of completion method. Tenant rents received in advance are recognized as revenue in the period to which they apply, usually the month following their receipt.

        Other liabilities consist primarily of construction retainages due to subcontractors and deferred income taxes.

        At December 31, 2003 and 2002, deferred revenue and other liabilities consisted of the following:

	2003	2002
Unamortized market lease obligation	$4,017,978	$—
Construction billings in excess of cost	3,681,357	1,221,475
Tenant rents received in advance	47,299	8,333
Construction retainages payable	1,458,412	730,149
Deferred income taxes	59,545	16,275
Other	1,659	41,975

	$9,266,250	$2,018,207

Revenue Recognition

        Base minimum rents are recognized on a straight-line basis over the terms of the respective leases.

        Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable expense is incurred.

        Development and other advisory services fees are recognized as revenues in the period the services are rendered.

        Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract. Project costs include all direct labor, subcontract, and material costs and those indirect costs related to contract performance costs incurred to date do not include uninstalled materials. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performances, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.

Allowance for Doubtful Accounts

        An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of certain tenants or others to meet contractual obligations under their lease or other agreements. The provision and allowance for doubtful accounts for the year ended December 31, 2003 was $30,000. There was no provision or reserve in 2002 and 2001.

Concentration of Credit Risk

        The financial instrument that potentially subjects Kite Property Group to a concentration of credit risk is its accounts receivable from tenants. At December 31, 2003, 56% of accounts receivable were from tenants leasing space in Indiana.

Income Taxes

        Kite Development Corporation, Kite Construction, Inc. and all of the properties are held in entities where the owner is required to include their respective share of profits or losses generated by these entities in their individual tax returns. Accordingly, no Federal income tax provision has been reflected in the accompanying combined statements of operations. State income taxes were not significant. The ongoing operations of these entities generally will not be subject to Federal income taxes as long as the Company qualifies as a REIT and all necessary distributions are made on a timely basis.

        KMI Realty Advisors accounts for income taxes payable in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires that deferred tax assets and liabilities be recognized using enacted rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

        KMI's income tax provisions for the 2003, 2002 and 2001 were approximately $40,000, $49,000 and $5,000, respectively. The income tax provision is included in other expenses in the accompanying combined statements of operations.

        The deferred income tax liability at December 31, 2003 and 2002 were approximately $14,000 and $16,000, respectively and the amount is included in other liabilities in the accompanying combined balance sheets.

3.    Acquisitions and Pro Forma Information

        During the year ended December 31, 2003, the Principals completed the acquisition of three neighborhood shopping centers: Ridge Plaza Shopping Center on March 13 for a purchase price of $19.7 million; King's Lake Square on June 10 for a purchase price of $11.4 million; and Shops at Eagle Creek on July 8 for a purchase price of $14.5 million. These acquisitions were accounted for using the purchase method of accounting. Amounts allocated to intangible assets in connection with these acquisitions totaled $1.0 million and are included in buildings and improvements in the accompanying balance sheet. Amounts allocated to intangible liabilities representing the adjustment of acquired leases to market value totaled $4.2 million and are included in deferred revenue and other liabilities in the accompanying balance sheet. In the accompanying combined statements of operations, the operating results of the acquired properties are included in results of operations from their respective dates of purchase.

        In 2002, the following significant development and redevelopment properties were completed and opened: Mid-America Clinical Labs in October at an investment of $11.9 million; Thirty South in April at an investment of $15.3 million; and Preston Commons in July at an investment of $3.8 million.

        The following table presents, on an unaudited basis, condensed balance sheets for the acquired properties as of the dates of their respective acquisitions:

	Ridge Plaza Shopping Center	King's Lake Square	Shops at Eagle Creek	Total
Assets
Building & Land	$21,961,079	$12,003,661	$15,088,349	$49,053,089
Accounts Receivable		28,373		28,373
Other Assets	643,400	174,403	168,072	985,875

Total Assets	$22,604,479	$12,206,437	$15,256,421	$50,067,337

Liabilities and Equity
Loans Payable	$14,000,000	$8,983,565	$11,500,262	$34,483,827
Deferred Revenue	2,837,720	680,968	708,213	4,226,901
Other Liabilities	76,034	78,517	69,424	223,975
Equity	5,690,725	2,463,387	2,978,522	11,132,634

Total Liabilities and Equity	$22,604,479	$12,206,437	$15,256,421	$50,067,337

        Unaudited pro forma combined revenue and net income for 2003 and 2002, assuming the properties were acquired as of January 1 of each year, were as follows:

	2003	2002
Revenues	$27,284,221	$31,135,749
Net Income	$1,912,847	$2,982,572

KITE PROPERTY GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

4.    Investments in Unconsolidated Entities

        Kite Property Group has equity interests ranging from 33% to 73% in unconsolidated partnerships and joint ventures that own and operate rental properties and hold land for future development. The individuals that control Kite Property Group hold a sufficient interest in each investment in order to exercise significant influence, but not control, over operating and financial policies. Accordingly, these investments are accounted for using the equity method. Combined summary financial information of entities accounted for using the equity method and a summary of Kite Property Group's investment in and share of income from such entities follows:

	2003	2002
Assets:
Investment properties, at cost	$75,636,988	$76,414,654
Cash and cash equivalents	3,769,066	5,360,833
Tenant receivables, net	2,259,996	1,771,241
Deferred Costs and Other Assets	2,819,285	2,199,706

Total assets	$84,485,335	$85,746,434

Liabilities and Partners' Equity
Mortgage and other indebtedness	$70,717,291	$70,474,345
Accounts payable and accrued expenses	3,865,203	3,280,787
Deferred revenue and other liabilities	256,820	544,554
Due to affiliates	83,886	103,586

Total liabilities	74,923,200	74,403,272

Partners' equity	9,562,135	11,343,162

Total liabilities and partners' equity	$84,485,335	$85,746,434

Kite Property Group's share of total assets	$29,874,772	$30,720,330

Kite Property Group's share of Partners' equity (deficit)	$(728,532)	$(46,073)

Kite Property Group's share of mortgage and other indebtedness	$28,846,580	$29,112,856

        As of December 31, 2003, scheduled principal repayments on joint venture indebtedness was as follows:

2004	$30,775,805
2005	1,115,365
2006	700,848
2007	751,370
2008	1,705,813
Thereafter	35,668,090

Total	$70,717,291

        The Principals have guaranteed 100% of the outstanding joint venture debt.

	2003	2002	2001
Revenue:
Minimum rent	$9,594,584	$8,529,423	$7,836,155
Tenant reimbursements	2,025,221	2,382,710	2,110,567
Other property related revenue	899,148	4,123,366	2,384,791

Total revenue	12,518,953	15,035,499	12,331,513

Expenses:
Property operating	3,849,982	3,400,189	4,273,149
Real estate taxes	1,087,605	1,081,005	555,180
Depreciation and amortization	4,283,981	2,546,833	2,179,703

Total expenses	9,221,568	7,028,027	7,008,032

Operating income	3,297,385	8,007,472	5,323,481
Interest expense	4,107,454	3,766,454	4,112,490
Gain (loss) on sale of assets	1,610,000	(44,392)	—

Net income	799,931	4,196,626	1,210,991
Third-party investors' share of net income	526,813	2,628,472	1,016,387

Kite Property Group's share of net income	$273,118	$1,568,154	$194,604

5.    Long Term Debt

        Mortgage and other indebtedness consist of the following at December 31, 2003 and 2002:

	Balance at December 31,
Description
	2003	2002
Line of credit
Maximum borrowing level of $4 million available through December 16, 2005; interest at the greater of Prime +0.50% or 4.50%;	$2,218,020	$3,118,906
Construction Notes Payable—Variable Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2006; interest rates at Prime+.25%-.50% and LIBOR+1.85%-2.15%, ranging from 2.90% to 4.50%	36,711,972	14,761,962
Mortgage Notes Payable—Fixed Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2018; interest rates ranging from 5.00% to 11.00%	49,882,309	37,892,619
Mortgage Notes Payable—Variable Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2006; interest rates at Prime+ .25% and LIBOR +2.00%-2.50%, ranging from 3.10% to 4.25%	52,685,988	2,937,081

Total mortgage and other indebtedness	$141,498,289	$58,710,568

        The prime rates were 4.00% and 4.25% and the 6 month LIBOR rates were 1.12% and 1.4175% as of December 31, 2003 and 2002, respectively.

        The line of credit and the mortgage and construction notes are secured by the respective investment properties and the assignment of rents and leases, along with the personal guarantees of certain of the Principals. The mortgage and construction notes contain restrictive covenants which, among other things, include the maintenance of debt service coverage ratios.

        The fair value of Kite Property Group's fixed rate indebtedness as of December 31, 2003 was $52.3 million, based on a discount rate assumed in the calculation of 5.7%.

        At December 31, 2003, scheduled principal repayments on long-term debt were as follows:

2004	$43,145,487
2005	48,647,741
2006	12,141,260
2007	1,659,412
2008	738,759
Thereafter	35,165,630

Total	$141,498,289

6.    Rentals Under Operating Leases

        Kite Property Group receives rental income from the leasing of retail and commercial space under operating leases. The leases generally provide for certain increases in base rent, reimbursement for certain operating expenses and may require tenants to pay contingent rentals to the extent their sales exceed a defined threshold. There were no contingent rentals in 2003, 2002 or 2001. The weighted average initial term of the lease agreements is approximately 13 years. Future minimum rentals to be received under noncancellable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses, as of December 31, 2003, are as follows:

2004	$13,029,707
2005	12,975,872
2006	12,772,694
2007	12,448,253
2008	11,866,813
Thereafter	83,294,671

Total	$146,388,010

Lease Commitments

        Kite Property Group is obligated under four ground leases for approximately 22 acres of land with two landowners which require fixed annual rent. The expiration dates of the initial terms of these ground leases range from 2012 to 2017. Ground lease expense incurred by Kite Property Group for the years ended December 31, 2003, 2002 and 2001 was $255,241, $136,800, and $125,400. Future minimum lease payments due under such leases for the next five years ending December 31 and thereafter are as follows:

2004	$316,820
2005	316,800
2006	316,800
2007	316,800
2008	326,800
Thereafter	2,407,200

Total	$4,001,220

7.    Segment Information

        The Company's operations have been aligned into two business segments: (i) real estate operation and development and (ii) construction and advisory services. The accounting policies for the segments are the same as those described in the summary of significant accounting policies. The Company's segments operate in the United States. Segment data for the years ended December 31, 2003, 2002 and 2001 are as follows:

2003	Real Estate Operation and Development	Construction and Advisory Services	Subtotal	Intersegment Eliminations	Total
Revenues	$12,756,126	$30,563,597	$43,319,723	$(15,562,222)	$27,757,501
Operating expenses, general, administrative and other	4,895,690	29,417,647	34,313,337	(15,052,222)	19,261,115
Depreciation and amortization	2,888,077	4,429	2,892,506	—	2,892,506

Operating income	4,972,359	1,141,521	6,113,880	(510,000)	5,603,880
Interest expense	4,144,645	62,568	4,207,213	—	4,207,213
Minority interest income	(232,819)	—	(232,819)	—	(232,819)
Equity in earnings of unconsolidated entities	273,118		273,118		273,118

Net income (loss)	$868,013	$1,078,953	$1,946,966	$(510,000)	$1,436,966

Total assets	$160,279,464	$13,029,371	$173,308,835	$(1,973,129)	$171,335,706

2002	Real Estate Operation and Development	Construction and Advisory Services	Subtotal	Intersegment Eliminations	Total
Revenues	$6,152,233	$26,214,727	$32,366,960	$(3,770,358)	$28,596,602
Operating expenses, general, administrative, and other	3,204,949	24,695,337	27,900,286	(3,729,358)	24,170,928
Depreciation and amortization	1,303,164	2,432	1,305,596	—	1,305,596

Operating income	1,644,120	1,516,958	3,161,078	(41,000)	3,120,078
Interest expense	2,067,248	217,389	2,284,637	—	2,284,637
Loss of disposal of fixed assets	—	250,382	250,382	—	250,382
Minority interest loss	84,969	—	84,969	—	84,969
Equity in earnings of unconsolidated entities	1,568,154	—	1,568,154	—	1,568,154

Net income (loss)	$1,229,995	$1,049,187	$2,279,182	$(41,000)	$2,238,182

Total assets	$63,635,298	$9,259,648	$72,894,946	$(1,506,520)	$71,388,426

2001	Real Estate Operation and Development	Construction and Advisory Services	Subtotal	Intersegment Eliminations	Total
Revenues	$2,179,273	$10,354,249	$12,533,522	$(1,769,487)	$10,764,035
Operating expenses, general, administrative, and other	384,979	9,149,349	9,534,328	(1,769,487)	7,764,841
Depreciation and amortization	352,811	7,439	360,250	—	360,250

Operating income	1,441,483	1,197,461	2,638,944	—	2,638,944
Interest expense	1,074,639	174,222	1,248,861	—	1,248,861
Minority interest (income)	(73,902)	—	(73,902)	—	(73,902)
Equity in earnings of unconsolidated entities	194,604	—	194,604	—	194,604

Net income (loss)	$487,546	$1,023,239	$1,510,785	$—	$1,510,785

Total assets	$42,610,132	$6,891,001	$49,501,133	$(410,307)	$49,090,826

Three Months Ended March 31, 2004 (unaudited)	Real Estate Operation and Development	Construction and Advisory Services	Subtotal	Intersegment Eliminations	Total
Revenues	$4,605,412	$10,301,804	$14,907,216	$(8,100,293)	$6,806,923
Operating expenses, general, administrative and other	1,499,529	10,471,954	11,971,483	(7,769,043)	4,202,440
Depreciation and amortization	902,142	885	903,027	7,600	910,627

Operating income (loss)	2,203,741	(171,035)	2,032,706	(338,850)	1,693,856
Interest expense	1,240,723	89,259	1,329,982		1,329,982
Minority interest (income)	(15,988)	—	(15,988)	—	(15,988)
Equity in earnings (loss) of unconsolidated entities	(9,848)		(9,848)	(6,962)	(16,810)

Net income (loss)	$937,182	$(260,294)	$676,888	$(345,812)	$331,076

Total Assets	$213,861,910	$18,227,209	$232,089,119	$(8,249,845)	$223,839,274

Three Months Ended March 31, 2003 (unaudited)	Real Estate Operation and Development	Construction and Advisory Services	Subtotal	Intersegment Eliminations	Total
Revenues	$2,356,619	$5,235,665	$7,592,284	$(3,362,994)	$4,229,290
Operating expenses, general, administrative and other	848,578	5,033,180	5,881,758	(3,326,712)	2,555,046
Depreciation and amortization	528,718		528,718		528,718

Operating income	979,323	202,485	1,181,808	(36,282)	1,145,526
Interest expense	886,664	93,134	979,798		979,798
Minority interest loss	3,231	—	3,231	—	3,231
Equity in earnings of unconsolidated entities	(19,013)		(19,013)		(19,013)

Net income (loss)	$76,877	$109,351	$186,228	$(36,282)	$149,946

Total Assets	$91,165,834	$11,011,306	$102,177,140	$(36,282)	$102,140,858

8.    Commitments and Contingencies

        Kite Property Group is not subject to any material litigation nor to management's knowledge is any material litigation currently threatened against Kite Property Group other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Company's combined financial position or combined results of operations.

9.    Employee 401(k) Plan

        Kite Property Group maintains a 401(k) plan for employees under which it matches 25% of the employee's contribution up to 3% of the employee's salary not to exceed an annual maximum of $750. Kite Property Group contributed to this plan $25,608, $23,229, and $18,825 for the years ended December 31, 2003, 2002 and 2001, respectively.

10.    Transactions With Related Parties

        Common costs for management, leasing, development, consulting, accounting, legal, marketing and management information systems are allocated to the various Kite Property Group entities and certain Kite entities not included as part of the Kite Property Group. Common payroll and other related costs are allocated proportionately based on an estimate of time spent on behalf of each entity. Management believes the methodologies and assumptions used are reasonable. Common costs recovered from the Kite excluded entities for the years ended December 31, 2003, 2002 and 2001 were $1,461,128, $2,757,816, and $2,695,095, respectively.

        Kite Property Group received subcontractor interior construction services totaling $3,017,162, $5,489,760 and $962,449 from Kite. Inc. during 2003, 2002 and 2001, respectively. Interior construction services to be provided in 2004 that are under contract at December 31, 2003 total approximately $375,000. The amounts payable to Kite, Inc. as of December 31, 2003 and 2002 were $496,138 and $447,346, respectively and are included in accounts payable in the accompanying combined balance sheets.

11.    New Accounting Pronouncements

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections" ("SFAS No. 145"). Among other items, SFAS

No. 145 rescinds SFAS No. 4, "Reporting of Gains and Losses from Extinguishment of Debt" and "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria for classification as extraordinary items. The effects of this pronouncement results in gains and losses related to debt transactions to be classified in income from continuing operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 significantly changes the current practice in the accounting for, and disclosure of, guarantees. Guarantees and indemnification agreements meeting the characteristics described in FIN 45 are required to be initially recorded as a liability at fair value. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of having to make payment under the guarantee is remote. The disclosure requirements within FIN 45 are effective for financial statements for annual and interim periods ending after December 15, 2002. The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. As of December 31, 2003, Kite Property Group has not guaranteed any indebtedness of others, however certain of the Principals have guaranteed 100% of the outstanding debt of Kite Property Group's joint ventures. It is anticipated that these guarantees will be released upon the initial public offering and other formation transactions.

12.    Adoption of FASB Interpretation No. 46 (Unaudited)

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which explains how to identify variable interest entities ("VIE") and how to assess whether to consolidate such entities. The Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. The provisions of this interpretation are immediately effective for VIEs formed after January 31, 2003. For VIEs other than special purpose entities formed by public entities prior to January 31, 2003, the provisions of this interpretation apply to the first fiscal year or interim period ending after March 15, 2004. On March 31, 2004 Kite Property Group adopted the provisions of FIN 46 which resulted in the consolidation of the Glendale Mall joint venture as of that date. Periods prior to March 31, 2004 were not re-stated as a result of the adoption of FIN 46.

        During 1999, the Company formed a joint venture (the Joint Venture) with a third party to acquire Glendale Mall (Glendale), a shopping center in Indianapolis, Indiana. The Joint Venture partner earns a 10% preferred return on its net capital invested, as defined, and income and losses are allocated to the members based on their respective ownership percentages (50/50) after the preferred return is added back. If the preferred return is not paid as described in the joint venture agreement, the Joint Venture partner can force a sale of the Company's ownership interest at a bargain purchase price and take over the operation of Glendale. Certain of the Sponsors have a partial guarantee on the repayment of a construction note payable secured by Glendale. The Joint Venture partner does not have any responsibility to fund operating shortfalls, if any.

        Prior to the adoption of FIN 46, the Company accounted for its investment in the joint venture under the equity method. Upon the adoption of FIN 46, the Company has consolidated the Joint Venture in its March 31, 2004 Balance Sheet, as the Joint Venture was determined to be a variable interest entity and the Company is its primary beneficiary. The equity interests not owned by the Company are reported as a noncontrolling interest in the Company's March 31, 2004 Balance Sheet.

13.    Other Events

        In January and March of 2004, Kite Property Group entered into agreements to acquire four neighborhood shopping centers: Plaza at Cedar Hill, located in Cedar Hill, Texas, for $38.7 million (including debt assumed of $27.5 million); Cedar Hill Village, also located in Cedar Hill, Texas, for $6.8 million; Publix at Acworth, located in Atlanta, Georgia, for $9.2 million; and Silver Glen Crossings, located in South Elgin, Illinois, for $23.4 million. The Plaza at Cedar Hill, Cedar Hill Village, and Publix at Acworth acquisitions will close using proceeds from the Lehman Commercial Paper Inc. loan described below or the planned public offering.

        The Silver Glen Crossings purchase closed on April 1, 2004, using advances from an affiliated entity of $4 million and proceeds from the Lehman Commercial Paper Inc. loan described below. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition. Kite Property Group is in the process of obtaining third party valuations of certain intangible assets and liabilities; therefore, the allocation of the purchase price is subject to refinement.

Investment properties, net	$22,828,000
Intangible asset	2,414,000

Total assets	$25,242,000

Indebtedness	$19,420,000
Intangible liability	1,822,000
Due to affiliates	4,000,000

Total liabilities	$25,242,000

        The book value of the building acquired was reduced by $0.6 million in connection with the purchase and will be depreciated over an estimated useful life of 35 years.

        The value of the intangible asset acquired was assigned to the value of leases acquired and will be amortized over the weighted average remaining lives of the related leases of approximately 8 years.

        The intangible liability represents the amount of the purchase price allocated to in-place leases and will be amortized over the remaining lives of the related leases of approximately 8 years.

        Due to affiliate represents an advance from an affiliate of Kite Property Group. This advance will be repaid from the proceeds of the planned public offering.

        In January 2004, Kite Property Group formed and owns a controlling interest in 176th & Meridian, LLC. This entity purchased land in Puyallup, Washington for approximately $1.9 million. In addition, in March 2004, Kite Property Group, through a related entity, purchased a property in Indianapolis, Indiana, Traders Point II for approximately $1.9 million. These assets will be contributed to the Operating Partnership in connection with the planned business combination.

        In February and March 2004, Boulevard Crossing and Circuit City Plaza opened for business.

        On April 1, 2004, the Principals entered into a loan facility agreement with Lehman Commercial Paper Inc. for $75 million. This loan can be used to acquire certain properties and is to be disbursed as Kite Property Group, through related entities, completes acquisitions. On April 1, 2004, approximately $19.4 million was borrowed relating to the Silver Glen Crossings acquisition.

        Interest accrues on the outstanding balance at 6.59% through April 9, 2004 and at LIBOR plus 5.50% thereafter. Interest is payable on the tenth day of each month. All amounts borrowed are due and payable on the earlier of the completion of the planned business combination or April 10, 2005.

        The loan facility is secured by all properties purchased with the proceeds received under the facility and certain other interests pledged by the Principals. The loan facility agreement also provides for fees including a non-use fee, an administration fee, an registration fee, and an exit fee. The loan facility agreement requires that the borrowers enter into an interest rate cap agreement by September 1, 2004 should the debt still be outstanding and includes covenants for properties acquired by the proceeds.

        On April 1, 2004, Kite West 86th Street, LLC (Traders Point) entered into a construction loan with Huntington Bank with a commitment of $40 million at a floating rate of LIBOR + 235 basis points. The maturity date is October 5, 2006. The entity also entered into a mezzanine loan with Huntington Bank with a principal balance of $3,200,000 at a fixed rate of 12% current pay with a 14% IRR look-back. The maturity date is September 30, 2006. In connection with this construction financing, the Principals transferred approximately 4 acres of undeveloped land from Traders Point to Traders Point III.

        On April 1, 2004, Kite West 86th Street III, LLC entered into an acquisition loan with Huntington Bank with a principal balance of $533,000 at a floating rate of Prime and to finance certain land at Traders Point held for future development. The maturity date is October 5, 2006.

        On April 1, 2004, Noblesville Partners, LLC (Stoney Creek Commons) increased the availability under the line of credit with First Indiana Bank from $4 million to $7.7 million at the greater of a floating rate of Prime+ 100 basis points or 5% and borrowed an additional $3.5 million. The new maturity date is October 31, 2004.

        On March 31, 2004, Kite Shadeland, LLC (Mid-America Clinical Labs) extended its loan with National City Bank for a new principal amount of $13,410,000 (from $13,313,000) at a floating interest rate of LIBOR + 220 basis points. The new maturity date is February 25, 2005.

        On March 5, 2004, in connection with a pending loan application with Wachovia Bank, N.A. totaling approximately $40 million, we entered into forward US Treasury rate locks with Wachovia. The term of the rate locks is for six months with a one month extention option. We locked the five year Treasury at a rate of 2.80% (with a notional amount of $30 million) and the ten year Treasury at a rate of 3.84% (with a notional amount of $10 million). In connection with the lock agreement, a letter of credit in the amount of $1.2 million was required. Additional fees may be required to be paid to Wachovia under certain circumstances.

        On March 4, 2004, Kite West 86th Street II, LLC (Traders Point II) entered into an acquisition loan with Whitaker Bank with a principal balance of $2,100,000 and a floating interest rate of Prime + 100 basis points to acquire land adjacent to Traders Point. The maturity date is March 4, 2005.

        On March 4, 2004, 82nd & Otty, LLC entered into a construction loan with Keybank with a commitment of $1.792 million at a floating rate of LIBOR + 225 basis point. The maturity date is November 1, 2004.

        On January 30, 2004, 176th & Meridian, LLC entered into a construction loan with LaSalle Bank with a principal balance of $4,835,000 at a floating interest rate of LIBOR + 190 basis points. The maturity date is July 31, 2005.

14.    Subsequent Events (Unaudited)

        In June and July of 2004, Kite Property Group entered into agreements to acquire seven neighborhood shopping centers: Galleria Plaza for $6.2 million; a 99.9% interest in Wal-Mart Plaza for $8.5 million; Eagle Creek Pad 2 for $1.0 million; Sunland Towne Centre for $32.1 million, including debt assumed of $17.9 million; Centre at Panola for $9.2 million including debt assumed of $5.3 million; Waterford Lakes for $8.9 million; and Hamilton Crossing for $15.5 million. The Galleria Plaza, Wal-Mart Plaza and Cedar Hill Village acquisitions closed using proceeds from the Lehman Commercial Paper, Inc. loan described above. The Eagle Creek Pad 2 acquisition closed using proceeds from an unsecured $1 million loan obtained from Wachovia. The remaining acquisitions will close using proceeds from the planned initial public offering.

REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of
Kite Realty Group Trust:

We have audited the accompanying combined balance sheets of Glendale Centre, LLC and Ohio & 37, LLC, as of December 31, 2003 and 2002, and the related combined statements of operations, owners' equity and cash flows for the each of the three years in the period ended December 31, 2003. These combined financial statements are the responsibility of Kite Property Group. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Glendale Centre, LLC and Ohio & 37, LLC, as of December 31, 2003 and 2002, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
April 2, 2004

Glendale Centre, LLC and Ohio & 37, LLC

Combined Balance Sheets

		December 31,
	March 31, 2004
		2003	2002
	(Unaudited)
Assets:
Investment properties, at cost
Land	$2,137,550	$2,137,550	$2,137,550
Buildings and improvements	34,926,945	34,906,960	33,750,327
Furniture and equipment	2,593,395	2,589,036	2,589,036
Construction in progress	799,528	799,528	1,912,681

	40,457,418	40,433,074	40,389,594
Less: accumulated depreciation	(4,576,263)	(4,259,013)	(2,948,879)

	35,881,155	36,174,061	37,440,715
Cash and cash equivalents	2,614,340	3,233,459	4,630,055
Tenant receivables, including accrued straight-line rent (net of allowance for credit losses of $990,440 and $359,551 in 2003 and 2002, respectively)	873,817	795,555	949,121
Deferred costs, net	437,540	454,428	527,090
Prepaid and other assets	—	19,119	52,200

Total assets	$39,806,852	$40,676,622	$43,599,181

Liabilities and Owners' Equity:
Mortgage and other indebtedness	$29,400,000	$29,400,000	$31,314,410
Accounts payable and accrued expenses	2,542,863	3,192,964	2,345,377
Deferred revenue	205,017	188,214	478,961
Due to affiliate	102,776	83,666	83,886

Total liabilities	32,250,656	32,864,844	34,222,634
Commitments and contingencies
Owners' equity	7,556,196	7,811,778	9,376,547

Total Liabilities and Owners' Equity	$39,806,852	$40,676,622	$43,599,181

See accompanying notes.

Glendale Centre, LLC and Ohio & 37, LLC

Combined Statements of Operations

		For the Years Ended December 31,
	For the Three Months Ended March 31, 2004
		2003	2002	2001
	(Unaudited)
Revenue:
Minimum rent	$777,324	$3,292,777	$3,469,636	$3,013,795
Tenant reimbursements	340,788	1,683,757	1,698,039	1,527,308
Other property related revenue	82,491	379,693	4,195,882	1,426,896
Other income	11,687	31,840	5,711	3,686

Total revenue	1,212,290	5,388,067	9,369,268	5,971,685

Expenses:
Property operating	573,632	3,308,887	2,312,756	3,266,842
Real estate taxes	139,500	566,810	571,016	421,981
Depreciation and amortization	334,499	2,245,604	1,464,468	1,166,243

Total expenses	1,047,631	6,121,301	4,348,240	4,855,066

Operating income (loss)	164,659	(733,234)	5,021,028	1,116,619
Interest expense	315,846	1,371,663	1,575,193	1,834,010
Gain on sale of property	—	1,610,000	—	—

Net (loss) income	$(151,187)	$(494,897)	$3,445,835	$(717,391)

See accompanying notes.

Glendale Centre, LLC and Ohio & 37, LLC

Combined Statements of Owners' Equity

Total
Owners' equity at January 1, 2001	$7,200,568
Contributions	287,279
Distributions	(419,872)
Net loss	(717,391)

Owners' equity at December 31, 2001	6,350,584
Distributions	(419,872)
Net income	3,445,835

Owners' equity at December 31, 2002	9,376,547
Distributions	(1,069,872)
Net loss	(494,897)

Owners' equity at December 31, 2003	7,811,778
Distributions (unaudited)	(104,395)
Net loss (unaudited)	(151,187)

Owners' equity at March 31, 2004 (unaudited)	$7,556,196

See accompanying notes.

Glendale Centre, LLC and Ohio & 37, LLC

Combined Statements of Cash Flows

		For the Years Ended December 31,
	For the Three Months Ended March 31, 2004
		2003	2002	2001
	(Unaudited)
Cash flow from operating activities:
Net (loss) income	$(151,187)	$(494,897)	$3,445,835	$(717,391)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Straight-line rent	(34,279)	(83,814)	(88,316)	91,307
Depreciation and amortization	334,138	2,336,437	1,484,885	1,184,618
Provision for credit losses	63,248	652,120	(286,470)	626,034
Gain on sale of property	—	(1,610,000)	—	—
Changes in assets and liabilities:
Tenant receivables	(107,233)	(1,164,742)	129,956	(1,084,989)
Deferred costs and other assets	22,766	136,369	(60,086)	(248,073)
Accounts payable and accrued expenses	(617,833)	556,619	949,629	229,433

Net cash provided by (used in) operating activities	(490,380)	328,092	5,575,433	80,939

Cash flow from investing activities:
Purchases of assets	—	(2,785,000)	(1,750,000)	—
Capital expenditures	(24,344)	(313,656)	(2,519,509)	(2,530,757)
Proceeds from sale of property	—	4,395,000	—	—

Net cash (used in) provided by investing activities	(24,344)	1,296,344	(4,269,509)	(2,530,757)

Cash flow from financing activities:
Loan proceeds	—	—	2,803,915	3,497,273
Loan transaction costs	—	(36,750)	(73,500)	(36,750)
Mortgage payments	—	(1,914,410)	—	—
Contributions from owner	—	—	—	287,279
Distributions to owner	(104,395)	(1,069,872)	(419,872)	(419,872)

Net cash provided by (used in) financing activities	(104,395)	(3,021,032)	2,310,543	3,327,930

Increase (decrease) in cash and cash equivalents	(619,119)	(1,396,596)	3,616,467	878,112
Cash and cash equivalents, beginning of period	3,233,459	4,630,055	1,013,588	135,476

Cash and cash equivalents, end of period	$2,614,340	$3,233,459	$4,630,055	$1,013,588

See accompanying notes.

Glendale Centre, LLC and Ohio & 37 LLC

Notes to Combined Financial Statements

1.    Organization and Basis of Presentation

Organization

        Al Kite, John Kite, Paul Kite and Tom McGowan (the Principals), certain executives and other individuals (collectively "the Sponsors") have approved a business combination plan. In connection therewith, Kite Realty Group Trust ("the REIT" or "the Company") has been formed with the intent of qualifying as a real estate investment trust under the Internal Revenue Code of 1986 as amended. The business combination has been structured such that the Company will raise equity through an initial public offering of common shares and contribute the proceeds for interests in Kite Realty Group, L.P. (the "Operating Partnership"), a Delaware limited partnership formed on March 29, 2004.

        In connection with the proposed offering, the Sponsors will exchange their interests in certain properties, including Glendale Centre, LLC and Ohio & 37, LLC (the "Properties") and service companies for limited partnership interests in the Operating Partnership and common shares of the REIT. The Operating Partnership has agreed to acquire the other parties' interest in Glendale Centre, LLC and Ohio & 37, LLC for cash. Accordingly upon completion of the proposed offering and related formation transactions, the Operating Partnership will own 100% of these properties. As a result, the REIT, through the Operating Partnership, will be engaged in the ownership, operation, management, leasing, acquisition, expansion and development of neighborhood and community shopping centers and certain commercial real estate properties. The REIT will also provide real estate facility management, construction, development and other advisory services to third parties through subsidiaries of the Operating Partnership.

        Glendale Centre, LLC owns and operates Glendale Mall ("Glendale"), a shopping center in Indianapolis, Indiana. Glendale leases space to retailers (national chains and locally owned stores) in the ordinary course of business. Glendale Centre, LLC is owned 50% by the Kite Holdings, LLC and 50% by Shannon Property Management Inc. (individually "Kite Holdings" and "Shannon", respectively, and collectively "the Glendale Members"). Kite Holdings, LLC is owned by the Principals. Shannon earns a 10% preferred return on the Shannon Net Capital Invested, as defined by the agreement. Income and losses are allocated to the members based on their respective ownership percentages after the preferred return is added back.

        Ohio & 37, LLC ("Ohio and 37") owns approximately 5.7 acres of undeveloped land in Martinsville, Indiana. Ohio and 37 is a wholly owned subsidiary of Starship Investments, LLC. Starship Investments, LLC is owned 72.5% by Kite Capital, LLC and 27.5% by Peacock Associates, Inc. Kite Capital, LLC is owned by the Principals. Net income and net losses are allocated to the members of Starship Investments, LLC based on their respective ownership percentages.

        The Properties are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in general economic conditions, trends in the retail industry, creditworthiness of tenants, competition of tenants and customers, changes in tax laws, interest rate levels, the availability and cost of financing, and potential liability under environmental and other laws.

Basis of Presentation

        The accompanying combined historical financial statements represent the assets and liabilities and operating results of the Properties. In management's opinion, these combined financial statements include the assets, liabilities, revenues and expenses associated with the operation of the Properties. All significant intercompany balances and transactions have been eliminated.

Unaudited Interim Financial Information

        The accompany interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments considered for a fair presentation have been included. Operation results for the period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto.

2.    Summary of Significant Accounting Policies

Use of Estimates

        The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements, and revenues and expenses during the reported period. Actual results could differ from these estimates.

Investment Properties

        Investment properties are recorded at cost and include costs of acquisitions, development, predevelopment, construction costs, certain allocated overhead, tenant allowances and improvements, and interest and real estate taxes incurred during construction.

        Significant renovations and improvements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Expenditures for ordinary repairs and maintenance are expensed as incurred.

        In accordance with Statement of financial Accounting Standards No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of ("SFAS No. 144"), investment properties are reviewed for impairment on a property-by-property basis at least annually or whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Impairment losses for investment properties are recorded when the undiscounted cash flows estimated to be generated by the investment properties during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between the carrying value and the fair value of the asset.

        Depreciation on buildings and improvements is provided utilizing the straight-line method over an estimated original useful lives ranging from 10 to 35 years. Depreciation on tenant allowances and improvements is provided utilizing the straight-line method over the term of the related lease. Depreciation on equipment and fixtures is provided utilizing the straight-line method over 5 to 10 years.

Cash Paid For Interest

        Cash paid for interest was $1,334,913 (including capitalized interest of $68,059), $1,141,003, and $1,076,375, for the years ended December 31, 2003, 2002 and 2001, respectively.

Deferred Costs

        Deferred costs consist primarily of financing fees incurred to obtain long-term financing and broker fees incurred in connection with lease originations. Deferred financing costs are amortized on a straight-line basis over the terms of the respective loan agreements. Deferred leasing costs are amortized on a straight-line basis over the terms of the related leases. At December 31, 2003 and 2002, deferred costs consisted of the following:

	2003	2002
Deferred financing costs	$—	$73,500
Deferred leasing costs	649,022	642,060

	649,022	715,560
Less-accumulated amortization	(194,594)	(188,470)

	$454,428	$527,090

        During 2003, fully amortized deferred financing costs were written off.

        The accompanying Combined Statements of Operations includes amortization as follows:

	For the year ended December 31,
	2003	2002	2001
Amortization of deferred financing costs	$90,833	$20,417	$18,375
Amortization of deferred leasing costs	$70,152	$123,517	$63,354

        Amortization of deferred leasing costs is included in depreciation and amortization expense, and amortization of deferred financing costs is included in interest expense.

Revenue Recognition

        Base minimum rents are recognized on a straight-line basis over the terms of the respective leases.

        Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable expense is incurred.

Allowance for Doubtful Accounts

        An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of certain tenants or others to meet contractual obligations under their lease or other agreements.

Income Taxes

        The Properties are held in entities where the owner is required to include their respective share of profits or losses generated by these entities in their individual tax returns. Accordingly, no Federal income tax provision has been reflected in the accompanying combined statements of operations. State income taxes were not significant.

3.    Long Term Debt

        Glendale has a construction note payable of $29,400,000 that is secured by the related investment property and an assignment of rents and leases as defined in the debt agreement. The construction note payable requires monthly interest payments through May 20, 2004, the extended maturity date. The construction note payable bears interest at the loan rate defined in the debt agreement, provided that at no time will the interest rate be less than 4.25%. At December 31, 2003, the interest rate on the construction note payable was 4.25%. During 2003 and 2002, Glendale paid $36,750 and $73,500, respectively, to extend the maturity dates to May 20, 2004 and November 20, 2003, respectively. Certain of the Sponsors have guaranteed the repayment of the construction note payable. Glendale intends to refinance this loan on or before its maturity date.

        On December 19, 2002, Ohio and 37 borrowed $1,914,410 to purchase the undeveloped land. During 2003, the debt was paid off using the proceeds from the sale of the build-to-suit to Walgreens (Note 6).

4.    Rentals Under Operating Leases

        Glendale receives rental income from the leasing of retail and commercial space under operating leases. The leases generally provide for certain increases in base rent, reimbursement for certain operating expenses and may require tenants to pay contingent rentals to the extent their sales exceed a defined threshold. Contingent rentals earned in 2003, 2002 and 2001 were nominal. Future minimum rentals to be received under noncancellable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses, as of December 31, 2003, are as follows:

2004	$3,069,125
2005	3,106,919
2006	2,882,204
2007	2,685,241
2008	2,457,278
Thereafter	10,134,198

Total	$24,334,965

5.    Commitments and Contingencies

        The Properties are not subject to any material litigation nor to management's knowledge is any material litigation currently threatened against the Properties other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Properties' combined financial position or combined results of operations.

6.    Sale of Asset

        During 2003, Ohio and 37 recognized a $1.6 million gain on sale of an asset related to a Walgreen's build-to-suit development. The gain is included in other property related revenue in the accompanying Combined Statement of Operations.

        During 2001, Glendale recognized a $790,000 gain on the sale of land to Walgreen's. The gain is included in other property related revenue in the accompanying Combined Statement of Operations.

7.    Tenant Activity

        During 2002, Glendale Centre, LLC had a large tenant terminate its leases. As a result of the termination, Glendale Centre, LLC recognized lease settlement income of approximately $3.2 million that is included in other property related revenue in the accompanying 2002 Statement of Operations.

        During 2003, Glendale Centre, LLC had a tenant vacate their space. As an inducement to this tenant's lease, Glendale Centre, LLC agreed to guarantee a portion of the tenant's inventory. During 2004, the guarantee was called and terminated as the tenant ceased operations. As a result, the lease inducement of $750,000 was fully amortized and is included in amortization expense in the accompanying 2003 Combined Statement of Operations.

8.    Related Party Transactions

        The properties are charged a management fee by an affiliate of Kite Property Group, which totaled $137,918, $133,666, and $122,722 for the years ended December 31, 2003, 2002, and 2001, respectively, which is included in property operating expense in the accompanying Combined Statements of Operations.

        Leasing commissions paid to Kite Development, a subsidiary of Kite Property Group, totaled $12,162, $73,307, and $119,337 for the years ended December 31, 2003, 2002, and 2001, respectively.

        Construction fees paid to Kite Construction, Inc. totaled $260,442, $1,060, and $4,371 for the years ended December 31, 2003, 2002, and 2001, respectively.

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group Trust:

        We have audited the statement of revenues and certain expenses of King's Lake Square (the "Shopping Center") for the year ended December 31, 2002. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

King's Lake Square

Statement of Revenues and Certain Expenses

Year Ended December 31, 2002

Revenues:
Base rents	$989,014
Tenant reimbursements	156,560

Total rental revenue	1,145,574
Certain expenses:
Utilities	12,036
Insurance	18,725
Repairs and maintenance	7,848
Real estate taxes	67,019
Management fee	45,941
Other operating expenses	63,979

Total certain expenses	215,548

Revenues in excess of certain expenses	$930,026

See accompanying notes.

King's Lake Square

Notes to Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2002

1.    Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of King's Lake Square (the "Shopping Center"), a shopping center located in Naples, Florida (the "Property"). The Property has approximately 85,000 square feet of gross leasable area.

        On June 10, 2003 Kite Property Group, through Kite King's Lake LLC, completed the acquisition of the Shopping Center from an unaffiliated third party for $11,230,000.

        The accompanying historical statement of revenue and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Property operating expenses include insurance, security, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        Three of the Shopping Center's tenants constitute approximately 48% of rental revenue for the year ended December 31, 2002.

2.    Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2002 under noncancellable operating leases are as follows:

2003	$924,172
2004	950,625
2005	880,509
2006	689,229
2007	431,586
Thereafter	549,981

Total	$4,426,102

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Shops at Eagle Creek ("Shopping Center") for the year ended September 30, 2002. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended September 30, 2002, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

Shops at Eagle Creek

Statement of Revenues and Certain Expenses

Year Ended September 30, 2002

Revenues:
Base rents	$584,720
Tenant reimbursements	179,109

Total rental revenue	763,829
Certain expenses:
Utilities	17,072
Insurance	18,127
Repairs and maintenance	50,332
Real estate taxes	68,502
Other operating expenses	54,535

Total certain expenses	208,568

Revenues in excess of certain expenses	$555,261

See accompanying notes.

Shops at Eagle Creek

Notes to Statement of Revenues and Certain Expenses

Year Ended September 30, 2002

1.    Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of the Shops at Eagle Creek, a shopping center located in Naples, Florida (the "Shopping Center"). The Shopping Center has approximately 72,000 square feet of gross leasable area.

        On July 9, 2003, Kite Property Group, through Kite Eagle Creek LLC, completed the acquisition of the Shopping Center from an unaffiliated third party for $8,000,000.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        One of the Shopping Center's tenants constitutes approximately 68% of rental revenue for the year ended September 30, 2002.

2.    Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of September 30, 2002 under noncancellable operating leases are as follows:

2003	$571,144
2004	541,530
2005	459,282
2006	430,957
2007	426,448
Thereafter	3,149,361

Total	$5,578,722

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Publix at Acworth ("Shopping Center") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

Publix at Acworth

Statements of Revenues and Certain Expenses

	Period from January 1, 2004 through March 31, 2004	Year ended December 31, 2003
	(unaudited)
Revenues:
Base rents	$200,078	$800,741
Tenant reimbursements	43,587	185,776

Total rental revenue	243,665	986,517
Certain expenses:
Utilities	6,313	25,391
Insurance	4,947	22,262
Repairs and maintenance	8,149	15,084
Real estate taxes	21,947	79,430
Management fee	9,596	39,137
Other operating expenses	10,996	36,379

Total certain expenses	61,948	217,683

Revenues in excess of certain expenses	$181,717	$768,834

See accompanying notes.

Publix at Acworth

Notes to Statements of Revenues and Certain Expenses

1. Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Publix at Acworth, a shopping center located in Acworth, Georgia (the "Shopping Center"). The Shopping Center has approximately 70,000 square feet of gross leasable area.

        In January 2004, Kite Property Group, through a related entity, entered into an agreement to purchase the Shopping Center from an unaffiliated third party for $9,200,000.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Property's operating expenses and real estate taxes. Property operating expenses include insurance, security, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        Three of the Shopping Center's tenants constitute approximately 65% of rental revenue for the year ended December 31, 2003.

2.    Interim Period (Unaudited)

        The unaudited statement of revenues and certain expenses for the period from January 1, 2004 through March 31, 2004 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

3. Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2003 under noncancellable operating leases are as follows:

2004	$838,471
2005	839,017
2006	812,753
2007	744,765
2008	679,027
Thereafter	3,468,580

Total	$7,382,613

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the combined statement of revenues and certain expenses of Plaza at Cedar Hill and Cedar Hill Village (the "Shopping Centers") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Centers' management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Centers' revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Centers as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

Plaza at Cedar Hill and Cedar Hill Village

Combined Statements of Revenues and Certain Expenses

	Period from January 1, 2004 through March 31, 2004	Year ended December 31, 2003
	(unaudited)
Revenues:
Base rents	$1,108,241	$3,956,707
Tenant reimbursements	414,269	1,153,805

Total rental revenue	1,522,510	5,110,512
Certain expenses:
Utilities	29,948	130,669
Insurance	—	109,276
Repairs and maintenance	50,532	190,331
Real estate taxes	216,707	778,128
Management fees	55,439	177,246
Other operating expenses	51,857	22,596

Total certain expenses	404,483	1,408,246

Revenues in excess of certain expenses	$1,118,027	$3,702,266

See accompanying notes.

Plaza at Cedar Hill and Cedar Hill Village

Notes to Combined Statements of Revenues and Certain Expenses

1.    Basis of Presentation

        The accompanying historical combined statement of revenue and certain expenses relates to the operation of Plaza at Cedar Hill and Cedar Hill Village, two commonly owned shopping centers located in Cedar Hill, Texas (the "Shopping Centers"). The Shopping Centers have approximately 344,000 square feet of gross leasable area.

        In January 2004, Kite Property Group, through a related entity, entered into a contract to acquire the Shopping Centers from an unaffiliated third party for $45.5 million.

        The accompanying historical combined statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Centers have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Centers.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Centers are being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Centers' operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

2.    Interim Period (Unaudited)

        The unaudited statement of revenues and certain expenses for the period from January 1, 2004 through March 31, 2004 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

3.    Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Centers as of December 31, 2003 under noncancellable operating leases are as follows:

2004	$4,041,776
2005	3,958,962
2006	3,311,134
2007	3,227,022
2008	3,155,912
Thereafter	15,758,810

Total	$33,453,616

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Silver Glen Crossings (the "Shopping Center") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 25, 2004

Silver Glen Crossings

Statements of Revenues and Certain Expenses

	Period from January 1, 2004 to March 31, 2004	Year ended December 31, 2003
	(unaudited)
Revenues:
Base rents	$398,111	$1,522,898
Tenant reimbursements	57,330	382,800

Total rental revenue	455,441	1,905,698
Certain expenses:
Utilities	21,553	47,622
Insurance	11,234	44,937
Repairs and maintenance	46,761	112,821
Real estate taxes	66,349	265,395
Management fee	12,000	48,000

Total certain expenses	157,897	518,775

Revenues in excess of certain expenses	$297,544	$1,386,923

See accompanying notes.

Silver Glen Crossings

Notes to Statements of Revenues and Certain Expenses

1.     Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Silver Glen Crossings, a shopping center located in South Elgin, Illinois (the "Shopping Center"). The Shopping Center has approximately 138,000 square feet of gross leasable area.

        In March 2004, Kite Property Group, through a related entity, entered into an agreement to purchase the Shopping Center from an unaffiliated third party for $23.4 million.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to multiple under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Shopping Center operating expenses include insurance, security, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        Five of the Shopping Center's tenants constitute approximately 70% of rental revenue for the year ended December 31, 2003.

2.     Interim Period (Unaudited)

        The unaudited statement of revenues and certain expenses for the period from January 1, 2004 through March 31, 2004 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

3.     Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2003 under non-cancelable operating leases are as follows:

2004	$1,570,807
2005	1,579,437
2006	1,601,194
2007	1,285,511
2008	846,657
Thereafter	9,777,301

Total	$16,660,907

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Waterford Lakes (the "Shopping Center") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

Indianapolis, Indiana June 30, 2004	Ernst & Young LLP

Waterford Lakes

Statements of Revenues and Certain Expenses

	Period from January 1, 2004 through March 31, 2004	Year ended December 31, 2003
	(unaudited)
Revenues:
Base rents	$225,009	$767,986
Tenant reimbursements	84,188	265,588
Other property related revenue	3,210	6,205

Total rental revenue	312,407	1,039,779
Certain expenses:
Utilities	12,899	35,966
Insurance	5,370	24,964
Repairs and Maintenance	32,219	102,075
Real estate taxes	27,851	108,315
Management fees	12,430	40,445
Provision for credit losses	—	53,883
Other operating expenses	8,397	9,991

Total certain expenses	99,166	375,639

Revenues in excess of certain expenses	$213,241	$664,140

See accompanying notes.

Waterford Lakes

Notes to Statements of Revenues and Certain Expenses

1.     Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Wateford Lakes, a shopping center located in Orlando, Florida (the "Shopping Center"). The Shopping Center has approximately 78,000 square feet of gross leasable area.

        In June 2004, Kite Property Group, through a related entity, entered into a contract to acquire the Shopping Center from an unaffiliated third party for $9,100,000.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

2.     Interim Period (Unaudited)

        The unaudited statement of revenues and certain operating expenses for the period from January 1, 2004 through March 31, 2004 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results of the period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

3.     Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2003 under noncancellable operating leases are as follows:

2004	$883,710
2005	895,466
2006	891,310
2007	683,779
2008	562,585
Thereafter	3,461,660

Total	$7,378,510

        The Shopping Center derived approximately 55% and 13% of its revenues from two tenants.

Report of Independent Auditors

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Centre at Panola (the "Shopping Center") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Indianapolis, Indiana
June 30, 2004

Centre at Panola

Statements of Revenues and Certain Expenses

	Period from January 1, 2004 through March 31, 2004	Year ended December 31, 2003
	(unaudited)
Revenues:
Base rents	$202,278	$792,103
Tenant reimbursements	31,990	195,070

Total rental revenue	234,268	987,173
Certain expenses:
Utilities	24,999	93,930
Insurance	4,650	17,891
Repairs and Maintenance	6,616	38,145
Real estate taxes	28,458	112,441
Management fees	4,430	25,150
Other operating expenses	659	6,370

Total certain expenses	69,812	293,927

Revenues in excess of certain expenses	$164,456	$693,246

See accompanying notes.

Centre at Panola

Notes to Statements of Revenues and Certain Expenses

1.     Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Centre at Panola, a shopping center located in Lithonia (Atlanta), Georgia (the "Shopping Center"). The Shopping Center has approximately 73,000 square feet of gross leasable area.

        In June 2004, Kite Property Group, through a related entity, entered into a contract to acquire the Shopping Center from an unaffiliated third party for $9,180,000.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        During 2003, the Shopping Center incurred management fees expense for five months.

2.     Interim Period (unaudited)

        The unaudited statement of revenues and certain operating expenses for the period from January 1, 2004 through March 31, 2004 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results of the period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

3.     Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2003 under noncancellable operating leases are as follows:

2004	$761,161
2005	750,467
2006	675,934
2007	621,443
2008	603,108
Thereafter	5,711,360

Total	$9,123,473

        The Shopping Center derived approximately 50% of its revenues from one tenant.

Report of Independent Auditors

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Hamilton Crossing (the "Shopping Center") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Indianapolis, Indiana
June 30, 2004

Hamilton Crossing

Statements of Revenues and Certain Expenses

	Period from January 1, 2004 through March 31, 2004	Year ended December 31, 2003
	(unaudited)
Revenues:
Base rents	$329,173	$1,242,833
Tenant reimbursements	97,443	297,467
Other property related revenue	—	5,220

Total rental revenue	426,616	1,545,520
Certain expenses:
Utilities	4,293	24,637
Insurance	2,518	9,541
Repairs and Maintenance	38,901	141,354
Real estate taxes	29,355	110,726
Management fees	10,758	42,481
Provision for credit losses	—	12,001
Other operating expenses	309	14,005

Total certain expenses	86,134	354,745

Revenues in excess of certain expenses	$340,482	$1,190,775

See accompanying notes.

Hamilton Crossing

Notes to Statements of Revenues and Certain Expenses

1.     Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Hamilton Crossing, a shopping center located in Carmel, Indiana (the "Shopping Center"). The Shopping Center has approximately 82,000 square feet of gross leasable area.

        In June 2004, Kite Property Group, through a related entity, entered into a contract to acquire the Shopping Center from an unaffiliated third party for approximately $15.5 million.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

2.     Interim Period (Unaudited)

        The unaudited statement of revenues and certain operating expenses for the period from January 1, 2004 through March 31, 2004 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results of the period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

3.     Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2003 under noncancellable operating leases are as follows:

2004	$1,275,238
2005	1,174,402
2006	1,062,888
2007	938,596
2008	878,916
Thereafter	2,800,241

Total	$8,130,281

        The Shopping Center derived approximately 29% of its revenues from one tenant.

Independent Auditor's Report

The Partners
Sunland Towne Centre Associates, Ltd.

        We have audited the accompanying balance sheets of Sunland Towne Centre Associates, Ltd. (the "Partnership") as of December 31, 2003 and 2002, and the related statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion of theses financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United Sates of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis of our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunland Towne Centre Associates, Ltd. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Dunbar, Broaddus, Gibson LLP
El Paso, Texas March 8, 2004

Sunland Towne Centre Associates, Ltd.

Balance Sheets

		December 31,
	March 31, 2004
		2003	2002
	(unaudited)
Assets
Cash	$34,230	$35,819	95,566
Accounts receivable—tenants, net of allowance	382,932	400,823	467,637
Prepaid expenses	45,140	77,933	68,187
Escrow deposits, short term	441,281	621,572	666,532

Total current assets	903,583	1,136,147	1,297,922

Escrow deposits, long term	506,250	475,000	350,000

Tenant security deposits	7,462	7,462	8,877

Rental properties—pledged and deferred charges	19,801,240	19,766,135	19,674,282
Accumulated depreciation and amortization	(6,292,619)	(6,116,543)	(5,432,255)

Net rental properties and deferred charges	13,508,621	13,649,592	14,242,027

Total assets	$14,295,916	$15,268,201	15,898,826

Liabilities and Partners' Capital
Accounts payable and accrued liabilities	$5,652	$17,915	5,367
Unearned rental income—prepaid rents	74,426	70,422	26,135
Accrued interest payable	84,309	85,623	86,826
Accrued property taxes payable	116,868	454,948	445,549
Mortgage payable, current portion	301,496	276,050	252,751

Total current liabilities	582,751	904,958	816,628
Tenant security deposits liability	7,451	7,451	8,838
Mortgage payable, less current portion	17,627,077	17,719,271	17,995,321

Total liabilities	18,217,279	18,631,680	18,820,787
Partners' capital	(3,291,363)	(3,363,479)	(2,921,961)

Total liabilities and partners' capital	$14,925,916	$15,268,201	15,898,826

The accompanying notes are an integral part of these financial statements.

Sunland Towne Centre Associates, Ltd.

Statements of Operations

		Years ended December 31,
	Three Months Ended March 31, 2004
		2003	2002
	(unaudited)
Income
Rental income, net of vacancy loss	$708,248	$2,815,722	2,786,328
Tenants' reimbursement for taxes, insurance and common area maintenance	186,008	606,554	615,096
Other income	—	38,656	10,057
Interest income	1,591	8,535	12,661

Total income	895,847	3,469,467	3,424,142

Expenses
Interest	396,343	1,603,663	1,625,096
Depreciation and amortization	176,076	691,488	683,681
Property taxes	116,868	454,948	445,549
Property insurance	28,036	107,153	88,033
Administrative	11,947	81,387	52,458
Repairs and maintenance	39,761	77,314	74,074
Management fees	10,624	42,236	41,795
Wages and related burden	10,566	40,041	33,968
Electricity and water	9,837	29,403	39,274

Total expenses	800,058	3,127,633	3,083,928

Net income	$95,789	$341,834	340,214

The accompanying notes are an integral part of these financial statements.

Sunland Towne Centre Associates, Ltd.

Statements of Partners' Capital

		Years ended December 31,
	March 31 2004
		2003	2002
	(unaudited)
Partners' capital at beginning of year	$(3,363,479)	$(2,921,961)	$(2,924,268)
Net income	95,789	341,834	340,214
Withdrawals by partners	(23,673)	(783,352)	(337,907)

Partners' capital at end of year	$(3,291,363)	$(3,363,479)	$(2,921,961)

The accompanying notes are an integral part of these financial statements.

Sunland Towne Centre Associates, Ltd.

Statements of Cash Flows

		Years ended December 31,
	Three months ended March 31, 2004
		2003	2002
	(unaudited)
Cash flows from operating activities:
Net income	$95,789	$341,834	$340,214
Adjustments to reconcile net income to net cash provided by operating activitiees:
Depreciation and amortization	176,076	691,488	683,681
Tenant security deposits, net	—	1,415	1,554
Accounts receivable—tenants, net	17,891	66,814	(111,010)
Prepaid expenses	32,793	(9,746)	(14,246)
Accounts payable and accrued liabilities	(12,263)	11,161	237
Unearned rental income—prepaid rents	4,004	44,287	(11,950)
Accrued interest payable	(1,314)	(1,203)	(1,101)
Accrued property taxes payable	(338,080)	9,399	42,034

Net cash provided by operating activities	(25,104)	1,155,449	929,413

Cash flows from investing activities:
Acquisition of rental properties, net of dispositions	(35,105)	(99,053)	(79,198)
Funding of escrow deposits, net	149,041	(80,040)	(230,349)

Net cash used by investing activities	113,936	(179,093)	(309,547)

Cash flows from financing activities:
Withdrawals by partners	(23,673)	(783,352)	(337,907)
Principal payments on mortgage payable	(66,748)	(252,751)	(231,419)

Net cash used by financing activities	(90,421)	(1,036,103)	(569,326)

Increase (decrease) in cash	(1,589)	(59,747)	50,540
Cash at beginning of year	35,819	95,566	45,026

Cash at end of year	$34,230	$35,819	$95,566

Supplemental disclosure of cash flow information—cash paid during the period for interest	$397,657	$1,604,865	$1,626,197

The accompanying notes are an integral part of these financial statements.

Sunland Towne Centre Associates, Ltd.

Notes to Financial Statements

Years ended December 31, 2003 and 2002

(1) Organization and Summary of Significant Accounting Policies

  Organization

  Sunland Towne Centre is a regional power center (the "Center") located in El Paso, Texas. The Center contains approximately 302,000 square feet of leaseable space and was completed in early 1995. The Center was approximately 99.5% and 99% leased at December 31, 2003 and 2002, respectively.

  From its inception to November 22, 1995, the Center was owned and operated by Hunt Building Corporation ("HBC"), a Texas Corporation, which developed the property.

  Effective November 22, 1995, Sunland Towne Centre Associates, Ltd. (the "Partnership"), a Texas Limited Partnership, was organized in conjunction with the refinancing of the interim construction loan. HBC transferred the real estate and operating assets and liabilities constituting the Center, along with the related interim construction loan, leases and operating contracts, to the Partnership at its historical cost which net contribution totaled $1,073,153 in exchange for a regular limited partnership interest of 99%. Sunland Towne Centre, Inc., a Texas corporation, contributed $65,650 in exchange for a 1% general partner interest. Sunland Towne Centre, Inc. is a special purpose corporation that is owned by the stockholders of HBC.

  Basis of presentation

  The accompanying financial statements are prepared using the accrual method of accounting.

  Accounting estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash

  For purposes of the statement of cash flows, cash consists of unrestricted cash in bank deposit accounts. The Partnership maintains its cash and escrow deposits in bank deposit accounts and money market accounts, which at times may exceed federally insured limits, if applicable. Management has not experienced any losses in such accounts, and management believes the Partnership is not exposed to any significant risk of loss of cash and escrow deposits.

  Accounts receivable—tenants, net

  The accounts receivable included in these financial statements are net of amounts due from and due to tenants for taxes, insurance, common area maintenance and miscellaneous other amounts. Amounts not paid within thirty days after billing are considered past due. The Partnership provides for an allowance for doubtful accounts, as needed, for accounts deemed un-collectible. The allowance was $23,690 in 2003 and 2002.

  Rental properties and deferred charges

  Rental properties are reported at cost and include capitalized construction, development and financing costs associated with the development of the Center. Depreciation is computed using the straight-line method.

  Repairs and maintenance costs are charged to operations as incurred, while significant betterments and replacements are capitalized and subsequently depreciated.

  In December 1995, the interim construction loan was refinanced with a long-term mortgage (the "Loan Agreement"). Expenses incurred in connection with this refinancing have been capitalized and are amortized on a straight-line basis over the term of the Loan Agreement, which approximates the interest method.

  Leasing commissions and similar costs are deferred and amortized on a straight-line basis over the terms of the related leases.

  Recognition of rental income and expenses

  Rental income for operating type leases is recognized as revenue when earned and reported as income over the life of the lease, and costs and expenses are charged against such revenue as incurred.

  Income taxes

  In accordance with Federal income tax regulations, no income taxes are levied on a partnership, but rather on its partners. Consequently, no liability for Federal income taxes has been reflected in the accompanying balance sheets because any income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

  Fair value of financial instruments

  Management believes the carrying amount of its financial instruments including cash, tenant security deposits, accounts receivable tenants—net, prepaid expenses, escrow deposits, accounts payable and accrued expenses, tenant security deposits liability, accrued interest payable and accrued property taxes approximates fair value at December 31, 2003 and 2002 because of the relatively short maturity of these instruments.

(2) Escrow Deposits

  The mortgage obtained by the Partnership provides for all cash receipts related to the Center be deposited into a lockbox at JPMorgan Chase Bank. These funds are then wired to the loan servicer's bank. The provisions of the Loan Agreement between the Partnership and the lender call for the servicer to make the principal and interest payments to the lender and to fund certain required escrows. The escrow funds must be used for purposes specified in the Loan Agreement. Any excess funds are wired to the Partnership monthly.

  The balances at December 31, 2003 and 2002, are detailed as follows:

Funds escrowed for:	2003	2002
Payment of property taxes and insurance	$287,669	$223,797
Reserve for maintenance and replacements	263,540	367,440
Miscellaneous	70,363	75,295
Rollover reserve	475,000	350,000

Total escrow deposits	$1,096,572	$1,016,532

  These funds are invested in a Federated Prime Obligation Fund 396 Trust and are not FDIC insured. A monthly amount of $10,417 is required to be deposited into the Rollover Reserve until it reaches a balance of $500,000. The funds in the Rollover Reserve will be held by the lender and can be used to cover any re-leasing expenses incurred by the Partnership. Management has not experienced any losses in such accounts and believes the Partnership is not exposed to any significant loss of escrow deposits.

(3) Rental Properties and Deferred Charges

  Rental properties and deferred charges at December 31, 2003 and 2002 reported at cost, consisted of the following:

Property held for lease:	2003	2002	Estimated Useful life
Land	$3,176,653	$3,176,653
Buildings and components	14,406,270	14,406,270	12–40 years
Buildings additions and improvements	477,938	384,884	5–25 years
Prepaid finance costs	1,220,470	1,220,470	10 years
Deferred leasing commissions	484,804	486,005	5–25 years

Total rental properties and deferred charges	$19,766,135	$19,674,282

  Depreciation and amortization charged to operations for the years ended December 31, 2003 and 2002 amounted to $691,488 and $683,681, respectively.

(4) Mortgage Payable

  In December 1995, the Partnership refinanced the interim construction loan and entered into an 8.85% non-recourse loan agreement in the amount of $19,500,000 with Nomura Asset Capital Corporation. The loan requires monthly principal and interest payments of $154,801 until January 2006, at which time the remaining principal and unpaid interest shall be due and payable. The loan is secured by a deed of trust on the property, assignment of rent and all property located or used in connection with the Center. Current maturities of the mortgage payable at December 31, 2003 are as follows:

2004	$276,050
2005	301,496
2006	17,417,775

Total mortgage payable	$17,995,321

  The fair value of the mortgage payable at 2003 was estimated based on the projected rate of 7.27% for debt of the same remaining maturities. At December 31, 2003, the fair value of the mortgage was $18,515,417.

(5) Leases

  Operating leases with tenants range from five to twenty-five years and generally provide for fixed minimum rent, excess rent and reimbursement for property taxes, insurance and common area maintenance.

  Minimum future rental income, excluding tenant reimbursements, from non-cancelable leases at December 31, 2003 is as follows:

2004	$2,836,000
2005	2,324,000
2006	2,023,000
2007	1,970,000
2008	1,926,000
2009–2013	8,273,000
2014–2018	5,063,000
2019–2020	992,000

Total minimum future rental income	$25,407,000

(6) Related Parties

  HBC charges the Partnership one and one-half percent of gross income for management and administrative services. For the years ended December 31, 2003 and 2002, these fees amounted to $42,236 and $41,795, respectively. Additionally, the Partnership entered into an agreement with HBC to provide bookkeeping services to the Partnership for $667 per month. These agreements are effective for an indefinite term subject to cancellation upon a sixty-day notice by either party.

(7) Current Vulnerability Due to Certain Concentrations

  The Partnership's sole asset is the Center. The Partnership's operations are concentrated in the Center and the leases associated with the Center. Any loss of major tenants could have a significant impact on the financial condition of the Partnership.

(8) Contingencies

  RoomStore, comprising approximately 10% of the square footage at the Center, filed voluntary Chapter 11 bankruptcy on August 16, 2000 and has not emerged from it. RoomStore is still in the process of assuming or rejecting unexpired leases, and a $35,159 proof of claim was filed for pre-petition rent, property taxes and insurance due to the Center. In early 2003, the Center filed a lawsuit against Sears to collect all amounts due from RoomStore. Sears, who previously subleased to RoomStore, is responsible for the master lease. In May 2003 all amounts due from RoomStore were collected from Sears. RoomStore has continued to make timely lease payments subsequent to their bankruptcy filing.

  Kmart, comprising approximately 37% of the square footage at the Center, filed voluntary Chapter 11 bankruptcy on January 22, 2002 and emerged from it in April 2003. Kmart assumed the lease for this store and paid all pre-petition amounts due to the Center. Kmart had continued to make timely lease payments subsequent to their bankruptcy filing.

  Wherehouse Music, comprising approximately 5% of the square footage at the Center, filed voluntary Chapter 11 bankruptcy on January 21, 2003. A proof of claim in the amount of $24,258, of which $5,504 relates to property taxes and insurance for 2002, was filed to collect pre-petition rent, insurance, taxes and other miscellaneous receivables due to the Center. Wherehouse Music has continued to make timely lease payments subsequent to their bankruptcy filing, and is in the process of assuming or rejecting unexpired leases. Management feels that the store will remain open due to its good performance.

(9) Subsequent Event

  Subsequent to year-end, Savah, comprising approximately 0.6% of the square footage at the Center, filed voluntary Chapter 11 bankruptcy in February 2004. A proof of claim will be filed to collect pre-petition rent, property insurance, real estate taxes and other miscellaneous receivables due to the Center. Savah did not make their required lease payment subsequent to the bankruptcy filing, and as a result, eviction procedures have begun.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees Kite Realty Group Trust:

        We have audited the combined financial statements of Kite Property Group as of December 31, 2003 and for the year then ended, and have issued our report thereon dated April 2, 2004 (included elsewhere in this Form S-11). Our audit also included "Schedule III: Combined Real Estate and Accumulated Depreciation" as of December 31, 2003, for Kite Property Group included in the Form S-11. This schedule is the responsibility of management. Our responsibility is to express an opinion based on our audit.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
April 2, 2004

KITE PROPERTY GROUP
SCHEDULE III
COMBINED REAL ESTATE AND ACCUMULATED DEPRECIATION

		Initial Cost		Cost Capitalized Subsequent to Acquisition		Gross Carry Amount Close of Period
Name	Encumbrances	Land	Building & Improvements	Land	Building & Improvements	Land	Building & Improvements	Total	Accumulated Depreciation	Year Built / Renovated	Year Acquired
Retail Properties
Shops at Eagle Creek	$11,968,246	$8,257,760	$6,933,825	$200,087	$—	$8,457,847	$6,933,825	$15,391,672	$156,411	1998	2003
King's Lake Square	9,009,840	4,492,000	7,791,526	—	—	4,492,000	7,791,526	12,283,526	188,613	1986	2003
Ridge Plaza	17,540,000	4,565,000	17,509,760	—	526,003	4,565,000	18,035,763	22,600,763	490,434	2002	2003
Preston Commons	4,709,723	936,000	2,695,739	—	419,793	936,000	3,115,532	4,051,532	289,007	2002	NA
Whitehall Pike	10,212,098	3,597,857	6,041,940	—	—	3,597,857	6,041,940	9,639,797	1,489,883	1999	NA
Stoney Creek Commons	2,218,020	1,624,881	—	—	—	1,624,881	—	1,624,881	—	2000	NA

Total Retail Properties	55,657,927	23,473,498	40,972,790	200,087	945,796	23,673,585	41,918,586	65,592,171	2,614,348
Commercial Properties
PEN Products Warehouse	5,448,419	NA	5,369,382	NA	—	NA	5,369,382	5,369,382	22,261	2003	NA
Mid-America Clinical Labs	13,312,549	1,100,000	11,695,705	—	79,778	1,100,000	11,775,483	12,875,483	544,870	1995/2002-2003	NA
Thirty South	23,500,000	899,446	15,771,390	—	—	899,446	15,771,390	16,670,836	834,923	1905/1929/2002	2001
Union Station Parking Garage	2,300,000	783,627	2,163,598	—	78,264	783,627	2,241,862	3,025,489	129,719	1986	2001

Total Commercial Properties	44,560,968	2,783,073	35,000,075	—	158,042	2,783,073	35,158,117	37,941,190	1,531,773
Development Properties
Indiana State Motor Pool	—	—	79,867			—	79,867	79,867
Geist Pavilion	1,421,960	1,300,000	197,057			1,300,000	197,057	1,497,057
82nd & Otty	—	—	187,080			—	187,080	187,080
Frisco Bridges	1,161,215	3,502,635	—			3,502,635	—	3,502,635
Circuit City Plaza	2,525,192	2,050,000	1,203,368			2,050,000	1,203,368	3,253,368
Greyhound Commons	1,832,548	1,844,777	65,339			1,844,777	65,339	1,910,116
Kite Greyhound III	143,988	229,143	—			229,143	—	229,143
Eagle Creek Phase II	1,812,500	1,965,731	—			1,965,731	—	1,965,731
Boulevard Crossing	8,534,450	4,063,040	5,673,349			4,063,040	5,673,349	9,736,389
Weston Park	3,413,000	3,431,044	131,593			3,431,044	131,593	3,562,637
Kite Spring Mill II	—	100,010	—			100,010	—	100,010
Traders Point	10,444,785	11,081,458	1,010,376			11,081,458	1,010,376	12,091,834
Cool Creek Commons	6,261,394	6,582,650	—			6,582,650	—	6,582,650
50th & 12th	3,478,362	2,932,718	1,050,532			2,932,718	1,050,532	3,983,250

Total Development Properties	41,029,394	39,083,206	9,598,561	—	—	39,083,206	9,598,561	48,681,767

Grand Total	$141,248,289	$65,339,777	$85,571,426	$200,087	$1,103,838	$65,539,864	$86,675,264	$152,215,128	$4,146,121

See accompany notes.

Kite Property Group
Notes to Schedule III
Combined Real Estate and Accumulated Depreciation

(1) Reconciliation of Investment Properties:

        The changes in investment properties for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Balance, beginning of year	$54,745,885	$36,460,132	$11,167,539
Acquisitions	49,247,383	—	—
Improvements	48,332,045	19,357,865	25,292,593
Disposals (tenant improvements and outlots)	(110,185)	(1,072,112)	—

Balance, end of year	$152,215,128	$54,745,885	$36,460,132

        The unaudited aggregate cost of investment properties for federal tax purposes as of December 31, 2003 was $148,306,793.

(2) Reconciliation of Accumulated Depreciation:

        The changes in accumulated depreciation and amortization for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Balance, beginning of year	$2,022,087	$999,076	$720,540
Depreciation and amortization expense	2,145,696	1,023,011	278,536
Disposals	(21,662)	—	—

Balance, end of year	$4,146,121	$2,022,087	$999,076

        Depreciation of investment properties reflected in the statement of operations is calculated over the estimated original lives of the assets as follows:

Buildings	35 years
Buildings Improvements	10-35 years
Tenant Improvements	term of related lease

16,300,000 Shares

Kite Realty Group Trust

Common Shares

PROSPECTUS
August 10, 2004

LEHMAN BROTHERS
Sole Book-Running Manager

WACHOVIA SECURITIES

Joint Lead Manager

GOLDMAN, SACHS & CO.
UBS INVESTMENT BANK
KEYBANC CAPITAL MARKETS
RAYMOND JAMES